As filed with the Securities and Exchange Commission on December 21, 2001
                           Registration No. 333-60574

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              _____________________

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                                 NCT GROUP, INC.
               (Exact name of Registrant as specified in Charter)

            Delaware                                     59-2501025
  -----------------------------              ----------------------------------
  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
     Of Incorporation or
       Organization)

                 20 Ketchum Street, Westport, Connecticut 06880
                                 (203) 226-4447
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                  CY E. HAMMOND
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                 20 KETCHUM STREET, WESTPORT, CONNECTICUT 06880
                                 (203) 226-4447
     (Name and Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                  Copies of all communications and notices to:

                            WILLIAM P. O'NEILL, ESQ.
                                LATHAM & WATKINS
                            555 Eleventh Street, N.W.
                              WASHINGTON, DC 20004
                                 (202) 637-2275

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SHARES TO BE     AMOUNT TO BE      AGGREGATE PRICE     AGGREGATE OFFERING        AMOUNT OF
     REGISTERED           REGISTERED(1)        PER UNIT               PRICE            REGISTRATION FEE
     ----------          -------------         --------               -----            ----------------
    COMMON STOCK         38,914,410 SHARES    $0.131 (2)           $5,097,788 (2)        $1,346 (2)
                          9,975,039 SHARES    $0.084 (3)              837,903 (3)           200 (3)
                         ----------                                ----------            ------
                         48,889,449 SHARES                         $5,935,691            $1,546
                         ==========                                ==========

(1) In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable under various agreements in order to prevent dilution resulting from stock splits, stock dividends or similar transactions involving our common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices for the common stock on the NASD OTC Bulletin Board on May 7, 2001. The fee noted above was paid by the registrant on May 8, 2001 in connection with the filing of this registration statement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices for the common stock on the NASD OTC Bulletin Board on December 17, 2001. The fee noted above was paid by NCT on October 30, 200.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.


                                   PROSPECTUS

                                 NCT GROUP, INC.

      48,889,449 shares of common stock for resale by selling stockholders
                ________________________________________________

Three stockholders of NCT Group, Inc. are offering 48,889,449 shares of our common stock for sale at prevailing market prices. Our common stock currently trades under the symbol "NCTI" on the NASD OTC Bulletin Board. The closing bid price for our common stock on December 17, 2001 was $0.08. We will not receive any proceeds from the sale of our common stock by the selling stockholders.
                ________________________________________________

   Investing in the common stock involves risks. See "Risk Factors" on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is December 21, 2001.


                                     TABLE OF CONTENTS

                                                                  PAGE
            Prospectus Summary                                      1
            About NCT Group, Inc.                                   1
            Recent Developments                                     2
            Summary Consolidated Financial Data                     5
            Risk Factors                                            7
            Special Note Regarding Forward Looking Statements      14
            Use of Proceeds                                        14
            Selling Stockholders                                   15
            Plan of Distribution                                   16
            Description of Our Securities                          17
            Interests of Named Experts and Counsel                 18
            The Business                                           19
            Properties                                             48
            Legal Proceedings                                      49
            Market Price of Common Equity                          52
            Selected Financial Data                                53
            Management's Discussion and Analysis                   55
            Changes in and Disagreements with Accountants          68
            Directors and Executive Officers                       69
            Executive Compensation                                 72
            Security Ownership of Certain Beneficial Owners        77
            Certain Relationships and Related Transactions         79
            Consolidated Financial Statement Index                 81

                                 _______________

In deciding to buy our common stock, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                               PROSPECTUS SUMMARY

     This summary section briefly describes the key aspects of both NCT Group, Inc. and the offering covered by this prospectus. This section is a summary only and refers to more specific and comprehensive information found elsewhere in this prospectus. You should read the entire prospectus carefully.

     Whenever possible, we have provided explanations of our technologies so that they are understandable within the context. Also note that market data presented in this prospectus are based on management's estimates, primarily in reliance on third-party sources. Management believes these estimates are reasonable and that this market data is accurate and complete in all material respects.

ABOUT NCT GROUP, INC.

     NCT Group, Inc. designs and develops products and licenses technologies based upon its extensive portfolio of problem solving methods. As used in this prospectus "we," "our," "us," "company" and "NCT" refer to NCT Group, Inc. and its subsidiaries, unless the context requires otherwise. We specialize in the utilization of sound and signal waves to electronically reduce or eliminate noise, and to improve and enhance signal and sound quality. We develop our technologies to reduce or eliminate noise and enhance sound quality in a wide array of products. We design some of our products so that other firms can integrate them with their own inventions and technologies to serve major markets in the transportation, manufacturing, commercial, consumer products and communications industries. We use our technologies to provide point-of-sale advertising services, and to provide Internet access services to small and medium size businesses. We also market our technologies through licensing to third parties for fees and royalties.

     We operate  our  business  ventures  out of separate  subsidiaries.  NCT is organized into business segments which comprise three groups: media, communications and technology. Each of the business segments is targeted to the commercialization of its own products in specific markets. The media group currently consists of Distributed Media Corporation International Limited, Distributed Media Corporation, DMC Cinema, Inc., DMC HealthMedia, Inc. and NCT Audio Products, Inc. The communications group currently includes NCT Hearing Products, Inc., Pro Tech Communications, Inc., NCT Medical Systems, Inc., Noise Cancellation Technologies (Europe) Ltd., Midcore Software, Inc., Midcore Software Limited, ConnectClearly.com, Inc., Artera Group, Inc. and Artera Group International Limited. The technology group currently consists of Advancel Logic Corporation, NCT Video Displays, Inc. and other assets and operations held directly by us.

     Our operating revenue consists of technology licensing fees and royalties, product sales, advertising, and engineering and development services. For the year ended December 31, 2000, our operating revenues consisted of approximately 77.3% in technology licensing fees and royalties, 15.6% in product sales, 6.5% in advertising, and 0.6% in engineering and development services. For the nine months ended September 30, 2001, our operating revenues consisted of approximately 55.1% in technology licensing fees and royalties, 34.0% in product sales, 9.9% in advertising, and 1.0% in engineering and development services. Most of our licensing revenues are one-time events without substantial ongoing royalties although the possibility of subsequent royalties is generally provided for under our licenses. From time to time, we receive licensing fees and royalties as marketable securities rather than cash. In such cases, we may be unable to realize the stated value of the securities in cash, thus leading to substantial asset write-down losses.

     We sell ownership interests in NCT and our subsidiaries to acquire assets and funds needed to operate our ventures. We have committed to issue more shares of our common stock than we have authorized. We are in default on existing obligations and our cash and cash equivalent assets, up to $2.1 million, have been authorized to be garnished or attached. Consequently, it may be more difficult for NCT and its subsidiaries to continue in business and to continue conducting its business in the manner conducted historically.

     Our strategy is to leverage off our existing base of proprietary technology by expanding into areas outside of traditional active noise control such as communications, audio and microbroadcasting media. We anticipate that as we establish distribution channels and as consumer awareness of our products increases, so too will product sales and revenues from licensing fees and royalties. At the same time, we continue to strive to lower the cost of our products and enhance their technological performance. Maintaining and managing our key licensing and customer relationships is critical to our strategy.

     Our principal executive office is located at 20 Ketchum Street, Westport, Connecticut 06880. The telephone number is (203) 226-4447.

RECENT DEVELOPMENTS

o On January 9, 2001, our subsidiary, Artera Group, Inc., privately placed $5,040,000 of its 6% per annum secured convertible notes due January 9, 2002. Consideration for the notes consisted of $1.0 million in cash, $1.0 million in nonrecourse notes secured by Teltran International, Inc. common stock and 1,190,476 shares of Pro Tech common stock valued at $500,000. The notes are exchangeable for shares of NCT common stock. For more about this transaction, see "The Business - P. Recent Financing Transactions."

o On January 11, 2001, NCT and our subsidiary, Distributed Media Corporation, entered into a resolution agreement with Production Resource Group designed to settle a number of disputes surrounding a lease of Sight & Sound(TM) equipment from Production Resource Group to NCT and Distributed Media Corporation. The resolution agreement called for the purchase of the equipment by NCT, the settlement of all lease invoices, the purchase of common stock of Distributed Media Corporation by Production Resource Group, the exercise of a NCT common stock warrant held by Production Resource Group and the registration for resale the NCT stock received upon the exercise of that warrant. Total cash payments called for were approximately $1.9 million, all from Distributed Media Corporation. NCT and Distributed Media Corporation defaulted under the resolution agreement. On May 11, 2001, NCT and DMC entered into another agreement with Production Resource Group to resolve the default. The new agreement called for payments to Production Resource Group, transfer of ownership of the equipment to NCT and surrender by Production Resource Group of the warrant to purchase NCT common stock. NCT and Distributed Media Corporation defaulted on this agreement. On June 6, 2001, Production Resource Group brought suit against NCT and Distributed Media Corporation and on July 26, 2001, PRG obtained a court order authorizing attachment of $2.1 million of NCT's and Distributed Media Corporation's assets. As of November 30, 2001, approximately $63,000 in NCT's cash or cash equivalent assets have actually been attached or garnished. On December 20, 2001, NCT and DMC accepted an Offer of Judgment from PRG in the amount of $2 million. The parties are currently negotiating the form, manner and timing of that payment. For more about these transactions and this lawsuit, see "Legal Proceedings."

o On January 23, 2001, our subsidiary, Artera Group, Inc., entered into an agreement with Teltran International, Inc. to acquire all of the stock of Teltran Web Factory Limited, a U.K. Internet service provider, and the related communication equipment of Teltran's subsidiary, Internet Protocol Ltd. The purchase price was up to $350,000 in cash and up to 4,940,000 British pounds sterling stated value in Artera's Series A Convertible Preferred Stock. In addition, the acquired company remained obligated to pay a note and accrued interest with approximately 1,600,000 British pounds sterling outstanding as of November 30, 2001. Artera completed this acquisition in early March 2001 and changed the acquired company's name to Artera Group International Limited. Since then, Artera has defaulted on repayment of the note. The payee of the note has threatened to appoint a receiver for Artera Group International Limited under U.K. law, but Artera is currently negotiating a settlement of the note obligations. For more about this acquisition and note, see "The Business - O. Acquisitions and Acquisition Efforts."

o    On January 25, 2001,  NCT defaulted on a $1.0 million  secured  convertible note issued on January 26, 1999 to Carole Salkind, the spouse of a former director of the company. On May 14, 2001, Ms. Salkind and NCT rolled the principal, interest and penalties under the note into a new four-month, prime interest rate $1.4 million convertible note. On May 14, 2001, NCT also issued Ms. Salkind a five year warrant to purchase 500,000 shares of NCT common stock. NCT defaulted on repayment of the May 14, 2001 note. In September 2001, Ms. Salkind agreed to fund another $1,000,000 and roll the amounts due under the May 14, 2001 note into a new convertible note aggregating $2,535,469 which matures September 28, 2002 and bears interest at prime plus 2%. In conjunction with this transaction, NCT issued Ms. Salkind a warrant to acquire 1,000,000 shares of NCT common stock at $0.115 per share. For more about these transactions, see "The Business - P. Recent Financing Transactions."

o On February 13, 2001, Carole Salkind loaned NCT $500,000 in exchange for a 60-day, 7% per annum note convertible into common stock of either NCT or Pro Tech Communications and a warrant to purchase $500,000 of common stock of either NCT or Pro Tech. On April 14, 2001, NCT defaulted on the note. On May 18, 2001, Ms. Salkind converted the principal, interest and default penalty on the note into 4,303,425 shares of NCT common stock. For more about these transactions, see "The Business - P. Recent Financing Transactions."

o On March 14, 2001, NCT privately placed $267,500 of its 8% per annum convertible notes due March 14, 2002. Consideration for the notes was $250,000 in cash. The notes are convertible into NCT common stock. For more about this private placement, see "The Business - P. Recent Financing Transactions."

o On March 30, 2001, NCT and NXT plc, a U.K. company, entered into agreements to reorganize their 1997 cross-license agreements for flat panel speaker technology. Under the new agreements, we received 2 million ordinary NXT shares (market value of approximately $9.2 million as of the date of closing) in consideration for the cancellation of specified royalties otherwise payable to us. In addition, various intellectual property rights were transferred between the companies. NXT will design a flat panel speaker for Distributed Media Corporation International Ltd., a subsidiary of NCT. Also, NXT exercised an option to purchase 3,850,000 shares of NCT common stock. For more about these transactions, see "The Business - G. Strategic Relationships."

o On April 4, 2001, Artera Group, Inc. privately placed $875,000 of its 6% per annum convertible notes due April 4, 2002. Consideration for the notes was $694,000 in cash, net of expenses. The notes are exchangeable for shares of our common stock. For more about this private placement, see "The Business - P. Recent Financing Transactions."

o On April 12, 2001, NCT and Crammer Road LLC cancelled their September 27, 2000 private equity credit agreement and entered into a new equity credit agreement. The new agreement provides for puts of up to $50 million of our common stock to Crammer Road, with a minimum put commitment of $17 million. For this first $17 million in shares, Crammer Road will deliver to us approximately $3.0 million in cash and 12,000 shares of common stock of DMC New York, Inc., a company that holds DMC Sight & Sound licenses in the New York City designated market area. We may elect to put to Crammer Road up to an additional $33 million of our common stock, for cash net of a discount. In conjunction with this transaction, we issued a warrant to Crammer Road for 250,000 shares of our common stock. For more about the private equity credit agreement, see "The Business - P. Recent Financing Transactions."

o On April 12, 2001, we entered into an exchange agreement with Crammer Road. Under this agreement, we issued to Crammer Road 13,333,333 shares (subject to adjustment) of our common stock in exchange for 2,000 shares of common stock of DMC NY. We also issued to Crammer Road a $1,000,000 convertible note due December 31, 2001, in exchange for 1,000 shares of DMC NY common stock. The note bears interest at 2% per month from May 27, 2001 and is convertible into our common stock.

o On April 12, 2001, we entered into a securities purchase agreement with Crammer Road under which we acquired 1,000 shares of common stock of DMC NY from Crammer Road for $1.0 million in cash. Under a related April 12, 2001 letter agreement, NCT agreed to acquire from Crammer Road an additional 1,000 shares of common stock of DMC NY for $1.0 million in cash or other marketable securities. As of November 30, 2001, however, we have not yet acquired those additional 1,000 shares of DMC NY but paid $100,000 toward the purchase price on September 5, 2001.

o On April 12, 2001, our subsidiary, NCT Video Displays, Inc., entered into a subscription agreement with Crammer Road under which NCT Video issued a $500,000 8% per annum convertible note due December 31, 2001 to Crammer Road for $500,000 in cash. In October 2001, the note was exchanged for 6,014,029 shares of NCT common stock. For more about all of the April 12, 2001 Crammer Road transactions, see "The Business - P. Recent Financing Transactions" and "The Business - O. Acquisitions and Acquisition Efforts - DMC New York, Inc."

o On April 12, 2001, we privately placed $133,750 8% per annum convertible notes due April 12, 2002. Consideration for the notes was $125,000 in cash. The notes are convertible into our common stock. For more about this private placement, see "The Business - P. Recent Financing Transactions."

o On May 25, 2001, Artera Group, Inc. privately placed $375,000 of its 6% per annum convertible notes due May 25, 2002. Consideration for the notes was $300,000 in cash. The notes are exchangeable for shares of our common stock. For more about this private placement, see "The Business - P. Recent Financing Transactions."

o On June 29, 2001, Artera Group, Inc. privately placed $1,250,000 of its 6% per annum convertible notes due June 29, 2002. Consideration for the notes was $1,000,000 in cash. The notes are exchangeable for shares of our common stock. For more about this private placement, see "The Business - P. Recent Financing Transactions."

o On June 29, 2001, we entered into an exchange rights agreement with ten holders of an aggregate of $4,276,000 in stated value of series A preferred stock of Artera Group, Inc. Each such holder may exchange that preferred stock for common stock of NCT. NCT may redeem the preferred stock by paying the holder cash equal to the stated value of the preferred stock. For more about this transaction, see "The Business - O. Acquisitions and Acquisition Efforts."

o On July 10, 2001, at NCT's annual meeting of shareholders, our shareholders approved (1) an increase in the number of shares of common stock NCT is authorized to issue from 450 million to 645 million and (2) the NCT 2001 Stock and Incentive Plan providing for 18 million shares of our common stock to be used for options and other equity-based incentives.

o On August 22, 2001, we issued to Carole Salkind a prime rate $1,673,393 convertible note due December 22, 2001 and a warrant to purchase 625,000 shares of our common stock. This occurred in settlement of four previous notes of ours to Ms. Salkind, which were in default because we did not have the funds to repay the notes when due. The new note is convertible into shares of our common stock or exchangeable for shares of common stock of our subsidiaries Pro Tech Communications, Artera Group International Limited or Distributed Media Corporation International Limited, at the holder's election. For more about this transaction, see "The Business - P. Recent Financing Transactions."

o On October 25, 2001, we issued to Libra Finance S.A. a three-year warrant to purchase 20,000,000 shares of our common stock at an exercise price of $0.09. We are obligated to register the shares of common stock underlying this warrant.

o On October 25, 2001, NCT reduced the exercise price of an October 26, 2000 warrant issued to Libra Finance S.A. as to 5.0 million shares of our common stock from $0.32 to $0.08 per share. On or about October 25, 2001, Libra Finance paid us $400,000 for the exercise of these 5.0 million warrant shares. On November 14, 2001, NCT reduced the exercise price on the remaining 5.0 million shares under the October 26, 2000 Libra Finance warrant from $0.32 to $0.08. Libra Finance exercised those 5.0 million shares in December 2001. These reductions were made to induce Libra Finance to exercise its warrant and provide us with needed liquidity.

o On November 14, 2001, we issued two notes to Libra Finance, S.A. each in the principal amount of $65,000 bearing interest at 3% per annum. Such notes represented fees due Libra Finance for arranging Artera debt placements during 2001. One note has been paid. The remaining $65,000 note is due December 31, 2001.

o On December 20, 2001, we issued to Carole Salkind an 8% $2,014,270 secured convertible note due December 20, 2002 and a warrant to purchase 1,250,000 shares of our common stock. We also reduced the respective exercise prices on warrants to Ms. Salkind dated February 13, 2001, May 14, 2001, August 22, 2001 and September 28, 2001. The note to Ms. Salkind includes $1.0 million new funding from Ms. Salkind and the settlement of two previous notes of ours to Ms. Salkind, representing an aggregate principal balance of $750,000, which were in default. For more about this transaction, see "The Business - P. Recent Financing Transactions."


SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below is derived from our historical financial statements. The data set forth below is qualified in its entirety by and should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus. Operating results for the three and nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.


                                          (In thousands of dollars and shares, except per share amount)
                                                         Years Ended December 31,
                                      ----------------------------------------------------------------
                                             1996       1997         1998         1999        2000
                                      ----------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Technology licensing fees and royalties $  1,238    $ 3,630       $  802      $ 3,552    $  9,928
 Product sales, net                         1,379      1,720        2,097        2,208       2,001
Advertising/media revenue                       -          -            -            -         828
Engineering and development services          547        368          425        1,303          83
                                         --------   --------     --------     --------    --------
      Total revenues                     $  3,164    $ 5,718      $3,324      $  7,063    $ 12,840
                                         --------   --------     --------     --------    --------
COSTS, EXPENSES AND OTHER INCOME:
 Cost of product sales                   $  1,586    $ 2,271       $2,235     $  2,767    $  2,127
 Cost of advertising/media revenue              -          -            -            -         814
 Cost of engineering and development
   services                                   250        316          275        2,216          55
 Selling, general and administrative        4,890      5,217       11,470       11,878      11,408
Research and development                    6,974      6,235        7,220        6,223       4,412
Interest (income) expense, net                 17      1,397 (3)     (429)         552       1,849
Equity in net (income) loss of
  unconsolidated Affiliates                    80          -            -            -           -
Other operating income                          -       (266)        (193) (4)    (353)       (620)
Other operating expense                       192        396          173        7,551 (5)   3,119 (6)
                                         --------   --------     --------     --------    ------------
    Total costs, expenses and
      other income                       $ 13,989   $ 15,566     $ 20,751     $ 30,834    $ 23,164
                                         --------   --------     --------     --------    ------------
  Non-operating income
    Gain on sale of securities                  -          -       (3,244)           -           -
                                         --------   --------     --------     --------    --------
 NET (LOSS)                             $ (10,825) $  (9,848)    $(14,183)   $ (23,771)   $(10,324)


Less:
 Preferred stock beneficial feature             -      1,623        3,200       10,567      4,673
 Preferred stock dividend                       -        285          485          494         113
                                         --------   --------     --------     --------  ----------
 Net (loss) attributable to
   common stockholders                   $(10,825)  $(11,756)    $(34,832)    $(17,868)   $(15,110)
                                         ========   ========     ========     ========  ==========
 Weighted average number of
   common Shares outstanding (1) -
   basic and diluted                      101,191    124,101      143,855      190,384     292,758
                                         ========   ========     ========     ========  ==========
NET (LOSS) PER SHARE                       $(0.11)    $(0.09)      $(0.12)      $(0.18)     $(0.05)
                                         ========   ========     ========     ========  ==========




                                                 (unaudited, in thousands, except per share amounts)
                                                 Three months               Nine months ended
                                                 ended September, 30        September 30,
                                                 2000        2001           2000       2001

REVENUES
 Technology licensing fees and royalties         $ 7,316    $  1,759         $ 7,906    $ 05,710
 Product sales, net                                  422       1,209           1,205       3,522
Advertising/media revenue                            242          22             242       1,025
 Engineering and development services                 29          75              59         115
                                                 -------    --------        --------    --------
      Total revenues                             $ 8,009    $  3,065         $ 9,412    $ 10,372
                                                 -------    --------        --------    --------
COSTS, EXPENSES AND OTHER INCOME:
 Cost of product sales                           $   445    $    771         $ 1,408    $  1,817
 Cost of advertising/media revenue                   410        (128)            410         210
 Cost of engineering and development services         27           -              54           1
 Selling, general and administrative               2,705       5,026           5,380      14,187
 Research and development                            720       1,251           3,351       5,256
 Interest (income) expense, net                      284       1,491           1,655       4,345
 Other operating (income) expense, net              (222)      2,712           2,920  (6)  7,931  (7)
                                                 -------    --------        --------    --------
      Total costs, expenses and other income     $ 4,369    $ 11,123         $15,178    $ 33,747



Loss before cumulative
  effect of change in Accounting principle      $  3,640   $  (8,058)       $(5,766)   $(23,375)
Cumulative effect of accounting change                 -           -              -      (1,582)
                                                 -------    --------        --------    --------
 NET (LOSS)                                     $  3,640   $  (8,058)       $(5,766)   $(24,957)
                                                 =======    ========        ========    ========
Less:
 Capital stock beneficial feature               $  3,569   $     105        $  3,569   $     355
 Preferred stock dividends                           390          88           1,191         503
                                                 -------    --------        --------    --------
 Net (loss) attributable to common stockholders $   (319)  $  (8,251)       $(10,526)   $(25,815)
                                                 =======    ========        ========    ========
 Loss before cumulative effect of change in
   Accounting principle                         $  (0.00)  $   (0.02)       $  (0.04)  $   (0.06)
 Cumulative effect of change in
   Accounting principle                                -           -               -       (0.01)
NET (LOSS) PER SHARE                            $  (0.00)  $   (0.02)       $  (0.04)  $   (0.07)
                                                 =======    ========        ========    ========
Weighted average number of common shares
   Outstanding (1) - basic and dileted           296,377     397,761         281,815     371,855
                                                 =======    ========        ========    ========


                                              As of December 31,
                             ---------------------------------------------------
                                1996       1997      1998       1999       2000
                             ---------------------------------------------------
                                                (in thousands)
BALANCE SHEET DATA:
 Total assets                $ 5,881   $ 17,361  $ 15,465   $ 13,377   $ 39,382
 Total current liabilities     3,271      2,984     5,937      7,728     23,386
 Long-term debt                    -          -         -      4,107      1,000
 Accumulated deficit         (83,673)   (93,521) (107,704)  (131,475)  (141,799)
 Stockholders' equity
  (deficit)(2)                 2,610     14,377     3,426       (367)     9,858
 Working capital
  (deficiency)                (1,312)    11,696    (1,187)    (3,281)    (9,727)


                                    September 30,
                                    2001
                                    ----------------
BALANCE SHEET DATA:                (unaudited, in thousands)
 Total assets                         $  42,030
 Total current liabilities               37,093
 Long-term debt                               -
 Accumulated deficit                   (166,756)
 Stockholders' equity
   (deficit) (2)                        (11,186)
 Working capital
   (deficiency)                         (28,941)

     (1) Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

     (2)  NCT has never declared nor paid cash dividends on its common stock.

     (3) Includes interest expense of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

     (4) Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross-license agreement entered into by NCT.

     (5) Includes a $2.4 million charge in connection with NCT's write down of its investment in Top Source Automotive to its estimated net realizable value; a $1.8 million reserve for an uncollectible promissory note and pre-acquisition costs related to Precision Power, Inc.; and a $3.1 million charge for the impairment of goodwill.

     (6)  Includes $3.1 million charge for the impairment of goodwill.

     (7) Includes $6.0 million charge in connection with NCT's write down of its investment in warrants, trading securities and securities available-for-sale and a $1.5 million charge for the impairment of goodwill incurred during the three months ended March 31, 2001.

                                  RISK FACTORS

     The shares of common stock covered by this prospectus represent a speculative investment and entail elements of risk. Investors should carefully consider the following risk factors before making a decision to invest in our common stock. Investors also should examine all of the other information set forth in this prospectus or incorporated by reference into this prospectus.

We do not believe we have, and we are unsure whether we will be able to generate or raise, sufficient funds to sustain us through the next six months.

     As of September 30, 2001, NCT had $1.0 million in cash and cash equivalents compared to $1.2 million at December 31, 2000. We had negative working capital of $28.9 million at September 30, 2001 compared to negative working capital of $9.7 million at December 31, 2000. Management believes that currently available funds will not be sufficient to sustain us at present levels through the first quarter of 2002. Management believes that we can operate at current levels for a period of time. This time period may range from six months to one year and is impacted by factors such as the overall condition of the market as it relates to the liquidity of marketable securities held by NCT and the execution of licensing agreements and the receipt of any one of several, possible technology licensing fees. Our ability to continue as a going concern is dependent on funding from our revenue sources, including:

o     technology licensing fees and royalties,
o     product sales,
o     advertising/media revenues, and
o     engineering and development services.

     The ability of any or all of these revenue sources to generate cash inflows is presently uncertain. We cannot give any assurance that we will be able to generate sufficient cash from the revenue sources outlined above. Historically, our operations have not been successful in the internal generation of sufficient cash to cover our costs. In the event that our operating activities do not generate sufficient cash, management believes that we would have to cut back our level of operations or raise additional working capital. In the event that we cut back our operations, those reductions could affect our relationships with our licensees, customers and suppliers. There is no assurance, however, that such capital could be raised. Historically, our management has been successful in raising sufficient financing from external sources in adequate time to meet our critical needs.

Our independent auditors issued a report for the year ended December 31, 2000 that contained a "going concern" paragraph which may affect our ability to raise additional capital on favorable terms.

     Our independent auditors issued a report on their audit of our consolidated financial statements as of and for the year ended December 31, 2000. Their report stated that we have suffered recurring losses from operations, have a working capital deficiency and continue to be dependent on public and private financing to support our operations. In the event that funding from internal sources or from public or private financing is insufficient to fund the business at current levels, we will have to substantially cut back our level of spending which could substantially curtail our operations. The auditors concluded that these factors raise substantial doubt about our ability to continue as a going concern, which means that our independent auditors cannot be assured that we will be in business on December 31, 2001. The auditors' conclusion may affect our ability to raise additional capital, and may also affect our relationship with suppliers and customers. Investors should carefully read the auditors' report and examine our financial statements.

The issuance of our common stock to our creditors may depress our stock price and dilute your investment.

     During 1999, we issued 13,154,820 restricted shares of our common stock to settle some of our obligations to suppliers and consultants for goods and services in the nature of advertising, legal, temporary help, rent, investor relations and inventory. As a general rule, the company does not receive any of the cash proceeds from the resales of our common stock. Our suppliers and consultants apply the common stock issued in lieu of cash payments to the outstanding obligations owed them or for payment of future services to be rendered. In June 2000, a consultant surrendered 776,316 of its shares of common stock for failure to fulfill its performance obligations. During 2000 and 2001, we issued an additional 4,171,098 restricted shares of common stock to consultants and suppliers to settle past due and current amounts owed of approximately $654,000 at December 31, 2000 and prepay future amounts of approximately $801,000 as of December 31, 2000 due to them. Such 4,171,098 shares were registered under Registration Statement No. 333-47084, effective February 12, 2001. The issuance of these shares of common stock has an immediate, dilutive effect on existing holders or our common stock. We may pay for various products and services to vendors by issuing additional shares of common stock until our cash flow from operations is sufficient to meet our operating costs, if ever. There is no assurance our vendors will accept our common stock in full or partial discharge of our obligations or in exchange for their agreement to provide products and services to us in the future.

We may have a contingent liability arising out of a possible violation of
Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of common stock to some of our service providers, vendors and other third parties to satisfy our payment obligations to them.

     We may have a contingent liability arising out of a possible violation of
Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of our common stock to satisfy payment obligations to some of our service providers, vendors and other third parties (each, a "Vendor").

     From 1999 to 2001, we satisfied payment obligations to 43 of our Vendors by issuing 23,991,151 shares of our common stock in lieu of paying cash. Each of the agreements for these transactions provided for the following, with non-material differences: we would issue shares of our common stock to the Vendor as payment or pre-payment for the services or goods provided by the Vendor. We would register these shares for resale by the Vendor by including the shares in a registration statement we would file with the Securities and Exchange Commission, and the Vendor would sell the registered shares in the open market and credit the net proceeds against the payment obligations incurred by NCT. If the Vendor realized net proceeds from the sale in excess of all amounts due to the Vendor, the Vendor would be obligated to pay the amount of any such excess to NCT in cash. If, after realizing the full value of all amounts due, the Vendor continued to hold shares of NCT common stock, such shares would either be liquidated in a manner acceptable to and as instructed by NCT or returned to NCT, at NCT's election.

     These issuances may have violated Section 5 of the Securities Act of 1933. In the future, should a court determine that a violation of Section 5 has occurred, each Vendor may have a right for a period of one year from the date it acquired the shares of our common stock to obtain recovery of the consideration given in connection with its purchase of those shares offered in violation of the Securities Act or, if it has already sold the stock, to sue us for damages resulting from its purchase of our shares to the extent the net proceeds it received were insufficient to cover our obligations to it. If this occurs, our results of operations and financial condition could be adversely affected.

The issuance of our common stock at prices discounted from the market price may depress our stock price and dilute your investment.

     We have asked our shareholders to increase the authorized number of shares of common stock each year since December 1995. At December 31, 1995 and December 31, 2000, we had 100 million and 450 million authorized shares of common stock, respectively. At our 2001 Annual Meeting held on July 10, 2001, our shareholders approved an increase in the number of authorized shares of common stock to 645 million shares. Our issued and outstanding shares of common stock have increased in recent years as follows:

                        Issued and        Annual Increase    Cumulative Increase
                       Outstanding
                   ---------------------  ----------------   -------------------
    12/31/94          86,088,644
    12/31/95          92,828,407                7.8%                   7.8%
    12/31/96         111,614,405               20.2%                  29.7%
    12/31/97         133,160,212               19.3%                  54.7%
    12/31/98         156,337,316               17.4%                  81.6%
    12/31/99         268,770,739               71.9%                 212.2%
    12/31/00         334,149,669               24.3%                 288.0%

     To the extent NCT issues common stock at less than the market price, holders of NCT common stock suffer an immediate, dilutive effect.

We intend to finance our cash needs from a private equity credit line that will have an immediate dilutive effect on our common stock and which provides for substantial cash penalties upon default of provisions of the credit line as described below.

     We have entered into a new private equity credit line with Crammer Road LLC that requires us to put a minimum of $17 million of our common stock to Crammer Road in exchange for 12,000 shares of DMC New York, Inc. and cash in the amount of approximately $3.0 million pursuant to monthly notices which were to commence no later than October 1, 2001. The puts will be subject to an accelerating discount to market for the first $12 million and subject to a fixed discount of 10% for the balance. We estimate that the accelerating discount to the market price of our common stock on the first $12 million of puts may be up to 35% because from the initial discount of 12.5%, the discount increases each month after May 27, 2001 by 2% and our required monthly put amount may vary based upon trading volume of our common stock. We requested and our shareholders approved an increase by 195 million shares in our authorized share capital (from 450 million) to meet, in part, our obligations under this credit line. We may elect to put an additional $33 million of our common stock (at a discount to market of 10%) to Crammer Road for cash to finance our cash needs. By putting shares of our common stock pursuant to this equity credit line, the existing holders of our common stock will suffer immediate dilution of their shares.

     We are required to file a registration statement on Form S-1 registering for resale no less than 125% of the number of shares of our common stock that are issuable pursuant to the minimum commitment amount under the credit line. Because the resale registration statement covering these equity credit line shares was not effective by September 15, 2001, Crammer Road has the right to terminate its commitment. However, because no put notices have yet been delivered by NCT to Crammer Road, NCT has not incurred any liability as a result of the passage of that date. Additionally, if we fail to issue and deliver shares for the minimum commitment amount during the commitment period (which terminates 18 months after the effectiveness of the resale registration statement), then the day after the commitment period ends, NCT is obligated to pay Crammer Road in immediately available funds an amount equal to the product of (i) the minimum commitment amount, less the aggregate value of shares of our common stock actually delivered to Crammer Road under the equity credit line and
(ii) the then applicable discount.

We will not be able to pay dividends on our common stock for the foreseeable future.

     We have never declared or paid dividends on our common stock. We have no present intention to pay dividends on our common stock. We have, from time to time, fulfilled our dividend obligation on our preferred stock through the payment of cash or common stock at our election.

We have incurred operating losses since our inception and expect future losses for the foreseeable future.

     We have incurred substantial losses from operations since our inception. These losses have been recurring and amounted to $166.8 million on a cumulative basis through September 30, 2001. We have funded these losses primarily from the sale of our common stock, sale of securities convertible into our common stock and issuance of convertible debt.

     We incurred a net loss of $10.3 million for the year ended December 31, 2000 and a net loss of $25.0 million for the nine months ended September 30, 2001. The fiscal 2000 loss was attributable, in part, to various non-recurring charges, such as the recording of an impairment of goodwill charge of $3.1 million in NCT Audio. The current year losses are attributable to $5.4 million realized loss on marketable securities, $1.2 million warrant fair value adjustment, $4.3 million in interest expense, and $14.2 million in selling, general and administrative expenses. The selling, general and administrative expenses are approximately $8.8 million, or 163.0%, higher than the nine months ended September 30, 2000 due to higher compensation expenses, depreciation, amortization and other costs attributable to companies we acquired in the second half of 2000. Our operating losses are due to our operating expenses that exceed our revenue recognized.

     To make a profit, NCT must independently and with its licensees successfully develop, manufacture and sell a sufficiently large volume of our products and advertising at positive contribution margins, as well as collect fees and royalties from licensing our proprietary technology. We can give no assurance, however, that future operations will be profitable enough to generate sufficient cash to fund such development, manufacturing and sales or that we can generate or rely upon sufficient funding sources to meet our obligations.

We have limited revenue from the sale of our products and an unpredictable revenue stream from our licensing arrangements.

     Although we have actively marketed the sale of our products and licensing of our technologies, operating revenues since our inception in April 1986 have been limited and sporadic. For example, in the five years ended December 31, 2000, we have generated aggregate revenues as noted below:

o     $19.2 million from technology licensing fees and royalties,
o     $  9.4 million from the sale of products,
o     $  2.7 million from engineering and development services, and
o     $  0.8 million from advertising

     Of such aggregate revenue, approximately 52% of the technology licensing fees and royalties revenue was recognized in fiscal 2000. We expect the scale of overhead expenses needed to support our sales levels will remain disproportionately high so that we will continue to incur operating losses and generate insufficient cash from operating activities.

     Despite the sale of products in a limited number of applications, significant further development will be necessary before many of our potential products will achieve expected commercial end-use applications and acceptance.

We may experience possible future dilution from the exercise of outstanding options, warrants, convertible securities and exchange rights.

     We sought and obtained approval for an increase in our authorized common shares from our shareholders at our 2001 Annual Meeting, held July 10, 2001, from 450,000,000 shares to 645,000,000 shares. As of November 30, 2001,
410,007,071 shares of NCT common stock are issued and outstanding.

     Our reserve requirements, in large part, are a function of the price of our common stock because the number of shares issuable under several of our agreements varies with the market price. To illustrate, the table below outlines the shares of our common stock required to be reserved at a market price of $0.10, $0.14 and $0.25 based on balances at November 30, 2001. These market prices reflect a recent trading price, a representative trading price in 2001 and the average closing bid price from the fourth quarter of 2000.

                                             At $0.10    At $0.14    At $0.25
                                            ------------------------------------
  NCT Secured Convertible Notes issued
     to Carole Salkind                      62,193,283   60,106,364 57,896,684
  NCT 8% Convertibles Notes dated
  March 14, 2001                             4,179,688    2,985,491  1,671,875
  NCT Convertible Note dated April 12,
  2001                                       13,333,333    9,523,810  5,333,333
  Interest on above April 12, 2001 note      1,911,233    1,365,166    764,493
  NCT 8% Convertibles Notes dated April
  12, 2001                                   2,089,844    1,492,746    835,938
  Artera Convertible Notes dated
  January 9, 2001                           30,258,000   21,612,857 12,103,200
  Artera Convertible Notes dated April
  4, 2001                                   12,250,000    8,750,000  4,900,000
  Artera Convertible Notes dated May
  25, 2001                                   1,137,500      812,500    455,000
  Artera Convertible Notes dated June
  29, 2001                                  16,250,000   11,607,143  6,500,000
  Artera Series A Preferred Stock           55,588,000   39,705,714 22,235,200
  Amount due Crammer Road for late
  effectiveness                              7,786,667    5,561,905  3,114,667
  Outstanding Options                       60,458,083   60,458,083 60,458,083
  Outstanding Warrants                      43,429,283   43,429,283 43,429,283
  NCT Audio Common Stock Exchange            3,750,000    2,678,571  1,500,000
  ConnectClearly.com, Inc. Common
  Stock Exchange                               905,625      646,875    362,250
  Pro Tech Preferred Stock Exchange          7,750,000    5,535,714  3,100,000
  Private Equity Credit Agreement          291,491,066   208,207,904 116,596,426
  DMC NY Common Stock Exchange Reset
  Shares                                      7,999,867    1,904,667          -
  Theater Radio Network Earnout Shares       25,000,000   17,857,143 10,000,000
  Midcore Look Back Shares                   10,667,995    1,667,995  6,382,281
                                           ------------------------------------
         Total                              658,429,467  510,624,217 352,924,427
                                           ====================================

     If all of the reserved shares were issued, the dilutive impact on existing shareholders at the market prices noted above would range from approximately 85% to approximately 169%. Management believes that not all of the reserves outlined above, particularly conversion and exchange rights, will need to be satisfied with shares of NCT common stock.

We have committed to issue more shares than we are authorized to issue.

     Commitments we have made to issue shares of our common stock exceed the number of shares we are currently authorized to issue under our Certificate of Incorporation. Management believes that not all of the reserves outlined above, particularly conversion and exchange rights, will need to be satisfied with shares of NCT common stock as the investors may elect to exercise conversion or exchange rights into securities of our subsidiaries. However, this deficiency may make it more difficult for us to raise funds to continue our operations. To cure this deficiency, additional authorized shares will need to be approved by our shareholders at the next annual meeting.

We may experience future dilution from the issuance of securities of our subsidiaries.

     As noted in the table above, some of our reserves are attributable to notes or securities of our subsidiaries, including:

o     Artera preferred stock
o     Artera convertible notes
o     NCT Audio common stock
o     ConnectClearly.com, Inc. common stock
o     DMC NY common stock reset shares
o     Pro Tech preferred stock

     In the aggregate based upon November 30, 2001 balances, our subsidiaries' security holders had rights, assuming a range of NCT per share prices from $0.25 to $0.10, to receive NCT common shares in amounts ranging from approximately
51.2 million shares to approximately 135.9 million shares. The potential dilution impact to our current shareholders ranges from approximately 13% to approximately 33%.

     We may, from time to time, issue additional securities of our subsidiaries that may be convertible into or exchangeable for shares of NCT common stock. These securities would cause additional dilution of our current shareholders.

We are dependent on our patent and trademark rights, and we may be subject to infringement claims by third parties.

     As of November 30, 2001, NCT and its subsidiaries held 645 patents and related rights and an extensive library of know-how and other unpatented technology. We have patent coverage in the U.S., Canada, Japan, Europe, Korea, Australia, Hong Kong and Taiwan. We cannot, give any assurances as to:

o the range or degree of protection provided by any of its patents or trademarks;

o that such patents, trademarks or licenses will provide protection that has any commercial significance or any competitive advantage;

o that such patents, trademarks or licenses will provide protection against competitors with similar technology or trademarks;

o that others will not obtain patents claiming aspects similar to those covered by our owned or licensed patents or patent applications;

o that third parties will not challenge our owned or licensed patents or patent applications; or

o that regulatory authorities will grant any pending patent or trademark application.

     We also believe that increased competition could result should our present, commercially significant patents or trademarks be invalidated or expire. This increased competition could have a material adverse effect on our business prospects. The material patents upon which we rely expire in 2011 and beyond.

     We have conducted only limited patent and trademark searches. Thus, patents or trademarks superior to those held by us could already exist or be issued in the future to our competitors. This, too, could have a material adverse impact on our business prospects. Further, we would have to expend substantial resources in obtaining and defending our patent and trademark rights to protect the present and future technology of NCT.

     There has been an inquiry regarding the product design of one of our products as it relates to a patent held by another company. A competitor has implied that a possible conflict exists between an application of our headset technology and a recently granted patent of the competitor. This competitor further implies that our use of a generic phrase to describe our product conflicts with a trademark for which the competitor has applied. We believe these claims are without merit and intend to conduct a vigorous defense. Even if the claims had some merit, we believe that we could modify our current design at little cost to avoid infringement. We do not believe these claims, even if unfavorably adjudicated, would result in damages having a material adverse effect on the business. See "Legal Proceedings" for further discussion.

     Competitors have filed notices of opposition with respect to two of NCT Audio's applications for trademarks. NCT and NCT Audio believe these claims are without merit and NCT Audio intends to prosecute its applications zealously. However, if authorities deny NCT Audio's applications, NCT could be required to obtain a license to use the subject trademarks, or refrain from using the trademarks and adopt others. Either of these options could involve significant expense, although neither should have a long-term, material adverse effect on the operating results of NCT Audio or NCT.

     Finally, it should be noted that annuities and maintenance fees for our extensive patent portfolio are a significant portion of our annual expenses. Maintenance fees are charged to maintain granted U.S. patents in force; foreign patents and applications are subject to an annuity fee in order to maintain the patents and the pendency of applications. If, for the reasons described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," it becomes necessary to reduce our level of operations, we may not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned.

We must adapt to rapid technological change and increased competition, or our technologies and products will become obsolete, which would adversely effect our business.

     NCT is using its existing technologies to enter into new business areas which are evolving and characterized by rapid technological change. We intend to engage continually in research and development activities. This includes improving our current technologies and products and developing new technologies and products. Because of this rapid pace of change, we cannot guarantee that our technologies and products will not become unmarketable or obsolete by a competitor's more rapid introduction to the marketplace.

     We are aware of a number of direct competitors. Indirect competition also exists in the field of passive sound attenuation. Our principal competitors in active control systems include Bose Corporation, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. Our principal competitors in telecommunications signal processing include Lucent Technologies, Inc. and Texas Instruments, Incorporated. To our knowledge, each of these companies is pursuing its own technology in fields similar to ours.

     NCT also believes that a number of other large companies, such as the major domestic and international communications, computer, automobile and appliance manufacturers, and aircraft parts suppliers and manufacturers have research and development efforts underway. Many of these companies are both well established and have substantially greater financial, management, technical, marketing and product development resources than NCT.

We rely upon key relationships and commercial acceptance as part of our business model.

     As previously described, from time to time, NCT and its subsidiaries have entered into agreements related to the design, manufacture, marketing and distribution of our products. These agreements may provide that in exchange for money needed to fund NCT's continuing operations, NCT will license its technology and contribute a nominal amount of initial capital.

     We market our products by identifying potential markets and arranging major domestic and international businesses to support product development, manufacturing and distribution. Our ability to enter into and succeed in new markets is dependent on these companies' assessment of NCT and our products' profitability. Success also depends on end-users' acceptance of our products. We cannot, however, make assurances that these other businesses will be able to meet the demands of the company and our customers in the future.

Our business depends upon executive officers and other key personnel and the loss of any one of them could have a material, adverse effect on our business.

     Our operations are dependent, in part, upon the efforts of our executive officers and other key personnel. Our growth and expansion into new products could require additional expertise in areas like manufacturing and marketing. This could put an additional strain on our human resources and may require hiring additional personnel or training existing personnel.

     Some of our employees and consultants have been approached by competitors, and we cannot give any assurances that these people will remain with NCT. The loss of key personnel or the failure to recruit new employees could impede the achievement of our corporate mission.

We were delisted from NASDAQ National Market System and may be designated as a "Penny Stock."

     On January 6, 1999, we were delisted from NASDAQ/NMS and listed on the Over the Counter Market. NASDAQ provides brokers and others with immediate access to the best bid and asked prices, as well as other information, about our common stock. With the loss of the designation, stockholders may find it more difficult to buy, sell and obtain pricing information about our common stock.

     A failure to have either net tangible assets in excess of $2.0 million or average revenue of at least $6.0 million for the last three years, could cause our common stock to become subject to the SEC's "penny stock" rules. NCT had negative net tangible assets as of December 31, 2000 of approximately $(4.8) million. Our average annual revenue recognized during the three-year period ended December 31, 2000 amounted to approximately $7.7 million. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must give written consent before the sale. The rules also require that the broker-dealer:

o    send buyers an SEC-prepared disclosure schedule before completing the sale,

o    disclose his commissions and current quotations for the security,

o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market, and

o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

     These additional burdens may discourage broker-dealers from effecting transactions in our common stock. Thus, our liquidity could be reduced. In turn, there could be an adverse effect on the trading market for our common stock.

     In addition, because our securities do not trade on a national securities exchange and are not qualified for trading in the National Market System, they no longer qualify as a "margin security" as defined by the Federal Reserve Board, and no credit may be extended to you by broker dealers in order to purchase our common stock. Credit extended to investors by banks and other lenders need only conform to the good faith lending limitations contained in Regulations G and U of the Securities Exchange Act of 1934.

Our stock price is volatile and could drop unexpectedly.

     Historically, the market prices for the securities of emerging and high-technology companies have been highly volatile. The high and low closing bid prices for our common stock in 2000 were $1.70 and $0.16, respectively, and in 1999 were $0.48 and $0.115, respectively. The fluctuation from the high to the low closing bid prices was 90.6% and 76.0% in 2000 and 1999, respectively.

     Factors that could cause fluctuation in our stock price include, among other things:

o     future announcements concerning NCT, or our competitors;
o our reliance on licensing revenues which are not predictable and are non-recurring;
o     our historical lack of consistency with revenues;
o     concerns about our liquidity and viability; and
o     general trends of Bulletin Board listed companies.

We could issue more shares of preferred stock, which could make it difficult to acquire our company.

     The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock which we may issue in the future. Such rights and privileges may be detrimental to the holders of common stock. We are authorized to issue 10.0 million shares of preferred stock. Presently, there are no shares of NCT preferred stock issued and outstanding. If we were to issue preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Other shareholders may favor such a transaction. Management is not aware of any effort at present, however, to acquire or take control of the company.

We have a history of issuing multiple series of preferred stock and revising the terms of the preferred stock to the detriment of existing common stockholders.

     We have a history of designating and issuing multiple classes of preferred stock that are convertible into shares of our common stock at a discount from the market price at which our common stock trades at the date of conversion. Between 1986 and 2000, we designated seven series of preferred stock, including series A, B, C, D, E, F and G preferred stock. Series A and B were cancelled in 1992 without ever having been issued. We have issued preferred stock under our series C, D, E, F and G designations, none of which are currently outstanding. In addition, from time to time to the detriment of our existing common shareholders, we had revised the terms of the preferred stock to ensure that the holders of our preferred stock could convert into our common stock. For example, we revised the terms of the series F and series G preferred stock to increase the number of underlying shares of common stock into which such series of preferred stock could be converted. These revisions caused additional dilution to our then current shareholders. On November 1, 2001, series C, D, E and F of our preferred stock were canceled. Our series G preferred stock is authorized but not outstanding and we have no plans to issue it. We have no plans to designate or issue a new series of preferred stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This registration statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "will," "plan," "project," "predict" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

     Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to our ability to:

o    achieve profitability;

o achieve a competitive position in design, development, licensing, production and distribution of technologies and products;

o produce a cost-effective product that will gain acceptance in relevant consumer and other product markets;

o realize funding and revenue from technology licensing fees, royalties, product sales, advertising and engineering and development services to sustain our current level of operation;

o    timely introduce new products;

o continue our current level of operations to support our patent portfolio; o maintain satisfactory relations with our customers;

o attract and retain key personnel; o prevent invalidation, abandonment or expiration of patents owned or licensed by NCT and expand our patent holdings to diminish reliance on core patents;

o    have our products utilized beyond noise attenuation and control;

o    maintain and expand our key licensee and customer relationships; and

o protect company know-how, inventions and other secret unprotected intellectual property.

     We undertake no obligation to revise the forward-looking statements included in this registration statement to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this registration statement under the section entitled "Risk Factors" included in this prospectus.

                                 USE OF PROCEEDS

     All of the shares of common stock offered hereby are being offered by the selling stockholders. We do not anticipate receiving any of the proceeds from their sale. We estimate that expenses payable in connection with this registration statement will be approximately $260,000. There are no other material incremental expenses of NCT attributable solely to the issuance and distribution of the above-described shares.

                              SELLING STOCKHOLDERS

     The following table sets forth information with respect to the selling stockholders. The shares of common stock set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the selling stockholders by contractual obligations. We will not receive any proceeds from the sale of the shares by the selling stockholders. No selling stockholder is a broker dealer or affiliated with a broker dealer.

     The number of shares beneficially owned and offered for sale by Crammer Road include:

o 13,333,333 shares of common stock issued in exchange for 2,000 shares of common stock of DMC NY;

o 15,244,566 shares of common stock which NCT may issue upon conversion of the $1.0 million convertible note and accrued interest issued to Crammer Road for 1,000 shares of common stock of DMC NY;

o 7,999,867 shares of common stock pursuant to the repricing provision of an exchange agreement between NCT and Crammer Road;

o 4,949,334 shares of common stock under the late effectiveness provision of a registration rights agreement between NCT and Crammer Road; and

o 2,810,304 shares of common stock issued in a private placement for $500,000.

     We are not including in this prospectus any shares that we are required to issue under the new private equity credit line with Crammer Road or any shares that we may elect to put to Crammer Road under the new private equity credit line.

     The number of registrable shares under the convertible note has been determined by dividing the stated value of the convertible note by 93.75% of an assumed five-day average closing bid price of $0.10, along with accrued interest, then applying a factor of 125% in accordance with the registration rights agreement. The 125% factor is as negotiated and as agreed by NCT and Crammer Road. Such factor is an attempt to ensure a sufficient number of registered shares in the event of a decline in the stock price of NCT.

     We have an obligation to issue to Crammer Road shares of our common stock for the interest accrued under the convertible note through December 31, 2001, the maturity date of the convertible note. In addition, we have an obligation to issue to Crammer Road shares of our common stock for failing to meet a required date for the effectiveness of this prospectus. We have an obligation to recalculate the number of shares of our common stock to be included under this prospectus based on the related registration rights agreement and the repricing provision. Further, under the private equity credit agreement, we will put a minimum of $17 million plus a discount of shares of our common stock to Crammer Road in monthly installments for approximately the eighteen-month period after those shares of our common stock have been registered.

     In April 2001, Arab Commerce Bank submitted an exchange notice to NCT pursuant to which on May 2, 2001, NCT issued 702,045 shares of its common stock in exchange for 39 shares of NCT Audio common stock held by Arab Commerce Bank. Arab Commerce Bank participated in the initial financing of NCT Audio Products, Inc., a majority-owned subsidiary of NCT. The NCT Audio initial financing involved the following: between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act. The terms of the sale allowed the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of NCT's common stock at a predetermined exchange ratio. NCT is under no obligation to register any of its shares of common stock which may be issued in connection with the NCT Audio exchange right but has agreed, from time to time, to register for resale the exchange shares to promote investor goodwill.

     The 3,850,000 shares of NCT common stock registered for resale by NXT plc were issued to NXT plc on March 30, 2001 pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. NXT plc is a public company registered in England and Wales and is listed on the London Stock Exchange. Our 3,850,000 shares of common stock were issued to NXT pursuant to a March 30, 2001 Framework Agreement with NXT. Under this agreement, NXT transferred its 4.8% equity holding in our subsidiary, NCT Audio Products, Inc., to us in payment of the exercise price for an option granted to NXT in 1997 to purchase 3,850,000 shares of our common stock. The Framework Agreement also provided for the reorganizing of cross-licensing agreements between NCT, NCT Audio, NXT and NXT's subsidiary, New Transducers Limited, the issuance of 2,000,000 ordinary shares of NXT to NCT Audio, the termination of a 1997 license agreement among NCT, NCT Audio, NXT and New Transducers, and the termination of NCT Audio's rights to receive royalties thereunder.

     There were no other material relationships with the selling security holders within the past three years other than those described below. Each of the following entities are investors in Crammer Road and are prior investors in
NCT: Advantage Bermuda Fund, Ltd.; Atlantis Capital Fund, Ltd.; Canadian Advantage Limited Partnership; Dominion Capital Fund, Ltd.; and Sovereign Partners, LP. In addition, two other prior investors in NCT have advisory roles with respect to two of the investors in Crammer Road LLC: VMH Management Ltd. (an affiliate of Thomson Kernaghan & Co., Ltd.) is the advisor to Advantage Bermuda Fund, Ltd. and Canadian Advantage Limited Partnership. Southridge Capital Management is the subadvisor to Advantage Bermuda Fund, Ltd., Dominion Capital Fund, Ltd. and Atlantis Capital Fund, Ltd.

                           SELLING STOCKHOLDERS' TABLE

                                                                     Beneficial
                                                                     Ownership
                                             Beneficial    Number    of Shares
                                             Ownership       of      of Common
                                             of Shares     Shares    Stock
                                 Relationsh  of Common       of        After
                                     With     Stock at     Common     Giving
   Name of Selling Stockholder       NCT     July 31,      Stock     Effect to
                                                2001       Offered   Proposed
                                                           For         Sale
                                                            Sale
---------------------------------- --------- -----------   -------   ----------

Crammer Road LLC (1)                         44,337,404    44,337,404        -
Arab Commerce Bank, Ltd. (2)                    702,045    702,045           -
NXT plc (3)                                   3,850,000    3,850,000         -
                                             -----------   -------   ----------
TOTAL                                        48,889,449    48,889,449        -
                                             ===========   =======   ==========

(1) David Sims of Navigator Management Ltd. has voting and dispositive control of NCT's shares on behalf of Crammer Road LLC.

(2) Anthony DeNazareth, in his capacity of Secretary of the bank, has voting and dispositive control of NCT's shares on behalf of Arab Commerce Bank, Ltd.

(3) The NXT plc Board of Directors, including Peter Thoms as Financial Director, has voting and dispositive control of NCT's shares on behalf of NXT plc.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by the selling stockholders, and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the NASD OTC Bulletin Board or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchase by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

o    privately negotiated transactions;

o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act of 1933 rather than pursuant to this prospectus; and

o    any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale.

     With regard to the shares offered hereby, the selling stockholders and any broker dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker dealer for the sale of shares through a block trade, special offering, Iexchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

o    the name of each of the participating broker dealers;
o     the number of shares involved;

o    the price at which the shares were sold;

o the commission paid or discounts or concessions allowed to the broker dealers, where applicable;

o a statement to the effect that the broker dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o    any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. To the extent, if any, that the selling stockholders may be considered "underwriters" within the meaning of the Securities Act of 1933, the sale of the shares by them shall be covered by this prospectus.

     We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

                          DESCRIPTION OF OUR SECURITIES

     This offering consists of an aggregate of 48,889,449 shares of common stock of NCT, par value $0.01 per share, that may be offered for sale by the selling stockholders.

Common Stock

     As of September 30, 2001, our issued and outstanding common stock consisted of 397,936,370 shares held by approximately 3,800 stockholders of record representing approximately 48,000 beneficial holders. Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote, and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive as, when and if declared by the Board of Directors from time to time such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to our outstanding preferred stock. We have never paid dividends on our common stock.

     No preemptive, conversion, redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and non-assessable. Holders of the common stock will be subordinate to holders of NCT's preferred stock with respect to the payment of dividends, if any, and in dissolution, liquidation or winding up of NCT.

Preferred Stock

     Our Board of Directors, without further action by our stockholders, is authorized to issue 10,000,000 shares of preferred stock. NCT has a designated series G preferred stock, no shares of which are outstanding as of September 30, 2001. The series G preferred stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. Each share of series G preferred stock is convertible into fully paid and nonassessable shares of the company's common stock pursuant to a predetermined conversion formula, which provides that the conversion price will be the lesser of (i) 20% below the five-day average closing bid price of common stock immediately prior to the conversion date thereof or (ii) the fixed conversion price of $0.71925. We have no plans to issue series G preferred stock or to designate or issue a new series of preferred stock.

Provisions of our Certificate of Incorporation and By-laws Which May Have an Anti-takeover Effect

     NCT's certificate of incorporation allows our Board of Directors, without further shareholder action, to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock. This ability may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. The ability of our Board of Directors to issue preferred stock without further stockholder action also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our shareholders. It also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, we have not opted out of Section 203 of the Delaware General Corporation Law, which prevents us, except in limited circumstances, from engaging in any business combination with an interested stockholder. Our Board of Directors has never adopted a shareholder rights plan and all of our directors are elected each year at our annual meeting. Our Board of Directors has no present plans to adopt any measures or devices which may be deemed to have an "anti-takeover effect."

Trading on the NASD OTC Bulletin Board

     Our common stock is traded on the NASD OTC Bulletin Board under the symbol "NCTI."

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Matters relating to the legality of 48,889,449 shares of common stock being offered by this prospectus have been reviewed for us by our outside corporate counsel, Latham & Watkins.

     The consolidated financial statements at December 31, 2000 and for the year then ended and the related financial statement schedule included in this prospectus and as exhibits have been audited by Goldstein Golub Kessler LLP, independent auditors, as set forth in their reports included herein (which contains an explanatory paragraph relating to the existence of substantial doubt about the company's ability to continue as a going concern). The consolidated financial statements at December 31, 1999 and for each of the years in the two years then ended and the related financial statement schedule included in this prospectus and as exhibits have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their reports included therein (which contains an explanatory paragraph relating to the existence of substantial doubt about the company's ability to continue as a going concern and which are based in part on the report of Peters Elworthy & Moore, Chartered Accountants). The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

     The financial statements of our subsidiary, Noise Cancellation Technologies (Europe) Ltd., at December 31, 1999 and for the years ended December 31, 1998 and 1999 have been audited by Peters Elworthy & Moore, Chartered Accountants, as set forth in their report included therein (which contains a paragraph on the dependence on NCT Group, Inc. for continued financial support) and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.


                   INFORMATION WITH RESPECT TO THE REGISTRANT

BUSINESS

A.    General Development of Business

Overview

     NCT Group, Inc. is a technology developer with an extensive portfolio of problem solving methods and a variety of product offerings for consumer, commercial and industrial applications. "NCT," "company," "we," "our," and "us" refer to NCT Group, Inc. and its subsidiaries. We specialize in the utilization of sound and signal waves to reduce noise, and improve and enhance signal and sound quality. Commercial application of our technologies is comprised of a number of product lines. In addition to products, NCT's innovative problem solving methods are available for licensing to manufacturers for use in commercial and consumer products.

     NCT's operating revenues are comprised of technology licensing fees and royalties, product sales, advertising and engineering and development services. Total revenues for 2000 consisted of approximately 77.3% in technology licensing fees and royalties, 15.6% in product sales, 6.5% in advertising media revenue and 0.6% in engineering and development services. For the nine months ended September 30, 2001, our operating revenues consisted of approximately 55.1% in technology licensing fees and royalties, 34.0% in product sales, 9.9% in advertising and 1.0% in engineering and development services.

     As of November 30, 2001, NCT held 645 patents and related rights and an extensive library of know-how and other unpatented technology. These patents allow NCT and its subsidiaries and licensees to develop product lines which include those listed below by our business segments. The revenue contribution by our business segments for 1998, 1999, and 2000 is outlined below in E. Existing Products and in Note 19 - notes to our consolidated financial statements.

      Media
o     Sight & Sound(TM)place-based audio and billboard media,
o     Gekko(TM)flat speakers, frames, prints and subwoofers,
o     in-theater advertising,
      Communications
o     NoiseBuster Extreme!(R)consumer headsets,
o ClearSpeech(R) microphones, speakers, adaptive speech filters and other products,
o     an aviation headset for pilots,
o     quieting headsets for patient use in magnetic resonance imaging machines,
o     an aircraft cabin quieting system,
o     ClearSpeech(R) corporate intranet telephone software,
o     voice communication web phone for integration into web sites,
o     MidPoint(R) Internet software, and
      Technology
o     Java(TM) - language based microprocessor cores.

     NCT also licenses its proprietary technology to third parties for fees and royalties. For example, of the product lines outlined above, the aircraft cabin quieting system and the quieting headsets for patient use in magnetic resonance imaging machines are manufactured, marketed and distributed by two of NCT's licensees. Various NCT technologies are available for licensing including: active noise reduction; ClearSpeech(R) noise and echo cancellation algorithms; microbroadcasting technology; MidPoint(R) software; Java(TM) chip technology; and Artera Turbo(TM) technology.

Business Segments

     We operate our business ventures out of separate subsidiaries, organized into three strategic business segments: media, communications and technology. Each of our strategic business segments is targeted to the commercialization of its own products in specific markets. The following table summarizes our business segments and our ownership of the subsidiaries and other entities in those segments as of December 5, 2001.


                                 NCT Group, Inc.
                            50% or Greater Ownership

     Business Segment                                      % Ownership
                                                    Actual    Fully Diluted(a)
  Media Group
    Distributed Media Corporation                   100
          International Limited (b)                              100(c)
    Distributed Media Corporation (b)                93            93
        DMC Cinema, Inc.                             84            84
        DMC HealthMedia, Inc.                       100            100
    NCT Audio Products, Inc.                         98             98
  Communications Group
    NCT Hearing Products, Inc.                      100            100
        Pro Tech Communications, Inc.                82             33
        NCT Medical Systems, Inc.                    90             90
    Noise Cancellation Technologies (Europe)        100            100
  Ltd.
    Midcore Software, Inc.                          100            100
        Midcore Software Limited                    100            100
    Artera Group, Inc.                              100
                                                                  73(d)
                Artera Group International          100
  Limited                                                        100(e)
    ConnectClearly.com, Inc.                         99             94
  Technology Group/Other
    Advancel Logic Corporation                       99             99
    NCT Muffler, Inc.                               100            100
    Chaplin Patents Holding Company, Inc.           100            100
    NCT Far East, Inc.                              100            100
    2020 Science Limited                            100            100
    NCT Video Displays, Inc.                        100            100

(a) In addition to all of the potential dilutions described in this table, under a December 20, 2001 promissory note of NCT Group, Inc. in the principal amount of $2,014,270, if any subsidiary of NCT makes a public offering of its common stock, the holder of the note, Carole Salkind, has the right to exchange all or any part of the principal amount of the note into that publicly offered common stock, at the initial public offering price thereof. No provision has been made for this exchange right in any of the subsidiaries listed.

(b) We intend to transfer ownership of Distributed Media Corporation from NCT Group, Inc. to Distributed Media Corporation International Limited in 2002.

(c) Agreements exist for Distributed Media Corporation International Limited to issue an aggregate of $4,075,000 stated value of its convertible preferred stock. As of December 5, 2001, none of that preferred stock has been issued pending agreement by the parties on the terms of conversion into DMC International Limited common stock and on the other rights of holders of the preferred stock.

(d) This figure assumes a $1.00 per share price for the Artera Group, Inc. common stock into which the outstanding Artera Group, Inc. series A preferred stock is convertible. An assumption is necessary because the conversion formula for the Artera preferred stock is based primarily on the price of Artera common stock on a public trading market, and no such market yet exists. For more about the Artera preferred stock, see "The Business - O. Acquisitions and Acquisition Efforts."

(e) In settlement of its obligations to the previous owner of its business, Artera Group International Limited expects to issue approximately 1,600,000 British pounds sterling stated value of its series A preferred stock. That stock would be convertible into Artera Group International's common stock at a 20% discount to any initial listing price of the common stock. As of December 5, 2001, however, none of that preferred stock has been issued and no agreement has been reached with that previous owner regarding the precise terms of the preferred stock. For more about the Artera Group International preferred stock, see "The Business - O. Acquisitions and Acquisition Efforts."

Actual business operations for NCT's material business units include the following:

Distributed Media Corporation:

     Distributed Media Corporation is a media and technology company that uses proprietary digital technology in combination with advanced information technology and Internet protocol capabilities to deliver audio advertising messages integrated with CD-quality music to a variety of out-of-home and professional venues such as retail stores, shopping centers, cinemas and hospitals. DMC provides place-based broadcast and billboard advertising through a microbroadcasting network of Sight & Sound systems. The Sight & Sound systems consist of flat panel transducer-based speakers (provided by NCT Audio) which serve as printed billboards, a personal computer containing DMC's Sight & Sound software, telephone access to the Internet, amplifiers and related components. The software schedules advertisers' customized broadcast messages, which are downloaded via the Internet, with the music genre chosen by the commercial or professional venue owner. DMC will develop private networks for large customers with multiple outlets such as large fast-food chains and retail chains , and plans to deploy its Sight & Sound microbroadcasting systems through its subsidiaries and through joint ventures. DMC generates revenue from advertising sales and licensing activities.

     DMC has two subsidiaries: DMC Cinema, Inc., which was acquired as Theater Radio Network in August 2000 and delivers audio programming to cinemas nationwide; and DMC HealthMedia, Inc., which was formed in May 2000 for developing Sight & Sound networks in hospitals and other health care venues. To date, DMC HealthMedia has signed contracts and letters of intent with several hospital partners in New York City. DMC continues to seek financing sources to provide financing for the installation of Sight & Sound systems in several North American hospitals.

     As a way of accelerating the growth of DMC and delivering expanded reach to its advertisers, DMC is supplementing its national account efforts by licensing Sight & Sound technology in designated market area territories nationwide to support the deployment of systems to smaller chains as well as independent retail outlets. (These smaller chains are those with fewer than 15 outlets contained within a designated market area.) DMC plans to license up to 210 designated market areas (in groups or separately).

     DMC has licensed the New York designated market area. In addition, DMC is exploring opportunities to develop the Los Angeles designated market area. In addition to developing its operating companies in the U.S. and the U.K., DMC plans to license Sight & Sound technology in the top global advertising markets through joint ventures with particular focus on those in continental Europe, including Germany, France, Italy and Spain. NCT intends to transfer ownership of its wholly-owned subsidiary, Distributed Media Corporation to Distributed Media Corporation International Limited.

DMC Cinema, Inc.:

     DMC Cinema was acquired in August 2000 and provides entertainment audio programming in multiplex cinemas nationwide. We produce content that includes a mix of music, trivia, public service announcements and audio advertisements (radio type advertisements). DMC Cinema is dependent on advertising placements to achieve revenues. Theaters do not pay for advertising or the CDs presently used; rather, advertisers pay. We have employees who write script, organize music and place the advertisements in a radio type format. The audio programming is sent to the theaters via CD mailings on a periodic basis. All programming now being delivered to theaters will be converted to the Sight & Sound system which allows for remote delivery of programming and advertising to all sites, improving efficiency and enabling the quick execution of programming changes. The Sight & Sound system also continuously adjusts audio volume based on background noise so that the audio is maintained at a foreground level.

NCT Audio Products, Inc.:

     NCT Audio is engaged in the design, development and marketing of products, which utilize innovative flat panel transducer technology. The products offered by NCT Audio include the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko flat speaker is marketed primarily to the home audio market, with potential in other markets, including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets and multimedia markets. The principal customers include Distributed Media Corporation, end-users, automotive original equipment manufacturers and manufacturers of integrated aircraft cabin management systems.

NCT Hearing Products, Inc.:

     NCT Hearing designs, develops and markets active noise reduction headset products to the communications headset and telephony headset markets. Its product lines include the NoiseBuster(R) and ProActive(R) product lines. The NoiseBuster products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems; and communications headsets for cellular, multimedia and telephony functions. The ProActive products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, original equipment manufacturers and the airline industry.

Pro Tech Communications, Inc.:

     Pro Tech Communications, Inc., an 82%-owned subsidiary of NCT Hearing Products, Inc. acquired in September 2000, is a provider of telemarketing services and proprietary products and services to call centers. The principal activity of Pro Tech is the design, development and manufacture of lightweight telecommunications headsets and new audio technologies for applications in fast-food, telephone and other commercial settings. It currently has marketing agreements with major companies in the fast-food industry and with catalog and Internet site distributors of telephone equipment, primarily in North America. Pro Tech is comprised of three business units. Pro Tech's call center operation runs a full service call center utilizing the latest customer relationship management technology, and is focused on healthcare applications. Its telecommunication system integration segment sells and installs analog, digital and Internet protocol phone systems to call centers as well as to small and medium-sized businesses. The headset products segment develops, manufactures and distributes headsets and other communications products to the call center market and fast-food markets. Pro Tech received an exclusive license from NCT Hearing for active noise reduction technology as well as ClearSpeech noise and echo cancellation technologies for use in lightweight cellular, multimedia and telephony headsets. This technology will provide differentiation for Pro Tech products.

Noise Cancellation Technologies (Europe) Ltd.:

     The principal activity of Noise Cancellation Technologies (Europe) Ltd. is the provision of research and engineering services to the company in the field of active sound control technology. NCT Europe provides research and engineering to NCT Audio, NCT Hearing, DMC and other NCT business units as needed. NCT Europe also provides a marketing and sales support service to the company for European sales.

Midcore Software, Inc.:

     Midcore Software, Inc., a wholly-owned subsidiary of NCT acquired in August 2000, is a developer of innovative software-based solutions that address the multitude of challenges facing businesses implementing Internet strategies. Midcore is the provider of MidPoint Internet infrastructure software which allows multiple users to share one Internet connection without degrading efficiency and provides on-demand connections, a software router, a high-performance shared cache, content control, scheduled retrieval of information and e-mail and usage accounting. Midcore sales are derived from North America and Europe. Midcore sells the MidPoint product through a network of resellers as well as on the Internet. The latest version of the product, MidPoint 5.0, became available in June 2001. MidPoint 5.0 has been enhanced with an integrated ultra-secure firewall, SoftHost(TM) distributed web hosting, major additions to its integrated e-mail server and management features, improved support for broadband connections, failed line detection with automatic backup, support for Microsoft's virtual private network, enhanced connection management for digital, analog, cable, T1 and E1 lines, enhanced content control/site blocking and many more useful features. MidPoint is available for a one-time license fee with prices starting at $79.

Artera Group International Limited:

     Artera Group International Limited is a full service information technology provider offering turnkey solutions to small and medium businesses for voice and data services on a regional, national and international basis. There were no Artera Group assets or operations prior to our acquisition of the Web Factory in March 2001. We renamed the Web Factory, a network provider that had been founded in 1995, Artera Group International Limited. Artera offers the business community:

o new Internet access services that improve the effective speed of traditional dial-up lines by up to 8 times, resulting in broadband speed at great cost savings;

o virtual broadband services ensuring that each location has a common network access platform and broadband speeds regardless of the access types available in their geographical location;

o turnkey communication services to connect businesses quickly to the Internet and allow them to get the most out of the network without the need for in-house information technology staff; and

o network performance required for the convergence of voice and data communications and the expansion of its turnkey business solutions to include both voice and data services.

     Artera's revenue will be primarily annuity based. Initial revenue will be generated through its data network operations by offering full service information technology solutions to small and medium businesses. Through a series of subscription service offerings, Artera will grow its revenue from existing data network operations and at the same time position itself as a significant player in the upcoming packet-switched voice marketplace. In doing so, Artera plans to become a high-performance, international network platform through which businesses can execute their data and voice strategies. The introduction of voice revenue to Artera's existing data network operations plan is expected to increase revenues. Artera Group is evaluating prospective acquisition targets as an Internet service provider in the U.S.

ConnectClearly.com, Inc.:

     ConnectClearly was established for the purpose of developing technology for the telecommunications market and in particular the hands-free market. The technology includes ClearSpeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression and Turbo Compression and ClearSpeech(R) Adaptive Speech Filter(R). ClearSpeech-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming and voice recognition. ClearSpeech-Compression maximizes bandwidth efficiency in wireless, satellite and intranet and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and Internet telephony, audio and video conferencing, personal computer voice and music, telephone answering devices, real-time multimedia multitasking, toys and games and playback devices. ConnectClearly products include the ClearSpeech-Microphone and the ClearSpeech-Speaker. The majority of ConnectClearly's sales are in North America. Principal markets for ConnectClearly are the telecommunications industries and principal customers are original equipment manufacturers, system integrators and end-users.

Advancel Logic Corporation:

     Advancel is a participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java(TM) bytecode and the C/C++ computer language, significantly enhancing the rate of instruction execution, which opens up many new applications. Potential applications consist of the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices.

     On May 10, 2000, Advancel Logic Corp. entered into a license agreement with Infinite Technology Corporation whereby Infinite Technology Corporation was granted exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology. The agreement also granted non-exclusive rights to Advancel's Java(TM) smart card core.

Historical Developments

     During 2001, our efforts have been devoted to assimilating the operations of acquired companies, including Artera Group International Limited, DMC Cinema, Midcore Software and Pro Tech Communications, and further development of related technologies. In addition, we have continued our efforts on the development of Distributed Media Corporation. During 2000, our efforts were devoted to consummating several acquisitions including Midcore Software, Inc., Theater Radio Network, Inc., and Pro Tech Communications, Inc., and continuing efforts on the development of Distributed Media Corporation. During 2000, we entered into several new technology license agreements and continue to receive royalties pursuant to technology license agreements, as summarized below:

o On March 7, 2000, Distributed Media Corporation licensed to Eagle Assets Limited for $2 million the right to develop a portion of the New York microbroadcasting region. Our fiscal 2000 revenue includes approximately $556,000 from this agreement. We are in the process of reacquiring this license so that upon our acquisition of licenses held by DMC NY, we will have rights to the entire New York City DMA.

o On March 30, 2000, Distributed Media Corporation licensed to Brookepark Limited for a $2 million license fee the right to develop Israel as a microbroadcasting media market. We recognized approximately $500,000 in license revenue in fiscal 2000 due to this license. We are in the process of reacquiring this license.

o On May 3, 2000, Delphi Automotive Systems licensed NCT's ClearSpeech(R) noise, acoustic echo and live echo cancellation algorithms for use in its mobile multimedia computing platform for hands-free cellular communications. To date, we have not recorded any royalty revenue from this license agreement.

o In May 2000, Advancel Logic Corporation entered into a license agreement with Infinite Technology Corporation whereby Infinite Technology Corporation was granted exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology. The license also granted non-exclusive rights to Advancel's Java(TM) smart card core. In consideration for this license, we received $6 million in Infinite Technology Corporation common stock and will receive ongoing royalties. In fiscal 2000, we recognized $3.6 million in technology licensing fees and royalty revenue attributable to this license agreement with Infinite Technology Corporation.

o In June 2000, NCT began receiving per unit royalties from OKI Electric Industry Co., Ltd. on large-scale integrated circuits incorporating NCT's ClearSpeech(R) noise cancellation algorithm. NCT granted OKI the right to manufacture, use and sell products incorporating this algorithm in October 1997. Fiscal 2000 royalty revenue recognized from Oki was approximately $269,000.

o In July 2000, NCT entered into a licensing arrangement with an undisclosed company for the ClearSpeech(R) noise cancellation algorithm for use in voice quality enhancement products. These products are being marketed to wired and wireless telephone network providers worldwide. NCT receives per channel royalties in this licensing agreement. It is expected that two to four million channels of voice quality enhancement connectivity will be shipped annually. Fiscal 2000 revenue recognized under this agreement was approximately $17,000.

o On September 12, 2000, NCT Hearing Products, Inc. licensed its NoiseBuster(R) active noise reduction and ClearSpeech(R) noise and echo cancellation technologies to Pro Tech Communications, Inc. for use in lightweight cellular, multimedia and telephony headsets. In consideration for this license, NCT received approximately 60% (on a fully diluted basis) of Pro Tech's common stock. Fiscal 2000 technology license fees and royalty revenue includes approximately $2.4 million attributable to Pro Tech.

o On September 29, 2000, NCT and Distributed Media Corporation signed separate agreements to license various microbroadcasting technologies to Vidikron of America, Inc. for an aggregate of $2 million. Vidikron, a manufacturer of high-end home theater equipment, was originally a subcontractor for such manufacturers as Hitachi, Aiwa and Pioneer. By the early 1980s, Vidikron saw the need for reliable, high-performance video projectors and took eight years of research and development to complete the styling and electronics that have become Vidikron's hallmark. Vidikron's intention is to develop commercial video applications using the technology it licensed from NCT and DMC. NCT recognized an aggregate of $2 million in technology license revenue in fiscal 2000 attributable to Vidikron. We used $1 million of the proceeds from Vidikron for working capital and general corporate purposes and the other $1 million to acquire 1,000 shares of common stock of DMC New York, Inc.

     During 1999, NCT Audio Products' marketing accelerated. Headset marketing also continued, as did technology licensing of the ClearSpeech technology. An important new initiative, Distributed Media Corporation, was also launched during this year, which laid the groundwork for one of NCT's key strategic focuses today. During 1999, NCT introduced home theater in a box and home theater speaker bundles; Lernout & Hauspie licensed ClearSpeech noise and echo cancellation for speech applications; Distributed Media Corporation executed contracts with Barnes & Noble College Bookstores, TransWorld Entertainment music stores and Wherehouse Entertainment stores; and Distributed Media Corporation entered into a $1 million financing agreement with Production Resource Group.

     Our main focus during 1998 was the creation of a subsidiary, NCT Audio Products, Inc., a marketing and development company for NCT's flat panel transducer-based speaker products, and the active sales and marketing of the Gekko(TM) flat speaker and ArtGekko(TM) product lines. There was an acquisition strategy in place for NCT Audio under which the subsidiary was to roll up at least three audio companies and incorporate flat speaker products into each of these company's product lines. While we executed letters of intent to acquire three audio companies, this strategy was eventually abandoned as a result of our inability to attract the appropriate financing. At the end of 1998, NCT's media subsidiary, Distributed Media Corporation was established. Highlights of 1998 include: introduction of Gekko Flat Speakers; ArtGekko printed grilles; and ClearSpeech-Handsfree(TM) speakerphone; VLSI Technology Inc. licensed ClearSpeech noise and echo cancellation algorithms for use in integrated circuits for cellular and PCS market; and our acquisition of Advancel Logic Corp.

     During 1997, NCT continued with its product development and licensing strategy, with a focus on Active Wave Management applications. In the beginning of the year, two major product lines were launched - NoiseBuster Extreme(TM), the new version of the company's active noise reduction audio headphone, and a line of flat speakers for consumers, later to be called Gekko(TM). These speakers would eventually become the cornerstone of the company's microbroadcasting system that is now being marketed by Distributed Media Corporation. During 1997, NCT and NXT plc cross-licensed the flat panel transducer-based audio technology; NCT introduced software for noise and echo-free PC communications called ClearSpeech-PC/COM(TM); United Airlines integrated NCT's active noise reduction technology into passenger control units on planes; and OKI Electric Industry Co., Ltd. licensed ClearSpeech noise cancellation for integration onto large scale integrated circuits for communications applications.

     In 1996, NCT continued its strategic move away from dependence on research and engineering services as its primary revenue source. The company had a hybrid strategy of product development and technology licensing. It was the belief of the company that it needed to manufacture products incorporating its technology to demonstrate their viability to potential licensees. Our corporate mission in 1996 was to be the worldwide leader in the advancement and commercialization of active wave management technology. Active wave management entails the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve and/or enhance signal and sound quality. This was an expansion of our original mission that only dealt with noise control. During 1996, NCT concentrated on developing its suite of noise and echo cancellation algorithms called ClearSpeech(TM). Additionally, development was underway on flat panel transducer-based audio technology. During 1996, NCT introduced noise-free network and terminal telephony products; a static-free radio chip; an automotive surround sound system; and a noise-free speech recognition algorithm.

B.    Business Strategy

     We sell ownership interests in NCT and our subsidiaries to acquire assets and funds needed to operate and finance our ventures. Our strategy is to leverage off our existing base of proprietary technology in order to expand into industries outside of traditional active noise control such as communications, audio and microbroadcasting media. Our acquisition of specified assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. in 1994 expanded our portfolio of intellectual property and allowed us to license specific, formerly restricted, jointly-held patents to unaffiliated third parties.

     We anticipate that as we establish distribution channels and as consumer awareness of our products increases, so, too, will product sales and revenues from licensing fees and royalties. The funds derived from these revenue sources will enable us to become less dependent on revenues derived from research, development and engineering. At the same time, we continue to strive to lower the cost of our products and enhance their technological performance.

C.    Technology

     Active Noise Reduction. Active noise reduction systems are particularly effective at reducing low frequency acoustical noise, or rumbling sounds. Active noise reduction creates sound waves that are equal in frequency but opposite in phase to the noise, which is any unwanted acoustical signal. The effect of the anti-noise signal on the noise signal is the cancellation of the unwanted noise signal. The illustration that follows shows three sound waves: On the top is the noise wave, on the bottom is the anti-noise wave created by active noise reduction, and in the middle is the resulting residual wave that occurs when the noise wave and the anti-noise wave meet. As can be seen, the residual wave is nearly flat, meaning that the unwanted noise has been nearly cancelled.

                             ACTIVE NOISE REDUCTION

                  --------------------------------------------

                                [GRAPHIC OMITTED]
                  --------------------------------------------

     Signal Enhancement. Our technology also can be used to attenuate unwanted signals that enter into a communications network, as when background noise enters telecommunications or radio systems from a telephone receiver or microphone. We have developed patented technology that will attenuate the background noise in-wire, so that the signals carried by the communications network include less of the unwanted noise, allowing the speaker to be heard more clearly over the network. An example of an application of this technology is in-wire attenuation of siren noise over two-way radio communications between emergency vehicles and dispatchers at hospitals and police or fire stations.

     Silicon Micromachined Microphone. In 1994, NCT purchased the exclusive rights to manufacture and commercialize a silicon micromachined microphone. The silicon micromachined microphone has potential applications not only in the audible range of frequencies, but in the ultrasonic range as well.

     ClearSpeech(R) Adaptive Speech Filter. The ClearSpeech(R) algorithm removes noise from voice transmissions. The filter is effective against a variety of stationary noises whose amplitude and pitch change slowly compared to the spectral variations characteristic of human speech. Adaptive speech filter applications include teleconferencing systems, cellular telephones and airphones, telephone switches, echo cancellers, and communications systems in which background noise is predominant. Adaptive speech filter is currently available for use on three hardware platforms including personal computers and fixed and floating digital signal processors.

     ClearSpeech(R)-Acoustic Echo Cancellation. Acoustic echo cancellation removes acoustic echoes in hands-free full duplex communication systems. Acoustic echo cancellation is an adaptive, frequency-based algorithm that continuously tracks and updates the changes in the acoustic path between the loudspeaker and the microphone to eliminate the acoustic echo. The algorithm can be changed to accommodate different audio bandwidths and maximum echo lengths for use in a variety of applications such as cellular telephony, audio and video teleconferencing, computer telephony, gaming and voice recognition.

     ClearSpeech(R)-Reference Noise Filter. Reference noise filter isolates and removes interfering signals, such as background radio, television, machine and siren noise, so communications can be heard more clearly. Reference noise filter algorithm was designed to remove interference from a desired signal in applications where a reference signal for the interference is available.

     Flat Panel Transducer. Our patented flat panel transducer technology utilizes ceramic actuators mounted on flat rigid surfaces to create a unique wide dispersion sound field. Unlike conventional speakers that deliver sound through air in a pistonic fashion, the flat panel transducer design delivers sound throughout the surface of the panel being driven. This distributed mode method of delivering wide dispersion sound is what the company has termed Sweet Space(TM), which floods a room with sound. Uses for flat panel transducer technology include home theatre, professional, automotive and aircraft applications.

     Digital Broadcasting Station System Software. Digital broadcasting station system software is being utilized by DMC to deliver customized music programming to each site. Advertising is scheduled and updated via a communications link such as the Internet. The software also performs status checking, play log functions and other diagnostic functions made available to the central control network.

     MidPoint(R) Software. Midcore's MidPoint Software manages the Internet access of any small to medium sized office, educational institution or residence with usage control and accounting, faster performance, greater reliability and total security. Its unique combination of features such as routing, firewall, e-mail server, caching, site blocking and more result in unparalleled performance for Internet access, regardless of the type of connections available. Development is currently underway to incorporate office-to-office connectivity (such as Virtual Private Network and secure e-mail), audio and speech technologies (including voice transmission over the Internet, ordinary telephony, and NCT's proprietary speech-processing algorithms), and unique performance-enhancing capabilities for large enterprises and Internet service providers.

     Telephone Amplifier Technology. Pro Tech has been awarded a patent entitled, "Linearization of FET Channel Impedance for Small Signal Applications" which covers the semiconductor technology used in the Pro Tech's two-prong and tabletop telephone amplifiers for call centers. This technology facilitates a higher level of signal processing quality at a significantly lower price than conventional semiconductor solutions.

D.    NCT Proprietary Rights and Protection

     NCT holds a large number of patents and patent applications. Our intellectual property strategy has been to build upon our base of core technology patents with newer advanced technology patents developed by, purchased by, or exclusively licensed to, us. In many instances, we have incorporated the technology embodied in our core patents into patents covering specific product applications, including the products' design and packaging. We believe this building-block approach provides greater protection to us than relying solely on the original core patents. As its patent holdings increase, we believe the importance of our core patents will diminish from a competitive viewpoint.

     We purchased assets of Active Noise and Vibration Technologies, Inc. in 1994, which included all of Active Noise and Vibration Technologies' intellectual property rights. Among the material Active Noise and Vibration Technologies intellectual property rights were its interest in the ten basic Chaplin Patents which are now solely owned by NCT as the sole shareholder of Chaplin Patents Holding Co., Inc., formerly a joint venture with Active Noise and Vibration Technologies. These patents cover inventions made by Professor G.B.B. Chaplin in the late 1970s and early 1980s, three of which have expired and the remaining of which expire at the end of 2001 through 2005. The expiration of these patents is not expected to have a material impact on our revenue.

     The Chaplin Patents form only one group of core patents (active noise control patents used for headsets) upon which NCT's technology is based. In March 1990, we acquired exclusive ownership of 10 patents developed under the auspices of the National Research Development Corporation, also known as NRDC, an organization sponsored by the British Government. Among other things, the NRDC patents, of which the Swinbanks and Ross patents are the most important, utilize the adaptive feed forward approach to active noise control. The Swinbanks patent covers an improved method of analyzing the incoming noise or vibration through the use of a "frequency domain" adaptive filter that splits the incoming noise into different frequency bands for analysis and recombines the data to generate the anti-noise signal. The Ross patent covers the use of a "time domain" filter, which uses input and error signals to enhance a system's ability to compensate for feedback from actuators to sensors. Without this filter, the system will detect and begin canceling its own self-generated anti-noise. Four NRDC patents have expired, including the Swinbanks patent. The remaining NRDC patents, including Ross, expire at the end of 2001 through 2005. The expiration of these patents is not expected to have a material effect on our revenue.

     As part of the purchase of Active Noise and Vibration Technologies' assets, we acquired all the rights to nine inventions previously belonging to the Topexpress Group in the United Kingdom, active noise and vibration control patents used in headsets, cabin quieting and vibration isolation. The international patent coverage of these inventions varies but all nine have been granted patent protection in various countries. Among the other intellectual property acquired from Active Noise and Vibration Technologies are patents relating to active auto mufflers and noise suppression headrests, several patent applications on advanced algorithms, active noise headsets and many related disclosures and various disclosures in other areas of active attenuation of noise and vibration. In addition, we acquired the rights to three basic inventions known as the Warnaka patents. The Topexpress patents expire 2005 through 2012. Other Active Noise and Vibration Technologies patents related to active auto mufflers, noise suppression headrests, advance algorithms, active noise headsets have expiration dates ranging from 2004 through 2015 in the U.S. and 2011 through 2014 for foreign patents. The Warnaka patents expire at the end of 2001 through 2003 and their expiration is not expected to have a material impact on our revenue.

     NCT has built upon these core patents with a number of advanced patents and patent applications. These include the Digital Virtual Earth patent, which covers digital feedback control, and patents on multi-channel noise control. We have also applied for patents on combined feedforward and feedback control, control using harmonic filters, filters for signal enhancement and speech filtering, control systems for noise shaping and others.

     In 1994, we obtained a license for the exclusive rights to the silicon micromachined microphone technology developed by Draper in Cambridge, Massachusetts. At this time, four patents describing the basic technology have been issued and expire in 2009, 2010 and 2014 (two patents).

     In 1995, we acquired several U.S. patents dealing with adaptive speech filter which were used in our ClearSpeech(R) product line but which have now expired. However, there are other patents covering the ClearSpeech technology which expire 2015 and 2018.

     NCT has patents covering flat panel transducer technology and our Gekko products expiring 2015 through 2019. A Sight & Sound patent regarding the method and apparatus for covering audiovisual information expires in 2018.

     We have further headset patents expiring 2004 through 2017.

     Since 1996, we have been granted 450 new patents.

     We hold or have rights to 324 inventions as of November 30, 2001, including 125 United States patents and over 520 corresponding foreign patents for a total of 645 patents and related rights. We have pending 122 U.S. and foreign patent applications. Our engineers have made 156 invention disclosures for which we are in the process of preparing patent applications. Our patents have expiration dates ranging from 2001 through 2019, with the majority occurring during or after 2011.

     NCT has been granted the following trademarks:

         Mark                       Field of Use
      NCT logo                      Company logo
      NoiseBuster(R)                headsets
      NoiseEater(R)                 HVAC systems
      ClearSpeech(R)                adaptive speech filter products
      VariActive(R)                 headsets
      ProActive(R)                  headsets
      Noisebuster Extreme!(R)       headsets

     We have also applied for 14 trademarks including:

         Mark                      Field of Use
      Gekko(TM)                    flat audio speakers
      ArtGekko(TM)                 flat audio speakers
      Sweet Space(TM)              flat audio speakers
      Sight & Sound(TM)            microbroadcasting
      Artera(TM)                   high speed Internet connection
      Artera Turbo(TM)             high speed Internet connection

     The Gekko(TM) and ArtGekko(TM) trademark applications have been challenged by another trademark holder on the grounds of similarity and confusion in a proceeding currently pending before the U.S. Patent and Trademark Office.

     No assurance can be given as to the range or degree of protection any patent or trademark issued to, or licensed by, NCT will afford or that such patents, trademarks or licenses will provide protection that has commercial significance or will provide competitive advantages for our products. No assurance can be given that NCT's owned or licensed patents or trademarks will afford protection against competitors with similar patents, products or trademarks. No assurance exists that NCT's owned or licensed patents or trademarks will not be challenged by third parties, invalidated, or rendered unenforceable. Furthermore, there can be no assurance that any pending patent or trademark applications or applications filed in the future will result in the issuance of a patent or trademark. The invalidation, abandonment or expiration of patents or trademarks owned or licensed by us which we believe to be commercially significant could permit increased competition, with potential adverse effects on NCT and its business prospects.

     We have conducted only limited patent and trademark searches and no assurances can be given that patents or trademarks do not exist or will not be issued in the future that would have an adverse effect on our ability to market our products or maintain our competitive position with respect to our products. Substantial resources may be required to obtain and defend patent and trademark rights of NCT.

     Our policy is to enter into confidentiality agreements with all of our executive officers, key technical personnel and advisors, but no assurances can be made that NCT's know-how, inventions and other secret or unprotected intellectual property will not be disclosed to third parties by such persons.

     Finally, it should be noted that annuities and maintenance fees for our extensive patent portfolio are a significant portion of our annual expenses. Maintenance fees are charged to maintain granted U.S. patents in force; foreign patents and applications are subject to an annuity fee in order to maintain the patents and the pendancy of the applications. If, for the reasons described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," it becomes necessary for NCT to reduce its level of operations, we will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned, we then will have to prioritize our portfolio accordingly.

E.    Existing Products

            Introduction

     NCT's manufacturing and assembly operations are primarily outsourced and handled through contracts with key suppliers and partners. Typically we purchase complete products from these sub-contractors built to our specifications. Products are then shipped either directly to our customers or to our third-party warehousing and order fulfillment service provider.

     Our warehousing and order fulfillment service provider is responsible for the receiving, stocking, cycle-counting, shipping and handling of most of our products. On occasion we may require that some modifications or value-added service be performed in-house at our facility in Linthicum, Maryland, but this is primarily an engineering and research and development facility not geared towards production manufacturing.

     Each of the existing products we discuss below are produced by NCT and its subsidiaries rather than our licensees. Our product lines that comprised more than 15% of our consolidated revenue in any one of the last three fiscal years are as follows:

o NoiseBuster headsets comprised approximately 17.9%, 7.1%, and 3.3% of our consolidated fiscal 1998, 1999, and 2000 revenue, respectively.

o GekkoTM flat speakers, frames, ArtGekkoTM prints and ancillary products comprised 11.5%, 19.1%, and 1.2% of consolidated revenues in fiscal 1998, 1999, and 2000, respectively.

o ClearSpeech(R) microphones, speakers and related products comprised approximately 32.4%, 24.1%, and 27.7% of our consolidated revenue in fiscal 1998, 1999, and 2000, respectively.

o JavaTM microprocessor cores comprised approximately 8.1%, 30.7%, and 27.6% of our consolidated revenue in fiscal 1998, 1999, and 2000, respectively.

o Pro Tech Communications' license fee and product revenue was 23.5% of our consolidated fiscal 2000 revenue and was zero for fiscal 1998 and 1999.

     Our marketing activities over the last three years for our products and services include the following:

o NoiseBuster - These headphone and headset products are sold directly from NCT via an 800 number; they are in specialty catalogs such as the Sharper Image; and they are in retail stores. The product is also private labeled by Maxell. The main target is frequent air travelers because the product is effective in reducing aircraft cabin noise.

o Gekko flat speakers - Gekko products are currently sold through retail audio stores and direct from NCT. The target is consumers who are interested in home theater surround sound without bulky box speakers filling the room.

o Pro Tech headsets - These products are currently sold through a network of sales reps as well as directly from Pro Tech. The two main targets are fast-food restaurants and call centers.

o MidPoint software - MidPoint software is sold directly via a website as well as through a network of sales reps and resellers. The target market is small to medium size businesses.

o Artera Group services - These Internet provider services are sold to small and medium businesses through a sales rep network.

            NCT Hearing Products

     NoiseBuster(R). NCT is currently marketing its NoiseBuster(R) personal active noise reduction headphone for consumers at a suggested retail price of $39. This active headphone selectively reduces unwanted noise generated by aircraft engines, lawnmowers, street traffic, household appliances and other annoying noise sources, while permitting the user to hear desired sounds, such as human conversation, warning signals or music. The product can also be used with an aircraft's in-flight entertainment system or a portable audio device. NCT is marketing the NoiseBuster(R) through distribution channels, including electronics retail stores, specialty catalogues and directly through a toll-free "800" number and on the Internet. Initial product shipments of the original NoiseBuster(R) were made in September 1993. Product shipments of the current NoiseBuster(R) began during the first quarter of 1997.

     The NoiseBuster(R) line has been expanded to include communications headsets for cellular, multimedia and telephony. The products are the first active noise reduction offerings for these applications and improve speech intelligibility in the presence of background noise. Product shipments began during the first quarter of 1998.

     NB-PCU. NCT along with a leading manufacturer and supplier of aircraft cabin products has integrated NCT's active noise control technology into in-flight passenger entertainment systems. As a component of the system, NCT also has developed a low-cost headset specifically for in-flight use to be used in conjunction with the integrated electronics. NCT's technology electronically reduces aircraft engine noise while enhancing the audibility of desired sounds like speech, music and warning signals. Lowering the engine drone also can help alleviate the anxiety and fatigue often associated with flying. While the system is in use, passengers inside an aircraft cabin can carry on conversations at a comfortable level or hear in-flight movies and music without over amplification and distortion. The system is currently being installed in first and business class cabins on new United Airlines aircraft and in cabins of five other airlines.

            Pro Tech Communications

     In September 2000, NCT Hearing licensed technologies to Pro Tech in exchange for approximately an 80% equity interest in Pro Tech. Pro Tech currently sells high quality, lightweight headsets to high-profile users, among them the Boeing Defense and Space Group (prime contractor for the National Aeronautics and Space Administration space program) and McDonald's, significant customers to Pro Tech's business. Boeing is a significant customer because, although the dollar value of the business is small, being a provider to the NASA space program enhances Pro Tech's technical and engineering prestige which can translate into sales opportunities with other customers. McDonald's is a significant customer because of the actual and future potential revenues it represents, approximately 20% of Pro Tech's revenues in 2000. In addition, Pro Tech's arrangement with McDonald's authorizes Pro Tech to compete for business at McDonald's restaurants worldwide and attend McDonald's annual international conventions at which new business relationships may be developed. Pro Tech, with its current innovative product offerings and planned products incorporating NCT's advanced technologies, is targeting the call center and wireless communications markets. The following are products sold by Pro Tech:

     The ProCom. Pro Tech's initial entry into the lightweight fast-food headset market is the ProCom. Weighing less than 2 ounces, the ProCom is worn by users over the head by means of a springsteel wire headband and a cushioned earphone. Attached to the earphone, which may be worn over either ear, is an adjustable boom, which connects to the ProCom's microphone. The ProCom headset connects to the wireless belt-pack system with the use of various plug types offered by the wireless belt-pack providers sold in many fast-food franchises around the world. The ProCom is presently selling to distributors at prices ranging from $20.00 to $49.00 per headset, and the product is sold by Pro Tech to retailers for $54.00 per headset.

     The Freedom. The Freedom is an adaptation of the ProCom headset to allow for it to be worn without a headband and is currently being sold in the fast-food market. Through the use of Pro Tech's engineered clip, this headset attaches to the standard hat or visor being worn in the fast-food franchise. The electronics in the Freedom are virtually the same as the ProCom headset providing the same market acceptance. Through its own research, Pro Tech found the need for user comfort from the use of headsets over very long time periods. Pro Tech introduced this product in April 1998.

     The Manager's Headset. The manager's headset is a lightweight over-the-ear fast-food headset, which provides improved comfort to the fast-food store manager monitoring drive-thru activity. It was introduced and favorably received in February of 2000 and Pro Tech continues to offer this headset in its fast-food product line in 2001. This product is sold in a range from $24.50 to $46.00 depending on volumes purchased.

     The APEX. Pro Tech introduced the APEX headset for sale in 1999. After conducting its own market research, it was determined that there is a demand for a headset which combines both over-the-head and over-the-ear features. As a result the APEX was designed to incorporate both of these features, which should enhance Pro Tech's ability to market the product to cellular, personal computer and small office telephone users. The APEX is a commercial adaptation of the headset that Pro Tech has designed for use by the National Aeronautics and Space Administration. Boeing Defense and Space Group is a prime contractor for NASA and has the responsibility to choose components and products used in NASA's space program. The APEX is a smaller design of the Trinity, with components reduced by 20% in order to create a lightweight headset. The speaker and microphone positioning can be easily adjusted by the user for the headset thereby allowing the product to fit numerous head and ear sizes. In addition, the APEX has a detachable headband allowing the users the choice of wearing the headset over the head or over the ear. The APEX is presently sold to distributors at prices ranging from $40.00 to $62.00 per headset. The APEX is being sold by distributors and directly by Pro Tech to end-users for $99.00 per headset.

     The ASTRA. The Astra headset is a variation of the Apex headset in that it has been adapted for use directly in non-amplified phone systems. A preamplifier circuit has been inserted inside the headset to allow for a direct connection into an automatic call distributor or phone system that provides this required configuration headset.

     The A-10 Amplifier. The A-10 amplifier is the first in a series of multi-line amplifiers being offered with each of Pro Tech's headsets. It is designed for the small office and home office markets and has been engineered to work with over 90% of all existing phone systems in the world. The size is very small and engineered to plug and play with most phone systems.

     The A-27 Amplifier. The A-27 amplifier is the first in a series of amplifiers specifically designed for automatic control distributors or phone systems which use the standard PJ-237 2-prong plug as their interface. This amplifier will employ noise suppression technology designed by Pro Tech. Three patent applications were filed in 2000. The A-27 was introduced into the call-center market in the 2000. Pro Tech presently sells the A-27 Amplifier to distributors at prices ranging from $67.00 to $89.00 per amplifier. The A-27 Amplifier is being sold by distributors and directly by Pro Tech to end-users for $127.00 per amplifier.

     The Active Series Headset. The Active Series Headset was introduced in 2000. These headsets are designed for the mobile headset user. Cellular phone users and automobile hands-free kits will be the primary market focus of this product. Pro Tech presently sells the Active Series Headset to distributors at prices ranging from $8.00 to $20.00 per headset. The Active Series Headset is being sold by distributors and directly by Pro Tech to end-users for $25.00 per headset.

     The Trinity. The Trinity has been designed for users in noisy environments. Pro Tech completed the development of this product early in 2000. Unlike other headsets currently available, the Trinity will employ a light (1/2-ounce) acoustical ear cup which completely surrounds the user's ear. The perimeter of this cup rests lightly in a broad area of contact around the ear, rather than against or in the ear itself, which will allow the user to wear the Trinity in comfort for extended periods. Moreover, by enclosing the ear, the acoustical ear cup reduces background noise, thereby significantly improving the clarity and strength of reception from the earphone. The Trinity has been designed as a comfortable and lightweight alternative to the bulky commercial sound suppressant headsets, which are presently the only headsets available to users operating in noisy office environments. The Trinity headset can be worn in a single ear cup version or dual ear cup version. Like the ProCom, the Trinity is produced with a choice of adapters capable of interfacing with the electronic amplifiers and telephone systems of most major manufacturers. Pro Tech presently sells the Trinity to distributors at prices ranging from $42.00 to $54.00 per headset, and sells the product to retailers for $118.00 per headset.

     The disparity in price between the cost to distributors and retailers for each product described in this section is primarily a result of a shifting of direct selling expenses from the Pro Tech to distributors. Distributors in return for a lower average purchase price have accepted these expenses, averaging approximately $11.23 of the individual unit retail price. Pro Tech offers lower prices for its products to distributors who purchase fixed minimum quantities of products to increase sales and gain market share for its products.

            NCT Communications Products

     ClearSpeech(R)-Mic. This is the first digital noise reduction microphone system for use with hands-free car kits. The product substantially reduces background road, tire, wind, engine and traffic noise from hands-free calls, allowing the person receiving the call to hear voice more clearly and with less frustration and anxiety.

     ClearSpeech(R)-Speaker. This product cleans background noise from the incoming speech signal over a two-way or mobile radio for the utmost in intelligibility. The system is suitable for use with mobile radios, fleet communication systems, marine radios and many other communication systems.

     ClearSpeech(R)-PCB Boards. These boards are currently being sold for incorporation into communication systems at drive through fast-food restaurants. They allow the system to filter background car noise so that only the voice comes through, cutting down on errors in the order process.

            NCT Audio Products

     Gekko(TM) flat speaker. In 1998, NCT Audio launched the Gekko(TM) flat speakers and ArtGekko(TM) printed grille collection. This was the first product launched by NCT Audio to the consumer audio market utilizing our patented FPT technology. With this technology, these products deliver Sweet Space(TM) sound that floods the room with sound as opposed to conventional speakers which deliver sound like a spotlight. The Gekko(TM) flat speakers are thin wall hanging speakers that are designed to accept high quality reproductions of the world's most popular artwork, which is the ArtGekko(TM) line of replacement prints and decorative frames. The art is printed on acoustically transparent material, which allows all sound from the flat speaker to pass freely. NCT Audio also provides flat speakers for Distributed Media Corporation's Sight & Sound(TM) microbroadcasting system. Sight & Sound is a new advertising medium that delivers place-based audio and billboard advertising messages integrated with CD-quality music.

            DMC Sight & Sound(TM) Services

     DMC, formed as a Delaware corporation in 1998, is a media company that uses advanced information technology capabilities to deliver place-based billboard and audio advertising messages integrated with CD-quality music via Sight & Sound. Using a proprietary digital network of local microbroadcasting systems, Sight & Sound is an advertising medium with flexibility in linking advertising messages to precisely targeted demographics. Sight & Sound provides advertisers with a place-based medium in out-of-home commercial and professional venues which is comprised of a stationary billboard format and broadcast music and advertisements. The source of the sound of the DMC system is our digital broadcast system which contains a computer with a hard drive, an amplifier, sound compression unit and other electronic devices. The music is downloaded from the DMC home office to the hard drive through the Internet and then played through flat panel speakers we have installed in the store.

     A key aspect of DMC's business is its ability to deliver demographically targeted advertising to consumers. DMC is deploying Sight & Sound nationwide through several large chains and expects to have a national presence by the end of 2001. The locations for Sight & Sound installations include music, entertainment, retail, and healthcare venues, among others in the U.S. DMC will prioritize the installation of its Sight & Sound systems in the top designated market areas in order to optimize advertising sales. Sight & Sound is now being deployed by DMC in retail stores pursuant to five-year contracts with Barnes & Noble College Bookstores, Wherehouse Entertainment, and TransWorld Entertainment. These represent significant venues to DMC as they are attractive to advertisers. The audio portion of the advertising is downloaded electronically while the print aspect of our advertisements are sent to independent agents who place the advertisements in the venues. Typically, the term of an agreement with a retail outlet is an initial 60-day test period followed by a five-year, automatically renewing contract unless terminated in writing 30 days prior to the expiration of each five-year term. Barnes & Noble and Wherehouse Music have completed the 60-day test. TransWorld Entertainment has not completed the 60-day test which may influence the number of outlets to be installed. DMC at its own cost and expense installs the Digital Broadcast System equipment in locations selected by the store chain owner and reasonably approved by DMC. DMC pays to the Sight & Sound location a percentage of advertising revenues, which DMC receives from advertisers, and which is attributable to the premises' participation as a Sight & Sound location. DMC will provide music to each Sight & Sound location during normal business hours at no cost to the location. DMC is dependent on advertising placements to achieve revenues. As of September 30, 2001, DMC has executed contracts providing for the placement of our Sight & Sound system in approximately 1,900 retail store locations and over 650 theaters throughout the U.S. and has entered into an agreement with Interep, the largest U.S.-based broadcast media sales firm, to sell advertising into these sites. The retail store locations are under five-year contracts with three retailers. The theater locations are under short-term contracts, usually year to year. The parties to the Barnes & Noble College Bookstores contract are DMC and Barnes & Noble College Bookstores. The number of Barnes & Noble College Bookstore locations is approximately 340 and the geographic reach is the U.S. The timetable for installation of the Sight & Sound systems is in discussion between the contract parties. The contract does not require annual minimums for shared revenue payments and does not contain cancellation provisions relating to annual revenue minimums. As of November 30, 2001, 62 locations are currently operating systems of which 38 are Barnes & Noble College Bookstores and 21 are Wherehouse Entertainment Stores. The operating systems are geographically dispersed throughout the U.S. including 16 sites in California, 8 sites in Massachusetts, 7 sites in New York, 4 sites in Illinois, 3 sites in each of Michigan and Pennsylvania, four states with 2 sites and 12 other states with one site each.

     As a way of accelerating the growth of DMC and delivering expanded reach to its advertisers, DMC is forming national and international affiliate networks. DMC enters into licensing agreements whereby it grants exclusive licenses to third parties to use our digital broadcast system and related intellectual property within a limited geographic area used to characterize regions, population demographics, reach and so forth for advertisers, known in the industry as a designated market areas, or DMA, or within a specified retail chain. We do not sell franchises to any of the licensees of our technology. As such, we do not believe that federal or state franchising laws have any relevance in connection with our licensing agreements. National accounts in the U.S. are large chain stores and national franchises. DMC plans to deploy its systems to smaller chains as well as independent retail outlets through licensing to DMA partners. DMC will establish its nationwide network of DMA partners through the licensing of up to 210 DMAs. DMC has licensed the New York DMA to DMC New York, Inc. and expects to complete licensing of the Los Angeles DMA in 2001. Pursuant to an April 12, 2001 exchange agreement and an April 12, 2001 securities purchase agreement between NCT and Crammer Road, we purchased 4,000 shares, or 25%, of DMC NY's outstanding common stock from Crammer Road. As of September 30, 2001, Crammer Road owns 75% of the 16,000 outstanding shares of common stock of DMC NY. Under an April 12, 2001 private equity credit agreement between Crammer Road and NCT, we will put shares of our common stock to Crammer Road in exchange for a combination of cash and the remaining shares of DMC NY common stock. We anticipate that, under the terms of the private equity credit agreement, NCT will obtain a majority equity interest in DMC NY by the end of 2002. DMC NY has not recorded any revenue, and apart from its New York license rights, has no other assets or operations. Crammer Road obtained 16 DMC licenses from other investors in a private transaction. The investors who initially owned the 16 DMC licenses had paid for them with $4 million in cash and by surrendering to NCT $9.6 million in stated value of NCT series E and F preferred stock. We recognized an aggregate of $850,000 revenue in 1999 from the sale of these 16 licenses. No other license fee revenue has been recognized for this transaction. We issued 12,454 shares of our series E preferred stock from December 30, 1998 through April 13, 1999 for approximately $1.8 in cash, 1,700 shares of our series C preferred stock and 2.1 million shares of our common stock. Shares of our series E preferred stock were sold to Advantage Bermuda Fund, Ltd.; Atlantis Capital Fund, Ltd.; Canadian Advantage Limited Partnership; Dominion Capital Fund, Ltd.; Endeavour Capital Fund, S.A.; and Sovereign Partners, LP. On August 10, 1999, we issued 8,500 shares of our series F preferred stock for approximately $1.0 million in cash to Atlantis Capital Fund, Ltd.; Canadian Advantage Limited Partnership; Dominion Capital Fund, Ltd.; Endeavour Capital Fund, S.A.; and Sovereign Partners, LP. Except for Endeavour Capital Fund, S.A., these purchases were the same investors who are contributed the 16 licenses to Crammer Road. On September 27, 2000, DMC NY, pursuant to a license exchange agreement, issued 16,000 shares of its common stock in exchange for 16 licenses held by Crammer Road. The DMC NY Board of Directors imputed a value of $16 million to the 16,000 shares of its common stock. The DMC NY Board of Directors is comprised of individuals who are officers and directors of NCT or DMC, namely, Michael J. Parrella, Cy E. Hammond and Irene Lebovics. We are reacquiring our New York DMC licenses because we believe that we are obtaining good value for an aggregate of approximately $18 million ($1 million cash, shares of our common stock valued at $2 million, a $1 million note and approximately $14 million under the private equity credit agreement). We believe the transaction is a very good value because it will result in our control of the number one designated market area. We did not obtain a valuation from an outside firm.

     Outside of the U.S., DMC is pursuing a similar territory licensing strategy. On March 30, 2000, DMC licensed Sight & Sound distribution rights in Israel to Brookepark Limited for $2 million ($1.650 million cash and $0.350 million in Pro Tech common stock). Subsequently, in March 2001, DMC agreed to reacquire this license for $2 million upon the determination by our Board of Directors that the license was worth at least that much, and possibly more. We did not obtain a valuation from an outside firm. The reacquisition was 50% from Brookepark Limited and 25% from each of two transferees from Brookepark: Austost Anstalt Schaan and Balmore S.A. The aggregate consideration for this reacquisition is $2 million in stated value of preferred stock of Distributed Media Corporation International Limited, divided pro rata among the three licensees. As of November 30, 2001, this Israel license had not been reacquired and the DMC International preferred shares have not been issued. Other international licenses are in negotiation.

            NCT Internet Protocol Products

     MidPoint(R) Software. In September 2000, NCT acquired Midcore Software, Inc., the maker of MidPoint(R) Internet connectivity software. MidPoint(R) is a cost-effective, feature-packed Internet connection solution for small to medium-sized organizations. With one installation of MidPoint, any network of up to 250 users can share a single Internet connection and Internet service provider account, offering tremendous long-term savings over the cost of multiple phone lines and monthly Internet service provider charges or expensive high-speed dedicated connections. Through September 30, 2001, approximately 3,800 units have been sold, representing up to a maximum of approximately 47,500 licensed individual end users. Customers may purchase MidPoint by acquiring a software license - the customer pays a one-time fee for the software. The customer may choose to purchase version upgrades (as new releases of the software become available) and user upgrades (if the customer would like their copy of the software to support more users on his local area network).

     MidPoint has unique capabilities including Download DoublerTM which splits a single request to download files or web page graphics into two requests, each for half the requested file or graphic, thereby reducing the time it takes to receive the download request. MidPoint also contains many other features such as connection teaming (spreading Internet requests across two or more Internet connections), softhostTM distributed web hosting (creating and maintaining a mirror image of a company's most heavily-used web sites on a local hard drive which allows for rapid delivery to the user), global cache, ultra secure firewall, integrated e-mail server and content control. In addition, the package includes many features to make Internet access more efficient and productive, including high-performance shared cache, scheduled retrievals, content control and usage accounting. MidPoint also features a powerful integrated e-mail server and management function, which allows complete local control of e-mail. It is MidPoint's combination of all of these capabilities into a single, fully integrated product that provides its competitive advantage over other products which may offer only a few of these capabilities.

Revenues

     The following table sets forth the percentage contribution of each of our business segments in relation to total revenues for the years ended December 31, 1998, 1999 and 2000 (in thousands).

                                      For the years ended December 31,
                     -------------------------------------------------------------------
                            1998                   1999                   2000
                     --------------------   --------------------  ----------------------
                      Amount   % of Total    Amount   % of Total    Amount   % of Total
                     --------  ----------   --------  ----------  ---------  -----------
Media                $   735       22.1%    $ 2,212       31.3%   $  3,541      27.6%
Communications         2,493       75.0%      3,513       49.7%      5,911      46.0%
Technology               269        8.1%      2,174       30.8%      3,550      27.6%
Other - corporate      2,933       88.2%      4,093       57.9%      6,331      49.3%
Other - consolidating (3,106)     (93.4%)    (4,929)     (69.7%)    (6,493)    (50.5%)
                     --------  ----------   --------  ----------  ---------  -----------
                     $ 3,324      100.0%    $ 7,063      100.0%   $ 12,840     100.0%
                     ========  ==========   ========  ==========  =========  ===========

     The following table sets forth the percentage contribution of each of our business segments in relation to total revenues for the nine months ended September 30, 2001 (in thousands).

                     Amount     % of Total
                    ---------   ----------
Media                $ 3,593
                                    34.6%
Communications
                       6,085        58.7%
Technology             1,656        16.0%
Other - corporate                  97.5%%
                      10,111
Other -
consolidating       (11,073)     (106.8%)
                    ---------   ----------
                     $10,372       100.0%
                    =========   ==========

            Product Revenues

     The following table sets forth the percentage contribution of the separate classes of NCT's products to NCT's product revenues for the year ended December 31, 2000 and the nine months ended September 30, 2001 (in thousands).

                                                    Nine Months
                              Year ended          Ended September
                          December 31, 2000          30, 2001
                         ---------------------  --------------------
                                      As a %                As a %
            Products      Amount     of Total    Amount    of Total
                         ---------   ---------  ---------- ---------
      Hearing Products   $  1,125       56.2%     $ 2,037     57.8%
      Communications                    23.1%         418     11.9%
                              462
      Audio Products                    15.9%          57      1.6%
                              318
      Software Products                  4.8%       1,010     28.7%
                               96
                         ---------   ---------  ---------- ---------
            Total        $  2,001      100.0%     $ 3,522    100.0%
                         =========   =========  ========== =========

     Product revenues were approximately 15.6% of total revenues for the year ended December 31, 2000 and 34.0% of total revenue for the nine months ended September 30, 2001.

            Technology Licensing Fees and Royalty Revenues

     The following table sets forth the percentage contribution of the separate business segments of NCT's technology to NCT's technology licensing and royalty revenue for the year ended December 31, 2000 and the nine months ended September 30, 2001 (in thousands).

                              Year ended             Nine months ended
                           December 31, 2000         September 30, 2000
                        ------------------------  -------------------------
                                       As a %                     As a %
                          Amount      of Total      Amount       of Total
       Technology        $   3,550        35.8%    $   1,656         29.0%
       Communications                     30.1%                      33.2%
                             2,988                     1,894
       Media                              20.8%                      36.4%
                             2,065                     2,076
       Other                              13.3%                       1.4%
                             1,325                        84
                        -----------  -----------  -----------   -----------
            Total        $   9,928       100.0%    $   5,710        100.0%
                        ===========  ===========  ===========   ===========

     Technology licensing fees and royalties were approximately 77.3% of total revenues for the year ended December 31, 2000 and 55.1% of total revenue for the nine months ended September 30, 2001. Our fiscal year 2000 revenue was predominantly due to the revenue recognized from the license to Infinite Technology Corporation of $3.6 million, license to Pro Tech of $2.4 million, license to Vidikron of America, Inc. of $2.0 million, license to Teltran International Group, Inc. of $0.4 million and DMC license revenue of approximately $1.1 million, as explained in "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

            Advertising Revenues

     Advertising revenues totaled $0.8 million and represented approximately 6.5% of total revenues for the year ended December 31, 2000. Advertising revenues totaled $1.0 million and represented 9.9% of total revenue for the nine months ended September 30, 2001. The advertising revenue is due to amounts recognized from in-theater audio advertising supplied to multiplex cinemas ($0.7 million in fiscal 2000 and $0.9 million for the nine months ended September 30,
2001) and amounts generated from broadcast and billboard advertising through DMC's network of Sight & Sound systems ($0.1 million in fiscal 2000 and for the nine months ended September 30, 2001).

F.    Products Under Development

            Silicon Micromachined Microphone

     Silicon Micromachined Microphone. The ability to integrate additional circuitry on the silicon micromachined microphone chip has proven attractive to potential users. The silicon micromachined microphone's low noise floor and adjustable sensitivity improve voice recognition in high ambient noise environments. NCT is working with voice processing and computer hardware companies to utilize the silicon micromachined microphone to enhance the performance of their systems. In the first quarter of 1996, NCT released initial prototypes of the devices. In December 1997, Siemens Semiconductors of Siemens AG, now Infineon, licensed our silicon micromachined microphone technology and agreed to develop, manufacture and market the silicon micromachined microphone. Prototype samples were received which did not meet NCT's specifications and are being reworked by Siemens.

            NCT Communications

     ClearSpeech(R) Product Line. NCT continues to enhance the quality and functionality of the ClearSpeech(R) Microphone and ClearSpeech(R) Speaker products to improve market penetration. NCT has both noise and echo cancellation on a variety of digital signal processors including Analog-Devices' and Texas Instruments' general purpose digital signal processors so that third-party developers may integrate the technology into their applications. NCT also has extended the availability of PC development tools by creating software developer's kits for noise and echo cancellation and speech compression.

          Artera Products

     In March 2001, we acquired the stock of the Web Factory (now Artera Group International Ltd.) and specific assets of another company from Teltran International Group Limited, which was in the business of providing Internet and telecommunications related solutions to corporations, telecom carriers and individuals. The Web Factory is a full service information technology solutions provider offering Internet provider services, web hosting, domain hosting, consulting, web design and installation services to businesses. Artera's principal assets include its backbone network installation and its customer base. Additionally, we have licensed to Teltran non-exclusive sales and marketing rights to MidPoint software.

     Artera Turbo is a new Internet access technology that improves the effective performance of communication lines. It does this via a proprietary series of optimization strategies that increase efficiencies in the movement and storage of electronic data. We have six patents pending on these performance enhancement techniques. The core of the Artera Turbo software is the MidPoint technology which we acquired in August 2000. We then combined the MidPoint technology with performance enhancing technologies we invented to create the Artera Turbo product. With Artera Turbo, traditional dial-up connections perform at broadband speeds of up to 8 times the normal speed of dial-up lines. The performance of faster connections such as cable, DSL and ISDN is greatly improved as well. The performance enhancements have been benchmarked in our laboratories. We intend to offer Artera Turbo on a subscription basis, as software alone or as a hardware appliance with software embedded therein. We expect the hardware components to be supplied by Compaq Computer Corporation and Hewlett-Packard Company. Management believes that, by offering faster effective speeds, Artera Turbo will provide a competitive advantage over other Internet service providers and Internet access products. As a result, this should have a positive impact on our Internet service provider and network services business. We have begun the sales cycle by having prospective customers evaluate our software and have scheduled January, 2002 as the release month for Release 1 of Artera Turbo.

G.    Strategic Relationships

     NCT's establishment and maintenance of strategic relationships with major domestic and international business concerns has facilitated the licensing and sale of its technologies and applications. In exchange for the benefits to these companies' own products offered by our technology, these relationships under the terms of cooperation agreements or license agreements provide marketing, distribution and manufacturing capabilities for our products and enable us to limit the expense of our own research and development activities. In order to ensure dependable sources of supply and to maintain quality control and cost effectiveness for components incorporated in our applications and products, an important element of our strategy has been to identify and enter into relationships with manufacturers that will develop and produce custom-made items for NCT product applications, and with manufacturers of components that will supply and integrate components for NCT technologies. The following summarizes NCT's key licensing relationships:

  --------------------------------------------------------------------------
                                     Date
                                    Initial
          Key Licensees           Relationship          Applications
                                  Established
  ------------------------------- ------------   ---------------------------

  Ultra Electronics Ltd.           June 1991     Aircraft Cabin Quieting
                                                 Systems

  The Charles Stark Draper         July 1994     Microphones
  Laboratory, Inc.

  New Transducers Ltd.             Mar. 1997     Flat Panel Transducers

  Oki Electric Industry Co.,       Oct. 1997     Communications
  Ltd.

  Infineon Technologies AG I Gr.   Dec. 1997     Microphones
      (formerly Siemens AG)

  VLSI Technology, Inc.            Feb. 1998     Communications

  STMicroelectronics SA &          Nov. 1998     Java(TM) platform
      STMicroelectronics Srl

  Delphi Automotive Systems        May 2000      Communications
  --------------------------------------------------------------------------

            Ultra Electronics Ltd. (U.K.)

     Since 1991, NCT and Ultra (and Ultra's predecessor, part of the Dowty Group), have been designing and developing systems to enhance passenger comfort by quieting aircraft passenger compartments in specified propeller-driven aircraft, which Ultra sells to the worldwide turbo-prop aircraft market. In May 1993, Ultra and NCT signed a teaming agreement to produce and install the NCT cabin quieting system on the SAAB 340 aircraft. Deliveries under this agreement began in 1994. In March 1995, NCT and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million. The arrangement with Ultra terminates upon the expiration of the last applicable patent or rights. Under this agreement beginning in 1998 and continuing through 2013, Ultra has been paying NCT a royalty of 1.5% of sales of products incorporating NCT technology beginning in 1998 through 2013 (see Note 5 - notes to the consolidated financial statements for further details).

            The Charles Stark Draper Laboratory, Inc.

     In July 1994, NCT and Draper of Cambridge, Massachusetts entered into an agreement whereby NCT became the exclusive licensee to a new silicon micromachined microphone developed by Draper. Under the terms of the agreement and subsequent agreements, Draper performed engineering services for NCT to further develop the technology. The silicon micromachined microphone technology can be used in a wide variety of applications within the acoustic and communications fields. NCT has developed sub-patents which rely on this technology as its basis. The patents under this license on average expire in 2009. The agreement terminates when the last of the licensed patents expire under applicable law, unless earlier terminated by a written agreement of the parties. This technology provides the basis of the technology that NCT has licensed to Infineon Technologies AG outlined below.

            New Transducers Ltd. (U.K.)

     New Transducers Ltd. (U.K.) (known as NXT), its parent, NXT plc, a United Kingdom company listed on the London Stock Exchange, and NCT executed a cross-licensing agreement on March 28, 1997. The term of our license to NXT was five years. Under the terms of the cross-license, we licensed patents and patents pending which relate to flat panel transducer technology to NXT, and NXT licensed to us, patents and patents pending which relate to similar technology. We received the use of NXT's patents and patents pending and the benefit of NXT's technology, which also involves the shaking of a flat panel to produce sound. In consideration of the license, during the first quarter of 1997 NCT recorded a $3.0 million license fee from NXT, and NCT will receive royalties on future NXT licensing and product revenue. On April 15, 1997, NXT plc and its wholly owned subsidiary, NXT, and NCT executed several agreements and other documents, which terminated the cross-license, and various related agreements and replaced them with a new cross-license, and new related agreements. The material changes effected by the new agreements included the inclusion of NXT plc as a party along with NXT and provided that the license fee payable to NCT could be paid in ordinary shares of stock. The subject license fee was paid to NCT in ordinary shares of NXT plc stock, which were subsequently sold by NCT. On September 27, 1997, NXT plc, NXT, NCT Audio and NCT executed several agreements and other documents, terminating the new cross-license and a related security deed and replacing them with new agreements. The material changes effected by these agreements included an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT and an increase in the royalties payable on future licensing and product revenues. On February 9, 1999, NCT Audio and NXT amended the cross-license agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems. The amendment also increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting these expanded licensing rights, each party received a license fee (see Note 5 - Joint Ventures and Other Strategic Alliances and Note 21 - Subsequent Events in the notes to the consolidated financial statements for further details).

     On March 30, 2001, NCT and NXT entered into an arrangement to reorganize the existing cross-license agreements between the companies. Under the new agreements, we received 2 million ordinary NXT shares in consideration of the cancellation of the royalty payable by NXT to NCT Audio under the 1997 cross-license agreement. The NXT shares, upon issuance, had a market value of approximately $9.2 million. In addition, ownership of specified intellectual property, the rights to which were previously licensed to NXT, were transferred to NXT. NXT has licensed to NCT and its applicable subsidiaries the specified NXT intellectual property and all of the NCT-developed intellectual property. NXT will design a low-cost flat panel speaker for use by Distributed Media Corporation International Ltd., a wholly-owned subsidiary of NCT formed in the United Kingdom in 2001. Also under the new agreements, we acquired 533 shares of NCT Audio that were held by NXT and allowed NXT a cashless exercise of an option granted in 1997 to purchase 3,850,000 shares of our common stock. We have included the 3,850,000 shares now owned by NXT in this prospectus. NXT is required to assist Distributed Media in developing a new flat speaker, and we will pay royalties on products developed by NXT and sold by us at the greater of 2% of net sales revenue or ten cents per product developed by NXT.

            Oki Electric Industry Co., Ltd. (Japan)

     In October 1997, NCT and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed NCT's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. NCT has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. NCT is currently receiving royalties from OKI relating to the license agreement (see Note 5 - notes to consolidated financial statements). This agreement terminates upon the expiration of the last applicable licensed patent, unless earlier terminated by written agreement of the parties.

           Infineon Technologies AG (formerly Siemens Semiconductors, Siemens AG) (Germany)

     In December 1997, NCT and Infineon executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Infineon licensed NCT's silicon micromachined microphone and will develop, manufacture and market such microphones as surface mountable devices. This agreement terminates upon the expiration of the last applicable patent under the agreement or with three months notice if the product is not developed. The silicon micromachined microphone technology delivers microphone technology on a silicon chip, a breakthrough in the microphone marketplace. Infineon and NCT have targeted the silicon micromachined microphone to the multimedia, cellular phone, wireless phone, voice recognition and other related markets. The silicon micromachined microphone's small chip dimensions of only 3 mm on each side make it useful for packaging into products with tight size constraints, such as noise canceling earplugs and hearing aids. We anticipate royalties from Infineon in the future.

            VLSI Technology, Inc. (France)

     In February 1998, NCT and VLSI executed a license agreement. Under the terms of the agreement, which included up-front development fees and future per unit royalties, VLSI licensed our ClearSpeech(R) noise cancellation and echo cancellation algorithms for use with VLSI's current and future integrated circuits targeted to the digital cellular and personal communications systems phone market, as well as emerging computer telephony markets. The noise cancellation algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The echo cancellation algorithm cancels acoustical echo for hands-free telephony operations including cellular and speakerphones. We expect that this agreement may generate royalty revenue in the future.

            STMicroelectronics SA & STMicroelectronics Srl (France and Italy)

     In November 1998, our subsidiary, Advancel, and STMicroelectronics SA executed a license agreement. Under the terms of the agreement, which included the payment of a license fee, a minimum royalty within two years and future per unit royalties which continue for an unspecified term, STMicroelectronics SA licensed Advancel's tiny2J(TM) for Java(TM) (the T2J-processor core) to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smartcard applications. The T2J-processor core is designed to accelerate the execution of Javacard(TM)-based smartcard applications such as electronic purse credit/debit card functions, identification cards that provide authorized access to networks and subscriber identification modules that secure various cellular phones against fraud. This agreement resulted in a significant amount of revenue in fiscal 1998 and 1999 and we anticipate additional royalty revenue commencing in fiscal 2002.

          Delphi Automotive Systems (U.S.)

     On May 3, 2000, Delphi Automotive Systems licensed NCT's ClearSpeech(R) noise, acoustic echo and live echo cancellation algorithms for use in their mobile multimedia computing platform for hands-free cellular communications. NCT's patented ClearSpeech algorithm cancels approximately 95% of background road, tire, wind, engine and traffic noise from hands-free communications, allowing the party receiving the communication to hear speech more clearly. Although NCT has not recognized any royalty revenue from Delphi to date, we anticipate that this royalty source may be significant in the future.

H.    Marketing and Sales

     In addition to marketing our technology through strategic licensing agreements as described above, as of November 30, 2001, we had an internal sales and marketing force of 42 employees, 4 independent sales representatives and our executive officers and directors. The independent sales representatives may earn commissions of generally up to 6% of revenues generated from sales of NCT products to customers the sales representatives introduced to NCT and up to 5% of research and development funding revenues provided by such customers.

     Note 20 - notes to the consolidated financial statements sets forth financial information relating to foreign and domestic operations and sales for the years ended December 31, 1998, 1999 and 2000.

     NCT does not have a significant foreign exchange transaction risk because the majority of its non-U.S. revenue is denominated and settled in U.S. dollars. The remaining intercompany revenue, eliminated in consolidation, is in British pounds sterling and our underlying cost is also in pounds sterling, creating a natural foreign exchange protection.

I.          Concentrations of Credit Risk

     NCT sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As outlined below, our two largest product customers accounted for approximately 16.8% of product revenues during 2000 and 1.3% of aggregate gross accounts receivable of $5.6 million at December 31, 2000.

(in thousands)                          As of December 31, 2000
                                      And for the year then ended
                                      ----------------------------
             Customer                 Receivable       Revenue
-----------------------------------   ------------   -------------
AM.com                                $   32         $    191
Sharper Image                             41             145
All Others Product - Related             807            1,665
                                      ------------   -------------
     Total Product - Related          $  880         $  2,001
                                      ============   =============

     As outlined below, our three largest technology licensing fees and royalty customers accounted for approximately 80.4% of technology licensing and royalty revenues during 2000. The transaction with Infinite Technology Corporation has been accounted for as a nonmonetary transaction with consideration being received by NCT in ITC's common stock. The amount outstanding from Vidikron of America at December 31, 2000 represented approximately 36.0% of aggregate gross accounts receivable of $5.6 million. The terms of the Vidikron license agreements with each of NCT and Distributed Media Corporation required payment of the license fees upon the execution of the respective license agreements covering differing technologies. We collected the amounts due from Vidikron in 2001 and used $1 million of the proceeds to acquire 1,000 shares of common stock of DMC NY and $1 million for working capital and general corporate purposes.

(in thousands)                          As of December 31, 2000
                                      And for the year then ended
                                      ----------------------------
             Customer                 Receivable       Revenue
-----------------------------------   ------------   -------------
Infinite Technology Corp              $        0      $      3,550
Pro Tech                                       0             2,433
Vidikron                                   2,000             2,000
All Others                                 2,673             1,945
                                      ------------   -------------
Total licensing fees and royatlties   $    4,673      $      9,928
                                      ============   =============

     The following is an aging of our aggregate gross accounts receivable of $5.6 million as of December 31, 2000 (in thousands):

----------------------------------------------------------------------------
Type of receivable        Total       Current   30 - 60    60 - 90    Over 90
----------------------------------------------------------------------------
Total product            $  880       $  650    $ 110      $   77      $  43
Vidikron license          2,000                             2,000
All other -tech/license   2,673        2,173                             500
----------------------------------------------------------------------------
Total Gross Receivables  $5,553       $2,823    $ 110       $2,077     $ 543
----------------------------------------------------------------------------

     Our payment terms are dependent on the type of revenue. Generally, trade receivables are due 30 to 60 days after the invoice date; joint venture, technology and royalty receivables are due 30 days after they are earned; and license receivables are due normally upon execution of the agreement.

     The majority of the December 31, 2000 receivables had been collected by April 2001. NCT does not require collateral or other security to support customer receivables. NCT regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, NCT takes into consideration the value of past due receivables and the collectibility of such receivables, based on the creditworthiness of the customer.

     Financial instruments, which potentially subject NCT to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. NCT's cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. NCT primarily maintains its cash and cash equivalents in two banks.

J.    Competition

     We have a number of direct competitors. Our principal competitors in active control systems include Bose Corporation, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. Our principal competitors in speech applications include IBM Corporation, Lucent Technologies, Inc. and Texas Instruments, Incorporated. To our knowledge, each of these entities is pursuing its own technology, either on its own or in collaboration with others, and has commenced attempts to commercially exploit such technology. NCT also believes that a number of other large companies, such as the major domestic and foreign communications, computer, automobile and appliance manufacturers, as well as aircraft parts suppliers and manufacturers, have research and development efforts underway that could be potentially competitive to NCT. These companies are well established and have substantially greater management, technical, financial, marketing and product development resources than NCT.

     Competition faced by our products includes:


                                                           Competitive
                                        --------------------------------------------------
     Product           Competition               Advantages              Disadvantages
NoiseBuster        Koss, Sony, Bose     High performing active noise  Name recognition;
headphone                               reduction, low cost product   limited marketing

Gekko flat         Sony, Aiwa, Bose,    Flat wall-mounting design,    Name recognition;
speakers           and any other        greater sound dispersion,     limited marketing
                   speaker manufacturer wide choice of decorator
                                        facades

ClearSpeech noise  Lucent, Texas        High-quality noise            Name recognition;
cancellation       Instruments, other   cancellation, avoidance of    limited marketing
algorithm          large                voice quality degradation
                   communications
                   companies

ClearSpeech echo   Lucent, Texas        High-quality echo             Name recognition;
cancellation       Instruments, other   cancellation, avoidance of    limited marketing
algorithm          large                voice quality degradation
                   communications
                   companies

MidPoint software  Hardware routers,    Comprehensive software        Name recognition;
                   freestanding         solution - eliminates need    limited marketing
                   firewalls            to purchase various
                                        independent software and
                                        hardware products and
                                        configure them to work
                                        together

DMC's Sight &      In-store music       Ongoing cash incentives to    Name recognition;
Sound system       providers such as    site owners, demographically  limited marketing
                   Muzak: other         targeted opportunity for
                   advertising media    advertisers

Artera Group's     Other Internet       Delivers broadband speeds     Name recognition;
Artera Turbo       service providers    from dial-up lines and        limited marketing
technology                              greatly improved speeds from
(currently in                           broadband connections such
beta)                                   as DSL and cable modem

K.    Government Contracts

     Prior to 1998, NCT acted as a government subcontractor in connection with the performance of various engineering and development services. Government contracts provide for cancellation at the government's sole discretion, in which event the contractor or subcontractor may recover its actual costs up to the date of cancellation, plus a specified profit percentage. Governmental expenditures for defense are subject to the political process and to rapidly changing world events, either or both of which may result in significant reductions in such expenditures in the proximate future. Government contracts are not viewed as a significant part of our business. No such contracts were in effect during 1998, 1999, or 2000.

L.    Research and Development

     NCT-sponsored research and development expenses aggregated $7.2 million, $6.2 million and $4.4 million for the fiscal years ended December 31, 1998, 1999 and 2000, respectively. Research and development expenses for the nine months ended September 30, 2001 were $5.3 million. The research and development services that had been conduced at Advancel were outsourced to Infinite Technology Corporation commencing in the third quarter of 2000. This arrangement provides for the development by Infinite Technology Corporation of a JavaTM-based digital signal processor semiconductor chip and the joint development of microprocessors or semiconductor chips in the future. Our objective in outsourcing the engineering and development services work previously performed at Advancel was to lower our costs in providing those services while retaining the microprocessor design capabilities on an outsourced basis. The development agreement does not have a definite expiration date; however, the parties expect that the research and development work will be performed by Infinite Technology Corporation within 24 months. The development fee will be paid with shares of our common stock in lieu of cash payments. We made an upfront payment with our shares of common stock to fund ITC's development services because ITC was not willing to commit its own working capital for the development work. See Note 5 - notes to the consolidated financial statements for further details.

     Infinite Technology Corporation is the semiconductor original publishing enterprise specializing in the design, manufacturing and marketing of digital signal processing solutions to create system-on-chip products utilizing its proprietary RADcore(TM) technology. Founded in 1991, Infinite Technology Corporation also provides integrated circuit design services and software development. In May 2000, NCT's subsidiary, Advancel Logic Corporation, entered into a license agreement with Infinite Technology Corporation whereby Infinite Technology Corporation was granted exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology. The agreement also granted non-exclusive rights to Advancel's Java(TM) smart card core.

     Our key research and development activities over the last three years include:

o improvement to our echo cancellation and noise filtering algorithms including porting to specific hardware platforms and processor cores;

o    development of various versions of our ClearSpeech microphone technology;

o improvements to the active noise cancellation technologies used in our headset products;

o development of the piezoelectric flat panel transducer which forms the basis for the Gekko line of speaker products;

o    development of new algorithms and systems;

o    development of advertisement play verification software;

o development of an ambient noise compensator for commercial speaker applications; and

o development of our echo cancellation/noise filtering software module appropriate for integration into an Internet telephony program.

M.    Environmental Regulation Compliance

     Compliance with Federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, does not have any material effect upon our capital expenditures, earnings or competitive position.

N.    Employees

     NCT had 148 employees as of November 30, 2001. The employees include 42 in sales and marketing; 25 in executive and administrative roles; 19 in the areas of finance, accounting, human resources, legal, information technology and intellectual property; and 62 in engineering, operations and production. None of our employees is represented by a labor union. NCT considers its relationships with employees to be satisfactory.

O.    Acquisitions and Acquisition Efforts

Theater Radio Network, Inc.

     On August 18, 2000, we acquired from the five sole stockholders of Theater Radio Network, Inc. 100% of the outstanding capital stock of Theater Radio Network, a provider of in-theater audio advertising in multiplex cinemas nationwide, through a merger with DMC Cinema, Inc., a newly formed subsidiary of NCT's wholly-owned subsidiary, Distributed Media Corporation. The acquisition included our issuance of restricted shares of NCT common stock and a 7.5% equity interest in DMC Cinema. The purchase agreement provided that a specified amount of $2,395,000 in shares of NCT common stock would be issued to the selling shareholders. NCT had an obligation to register the shares represented by this specified amount. In the event that NCT's trailing twenty-day closing bid price declined before NCT requested effectiveness of its registration statement from the SEC, NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this provision as the fill-up provision. We initially issued 7,405,214 shares of NCT common stock based upon a trailing twenty-day closing bid price of $0.3376. Of such shares, 311,019 shares were issued to the placement agent for the transaction for services rendered, aggregating $105,000. The placement agent's shares were not subject to the fill-up provision. Due to the fill-up provision, in February 2001, we issued 2,455,248 additional shares of NCT common stock to the five selling shareholders based upon a trailing twenty-day closing bid price of $0.2508 to make-up for the diminished value.

     Additional NCT shares may be required to be issued as an earn-out based upon future cumulative revenue of Theater Radio Network (now DMC Cinema). The selling shareholders have demanded registration rights for these earn-out shares. The earn-out provides that if DMC Cinema has accrued revenue of at least $3,300,000 between August 1, 2000 and December 31, 2001, a number of shares of NCT common stock having a value of $1,220,000, based upon the trailing twenty-day closing bid price on December 31, 2001, will be issued to the selling shareholders. If the accrued revenue for this period is less than $3,300,000, then the number of shares of NCT common stock to be issued would be pro rated to the number (based upon the trailing twenty-day closing bid price on December 31, 2001) equal to the product of $1,250,000 multiplied by a fraction which is the actual accrued revenue for such period divided by $3,300,000. Further, if DMC Cinema has accrued revenue of at least $4,700,000 between August 1, 2000 and June 30, 2002, an additional number of shares of NCT common stock having a value of $1,225,000, based upon the trailing twenty-day closing bid price on June 30, 2002, will be issued. If DMC Cinema's accrued revenue for such period is less than $4,700,000, then the number of shares to be issued will be prorated to that number of shares of NCT common stock having a value (based upon the trailing twenty-day closing bid price on June 30, 2002) equal to the product of $1,250,000 multiplied by a fraction which is the actual accrued revenue for such period divided by $4,700,000. The issuance of additional NCT shares of common stock pursuant to the earn-out provision would increase our cost of the acquisition.

Midcore Software, Inc.

     On August 29, 2000, NCT acquired 100% of the outstanding capital stock of Midcore Software, Inc., a provider of Internet infrastructure software for business networks, through a merger with Midcore Software, Inc., a newly formed, wholly-owned subsidiary of NCT. In connection therewith, we initially issued to Midcore's selling shareholders 13,913,355 restricted shares of our common stock based upon a 10-day volume-weighted average closing bid price of $0.34626 per share, for an aggregate value of $4.8 million. In addition, the purchase consideration includes $1.7 million to be paid by NCT in cash, over 36 months, the timing of which is based upon earned royalties. If after 36 months the total royalty has not been earned, or if earned but not fully paid, then the recipients may elect at their discretion either to continue to receive payment of the royalties in accordance with the merger agreement, or receive the unpaid balance in the form of NCT's common stock. We recorded the entire $1.7 million obligation as a liability. To date, no royalties have been paid. We are obligated to issue additional shares of common stock if the value of shares issued at the closing which were not registered is less than $1.5 million on the third anniversary of the closing.

     The merger agreement provided that NCT had an obligation to register with the SEC a specified amount of $2,467,639 in shares of NCT common stock issued to the Midcore selling shareholders at closing. In the event that NCT's volume-weighted, average trailing ten-day closing bid price declined before NCT requested effectiveness of its registration statement, NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this price guaranty provision as the fill-up provision. Of the shares initially issued, 7,126,548 shares of NCT common stock were to be registered based upon a volume-weighted, average trailing ten-day closing bid price of $0.34626. Due to the fill-up provision, on February 9, 2001, we issued 2,863,894 additional shares of NCT common stock to the selling shareholders based upon the closing bid price of $0.2470 to make-up for the diminished value of their shares. The issuance of the additional shares did not affect the cost of the acquired company.

Pro Tech Communications, Inc.

     On September 12, 2000, our subsidiary, NCT Hearing, granted an exclusive license to Pro Tech Communications, Inc. for rights to specified NCT technologies for use in light weight cellular, multimedia and telephony headsets. In exchange, NCT Hearing received 23.4 million shares of Pro Tech's common stock, net of shares used to compensate an outside consultant, representing approximately 83% of Pro Tech's common shares then issued and outstanding. Pro Tech sells high quality, lightweight headsets to high-profile users, including the NASA space program and McDonald's. Pro Tech's common stock currently trades under the symbol "PCTU" on the NASD's OTC Bulletin Board. As a condition precedent to the transaction, NCT Hearing had identified, and introduced to Pro Tech, the investors who agreed to provide $1.5 million in equity financing to Pro Tech for 1,500 shares of series A convertible preferred stock of Pro Tech. This series A preferred stock is convertible into shares of Pro Tech's common stock or exchangeable for shares of NCT's common stock, at the investors' election. Upon the conversion of the aggregate $1.5 million of Pro Tech series A preferred stock at September 30, 2000, 3,750,000 shares of Pro Tech common stock would have been issuable at a conversion price of $0.50 per share, representing approximately 13% of Pro Tech's issued and outstanding common shares. Upon the exchange of the aggregate $1.5 million of Pro Tech series A preferred stock at September 30, 2000, 6,500,000 shares of NCT common stock would have been issuable at an exchange price of $0.30 per share, representing approximately 2% of NCT's issued and outstanding shares. As of November 30, 2001, none of the series A preferred stock is outstanding as it has been converted into 4,951,873 shares of Pro Tech common stock and exchanged for 3,685,850 shares of NCT common stock. The investors paid $1.5 million in cash which was used by Pro Tech for working capital.

Artera Group International Limited

     On January 23, 2001, Artera Group, Inc. entered into an agreement with Teltran International, Inc. to acquire all of the capital stock of Teltran's subsidiary, Teltran Web Factory Limited, a U.K.-based Internet service provider for small companies, and the communication equipment assets of Teltran's subsidiary, Internet Protocol Ltd. The Web Factory is a full service information technology solutions provider, offering Internet provider services, web hosting, domain hosting, consulting, web design and installation services to businesses. Its principal assets are its backbone network installation and its customer base. Teltran had acquired the Internet service provider assets of Datatec Limited and inserted the assets into the newly formed Web Factory on March 15, 2000. Teltran owned and operated the Web Factory approximately one year before Artera acquired it. Artera completed its acquisition of the Web Factory in early March 2001, and has renamed the Web Factory, Artera Group International Limited. As of October 31, 2001, NCT held 100% of the outstanding common stock of, and 100% of the voting power in, Artera Group, Inc. and thus controls that corporation. As of October 31, 2001, Artera Group, Inc. held 100% of the outstanding common stock of, and 100% of the voting power in, Artera Group International Limited. Artera agreed to pay Teltran and its investors up to $350,000 in cash and up to 4,940,000 stated value in British pounds sterling of Artera Group, Inc.'s series A convertible preferred stock. On the date of the Web Factory purchase, the Artera preferred stock issued as part of the purchase price represented 37% of the ownership of Artera on a fully diluted basis. (This 37% figure assumes a $1.00 per share price for the Artera common stock into which the preferred stock is convertible. An assumption is necessary because the preferred stock's conversion formula is based primarily on the price of Artera common stock on a public trading market, and no such market yet exists.) The Artera Group preferred stock is non-voting stock (except as required by law). As part of the acquisition, we agreed to assume Teltran's obligations owed to the previous owner of the Web Factory in the amount of approximately 1,600,000 British pounds sterling as of November 30, 2001. We expected to settle the amount due the prior owner by causing Artera Group International Limited to issue its series A preferred stock to the previous owner having a stated value equal to the amount owed, with rights to convert to Artera Group International Limited common stock at a 20% discount to the initial listing price. The shares of Artera Group International Limited preferred stock have not been issued, because no settlement agreement regarding the terms of this preferred stock has yet been reached. Any offering of our Artera Group International Limited common stock would result in continued control by NCT of at least 51% of the common stock of the subsidiary on a fully diluted basis.

     On June 29, 2001, NCT entered into an exchange rights agreement with ten accredited investors who hold $4,276,000 in aggregate stated value of series A preferred stock of Artera Group, Inc. to allow them to exchange their Artera preferred stock for NCT common stock at an exchange price per share of 100% of the average closing bid price of NCT's common stock for the five trading days prior to the exchange. NCT is obligated to register shares for the exchange of Artera series A preferred stock. Pursuant to the exchange rights agreement, NCT has the option at any time to redeem any outstanding Artera series A preferred stock by paying the holder cash equal to the aggregate stated value of the number of shares of Artera series A preferred stock being redeemed (together with accrued and unpaid dividends thereon). On November 9, 2001, these investors waived their right to convert their Artera series A preferred stock into Artera common stock.

DMC New York, Inc.

     On April 12, 2001, NCT entered into an exchange agreement with Crammer Road, the owner of DMC New York, Inc., a company which holds DMC licenses in the New York designated market area. Crammer Road obtained its 16 DMC licenses from other investors in a private transaction. The investors who owned the 16 DMC licenses had acquired them in 1999 by payment of $4 million in cash and surrendering to NCT $9.6 million in stated value of NCT series E and series F convertible preferred stock. On September 27, 2000, DMC NY, pursuant to a license exchange agreement, issued to Crammer Road 16,000 shares of its common stock in exchange for the 16 licenses held by Crammer Road. The DMC NY Board of Directors imputed a value of $16 million to the 16,000 shares of its common stock. The DMC NY Board of Directors is comprised of individuals who are officers and directors of NCT or its subsidiaries, namely, Michael J. Parrella, Irene Lebovics and Cy E. Hammond. Pursuant to the exchange agreement, NCT issued to Crammer Road 13,333,333 shares of NCT common stock in exchange for 2,000 shares of common stock of DMC NY for an aggregate value of $2 million. We have included these 13,333,333 shares of our common stock in this prospectus. According to the terms of the exchange agreement, NCT is obligated to issue Crammer Road additional shares of NCT common stock if the closing bid price of our common stock for the five business days prior to the day before we request acceleration of the effectiveness of this registration statement is less than $0.16 per share. This prospectus includes 7,999,867 shares of common stock which we may be required to issue for this reset provision.

     Also pursuant to the April 12, 2001 exchange agreement, NCT issued Crammer Road a $1,000,000 convertible note. The consideration from Crammer Road consisted of 1,000 shares of DMC NY common stock. This convertible note matures on December 31, 2001 and bears interest at 2% per month accruing from May 27, 2001. The note is convertible into shares of NCT common stock from and after July 15, 2001 at a conversion price per share equal to 93.75% of the average closing bid price of NCT common stock for the five consecutive trading days prior to conversion. This prospectus includes 15,244,566 shares that may be issuable upon the conversion of the note, along with accrued interest.

     On April 12, 2001, we also entered into a securities purchase agreement with Crammer Road, whereby we acquired 1,000 shares of common stock of DMC NY from Crammer Road for $1.0 million cash. Pursuant to a letter agreement, NCT also agreed to acquire from Crammer Road in July 2001 an additional $1.0 million of common stock in DMC NY for $1.0 million in cash or other marketable securities. To date, we had not acquired the additional 1,000 shares of DMC NY but are negotiating the terms of such acquisition with Crammer Road. We paid $100,000 to Crammer Road in September 2001.

     On April 12, 2001, NCT and Crammer Road cancelled a private equity credit agreement dated September 27, 2000 and finalized a new equity credit agreement. The new credit agreement obligates Crammer Road to deliver to us the remaining 12,000 shares of common stock of DMC NY and cash in the amount of approximately $3.0 million in the aggregate. See below under "Recent Financing Transactions" for a description of the terms of the new equity credit agreement.

Other Acquisition Efforts

     On February 28, 2001, our subsidiary, Artera Group, Inc., and CompuHelp Technologies, Inc., a national Internet service provider based in the New York metropolitan area, entered into a letter of intent. By the terms of the letter of intent, Artera would acquire CompuHelp by purchasing from CompuHelp's two sole shareholders all of the outstanding capital stock of CompuHelp in consideration for $500,000 in cash and $1,000,000 in aggregate stated value of Artera convertible preferred stock. Artera would also agree to assume up to $90,000 of CompuHelp's bank debt. In addition, if CompuHelp's Internet service provider business reached revenue and gross margin targets in the eight quarters following closing, up to an additional $2,000,000 of Artera convertible preferred stock would be issuable to CompuHelp's two selling shareholders. The letter of intent remained exclusive until April 30, 2001. In July 2001, Artera abandoned its effort to acquire CompuHelp and let the letter of intent to acquire CompuHelp expire. Artera is exploring the possibility of acquiring another New York-based Internet service provider to serve as its U.S. connectivity anchor.

     In May 2001, we entered into a letter of intent to acquire 50% of the capital stock of Digital Compact Classics, Inc. in exchange for our grant of a license to Digital Compact Classics to offer Sight & Sound distributed media service in the Los Angeles area. Under the letter of intent, Wells Investment Group planned to lead a group of investors to contribute $12 million to Digital Compact Classics to develop the Sight & Sound network in the Los Angeles designated market area for Distributed Media Corporation in exchange for 40% of Digital Compact Classic's equity. We abandoned our effort to acquire Digital Compact Classic because it ceased to be a going concern.

P.    Recent Financing Transactions

Artera Group, Inc. Convertible Notes

     On January 9, 2001, our wholly-owned subsidiary, Artera Group, Inc., formerly known as NCT Networks, Inc., entered into a subscription agreement with six accredited investors pursuant to a private placement of its secured convertible notes having a stated value of $5,040,000. The proceeds from the issuance of the notes were used for working capital purposes. The consideration from the investors for the convertible notes aggregated approximately $2.5 million and consisted of $1.0 million in cash, $1.0 million in nonrecourse notes secured by Teltran International, Inc. common stock and 1,190,476 shares of Pro Tech common stock valued at $500,000. The Artera convertible notes mature January 9, 2002 and bear interest at 6% per annum, payable at maturity. The notes were convertible into shares of Artera common stock, but the investors waived these conversion rights on November 9, 2001. Because the Artera common stock is not publicly tradable, NCT and the investors entered into an exchange rights agreement whereby the Artera notes are exchangeable for shares of NCT common stock from and after April 5, 2001 at an exchange price per share of 100% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. We registered 20 million shares of common stock that NCT may be obligated to issue upon the exchange of the Artera convertible notes under Registration Statement No. 333-47084, effective February 12, 2001. We are obligated to register for resale additional shares for the exchange of the Artera convertible notes. As of November 30, 2001, $2,518,500 stated value of these notes had been exchanged for 19,851,433 registered shares of NCT common stock. As of November 30, 2001, the outstanding balance of the January 9, 2001 Artera convertible notes is $2,521,500.

     On April 4, 2001, Artera Group, Inc. entered into a subscription agreement with two accredited investors pursuant to a private placement of $875,000 of its convertible notes. The consideration from the investors for the convertible notes aggregated $694,000, net of expenses, and consisted of cash. The proceeds from the issuance of the notes were used for working capital purposes. These Artera convertible notes mature April 4, 2002 and bear interest at 6% per annum, payable at maturity. These notes were convertible into shares of Artera common stock, but on November 9, 2001, the investors waived those conversion rights. NCT and the investors entered into an exchange rights agreement whereby the Artera notes are exchangeable for shares of NCT common stock from and after April 5, 2001 at an exchange price per share of 100% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. NCT is obligated to register shares for the exchange of these Artera notes.

     On May 25, 2001, Artera Group, Inc. entered into a subscription agreement with two accredited investors pursuant to a private placement of $375,000 of its convertible notes. The consideration from the investors consisted of $300,000 in cash. The proceeds from the sale of the notes were used for working capital purposes. These notes accrue interest at 6%, payable at maturity, mature on May 25, 2002 and were convertible into shares of Artera common stock, but the investors have waived those conversion rights on November 9, 2001. NCT and the investors entered into an exchange rights agreement whereby the Artera notes are exchangeable for shares of NCT common stock from and after September 15, 2001 at an exchange price per share of 100% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. NCT is obligated to register shares for the exchange of these Artera notes. As of November 30, 2001, $293,750 stated value of these notes had been exchanged into 3,275,864 restricted shares of NCT common stock. As such, as of November 30, 2001, the outstanding balance of the May 25, 2001 Artera convertible notes is $81,250.

     On June 29, 2001, Artera Group, Inc. entered into a subscription agreement with six accredited investors pursuant to a private placement of $1,250,000 of its convertible notes. The consideration from the investors consisted of $1,000,000 in cash, less $78,000 for finder's fees paid to a third party which arranged for the financing and legal fees. The proceeds from the sale of these notes were used for working capital purposes. The notes accrue interest at 6% per year, payable at maturity, mature on June 29, 2002 and were convertible into shares of Artera common stock, but the investors waived these conversion rights on November 9, 2001. Because Artera's common stock is not publicly tradable, NCT and the six investors entered into an exchange rights agreement whereby the Artera notes are exchangeable for shares of NCT common stock from and after November 30, 2001 at an exchange price per share of 100% of the average closing bid price of NCT's common stock for the five trading days prior to the exchange. NCT is obligated to register shares for the exchange of these Artera notes.

Private Equity Credit Agreement

     On April 12, 2001, NCT and Crammer Road LLC cancelled a private equity credit agreement dated September 27, 2000 and finalized a new equity credit agreement. Under the September 2000 credit agreement, we received $0.5 million from Crammer Road and issued Crammer Road 2.8 million shares of our common stock. The new equity credit agreement provides that shares of up to $50 million of our common stock may be sold to Crammer Road pursuant to put notices delivered by NCT to Crammer Road. The terms of the credit agreement obligate NCT to put a minimum of $17 million of its common stock, known as the minimum commitment amount, to Crammer Road. The agreement provides for an accelerating discount to the market price of our common stock on the first $12 million of puts, and a fixed discount to market of 10% for the remaining $5 million of committed puts by us. We estimate that the accelerating discount to the market price of our common stock on the first $12 million of puts may be up to 35% because from the initial discount of 12.5%, the discount increases each month after May 27, 2001 by 2% and our required monthly put amount may vary based upon trading volume of our common stock. In exchange for the first $17 million of our shares under the minimum commitment amount, Crammer Road is obliged to deliver to us 12,000 shares of common stock of DMC NY and cash aggregating approximately $3.0 million. Our monthly put notices were required to commence no later than October 1, 2001; however, we have not delivered any put notices to date. Each monthly put notice up to the $17 million shall specify a put amount equal to the lesser of $2.5 million or 150% of the weighted average volume for the common stock for the twenty trading days preceding the respective put notice. The terms of the new equity credit line further provide that we may elect to put up to an additional $33 million of our common stock to Crammer Road (at a fixed discount to market of 10%) for cash to finance our cash needs. Each put notice beyond the minimum commitment amount which we elect to deliver to Crammer Road shall specify a put amount equal to the lesser of $2.0 million or 150% of the weighted average volume for the common stock for the twenty trading days preceding the respective put notice. The issuance and sale of our shares of common stock under this equity credit agreement will have an immediate dilutive effect on existing holders of our common stock. Under some circumstances, there could be substantial cash penalties to NCT as disclosed in the section entitled "Risk Factors" above.

     In connection with the execution of this new private equity credit agreement, we issued a warrant to Crammer Road for 250,000 shares of our common stock with an exercise price of $0.14 per share. The warrant issued to Crammer Road under the old credit agreement for 250,000 shares of NCT common stock (with an exercise price of $0.34 per share) has been cancelled. Further, for each $100,000 of our common stock sold under the new credit line, Crammer Road is entitled to an additional warrant for 1,000 shares of our common stock at an exercise price per share equal to 100% of the average of the closing bid prices for our common stock for five trading days immediately prior to the closing date for the relevant put notice. We and Crammer Road are in the process of negotiating an amendment to the new equity credit agreement, which would, among other things, remove the issuance of warrants on each put closing date.

NCT Secured Convertible Notes Issued to Carole Salkind

     On January 25, 2001, NCT defaulted on the repayment of a $1.0 million secured convertible note issued on January 26, 1999 to Carole Salkind, the spouse of a former director of NCT, an accredited investor and then the holder of an aggregate of $4.0 million of NCT's secured convertible notes. On May 14, 2001, Ms. Salkind surrendered the January 1999 note and NCT rolled the principal, interest and default penalty due under the note into a new four-month $1.4 million convertible note, exchangeable for shares of Pro Tech Communications, Inc. common stock at $0.22 per share or convertible into shares of NCT common stock at $0.13 per share. This May 14, 2001 note was also exchangeable, at Ms. Salkind's election, for shares of common stock of our subsidiaries, Distributed Media Corporation International Ltd. and Artera Group International Ltd., at the respective initial offering prices. The May 14, 2001 note accrued interest at the prime rate as published in The Wall Street Journal. NCT also issued Ms. Salkind a five-year warrant to purchase 500,000 shares of NCT's common stock at a price of $0.13 per share, which approximated the market price of our common stock on the day of issuance. NCT defaulted on repayment of the May 14, 2001 note. In September 2001, Ms. Salkind agreed to fund another $1 million and to roll the amounts due under the note in default into a new note aggregating $2,535,469. NCT received $0.5 million from Ms. Salkind on September 28, 2001 and October 12, 2001. This note bears interest at the prime rate plus 2% and matures on September 28, 2002. In conjunction with this transaction, we issued Ms. Salkind a five-year warrant to acquire 1,000,000 shares of NCT common stock at $0.115 per share.

     On February 13, 2001, Carole Salkind loaned NCT $500,000 for 60 days in exchange for a promissory note bearing interest at 7% per annum. In connection with this transaction, we also issued a warrant to Ms. Salkind to purchase, at her election, $500,000 of our common stock at $0.21 per share or $500,000 of the common stock of our majority-owned subsidiary, Pro Tech Communications, Inc. at $0.44 per share. The promissory note was convertible into NCT common stock or exchangeable for Pro Tech common stock, at her election, at a conversion price per share which was the same as the warrant exercise price per share. On April 14, 2001, NCT defaulted on the repayment of this promissory note and a penalty of 10% of the principal in default, or $50,000, became due. On May 18, 2001, Ms. Salkind converted the principal, interest and default penalty on the February 13, 2001 note into 4,303,425 shares of NCT common stock.

     NCT defaulted on repayment of each of its two-year secured convertible notes dated June 4, 1999, June 11, 1999, July 2, 1999, and July 23, 1999,
respectively, representing an aggregate principal balance of $1,250,000 due Carole Salkind. The default provisions in the notes imposed a penalty, the default amount of $125,000 (10% of the principal payments in default). Default interest from the date of default is due on the principal in default and the default amount at the rate of prime plus 5%. On August 22, 2001, we cured these defaults by canceling the notes aggregating $1,250,000 and issuing a new convertible note to Ms. Salkind for $1,673,393 due December 22, 2001. We also granted Ms. Salkind a five-year warrant to purchase 625,000 shares of NCT's common stock at an exercise price of $0.093 per share. The note is convertible, at her election, at any time on or prior to the day the convertible note is paid in full, into shares of NCT common stock at a conversion price of $0.093. The note is also exchangeable for shares of Pro Tech common stock at an exchange price of $0.14 per share or fully paid and non-assessable shares of common stock of Artera Group International Limited or of Distributed Media Corporation International Limited at the respective initial offering price. The convertible note accrues interest at the prime rate as published from day to day in The Wall Street Journal.

     On December 20, 2001, we issued to Carole Salkind an 8% $2,014,270 secured convertible note due December 20, 2002 and a five-year warrant to purchase 1,250,000 shares of our common stock at $0.079 per share. This note includes $1.0 million new funding from Ms. Salkind and the settlement of two previous notes of ours to Ms. Salkind, dated August 25, 1999 and September 19, 1999, respectively, representing an aggregate principal balance of $750,000, which were in default. The default provisions in these notes imposed a default penalty of $75,000 (10% of the principal in default). Default interest from the date of default was due on the principal in default and the default penalty amount at the rate of prime plus 5%. All or any part of the principal amount of the new note is convertible, at Ms. Salkind's election, into shares of NCT common stock at a conversion price of $0.071. The note is also exchangeable for shares of Pro Tech common stock at an exchange price of $0.06 per share or for shares of common stock of Artera Group International Limited or Distributed Media Corporation International Limited at the respective initial public offering prices thereof. In addition, if any other subsidiary of NCT makes a public offering of its common stock, Ms. Salkind has the right to exchange all or any part of the principal amount of the note into that publicly offered common stock at the initial public offering price thereof.

Other NCT Group, Inc. Convertible Notes

     On March 14, 2001, NCT entered into a subscription agreement with Alpha Capital Aktiengesellschaft, pursuant to a private placement of a $250,000 convertible note to the investor. We also issued to Libra Finance, S.A. a $17,500 convertible note as a finder's fee. The consideration from the investor consisted of $250,000 cash, which NCT used for working capital purposes. These notes mature on March 14, 2002 and bear interest at 8% per annum, payable at maturity. The notes are convertible into shares of NCT common stock at a conversion price per share equal to 80% of the lowest closing bid price of NCT common stock for the five trading days prior to conversion. We are obligated to register that common stock for resale.

     On April 12, 2001, NCT entered into a subscription agreement with Alpha Capital Aktiengesellschaft, pursuant to a private placement of a $125,000 convertible note to the investor. We also issued to Libra Finance, S.A., a third party which arranged for the financing, a $8,750 convertible note as its compensation as a finder. The consideration from the investor consisted of $125,000 cash which NCT used for working capital purposes. These notes mature on April 12, 2002 and bear interest at 8% per annum, payable at maturity. The notes are convertible into shares of NCT common stock at a conversion price per share equal to 80% of the lowest closing bid price of NCT common stock for the five trading days prior to conversion. We are obligated to register the common stock for resale.

     On April 12, 2001, we issued a $1,000,000 convertible note to Crammer Road for 1,000 shares of DMC NY common stock. See above at "Acquisitions and Acquisition Efforts - DMC New York, Inc." for further details.

NCT Video Convertible Note

     On April 12, 2001, our wholly-owned subsidiary, NCT Video Displays, Inc., entered into a subscription agreement with Crammer Road whereby NCT Video issued a $500,000 convertible note to Crammer Road for $500,000 in cash. The NCT Video note was to mature on December 31, 2001 and bore interest at 8% per annum, payable at maturity. The note was convertible into shares of NCT Video common stock by dividing the principal to be converted by 93.75% of the average of the lowest closing bid prices for the NCT Video common stock on the principal market or exchange where the NCT Video common stock is listed or traded for the five trading days prior to the conversion. Because NCT Video's common stock is not publicly tradable on any market or exchange, NCT and Crammer Road entered into an exchange rights agreement whereby the NCT Video note was exchangeable for shares of NCT common stock from and after September 15, 2001 at an exchange price per share of 93.75% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. In October 2001, the NCT Video note was exchanged for 6,014,029 shares of NCT common stock.

Pro Tech Series B Preferred Stock

     On July 30, 2001, our subsidiary, Pro Tech Communications, Inc., entered into an agreement with Alpha Capital Aktiengesellschaft to issue 500 shares of its series B convertible preferred stock for $500,000. Pro Tech received approximately $457,000 in cash, net of fees and expenses, which it is using for working capital purposes. In addition, Pro Tech issued warrants to Alpha Capital to purchase 1,000,000 shares of Pro Tech common stock. The warrants are exercisable at $0.13 per share and expire on August 31, 2004. Pro Tech has the right to require the warrant holder to exercise upon a call by Pro Tech under the following conditions: (1) one third of the warrants are callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.177 per share and the average daily trading volume during such period is at least 150,000 shares; (2) two thirds of the warrants are callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.244 per share and the average daily trading volume during such period is at least 150,000 shares; and (3) all of the warrants are callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.295 per share and the average daily trading volume during such period is at least 150,000 shares. NCT and the investor entered into an exchange rights agreement under which the Pro Tech series B preferred stock is exchangeable for shares of NCT common stock as to 50%, from and after six months; and as to 100%, from and after one year from the series B preferred stock issue date. The exchange rate into NCT common stock is the then lowest average of the average closing bid price for a share of NCT common stock for any consecutive five trading days out of the fifteen trading days preceding the date of such conversion, less a discount of 20%.

Q.    Business Segments

     For a full discussion of business segments and geographic areas, see Note 19 -notes to the consolidated financial statements - "Business Segment Information" and Note 20 - notes to the consolidated financial statements - "Geographical Information."

R.    Available Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review and copy these reports at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

PROPERTIES

     Our principal executive office and corporate headquarters are located in Westport, Connecticut where we lease approximately 18,700 square feet of space which is adequate for our purposes. The lease expires in March 2010 and provides for monthly rental of approximately $28,000 for the first five years and $31,000 for the next five years. This facility also houses our subsidiaries, DMC and Advancel, and DMC's subsidiary, DMC Cinema, and our sales and marketing offices.

     NCT's research and technical support laboratory is located in Linthicum, Maryland, where we lease approximately 40,000 square feet of space under leases which expire in July 2003. The leases provide for current monthly rentals of approximately $36,000, subject to annual inflationary adjustments. We have reconfigured our space in the Maryland facility to approximately 14,000 square feet and seek a tenant for the excess capacity.

     Our majority owned subsidiary, Advancel, had maintained its research and engineering facility in San Jose, California, where it leased approximately 6,000 square feet of space under a lease which expired in August 2000. The lease provided for monthly rentals of approximately $13,000, subject to annual inflationary adjustments. Effective August 31, 2000, Advancel closed the San Jose, California facility and relocated its operations to our headquarters in Westport, Connecticut.

     Our European operations, except Artera Group International Limited, are conducted in Cambridge, England where we lease 4,000 square feet of space under a lease, which expires in April 2007, and provides for a current monthly rental of approximately $4,000, subject to annual inflationary adjustments. Artera Group International Limited conducts its operations in a 10,400 square foot rented facility in Newcastle-under-Lyme, Staffordshire, England pursuant to a ten-year lease agreement which requires a monthly rental of approximately $10,000. This space is adequate for Artera's needs.

     Until July 2000, we maintained a sales and marketing office in Tokyo, Japan, where we leased approximately 800 square feet of space under a lease which expired in May 2000, and provided for a monthly rental of approximately $3,000. Although we do not lease office space in Asia, we continue to employ an outside consultant who is a native of, and resides in, Japan.

     Effective April 1, 2001, Pro Tech's executive, sales and manufacturing offices occupy approximately 13,000 square feet of space located at 4492 Okeechobee Road, Fort Pierce, Florida pursuant to a new five-year lease agreement for an average monthly rental of approximately $9,100.

     Effective April 1, 2001, Midcore's sales and product development offices occupy approximately 6,100 square feet of space located at 900 Straits Turnpike, 2nd Floor, Middlebury, Connecticut pursuant to a new five-year lease agreement for an average monthly rental of approximately $7,800.

     Effective March 31, 2001, DMC Cinema closed its Clearwater, Florida facility and relocated its operations to Westport, Connecticut. DMC Cinema previously occupied approximately 1,400 square feet of space located at 4900 Creekside Dr., Suite E, Clearwater, Florida 33760 pursuant to a month to month leasing arrangement. In 2000, DMC Cinema incurred monthly lease costs of approximately $1,400.

     We believe our facilities provide us with adequate space for the near term consistent with our current business plans. We do not intend to lease additional space during 2001.

LEGAL PROCEEDINGS

      Andrea Electronics Corp. Patent and Trademark Litigation

     By a letter dated September 9, 1997, our competitor, Andrea Electronics Corporation, informed us that it believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by Andrea. Representatives of existing and/or potential customers also have informed us that Andrea has made statements claiming that our manufacture and/or sale of specified in-flight entertainment system products infringe a patent owned by the competitor. We received a notice dated March 24, 1998 from Andrea notifying us of its concerns but not confirming any intention to file suit against NCT. NCT exchanged correspondence with Andrea, but we could not come to any resolution. NCT was informed by representatives of existing and/or potential customers that Andrea was continuing to state or imply that NCT was infringing.

     On November 17, 1998, NCT and NCT Hearing filed a complaint against Andrea in the U.S. District Court for the Eastern District of New York. Our complaint requested that the court enter judgment in our favor as follows: (1) declare that the two Andrea patents at issue are invalid and unenforceable and that our products do not infringe upon them; (2) declare that the two Andrea patents at issue are unenforceable due to misuse by Andrea; (3) award NCT compensatory damages of no less than $5 million and punitive damages of $50 million for Andrea's tortious interference with NCT's prospective contractual arrangements;
(4) enjoin Andrea from stating or implying that NCT's products or their use are infringing any Andrea-owned patents; and (5) award any other relief the court deems appropriate.

     On or about December 30, 1998, Andrea filed its answer to our complaint. Andrea generally denied the above allegations and brought counterclaims against NCT and NCT Hearing. These include claims that NCT has infringed the two Andrea patents at issue, that NCT's use of the "ANR Ready" trademark violated the Lanham Act and that NCT unfairly competed with Andrea by using the trademark.

     NCT and NCT Hearing have since filed a reply and requested that the court dismiss the counterclaims and enter judgment in our favor. NCT also argued that Andrea is prevented from recovering under various equitable theories and defenses. Discovery in this suit commenced in mid-1999 and is continuing, although a trial date has not yet been set. In the opinion of management, resolution of this suit should not have a material adverse effect on NCT's financial position or operations. Approximately 3% of our business depends on the patents in dispute. However, in the event that the lawsuit does result in a substantial final judgment against NCT, the judgment could have a material effect on our quarterly or annual operating results.

      Schwebel Capital Litigation

     On June 10, 1998, Schwebel Capital Investments, Inc. filed suit in a Maryland state court against NCT and Michael J. Parrella, our Chief Executive Officer and Director. The complaint alleges that NCT breached, and Mr. Parrella interfered with, a purported contract entered into in 1996 between NCT and Schwebel Capital. Schwebel Capital claims that under the contract, NCT agreed to pay Schwebel Capital commissions when NCT received capital from its investors. The complaint further alleges that Schwebel Capital is due commissions totaling $1.5 million because NCT refused to honor Schwebel Capital's right of first refusal. Schwebel Capital's complaint sought $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys' fees from NCT, as well as $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys' fees from Mr. Parrella. Subsequently, the court granted a motion to dismiss the claims against Mr. Parrella. On August 8, 2001, NCT entered into a settlement agreement with Schwebel Capital. NCT paid a nominal amount to settle all remaining claims of Schwebel Capital against NCT. The settlement terminating the litigation was approved by the court on or about September 7, 2001.

      NCT Audio Arbitration

     On September 16, 1999, NCT Audio filed a demand for arbitration before the American Arbitration Association in Wilmington, Delaware, against Top Source Technologies, Inc. and its subsidiary, Top Source Automotive, Inc., alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duties to a shareholder (NCT Audio holds 15% of the outstanding stock of TSA), and breach of the obligations of good faith and fair dealing. NCT Audio seeks rescission of the asset purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, NCT Audio commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. NCT Audio subsequently withdrew such court action. On December 8, 1999, TST and TSA filed an answer and counterclaim in connection with the arbitration proceeding. They asserted the counterclaim to recover (1) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (2) expenses associated with extending NCT Audio's time to close the transaction; (3) the monies and stock owed under the extension agreements; and (4) specific legal expenses incurred by them.

     The above arbitration arises out of an asset purchase agreement, dated August 14, 1998, by and between NCT, TST and TSA, whereby NCT was granted the exclusive option to purchase substantially all of the assets of TSA. Pursuant to the asset purchase agreement, NCT became the owner of 20% of the shares of TSA and TST owned the remaining 80% interest in TSA. The closing date of the asset purchase agreement was extended on two occasions, March 30, 1999 and May 25, 1999, for substantial additional consideration paid by NCT, including NCT's surrender of 5% of the shares of TSA. One day after the May 25th extension agreement was executed, TST and TSA announced in a press release that they had negotiated a competing transaction with Onkyo America, Inc. whereby Onkyo would purchase substantially all of the assets of TSA in the event that NCT was unable to close by the deadline of July 15, 1999.

     As a direct result of the announcement of a competing transaction, NCT was unable to obtain funding to close the transaction by July 15, 1999. NCT attempted to enjoin the closing of the transaction with Onkyo by way of an application for preliminary injunction or temporary restraining order brought in the Delaware Chancery Court on September 16, 1999. This action sought to enjoin TST and TSA from closing with Onkyo until a decision was rendered in connection with our demand for Arbitration filed with the American Arbitration Association on September 16, 1999. On September 17, 1999, prior to the scheduling of the hearing regarding the application for preliminary injunction or temporary restraining order, the attorney and agent of TST and TSA orally represented to counsel for NCT that the Onkyo transaction was not scheduled to close for at least a month. On that basis, NCT agreed not to seek an immediate hearing on the application. Less than two weeks after that representation, on October 1, 1999, TST and Onkyo closed their transaction without any notice to NCT, a minority shareholder of TSA. Since the purpose of the injunction was to prohibit the sale of TSA's assets to Onkyo, and that had already occurred, NCT withdrew its application for injunctive relief and has proceeded with the arbitration.

     NCT's demand for arbitration sets forth several causes of action, including breach of the duties of good faith and fair dealing in connection with the asset purchase agreement, breach of the exclusive option provision of the asset purchase agreement, breach of the payout provisions, fraudulent inducement and/or fraudulent concealment in connection with the May 25, 1999 extension agreement, negligent misrepresentation by failing to disclose the negotiation of a competing transaction with Onkyo, and breach of the fiduciary duties owed to minority shareholders. The demand for arbitration requests specific performance or rescission of the asset purchase agreement, and further claims damages due to TST's and TSA's breaches of the duties of good faith and fair dealing, breaches of the fiduciary duties owed by the majority shareholders to minority shareholders, and fraudulent misrepresentations in connection with the asset purchase agreement and the amendments thereto. NCT seeks recovery of the $3.5 million invested in the asset purchase agreement, or recovery of its pro rata share of the sales proceeds paid by Onkyo for TSA's assets.

     On December 8, 1999, TST and TSA brought a counterclaim against NCT in the arbitration action seeking the following: the sum of $204,315 allegedly due and owing on a promissory note issued by NCT as consideration for the extension of the closing date in the asset purchase agreement from March 31, 1999 to May 28, 1999; the monetary equivalent of $100,000 of NCT's convertible preferred stock allegedly owed to TSA by NCT as consideration for extending the closing date to May 28, 1999; the sum of $1,000,000, constituting the difference between the price to be paid by NCT under the asset purchase agreement and the actual price paid by Onkyo for TSA's assets; reimbursement of expenses incurred by TST and TSA in connection with the failure to close the asset purchase agreement in excess of $300,000; and recovery of legal fees in connection with the arbitration and the application for a temporary injunction. NCT maintains that the promissory note and stock were procured by fraud perpetrated by TST and/or TSA and otherwise denies the allegations of the counterclaims. On July 17, 2000, NCT Audio filed a revised demand for arbitration, which elaborated on the claims, arguments and requests for relief of the original demand for arbitration. On November 27, 2001, NCT Audio filed an amended arbitration claim, which further expanded on the claims, arguments and requests for relief of the original and revised demands for arbitration and which added a claim for breach by TST and TSA of a confidentiality agreement entered into with NCT Audio in connection with their August 14, 1998 asset purchase agreement. The parties to the arbitration are currently engaging in discovery. The arbitration hearing is scheduled to begin on January 21, 2002. On or about December 18, 2001, TST and TSA filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. We are currently examining the effect, if any, of that filing on our arbitration proceedings.

      Theater Radio Network - InsiderStreet Litigation

     On December 6, 2000, our subsidiary DMC Cinema (formerly known as Theater Radio Network) filed suit against InsiderStreet.com, Inc. in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida. The complaint alleges that InsiderStreet breached a May 5, 2000 Advertising Agreement with Theater Radio Network and seeks a declaratory judgment and specific performance of the agreement. The agreement provided that, in exchange for advertising services performed by Theater Radio Network, InsiderStreet would deliver to Theater Radio Network $3 million in common stock of InsiderStreet, with an adjustment in the number of shares to ensure that the total stock delivered was worth at least $2,000,000 on May 10, 2001 and with registration of all stock delivered. InsiderStreet has to date made only a partial delivery of shares and has not registered any of the shares delivered. Discovery in this litigation has recently begun. On October 23, 2001, Theater Radio Network terminated its representation by outside counsel in this action due to a possible conflict of interest. Theater Radio Network expects to retain new counsel shortly to continue this action.

      Theater Radio Network - Esrick Litigation

     On February 5, 2001, Steven Esrick, a former shareholder of Theater Radio Network, filed suit against DMC Cinema (formerly known as Theater Radio Network) and Theater Radio Network's former Chief Executive Officer and President in the Circuit Court of the Sixth Judicial Circuit for Pinellas County, Florida. The plaintiff's original complaint claimed that Theater Radio Network breached an alleged oral escrow agreement with the plaintiff arising out of the sale of Theater Radio Network stock to DMC Cinema by Theater Radio Network's shareholders and sought unspecified damages. DMC Cinema denied the material allegations of this complaint and moved to dismiss the case against it. On November 8, 2001, while DMC Cinema's motion to dismiss was pending, Esrick amended his complaint, substituting for his original claim the claim that DMC Cinema breached an alleged agreement to deliver to him 50,000 registered shares of stock of InsiderStreet.com, Inc. On December 13, 2001, DMC Cinema filed an Answer to the amended complaint in which it denied the material allegations of the amended complaint. DMC Cinema intends to vigorously defend the action. Currently, the parties are conducting discovery.

      Production Resource Group Litigation

     On June 6, 2001, Production Resource Group began legal proceedings against NCT and our subsidiary, Distributed Media Corporation, in the Superior Court for the Judicial District of Fairfield County, Connecticut. Production Resource Group's complaint alleges that NCT and DMC breached the terms of a July 19, 1999 lease, promissory note and warrant entered into in connection with the lease of some DMC Sight & Sound(TM) equipment. The complaint also alleges that NCT and DMC breached a January 11, 2001 resolution agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions, that we breached a May 11, 2001 agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions and the January 11, 2001 resolution agreement, and that we engaged in misrepresentations and fraud in connection with these matters. The plaintiff filed an application for pre-judgment remedy seeking to attach or garnish $2.25 million of our assets. On July 26, 2001, the court returned an order for pre-judgment remedy having found probable cause to sustain the validity of Production Resource Group's claim and gave Production Resource Group the right to attach or garnish up to $2.1 million of specified assets of NCT and Distributed Media Corporation. As of November 30, 2001, approximately $63,000 in NCT's cash or cash equivalent assets have actually been attached or garnished. On October 4, 2001, we filed an answer to the plaintiff's complaint, generally denying the plaintiff's allegations, seeking dismissal of the complaint and counterclaiming for breach of Production Resource Group's obligation to deliver equipment. On December 20, 2001, NCT and DMC accepted an Offer of Judgment from Production Resource Group in the amount of $2 million. The parties are currently negotiating the form, manner and timing of that payment. To the extent that the payment is in cash, such payment could be material to our cash position. We have recorded all anticipated liability related to this matter. We expect no material impact on NCT's or DMC's ongoing operations as a result of the resolution of this litigation.

     NCT believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on our financial position and results of operations.

MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY AND RECENT SALES OF UNREGISTERED SECURITIES IN PRIVATE PLACEMENTS

     Prior to the January 6, 1999 delisting of NCT common stock from NASDAQ's National Market System, our common stock was listed on the NASDAQ/NMS under the symbol "NCTI". Our common stock currently trades on the NASD OTC Bulletin Board under the symbol "NCTI". High and low closing bid price information for NCT's common stock for specified quarterly periods is set forth below:

                      2001
                                            2000                 1999
               --------------------  -------------------  --------------------
                 High       Low      High       Low         High       Low
               ---------  ---------  ---------  --------  ---------  ---------
1st Quarter    $0.265     $0.145     $1.700     $0.160     $0.440     $0.190
2nd Quarter    $0.295     $0.1255    $1.220     $0.360     $0.480     $0.230
3rd Quarter    $0.162     $0.093     $0.515     $0.295     $0.285     $0.172
4th Quarter*   $0.114     $0.080     $0.405     $0.172     $0.225     $0.115
* Through December 17, 2001

     As of November 30, 2001, there were approximately 3,800 shareholders of record representing approximately 48,000 beneficial owners of NCT's common stock.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a description of our sales of unregistered securities during the year ended December 31, 2000 and nine months ended September 30, 2001.


SELECTED FINANCIAL DATA

     The selected consolidated financial data set forth below is derived from the historical financial statements of NCT. The data set forth below is qualified in its entirety by and should be read in conjunction with "Financial Statements and Supplementary Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus. Operating results for the three and nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.


                                                     (In thousands of dollars and shares, except per share amount)
                                                                            Years Ended December 31,
                                                       --------------------------------------------------------
                                                          1996        1997      1998        1999        2000
                                                       --------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Technology licensing fees and royalties               $  1,238    $  3,630   $    802    $  3,552    $  9,928
 Product sales, net                                       1,379       1,720      2,097       2,208       2,001
Advertising/media revenue                                     -           -          -           -         828
 Engineering and development services                       547         368        425       1,303          83
                                                       ---------   ---------  ---------   ---------   ---------
      Total revenues                                   $  3,164    $  5,718   $  3,324    $  7,063    $ 12,840
                                                       =========   =========  =========   =========   =========
COSTS, EXPENSES AND OTHER INCOME:
 Cost of product sales                                 $  1,586    $  2,271   $  2,235    $  2,767    $  2,127
 Cost of advertising/media revenue                            -           -          -           -         814
 Cost of engineering and development services               250         316        275       2,216          55
 Selling, general and administrative                      4,890       5,217     11,470      11,878      11,408
 Research and development                                 6,974       6,235      7,220       6,223       4,412
 Interest (income) expense,  net                             17       1,397 (3)   (429)        552       1,849
 Equity in net (income) of unconsolidated Affiliates         80           -          -           -           -
 Other operating income                                       -        (266)      (193)(4)    (353)       (620)
 Other operating expense                                    192         396        173       7,551 (5)   3,119 (6)
                                                       ---------   ---------  ---------   ---------   ---------
      Total costs, expenses and other income           $ 13,989    $ 15,566   $ 17,507    $ 30,834    $ 23,164
                                                       ---------   ---------  ---------   ---------   ---------
 Non-operating income
   Gain on sale of securities                                 -           -     (3,244)          -           -
                                                       ---------   ---------  ---------   ---------   ---------
 NET (LOSS)                                            $(10,825)   $ (9,848)  $(14,183)   $(23,771)   $(10,324)

Less:
 Preferred stock beneficial feature                           -       1,623      3,200      10,567       4,673
 Preferred stock dividend                                     -         285        485         494         113
                                                       ---------   ---------  ---------   ---------   ---------
 Net (loss) attributable to common stockholders        $(10,825)   $(11,756)  $(17,868)   $(34,832)   $(15,110)
                                                       =========   =========  =========   =========   =========
 Weighted average number of common
   shares outstanding (1) - basic and diluted           101,191     124,101    143,855     190,384     292,758
                                                       =========   =========  =========   =========   =========
NET (LOSS) PER SHARE                                   $  (0.11)   $  (0.09)  $  (0.12)   $  (0.18)   $  (0.05)
                                                       =========   =========  =========   =========   =========


                                         (unaudited, in thousands, except per share amounts)
                                                Three months ended   Six months ended
                                                   June 30,              June 30,
                                                ----------------------------------------
                                                  2000     2001      2000        2001
                                                -------- ---------  ---------  ----------
REVENUES
 Technology licensing fees and royalties        $   7316  $ 1,759   $  7,906    $   5,710
 Product sales, net                                  422    1,209      1,205        3,522
Advertising/media revenue                            242       22        242        1,025
 Engineering and development services                 29       75         59          115
                                                -------- ---------  ---------  ----------
      Total revenues                            $   8,009 $ 3,065   $  9,412    $  10,372
                                                --------- ---------  ---------  ----------
COSTS, EXPENSES AND OTHER INCOME:
 Cost of product sales                          $    445  $   771   $  1,408    $   1,817
 Cost of advertising/media revenue                   410     (128)       410          210
 Cost of engineering and development services         27        -         54            1
 Selling, general and administrative               2,705    5,026      5,380        14,187
 Research and development                            720    1,251      3,351         5,256
 Interest (income) expense, net                      284    1,491      1,655         4,345
 Other operating (income) expense net               (222)   2,712      2,920 (6)     7,931 (7)
                                                 --------- ---------  ---------  ----------
      Total costs, expenses and other income    $  4,369  $11,123   $ 15,178    $   33,747

Loss before cumulative effect of change in
  Accounting principle                          $  3,640 $ (8,058)  $ (5,766)  $ (23,375)
 Cumulative effect of accounting change                -         -          -     (1,582)
                                                --------- ---------  ---------  ----------
 NET (LOSS)                                     $  3,640 $ (8,058)  $ (5,766)  $ (24,957)
                                               ========== =========  =========  = ========

Less:
 Capital stock beneficial feature               $  3,569  $    105   $  3,569  $      355
 Preferred stock dividends                           390        88      1,191         503
                                                --------- ---------  ---------  ----------
 Net (loss) attributable to common stockholders $   (319) $( 8,251)  $(10,526)  $ (25,815)
                                                ========= =========  =========  ==========
 Loss before cumulative effect of change in                                               $
  Accounting principle                          $  (0.00) $  (0.02)  $  (0.04)  $   (0.06)
 Cumulative effect of change in
  Accounting principle                                 -         -          -       (0.01)
                                                --------- ---------  ---------  ----------
NET (LOSS) PER SHARE                            $  (0.00) $  (0.02)  $  (0.04)  $   (0.07)
                                                ========= =========  =========  ==========
 Weighted average number of common shares
   Outstanding (1) - basic and diluted          $296,377  $377,761   $281,815   $ 371,855
                                                ========= =========  =========  ==========

                                                        As of December 31,
                                     ------------------------------------------------------
                                        1996       1997      1998       1999       2000
                                     ------------------------------------------------------
                                                (in thousands)
BALANCE SHEET DATA:
 Total assets                        $  5,881   $   17,361  $  15,465  $  13,377  $  39,382
 Total current liabilities              3,271        2,984      5,937      7,728     23,386
 Long-term debt                             -            -          -      4,107      3,761
 Accumulated deficit                  (83,673)     (93,521)  (107,704)  (131,475)  (141,799)
 Stockholders' equity (deficit)(2)      2,610       14,377      3,426       (367)     9,858
 Working capital (deficiency)          (1,312)      11,696     (1,187)    (3,281)    (9,727)

                                               September 30,
                                                  2001
                                        -------------------------
BALANCE SHEET DATA:                     (unaudited, in thousands)
 Total assets                             $     42,030
 Total current liabilities                      37,093
 Long-term debt                                      -
 Accumulated deficit                          (166,756)
 Stockholders' equity (deficit) (2)            (11,186)
 Working capital (deficiency)                  (28,941)

(1) Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

(2)  NCT has never declared nor paid cash dividends on its common stock.

(3) Includes interest expense of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(4) Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross-license agreement entered into by NCT.

(5) Includes a $2.4 million charge in connection with NCT's write down of its investment in Top Source Automotive to its estimated net realizable value; a $1.8 million reserve for an uncollectible promissory note and pre-acquisition costs related to Precision Power, Inc.; and a $3.1 million charge for the impairment of goodwill.

(6)  Includes $3.1 million charge for the impairment of goodwill.

(7) Includes $6.0 million charge in connection with NCT's write down of its investment in warrants, trading securities and securities available-for-sale and a $1.5 million charge for the impairment of goodwill incurred during the three months ended March 31, 2001.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus. In addition, we caution readers that our actual results in fiscal 2001 and beyond may differ materially from those expressed in any forward-looking statements made by, or on behalf of, us.

Overview

     NCT's operating revenues are comprised of technology licensing fees and royalties, product sales, advertising/media revenue and engineering and development services. Revenue is recognized when earned. Technology licensing fees are generally recognized upon execution of the agreement but are deferred if subject to completion of any performance criteria then recognized once the performance criteria have been met. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements. Revenue from product sales is recognized when the product is shipped. Revenue from advertising sales is recognized when the advertisements are aired or displayed. Revenue from engineering and development services is generally recognized and billed as the services are performed. The mix of our revenue sources during any reporting period may have a material impact on our results. In particular, our execution of technology licensing agreements, and the timing of the revenue recognized therefrom has not been predictable. Operating revenues in 2000 consisted of approximately 77.3% in technology licensing fees and royalties, 15.6% in product sales, 6.5% in advertising/media and 0.6% in engineering and development services. Operating revenues for the nine months ended September 30, 2001 consisted of approximately 55.1% in technology licensing fees and royalties, 34.0% in product sales, 9.9% in advertising/media revenue and 1.0% in engineering and development services.

     NCT continued its practice of marketing its technology through licensing to third parties for fees, generally by obtaining technology license fees when initiating alliances with new partners, and subsequent royalties. We have entered into a number of licensing relationships with established firms for the integration of our technology into products. The speed with which we can achieve the commercialization of our technology depends in large part upon the time taken by these firms for product testing and their assessment of how best to integrate our technology into their products and manufacturing operations. While we work with these firms on product testing and integration, we are not always able to influence how quickly this process can be completed.

     Presently, we are selling products through several of our licensees, including: Siemens is buying and contracting with us to install quieting headsets for patient use in Siemens' magnetic resonance imaging machines; Ultra is installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft; Oki is integrating ClearSpeech(R) algorithm into large scale integrated circuits for communications applications; and BE Aerospace and Long Prosper are providing NoiseBuster(R) components for United Airlines' and five other international carriers' comprehensive in-flight entertainment and information systems.

     We have expanded our product offering in the telecommunications headset market through our acquisition of Pro Tech in September 2000. Pro Tech is currently expanding its headset product line for telephony, cellular and multimedia communications and is positioning itself to increase market share in the lightweight headset market.

     We are certified under the International Standards Organization product quality program known as "ISO 9000" and continue to successfully maintain our certification. The availability of high-quality, low-cost electronic components for integration into our products also is critical to the commercialization of our technology. NCT is working with its licensees and key suppliers to reduce the size and cost of our systems, so that NCT will be able to offer low-cost electronics and other components suitable for high-volume production.

     Since its inception, NCT has incurred substantial losses from operations which have been recurring and amounted to $166.8 million on a cumulative basis through September 30, 2001. NCT's internally generated funds from its revenue sources have not been sufficient to cover its operating costs. NCT has been able to continue its operations by raising additional capital to fund its future operations. Refer to "Liquidity and Capital Resources" below. The ability of our revenue sources, especially technology license fees, royalties, product sales and advertising/media revenue, to generate significant cash for our operations is critical to our long term success. We cannot predict whether we will be successful in obtaining market acceptance of our new products or technologies or in completing our current negotiations with respect to licenses and royalty revenues.

     As of September 30, 2001, cash and cash equivalents amounted to $1.0 million and working capital (deficiency) was $(28.9) million. Management believes that currently available funds will not be sufficient to sustain NCT through the next six months. Reducing operating expenses and capital expenditures alone may not be sufficient, and continuation as a going concern is dependent upon the level of funding realized from our revenue sources: technology licensing fees and royalties, product sales, advertising/media revenue and engineering and development services, all of which are presently uncertain. In the event that cash from our revenue sources is not realized as planned, then management believes additional working capital financing must be obtained through the private placement of additional equity of NCT in the form of common stock, convertible preferred stock and/or convertible debt. There is no assurance any such financing is or would become available.

     NCT's consolidated financial statements have been prepared assuming that NCT will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at September 30, 2001 about NCT's ability to continue as a going concern. NCT's accompanying consolidated financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

Results of Operations

     Three months ended September 30, 2001 compared to three months ended September 30, 2000.

     Total revenues for the three months ended September 30, 2001 were $3.1 million compared to $8.0 million for the same period in 2000, a decrease of $5.0 million or 62.5%.

     Technology licensing fees and royalties were $1.8 million in the three months ended September 30, 2001 as compared to $7.3 million for the same period in 2000, a decrease of $5.5 million. During the three months ended September 30, 2001, $1.4 million of license fee revenue is a result of our recognition of deferred revenue in accordance with SAB 101, including $0.5 million as a result of the NXT transaction. The 2000 period included $3.6 million of license fee revenue from Infinite Technology Corporation in connection with a license agreement for Advancel's Java(TM) Turbo-J technology and $2.5 million of license fee revenue from Pro Tech.

     NCT continues to realize royalties from other existing licensees including Ultra, Oki and suppliers to United Airlines and other carriers. NCT recognized approximately $0.1 million in royalty revenue during the three months ended September 30, 2001 compared to $0.5 million during the same prior year period. NCT recognized royalty revenues based upon periodic reports submitted by the royalty obligors and believes the decrease in royalty revenue is attributable to the timing of the receipt of royalty reports and an economic slowdown in the communications sector in which Oki operates. Royalties from these and other licensees are expected to account for a greater share of NCT's revenue in future periods.

     For the three months ended September 30, 2001, product sales were $1.2 million compared to $0.4 million for three months ended September 30, 2000, an increase of $0.8 million or 200%, primarily due to the impact of acquisitions. Excluding the effect of acquisitions, product sales decreased approximately $0.2 million, or 50%, due to declines in sales of communications products, particularly the Clear Speech(R) product line and sales of NCT Audio products, particularly Gekko(TM) flat speakers. The decline in sales of communications products is attributable to an economic downturn in that sector. The decrease in speakers sold by NCT Audio was due to a lack of promotional effort and the lack of available inventory in the sizes demanded. The lack of available inventory in the necessary product mix is not expected to continue as we replenish our supply. We expect stronger sales of Gekko(TM) flat speakers by NCT Audio as DMC installs its Sight & Sound locations.

     Gross profit margin on product sales, as a percentage of product revenues, increased to 36.2% for the three months ended September 30, 2001 primarily due to acquired companies compared to (5.5)% for the three months ended September 30, 2000. Excluding the effect of the acquisitions, the improvement in product gross margin was due primarily to lower product royalty expense in the three months ended September 30, 2001 compared to the same prior year period when fixed minimum royalty expenses were required to be recognized in accordance with our royalty arrangements with outside firms selling our products.

     Advertising/media revenues were $22,000 for the three months ended September 30, 2001 compared to $0.2 million for the same period in 2000. Advertising/media revenues are derived from the sale of audio and visual advertising in the Sight & Sound locations and in theaters. Advertisers pay us in cash or other consideration such as marketable securities and include advertising agencies, Internet media companies, a music promoter and a financial planning entity. Cost of advertising/media revenue was $(0.1) million for the three months ended September 30, 2001 compared to $0.4 million for the same period in 2000.

     For the three months ended September 30, 2001, selling, general and administrative expenses totaled $5.0 million as compared to $2.7 million for the three months ended September 30, 2000, an increase of $2.3 million or 85.2%, primarily due to higher compensation, depreciation and amortization expenses and costs attributable to acquired companies. Our selling, general and administrative expenses include compensation which generally comprises from 36% to 50% of the total; professional fees and expenses, including legal services; non-cash depreciation and amortization; marketing and promotional costs; and travel, among other costs. We expect higher selling, general and administrative expenses in fiscal 2001 primarily due to the full year impact of the companies acquired in fiscal 2000 and the effect of salary increases.

     Total costs and expenses included non-cash expenditures of: (i) depreciation and amortization of $0.8 million in the three months ended September 30, 2001 and $0.5 million in the same period in 2000; (ii) interest expense of $1.5 million in the three months ended September 30, 2001 primarily due to amortization of OID of $0.8 million, amortization of beneficial conversion feature in convertible debt of $0.2 million and accrued costs on certain convertible debt issued by the company of $0.1 million and zero during the same period in 2000; and (iii) realized loss on marketable securities deemed other-than-temporary of $0.1 million, a realized warrant fair value adjustment of $0.2 million and a $2.9 million realized loss on sale of trading securities in the three months ended September 30, 2001 and zero during the same period in 2000.

     Nine months ended September 30, 2001 compared to nine months ended September 30, 2000.

     For the nine months ended September 30, 2001, total revenues amounted to $10.4 million, compared to $9.4 million for nine months ended September 30, 2000, an increase of 10.6%.

     Technology licensing fees and royalties decreased to $5.7 million in the first nine months of 2001 as compared to $7.9 million for the same period in 2000, a decrease of $2.2 million. During the nine months ended September 30, 2001, $3.8 million of license fee revenue is primarily a result of our recognition of deferred revenue in accordance with SAB 101, including $1.1 million as a result of the NXT transaction and $1.7 million of license fee revenue generated from the 2000 Infinite Technology Corporation license agreement for Advancel's Java(TM) Turbo-J technology. The amount for 2000 included $3.6 million of license fee revenue from Infinite Technology Corporation and $2.5 million of license fee revenue from Pro Tech.

     NCT continues to realize royalties from other existing licensees including Ultra, Oki and suppliers to United Airlines and other carriers. NCT recognized approximately $0.2 million in royalty revenue during the nine months ended September 30, 2001 compared to $0.7 million during the same prior year period. NCT recognizes royalty revenues based upon periodic reports submitted by the royalty obligors and believes the decrease in royalty revenue is attributable to the timing of the receipt of royalty reports and an economic slowdown in the communications sector in which Oki operates. Royalties from these and other licensees are expected to account for a greater share of NCT's revenue in future periods.

     For the nine months ended September 30, 2001, product sales were $3.5 million compared to $1.2 million for nine months ended September 30, 2000, an increase of $2.3 million or 191.7%, of which $2.8 million was due to the impact of acquisitions. Excluding the effect of acquisitions, product sales decreased approximately $0.5 million, or 41.7%, due to declines in sales of communications products, particularly the Clear Speech(R) product line and sales of NCT Audio products, particularly Gekko(TM) flat speakers. The decline in sales of communications products is attributable to an economic downturn in that sector. The decrease in speakers sold by NCT Audio was due to a lack of promotional effort and the lack of available inventory in the sizes demanded. The lack of available inventory in the necessary product mix is not expected to continue as we replenish our supply. We expect stronger sales of Gekko(TM) flat speakers by NCT Audio as DMC installs its Sight & Sound locations.

     Gross profit margin on product sales, as a percentage of product revenues, increased to 48.4% for the nine months ended September 30, 2001 primarily due to acquired companies compared to (16.8)% for the nine months ended September 30, 2000. Excluding the effect of the acquisitions, the improvement in product gross margin was due primarily to lower product royalty expense in the nine months ended September 30, 2001 compared to the same prior year period when fixed minimum royalty expenses were required to be recognized in accordance with our royalty arrangements with outside firms selling our products.

     Advertising/media revenues were $1.0 million for the nine months ended September 30, 2001 compared to $0.2 million for the same period in 2000. Advertising/media revenues are derived from the sale of audio and visual advertising in the Sight & Sound locations and in theaters. Advertisers pay us in cash or other consideration such as marketable securities and include advertising agencies, Internet media companies, a music promoter and a financial planning entity. Cost of advertising/media revenue was $0.2 million for the nine months ended September 30, 2001 compared to $0.4 million for the same period in 2000. These costs include the commissions paid to advertising representative companies and agencies and communication expenses related to the Sight & Sound locations.

     For the nine months ended September 30, 2001, selling, general and administrative expenses totaled $14.2 million as compared $5.4 million for the nine months ended September 30, 2000, an increase of $8.8 million or 163.0%, primarily due to higher compensation, depreciation and amortization expenses, and costs attributable to acquired companies. Our selling, general and administrative expenses include compensation which generally comprises from 36% to 50% of the total; professional fees and expenses, including legal services; non-cash depreciation and amortization; marketing and promotional costs; and travel, among other costs. We expect higher selling, general and administrative expenses in fiscal 2001 primarily due to the full year impact of the companies acquired in fiscal 2000 and the effect of salary increases.

     Research and development expenditures increased to $5.3 million for the nine-month period ended September 30, 2001 compared to $3.4 million for the nine-month period ended September 30, 2000. NCT continues to believe that a strong commitment to research and development is required to drive long-term growth. NCT issued shares of its common stock having a market value of $3.0 million to ITC as prepaid research and engineering costs during 2000. Expense of approximately $1.7 million for the outsourcing of research and development to ITC was recorded for the nine months ended September 30, 2001.

     Included in NCT's total costs and expenses were non-cash expenditures of:
(i) depreciation and amortization of $2.2 million in the nine months ended September 30, 2001 and $1.3 million in the same period in 2000; (ii) impairment of goodwill of $1.5 million in the nine months ended September 30, 2001 and $3.1 million during the same period in 2000; (iii) interest expense, net of $4.3 million in the nine months ended September 30, 2001 due primarily to amortization of OID of $2.2 million, amortization of beneficial conversion feature in convertible debt of $0.4 million and accrued interest on certain convertible debt issued by the company of $0.4 million and $1.0 million during the same period in 2000 due to a beneficial conversion feature in connection with a convertible note; and (iv) realized loss on marketable securities deemed other-than-temporary of $3.1 million, a realized warrant fair value adjustment of $1.2 million and a $2.3 million realized loss on sale of trading securities in the nine months ended September 30, 2001 and zero during the same period in 2000. The impairment of goodwill is based upon an independent valuation performed in 1999 of NCT's majority-owned subsidiary, NCT Audio, and continuing operating losses incurred in 2001 and 2000.

     Year ended December 31, 2000 compared to year ended December 31, 1999.

     Total revenues in 2000 increased by 80.3% to $12.8 million from $7.1 million in 1999 reflecting increases in our technology licensing fees and royalties and our advertising/media revenue sources. Total costs and expenses during the same period decreased by 24.9%, or $7.7 million, primarily due to items recorded in 1999 for the write down of an investment in Top Source Automotive, Inc. ($2.4 million) and a reserve for promissory notes due from Precision Power, Inc. and related pre-acquisition costs ($1.8 million) as outlined in Note 9 to the consolidated financial statements.

     Technology licensing fees and royalties increased by 175%, or $6.3 million, to $9.9 million from $3.6 million in 1999. The technology licensing fees and royalties for 2000 were primarily due to a $3.6 million technology license fee from Infinite Technology Corporation, a $2.4 million technology license fee from Pro Tech, a $2.0 million technology license fee from Vidikron of America, Inc., $1.1 million recognition of deferred revenue with respect to two DMC licenses entered into in 2000 and $0.4 million recognition of deferred revenue attributable to the Teltran license entered into by Midcore in 2000. The increase compared to fiscal 1999 is attributable to the larger licensing opportunities closed in fiscal 2000. The ITC, Pro Tech and Vidikron license fees were recognized in the third quarter of 2000 and comprised approximately 62% of total revenues for fiscal 2000. In fiscal 1999, approximately 59% of total revenues were recognized in the first quarter due primarily to the timing of entering into technology licensing arrangements.

     Product sales decreased in 2000 by 9.1% to $2.0 million from $2.2 million in 1999 reflecting the decreased sales of the Gekko(TM) flat speakers, hearing products, including the NoiseBuster(R) and ProActive(R) product lines, and communication products including the ClearSpeech(R) product line, partially offset by increases attributable to acquired companies, primarily Pro Tech. The decline in our product sales in 2000 compared to 1999 was primarily attributable to a decrease in speakers sold by NCT Audio due to a lack of promotional effort and lack of availability of the appropriate product mix. We do not believe that the decline in product sales is a trend. We expect stronger sales of Gekko(TM) flat speakers by NCT Audio as DMC installs its Sight & Sound(TM) locations, although this will not impact consolidated revenues. Cost of product sales decreased 35.7% to $1.8 million in 2000 from $2.8 million in 1999, due to a more profitable mix of product sales in 2000 compared to 1999. The product gross profit margin improved to 8% from (25)% in 1999 due primarily to the sale of on-hand product inventory and reduction of new product manufactured.

     Advertising/media revenues were $0.8 million in 2000 compared to $0 in 1999. Advertising/media revenues are derived from the sale of audio and visual advertising in the Sight & Sound(TM) locations. Cost of advertising/media revenue was $0.8 million in 2000 compared to zero in 1999. These costs include the commissions paid to advertising representatives and agencies and communications to the Sight & Sound(TM) locations. We anticipate DMC gross profit margins will exceed 50% once the Sight & Sound network is fully installed in out-of-home venues.

     Revenue from engineering and development services decreased in 2000 by 93.6% to $0.1 million from $1.3 million in 1999, in part due to research and development previously conducted at Advancel being outsourced to ITC commencing in the third quarter of 2000 and a continuation of our reduced emphasis on providing engineering and development services as a primary revenue source. Cost of engineering and development services decreased in 2000 by 98% to $0.1 million primarily due to attrition of Advancel employees and completion of ongoing contracts. Our objective in outsourcing the engineering and development services work previously performed at Advancel was to lower our costs in providing those services while retaining the microprocessor design capabilities on an outsourced basis.

     Selling, general and administrative expenses in 2000 decreased by 3.3%, or $0.4 million, to $11.4 million from $11.8 million in 1999, primarily due to decreases in litigation and patent expenses and in selling and marketing related expenses, partially offset by higher compensation expenses and depreciation, amortization and costs attributable to acquired companies. For the year ended December 31, 2000, selling, general and administrative expenses included an $0.8 million charge to bad debt expense relating to the reduction in value, at December 31, 2000, of the marketable securities included as consideration for the Teltran license transaction. See Note 9 - notes to the consolidated financial statements. NCT received the marketable securities in January 2001. Our selling, general and administrative expenses include: compensation, which generally comprises from 36% to 50% of the total; professional fees and expenses, including legal services; non-cash depreciation and amortization; marketing and promotional costs; and travel, among other costs. We expect higher selling, general and administrative expenses in fiscal 2001 primarily due to the full year impact of the companies acquired in fiscal 2000 and the effect of salary increases.

     Research and development expenditures in 2000 decreased by 29.1% to $4.4 million from $6.2 million in 1999, primarily through attrition of Advancel employees in 1999 and 2000. Commencing in the third quarter of 2000, research and development previously conducted at Advancel has been outsourced to Infinite Technology Corporation. NCT issued shares of its common stock having a market value of $3.0 million to Infinite Technology Corporation as prepaid research and engineering costs during 2000. No expense for the outsourcing of research and development was recorded for the year ended December 31, 2000 as Infinite Technology Corporation had not advised us of the commencement of the research and development under this agreement.

     Included in NCT's total costs and expenses were non-cash expenditures including depreciation and amortization of $2.0 million for each of 2000 and 1999, impairment of goodwill of $3.1 million in each of 2000 and 1999 and interest expense of $1.0 million in 2000 and $0.2 million in 1999 due to a beneficial conversion feature on our convertible notes. The impairment of goodwill is attributable to continued losses of NCT's majority-owned subsidiary, NCT Audio. In 1999, NCT Audio changed its business strategy to suspend its acquisition efforts.

     Interest expense increased to $1.9 million in 2000 from $0.6 million in 1999. The 2000 interest expense was primarily due to the recording of a beneficial conversion feature of $1.0 million in connection with the March 27, 2000 convertible note issued to Ms. Salkind, classified as interest expense, and original issue discount amounts of $0.1 million in connection with promissory notes entered into in 2000.

     NCT had net operating loss carryforwards of $104.8 million and research and development credit carryforwards of $2.0 million for federal income tax purposes at December 31, 2000. No tax benefit for these operating losses has been recorded in NCT's financial statements. Our ability to utilize our net operating loss carryforwards may be subject to an annual limitation.

     Year ended December 31, 1999 compared to year ended December 31, 1998.

     Total revenues in 1999 increased by 112% to $7.1 million from $3.3 million in 1998, reflecting increases in each of NCT's revenue sources. Total costs and expenses during the same period increased by 76% or $13.3 million, primarily due to the write down of an investment in an unconsolidated affiliate, Top Source Automotive, Inc. ($2.4 million) due to the reduction of our ownership interest from 20% to 15%, the impairment of goodwill ($3.1 million) and a reserve for promissory notes and pre-acquisition costs attributable to Precision Power, Inc., advances and other costs NCT believed would not be recovered ($1.8 million). See Note 9 - notes to the consolidated financial statements. Further, other income/expense in 1998 included a $3.2 million gain from the sale of NXT plc stock.

     Technology licensing fees and royalties increased by 343%, or $2.8 million, to $3.6 million from $0.8 million in 1998. The technology licensing fees and royalties for 1999 were primarily due to the $0.2 million technology license fee and $0.9 million minimum, non-refundable royalty from STMicroelectronics S.A., an $0.8 million license fee from Lernout &Hauspie and other technology licensing fees and royalties aggregating $1.7 million (see Note 5 - notes to the consolidated financial statements).

     Product sales increased in 1999 by 5% to $2.2 million from $2.1 million in 1998 reflecting the increased sales of the Gekko(TM) flat speakers, the NoiseBuster(R) Extreme! product line and the ClearSpeech(R) product line.

     Revenue from engineering and development services increased in 1999 by 207% to $1.3 million from $0.4 million in 1998 primarily due to the contract between Advancel Logic Corporation and STMicroelectronics (see Note 5 - notes to the financial statements for further details).

     Cost of product sales increased 24% to $2.8 million in 1999 from $2.2 million in 1998 and the product margin deteriorated to (25)% from (7)% in 1998. The negative margin of $0.6 million in 1999 was primarily due to charges of $0.4 million for slow movement of inventory and tooling obsolescence related to the NoiseBuster(R) product line and NCT Audio's subwoofers, $0.4 million for royalty expense and $0.2 million for the write down of NCT Audio's raw materials. The negative margin of $0.1 million in 1998 was primarily due to reserves for slow moving inventory and charges for tooling obsolescence in the amount of $0.5 million related to the NoiseBuster(R) product line. Slow-moving inventory is caused primarily by slower than anticipated sales of products. On occasion, issues such as end-of-life and discontinuation of key components may cause us to do a lifetime buy and when the demand does not materialize or slows - we end up with slow-moving inventory. Product discontinuations, minimal advertising and competitive products also contribute to slow-moving inventory. Products that have been discontinued also result in tooling obsolescence.

     Cost of engineering and development services increased in 1999 by 706% to $2.2 million primarily due to the contract between Advancel and STMicroelectronics. The gross margin on engineering and development service was a loss of (70%) for 1999 due to costs exceeding original contracted amount to complete the ST contract. Our subsidiary, Advancel, had entered into the contract with STMicroelectronics for strategic business purposes knowing that the engineering and development services portion of the contract would be breakeven if the labor element was according to plan. The engineering funding enhanced our microprocessor design and capabilities.

     Selling, general and administrative expenses for the year increased by 5%, or $0.6 million, to $11.8 million from $11.2 million in 1998 primarily due to amortization of goodwill and increased legal expenses.

     Research and development expenditures in 1999 decreased by 14% to $6.2 million from $7.2 million in 1998, primarily due to decreased spending on research and development and the reduction in force in August 1999.

     Included in NCT's total costs and expenses were non-cash expenditures for depreciation and amortization of $2.0 million in 1999 and $1.0 million in 1998.

     NCT reduced its investment in an unconsolidated affiliate, Top Source Automotive, Inc., to 15% from 20% of equity and recorded a $2.4 million charge for the write-down of its investment to its estimated net realizable value. See
Note 9 - notes to the consolidated financial statements.

     In 1999, NCT recorded $3.1 million for the impairment of goodwill attributable to a change in business strategy for our subsidiary, NCT Audio, to suspend its acquisition strategy. NCT also recorded a reserve of $1.8 million for the Precision Power, Inc. promissory notes including interest expense and pre-acquisition costs. See Note 9 - notes to the consolidated financial statements. Interest expense includes $0.3 million for a beneficial conversion feature and non-cash interest charges related to the convertible notes. The 1998 other income consists of the gain NCT realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been granted to NCT in connection with a 1997 cross-license agreement among NCT, NXT plc and NXT.

     In 1999, interest income decreased to less than $0.1 million from $0.4 million in 1998 principally due to lower cash resources. Interest expense increased to $0.4 million in 1999 from less than $0.1 million in 1998, primarily due to the issuance of convertible notes during 1999.

     NCT had net operating loss carryforwards of $101.2 million and research and development credit carryforwards of $1.7 million for federal income tax purposes at December 31, 1999. No tax benefit for these operating losses has been recorded in NCT's financial statements. NCT's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Liquidity and Capital Resources

     NCT has incurred substantial losses from operations since its inception, which have been recurring and amounted to $166.8 million on a cumulative basis through September 30, 2001. These losses, which include the costs for development of products for commercial use, have been funded primarily from:

o     the sale of our and our subsidiaries' common stock;
o the sale of our and our subsidiaries' preferred stock convertible into common stock;
o     our and our subsidiaries' convertible debt;
o     technology licensing fees;
o     royalties;
o     product sales;
o     advertising/media revenues; and
o     engineering and development services.

     Management believes that currently available funds will not be sufficient to sustain NCT through the next six months. Such funds consist of available cash, marketable securities and the funding derived from our revenue sources: technology licensing fees and royalties, product sales, advertising/media and engineering and development services. Reducing operating expenses and capital expenditures alone may not be sufficient, and continuation as a going concern is dependent upon the level of funding realized from our revenue sources, all of which are presently uncertain. In the event that funding from our revenues are not realized as planned, then management believes additional working capital financing must be obtained through the private placement or public offering of additional equity of NCT or its subsidiaries in the form of common stock, convertible preferred stock and/or convertible debt. Proceeds from sales of our subsidiaries' securities are used for the benefit of the issuing subsidiary, and there are generally contractual restrictions to that effect. There is no assurance any such financing is or would become available.

     In the event that external financing is not available or timely, NCT would have to substantially reduce its level of operations. These reductions could have an adverse effect on NCT's relationships with its customers and suppliers. Uncertainty exists with respect to the adequacy of current funds and marketable securities to support NCT's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies. These uncertainties raise substantial doubt at September 30, 2001, about NCT's ability to continue as a going concern.

     We recently entered into financing transactions because internally generated funding sources were insufficient to maintain our operations. These financing transactions are described above at "The Business - P. Recent Financing Transactions" and include: issuance of convertible notes and issuance of convertible preferred stock. Other transactions entered into by NCT to fund its business pursuits during 2000 and 1999 are described in the notes to the consolidated financial statements and include:

o     Series G convertible preferred stock;
o     Secured convertible notes secured by substantially all of our assets; and
o Issuance of shares to suppliers and consultants in lieu of cash for goods and services in the nature of advertising, legal, temporary help, rent, investor Relations and inventory.

     At September 30, 2001, cash and cash equivalents were $1.0 million. NCT's working capital deficit was $(28.9) million at September 30, 2001, compared to a deficit of $(9.7) million at December 31, 2000. This $19.2 million increase was primarily due to a deficit attributable to the acquisition of the Web Factory of $(3.6) million, issuance of convertible notes in the nine months ended September 30, 2001, collection of accounts receivable and a net reduction in current liabilities. NCT's current ratio was 0.22 to 1 at September 30, 2001 compared to
0.58 to 1 at December 31, 2000.

     Net cash used in operating activities for the nine months ended September 30, 2001 and 2000 was $8.9 million and $7.3 million, respectively.

     Our net accounts receivable decreased to $1.2 million at September 30, 2001 from $5.5 million at December 31, 2000. This decrease was due to the collection of amounts due under license agreements entered into in 2000 and a decline in new technology license agreements entered into in 2001 compared to 2000. NCT expects net accounts receivable to decline during 2001 as compared to December 31, 2000 levels as a result of its ongoing efforts to improve accounts receivable management.

     Our net inventory level was to $2.2 million at September 30, 2001, the same as at December 31, 2000. New products introduced in the third quarter of 2001 were for the call center industry and include a new headset model, an amplifier, a USB adapter and an intelligent microphone. NCT expects inventory levels to decrease and inventory turns to increase during 2001 as compared to December 31, 2000 levels as it continues to improve its supply-chain management and meet the anticipated demand for new products introduced during the third quarter of 2001. Inventory management continues to be an area of focus as we balance the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements.

     To improve our future operating cash flow, we implemented substantial cost reduction and product simplification plans in 2000 that are continuing in 2001. These plans involve the evaluation and restructuring of unprofitable product offerings, including some telephony products, and the consolidation of various duplicate selling, general and administrative expenses due to the acquisitions made in 2000.

     Net cash provided by investing activities was $4.3 million for the nine months ended September 30, 2001.

     Capital expenditures for the nine-month period ended September 30, 2001 consumed $1.5 million and the most significant capital expenditures related to the purchase of property and equipment and leasehold improvements of $1.3 million. We anticipate making additional investments during the remainder of 2001.

     For the nine-month period ended September 30, 2001, NCT received $6.9 million in cash proceeds from the sale of all of the NXT plc ordinary shares received in 2001, net of fees and expenses. See Note 11 - notes to the condensed consolidated financial statements. The proceeds were used to fund working capital requirements. Under the new NXT agreements, NCT has a requirement to apply at least 66% of the proceeds received from the sale of these shares to the development of the business of Distributed Media Corporation. NCT realized a loss of approximately $2.3 million from the sale of the NXT ordinary shares which is included in other (income) expense, net in NCT's consolidated statement of operations for the nine months ended September 30, 2001.

     In addition to available cash and cash equivalents, our available-for-sale securities are additional sources of liquidity. At September 30, 2001 and December 31, 2000, our available-for-sale securities had approximate fair market values of $0.9 million and $5.1 million, respectively. The majority of these securities represent investments in technology companies and, accordingly, the fair market values of these securities are subject to substantial price volatility, and, in general, suffered a decline during the first nine months of 2001. In addition, the realizable value of these securities is subject to market and other conditions. NCT may sell a portion of these available-for-sale securities during the fourth quarter of 2001.

     Net cash provided from financing activities for the nine months ended September 30, 2001 was $4.5 million and was primarily attributable to the issuance of debt as outlined in Note 8 - notes to the condensed consolidated financial statements. At September 30, 2001, NCT's short-term debt was $15.0 million, net of original issue discounts of approximately $1.9 million, (principally comprised of $13.7 million of face value of outstanding convertible notes and $3.2 million of outstanding notes payable), compared to $4.7 million of short-term debt at December 31, 2000. The cash proceeds received from the issuance of debt were used for general corporate purposes. The debt we issued during the nine months ended September 30, 2001 includes:

o On January 9, 2001, Artera received aggregate net proceeds of $0.6 million from the issuance and sale of $5.0 million of 6% convertible notes due January 9, 2002. In addition in December 2000, we had received $0.4 million as an advance for these notes.

o On February 13, 2001, NCT received net proceeds of $0.5 million from the issuance of a $0.5 million convertible note.

o On March 14, 2001, NCT received aggregate net proceeds of $0.3 million from the issuance and sale of $0.3 million of 8% convertible notes due March 14, 2002.

o On April 4, 2001, Artera received aggregate net proceeds of $0.7 million from the issuance and sale of $0.9 million of 6% convertible notes due April 4, 2002.

o On April 12, 2001, NCT received aggregate net proceeds of $0.1 million from the issuance and sale of $0.1 million of 8% convertible notes due April 12, 2002.

o On April 12, 2001, NCT Video issued a $0.5 million of 8% convertible note due December 31, 2001. The $0.5 million had been advanced to NCT Video in December 2000.

o On April 12, 2001, NCT issued a $1.0 million convertible note to Crammer Road as consideration for 1,000 shares of common stock of DMC NY.

o On May 25, 2001, Artera received aggregate net proceeds of $0.3 million from the issuance and sale of $0.4 million of 6% convertible notes due May 25, 2002.

o On June 29, 2001, Artera received aggregate net proceeds of $0.7 million in cash and a subscription receivable of $0.3 million from the issuance and sale of $1.25 million of 6% convertible notes due June 29, 2002.

o On September 28, 2001, NCT received $0.5 million proceeds in cash and a $0.5 million subscription receivable (received October 12, 2001) from the issuance of a convertible note aggregating $2.5 million. Such convertible note included the roll over of a four-month convertible note dated May 14, 2001 in the amount of $1.4 million along with related costs and the issuance of a warrant for 1.0 million shares of our common stock.

     From time to time in 2001, NCT defaulted on repayment of notes due Carole Salkind when due because NCT did not have the funds for repayment. Several of the defaulted notes were rolled into new short-term notes as further described in Note 8 of the notes to the condensed consolidated financial statements.

     On July 30, 2001, Pro Tech received aggregate net proceeds of $0.5 million in cash from the private placement of 500 shares of its series B convertible preferred stock and issued warrants to purchase 1,000,000 shares of its common stock. The proceeds were used by Pro Tech for general corporate purposes.

     NCT expects that from time to time its outstanding short-term debt may be replaced with new short-term debt or long-term borrowings. Although we believe that we can continue to access the capital markets in 2001 on acceptable terms and conditions, our flexibility with regard to long-term financing activity could be limited by: (1) the liquidity or our common stock on the open market,
(2) our current level of short-term debt, and (3) our credit ratings. In addition, many of the factors that affect NCT's ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, are outside of NCT's control. There can be no assurance that NCT will continue to have access to the capital markets on favorable terms.

     In April 2001, we finalized a private equity credit agreement, which may provide us funds for operating purposes. See Note 12 - Commitments and Contingencies of notes to the condensed consolidated financial statements for further details.

     From time to time to provide needed cash that a warrant holder has indicated it is willing to provide, we may reduce the exercise price of the outstanding warrant to a range that more closely approximates the then fair value of our common stock. On October 25, 2001 and November 14, 2001, we reduced the warrant exercise price for the acquisition of an aggregate of 10 million shares of our common stock from $.32 per share to $.08 per share. On December 20, 2001, we reduced the warrant exercise prices for the acquisition of our common stock from $.13 to $.071 (for 500,000 shares), from $.093 to $.071 (for 625,000 shares) and from $.115 to $.071 (for 1,000,000 shares). Also on December 20, 2001, we reduced the warrant exercise prices for the acquisition of $500,000 worth of our shares of common stock from $.21 to $.071 and for the acquisition of $500,000 worth of shares of common stock of our subsidiary Pro Tech Communications, Inc. from $.44 to $.06. These actions were not part of a plan but were driven by our liquidity needs at the respective times of the reductions.

     NCT has no lines of credit with banks or other lending institutions and, therefore, has no unused borrowing capacity.

      Going Concern Risks

     There can be no assurance that sufficient funding will be provided by technology licensing fees, royalties, product sales, advertising/media revenues and engineering and development revenue or additional capital. In that event, NCT would have to cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on NCT's relations with its partners and customers (see Note 1 - notes to the consolidated financial statements for further details).

     NCT believes that the level of financial resources available to it is a critical component in its ability to continue as a going concern. NCT may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions. We expect that outstanding short-term debt may be replaced with new short or long-term borrowings from time to time. Although we believe that we can continue to access the capital markets in 2001 on acceptable terms and conditions, our flexibility with regard to long-term financing activity could be limited by the liquidity of our common stock on the open market, our current level of short-term debt, and our credit ratings. In addition, many of the factors that affect NCT's ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, are outside of our control. There can be no assurances that NCT will continue to have access to the capital markets on favorable terms.

     The accompanying financial statements have been prepared assuming that NCT will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at September 30, 2001 about NCT's ability to continue as a going concern, which means that our auditors cannot be assured that we will be in business on December 31, 2001. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

      Capital Expenditures

     NCT intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (1) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies; (2) utilization of the manufacturing capacity of our allies, enabling us to integrate our active technology into products with limited capital investment; and (3) access to well-established channels of distribution and marketing capability of leaders in several market segments.

     There were no material commitments for capital expenditures as of September 30, 2001, and no material commitments are anticipated in the near future.

QUANTITATIVE OR QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     NCT's primary market risk exposures include fluctuations in interest rates and foreign exchange rates. NCT is exposed to short-term interest rate risk on some of its obligations and trade accounts receivable sales. NCT does not use derivative financial instruments to hedge cash flows for such obligations. In the normal course of business, NCT employs established policies and procedures to manage these risks.

     Based upon a hypothetical 10 percent proportionate increase in interest rates from the average level of interest rates during the last twelve months, and taking into consideration expected investment positions, commissions paid to selling agents, growth of new business and the expected borrowing level of variable-rate debt, the expected effect on net income related to our financial instruments would be immaterial.

RECENT AUTHORITATIVE ACCOUNTING GUIDANCE

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. NCT is in the process of analyzing SFAS No. 144 and currently is unable to report the effect the adoption will have on its financial position or results of operations.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. Under SFAS 142, we will be required to reassess the goodwill and other intangible assets previously recorded in connection with prior acquisitions, as well as their useful lives. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Whenever there is an impairment indicator, all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting. Effective January 1, 2002, goodwill will no longer be subject to amortization. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. NCT adopted SFAS No. 141 effective July 1, 2001 and plans to adopt SFAS No. 142 effective January 1, 2002. The adoption of SFAS No. 142 may improve our financial position and results of operations on an ongoing basis due to the elimination of amortization of goodwill. Conversely, the adoption of SFAS No. 142 may be detrimental to our financial position and results of operations upon adoption because of a possible finding of impaired goodwill. We are in the process of analyzing SFAS No. 142 and currently are unable to report the effect the adoption will have on our financial position and results of operations.

     In June 2000, FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments - an Amendment of SFAS No. 133. SFAS No. 138 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives). SFAS No. 138 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Because any derivatives upon adoption and at each reporting date must be reported at the then fair value, SFAS No. 138 has had an impact on NCT's consolidated financial statements.

     In March 2000, the FASB issued Financial Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB No. 25. This interpretation clarifies issues relating to stock compensation. FIN 44 is effective July 1, 2000; however, some conclusions in this interpretation cover specific events that occurred prior to July 1, 2000. FIN 44 did not have an impact on NCT's consolidated financial statements.

     In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and disclosures of securitization transactions for fiscal years ending after December 15, 2000. As of September 30, 2001, NCT had no such transactions. NCT does not expect SFAS No. 140 will have a significant impact on its consolidated financial statements.

POSSIBLE DILUTIVE EFFECTS FROM OUTSTANDING OPTIONS, WARRANTS AND OTHER CONVERTIBLE OR EXCHANGEABLE SECURITIES

      The 1987 Stock Option Plan

     In 1987, we adopted the 1987 Stock Option Plan, which provided for the grant of up to 4,000,000 shares of common stock as either incentive or nonstatutory stock options. The 1987 Plan allowed for the grant of incentive stock options to full-time employees, including directors and officers. It further allowed for the grant of nonstatutory stock options to our employees and non-employee directors. As of November 30, 2001, there were outstanding options to purchase 1,350,000 shares of our common stock under the 1987 Plan at exercise prices ranging from $0.50 to $0.63 per share. All of such options are exercisable.

      The 1992 Stock Option Plan

     At the 1993 annual stockholders meeting, our shareholders approved a stock option plan previously adopted in October 1992 by the Board of Directors covering 6.0 million shares of our common stock. The 1992 Plan provides for the grant of options to purchase common stock and awards of restricted common stock to our employees, officers and directors. At the 1996 annual stockholders meeting, shareholders approved an amendment to the 1992 Plan, increasing the number of shares covered to 10.0 million. The shareholders also approved the addition of active consultants as persons eligible to participate. At the 1998 annual stockholders meeting, shareholders again approved an amendment to the 1992 Plan, increasing the number of shares covered to 30.0 million and permitting outside directors to participate. The 1998 amendment also (1) deleted the formula for grants of awards of restricted common stock and options to purchase common stock to outside directors, and (2) directed that the Board of Directors, or a committee appointed by the Board consisting of at least two outside directors, administer the 1992 Plan. On January 19, 2000, the Board of Directors further amended the 1992 Plan, subject to shareholder approval, to increase the aggregate number of shares covered thereunder to 50.0 million. Our shareholders approved this amendment at the annual meeting held on July 13, 2000.

     We are required to reserve 50.0 million shares of common stock for issuance in the event that option holders exercise their options to purchase shares or that we grant restricted stock under the 1992 Plan. All of these 50.0 million shares have been registered under the Securities Act. As of November 30, 2001, we had outstanding options to purchase 46,507,575 shares of common stock under the 1992 Plan at exercise prices ranging from $0.16 to $1.00 per share. As of November 30, 2001, we also had granted 240,000 shares of restricted stock under the 1992 Plan.

      The Directors' Stock Option Plan

     In 1994, we adopted an option plan for directors, called the Directors' Plan. At the 1995 annual stockholders meeting, shareholders approved this plan and the grant to two directors of the option to purchase a total of 725,000 shares of NCT common stock. The shareholders, at the 1996 annual meeting, approved an increase in the number of shares to 821,000 and made minor changes concerning the Directors' Plan's administration. We have reserved 821,000 shares of common stock for issuance upon the directors' exercise of their options. All of the reserved shares are registered under the Securities Act. As of November 30, 2001, under the Directors' Plan, we had outstanding options to purchase 538,500 shares of common stock, at exercise prices ranging from $0.66 to $0.75 per share, all of which are currently exercisable.

      The 2001 Stock Option Plan

     On April 25, 2001, our Board of Directors adopted the 2001 Stock and Incentive Plan, subject to shareholder approval. At our annual meeting of shareholders held on July 10, 2001, our shareholders approved the adoption of the 2001 Plan. The 2001 Plan permits NCT to grant options and awards of up to 18,000,000 shares of common stock. As of November 30, 2001, we had outstanding options to acquire 11,962,008 shares of our common stock at exercise prices ranging from $0.103 to $0.13 per share.

      Other Investors' Warrants and Non-plan Options

     As of November 30, 2001, we had reserved 43,429,283 shares of common stock for issuance upon the exercise of outstanding warrants and 100,000 shares for exercise of options not included in the above plans. All of these options and warrants are exercisable at prices ranging from $0.08 to $1.6563 per share. These reserves include shares for issuance upon the exercise of warrants earlier granted to:

o    an investor in an early 1997 private placement pursuant to Regulation S;

o three placement agents in partial consideration for services rendered in connection with the 1997 and 1998 preferred stock placements described below;

o a financial consultant for services rendered in connection with another financing completed by NCT;

o a consultant for services rendered in connection with our efforts to complete development and licensing agreements with a large European company;

o Production Resource Group, a provider of a promissory note, lease financing, installation and maintenance services to DMC;

o    a financing source for DMC equipment and installation services;

o the placement agent for several of NCT's financing transactions completed in 2000; and

o Crammer Road, in connection with the execution of a private equity credit agreement.

     During 2001, NCT granted warrants to consultants at prices ranging from $0.16 to $0.59 per share. In addition, five-year warrants have been granted to Ms. Salkind to acquire an aggregate of 5,755,952 shares of NCT common stock at prices ranging from $0.071 to $0.21 per share (although on December 20, 2001, the exercise prices of all of Ms. Salkind's NCT warrants issued between February 13, 2001 and September 28, 2001 were reduced to $0.079). These 2001 grants to Ms. Salkind were in conjunction with new loans to NCT by her. Also, NCT granted a warrant to Libra Finance S.A. to purchase 20,000,000 shares of our common stock at $0.09 per share. Libra exercised 5,000,000 shares under a warrant dated October 26, 2000 at a price of $0.08 per share, a price we amended from $0.32 per share to encourage exercise. On November 14, 2001, we reduced the exercise price as to the remaining 5,000,000 shares under that warrant dated October 26, 2000 to $0.08 per share from $0.32 per share. Those remaining 5,000,000 shares under the October 26, 2000 warrant were exercised in December 2001.

      The NCT Audio Initial Financing

     Between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act. The terms of the sale allow the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of our common stock at a predetermined exchange ratio.

     As of November 30, 2001, we have issued 27,315,198 shares of our common stock in exchange for 1,985 shares of NCT Audio common stock. Of such shares, 4,552,045 are included in this prospectus, 272,023 were registered under Registration Statement No. 333-47084, 404,612 were registered under Registration Statement No. 333-35210, 17,333,334 were registered under Registration Statement No. 333-87757 and an additional 1,000,000 shares were registered under Registration Statement No. 333-64967. We have provided a reserve of 3,750,000 shares of our common stock for the exchange of the remaining 160 outstanding shares of NCT Audio common stock held by investors other than NCT assuming a 5-day average closing bid price of $0.10.

      NCT Secured Convertible Notes Issued to Carole Salkind

     To provide for the conversion of an aggregate of approximately $7.2 million of secured convertible notes and accrued interest, as of December 21, 2001, we would be required to issue approximately 82 million shares of our common stock upon conversion, at the respective conversion prices of the notes. We registered 23,529,412 shares, together with 4,682,941 shares of common stock to pay accrued interest, on the secured convertible notes and 1,034,972 shares to provide for default provisions on a defaulted note under Registration Statement No. 333-47084 effective February 12, 2001. These notes are secured by substantially all the assets of the company (see Note 10 - notes to the consolidated financial statements and Note 8 - notes to the condensed consolidated financial statements). During 2001, NCT defaulted on each of the secured convertible notes upon the respective maturity dates. Such notes, along with the default amounts and accrued interest have been rolled into new notes due later in 2001 and 2002 as fully described above at "The Business - P. Recent Financing Transactions." In addition, we issued Ms. Salkind additional secured convertible notes for cash proceeds during 2001 as described above in "The Business - P. Recent Financing Transactions."

      Preferred Stock

     To raise working capital, from time to time, NCT and its subsidiaries have issued shares of preferred stock generally convertible into or exchangeable for shares of NCT common stock. Such preferred stock includes NCT's series C, D, E, F and G convertible preferred stock, NCT Audio's series A preferred stock, Pro Tech's series A and series B preferred stock, and Artera Group, Inc.'s series A preferred stock. Presently, only the Pro Tech series B preferred stock and the Artera Group, Inc. series A preferred stock are issued and outstanding. NCT's series A, B, C, D, E and F preferred stock have been cancelled. Artera offered to issue shares of Artera Group International Limited preferred stock to settle an earnout obligation that Artera Group, Inc. assumed in connection with its acquisition of the Web Factory (now Artera Group International Limited). NCT is obligated to register shares for the exchange of $4,276,000 in aggregate stated value of Artera Group, Inc. series A preferred stock as described above at "The Business - O. Acquisition and Acquisition Efforts - Artera Group International Limited." NCT is obligated to register for resale shares of NCT common stock for the exchange of Pro Tech Series B Preferred Stock as described above at "The Business - P. Recent Financing Transactions."

      ConnectClearly Initial Financing

     In connection with the initial funding of our subsidiary, ConnectClearly.com, Inc., we issued 1,000 shares of ConnectClearly common stock to three accredited investors in consideration for $1.0 million cash. These investors had agreed to acquire 1,000 additional shares of ConnectClearly common stock for another $1.0 million in August 2001. NCT relieved these investors of this commitment. These ConnectClearly common shares have been exchanged for shares of NCT common stock. We registered for resale 6,250,000 shares of NCT common stock that were issued upon the exchange of issued and outstanding ConnectClearly common shares under Registration Statement No. 333-47084, effective February 12, 2001. As of November 30, 2001, 937 shares of the ConnectClearly.com common stock had been exchanged for 7,831,908 shares of NCT common stock.

      Artera Group Debt Financing

     During 2001, Artera Group, Inc. issued an aggregate of approximately $7.5 million stated value convertible notes which are exchangeable for shares of our common stock as described above at "The Business - P. Recent Financing Transactions." As of November 30, 2001, we have provided an aggregate reserve of approximately 59.9 million shares of our common stock for the exchange along with accrued interest based upon an exchange price of $0.10 per share. We registered for resale 20 million shares of common stock that we may issue upon the exchange of the Artera convertible notes under Registration Statement 333-47084, effective February 12, 2001. We are obligated to register for resale additional shares of our common stock. See above at "The Business - P. Recent Financing Transactions - Artera Group, Inc. Convertible Notes."

      NCT Convertible Notes

     During 2001, NCT has issued convertible notes aggregating $1,401,250. Of such notes, $401,250 and $1,000,000, respectively, are convertible into shares of our common stock at 80% and 93.75%, respectively, of the five-day average closing bid price of our common stock immediately before conversion. For further details, please see above at "The Business - P. Recent Financing Transactions - Other NCT Group, Inc. Convertible Notes."

      Private Equity Agreement

     On April 12, 2001, NCT and Crammer Road finalized a new equity credit agreement. Under this agreement, NCT is obligated to register for resale shares of its common stock of up to $50 million. See further details above at "The Business - P. Recent Financing Transactions,"

      DMC NY Reset Shares

     On April 12, 2001, NCT entered into an exchange agreement with Crammer Road under which NCT is obligated to issue Crammer Road additional shares of NCT common stock if the closing bid price of our common stock for the five business days prior to the day before we request acceleration of the effectiveness of this registration statement is less than $0.16 per share. This prospectus includes 7,999,867 shares of our common stock which we may be required to issue for this reset provision. See further details at "The Business - O. Acquisitions and Acquisition Efforts - DMC NY."

POSSIBLE FUTURE DILUTION FROM CONTINGENT EARNOUTS AND OTHER OBLIGATIONS ARISING FROM RECENT ACQUISITIONS

     As described above at "The Business - O. Acquisitions and Acquisition Efforts," NCT and its subsidiaries have pursued an acquisition strategy and completed several recent acquisitions, including:

      Theater Radio Network
      Midcore Software
      Pro Tech Communications
      Web Factory (Artera Group International Limited)

     Under various circumstances, NCT may be obligated to issue additional shares of its common stock to or for the benefit of selling shareholders. In addition, we have acquired 25% of DMC NY and intend to use our common stock to acquire the remaining shares of DMC NY.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On July 17, 2000, NCT notified its independent accounts, Richard A. Eisner & Co., LLP ""that the auditing services of Richard A. Eisner & Co., LLP would no longer be required. Richard A. Eisner & Co., LLP's dismissal was approved by our Board of Directors. Richard A. Eisner & Co., LLP originally was selected as our independent accountants in January 1995 to audit our consolidated financial statements as of and for the year ended December 31, 1994.

     During the two fiscal years ended December 31, 1999, and during the subsequent interim period preceding their dismissal as our independent accountants, there were no disagreements with Richard A. Eisner & Co., LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements(s), if not resolved to the satisfaction of Richard A. Eisner & Co., LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Richard A. Eisner & Co., LLP's reports on our consolidated financial statements as of and for the years ended December 31, 1999 and December 31, 1998, did not contain any adverse opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     On July 17, 2000, we engaged the accounting firm of Goldstein Golub Kessler LLP as independent accountants to audit the consolidated financial statements of NCT for fiscal year ending December 31, 2000. The engagement was authorized by our Board of Directors. During the fiscal year ended December 31, 1999, and the subsequent period, neither we nor any person on NCT's behalf consulted Goldstein Golub Kessler LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or not the type of audit might be rendered on NCT's consolidated financial statements.

DIRECTORS AND EXECUTIVE OFFICERS OF NCT

     The following table sets forth the names, ages, positions and the offices held by each of the executive officers and directors of NCT as of November 30, 2001.


 Name                        Age             Positions and Offices

 Michael J. Parrella         53   Chairman of the Board of Directors and
                                  Chief Executive Officer
 Jay M. Haft                 65   Director
 John J. McCloy II           63   Director
 Samuel A. Oolie             64   Director
 Irene Lebovics              48   Director, President
 Cy E. Hammond               47   Senior Vice President, Chief Financial
                                  Officer, Treasurer and Assistant Secretary
 Mark Melnick                43   Vice President, General Counsel and
                                  Secretary
 Irving M. Lebovics          50   Senior Vice President, Global Sales
 Michael A. Hayes, Ph.D.     48   Senior Vice President, Chief Technical
                                  Officer
 Jonathan M. Charry, Ph.D.   53   Senior Vice President, Corporate Development

     Michael J. Parrella currently serves as Chief Executive Officer and Chairman of the Board of Directors of NCT. Mr. Parrella was elected Chairman of the Board of Directors of NCT on April 21, 2000, on which date he relinquished the position of President. From August 1995 to April 21, 2000, Mr. Parrella served as NCT's President and Chief Executive Officer. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of NCT. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of NCT. He initially became a director in 1986 after evaluating the application potential of NCT's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board of Directors and to raise new capital to restructure NCT and its research and development efforts. Mr. Parrella also serves as Chief Executive Officer and Acting President of NCT Audio Products, Inc., a subsidiary of NCT, a position to which he was elected on September 4, 1997. He became a director of NCT Audio on August 25, 1998. On January 5, 2001, Mr. Parrella was elected Acting Chief Executive Officer of Advancel Logic Corp., a subsidiary of NCT. Mr. Parrella is a director of Advancel, serves as Chairman of the Board of Distributed Media Corporation, a subsidiary of NCT, and serves as Chairman of the Board of NCT Hearing Products, Inc., a subsidiary of NCT. During 2000, Mr. Parrella became a director of NCT's subsidiaries acquired in 2000, including Midcore Software, Inc. and Pro Tech Communications, Inc., as well as subsidiaries formed in 2000, including DMC Cinema, Inc., a subsidiary of DMC., NCT Video Displays, Inc., DMC New York, Inc., ConnectClearly.com, Inc., DMC HealthMedia, Inc., and Artera Group, Inc.

     Jay M. Haft currently serves as a director of NCT and had served as Chairman of the Board of Directors of NCT until April 21, 2000. From November 1994 to July 1995, he served as President of NCT. He also serves as a director of our subsidiaries, NCT Audio, DMC, Advancel and NCT Hearing. Mr. Haft is a strategic and financial consultant for growth stage companies. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of that firm (1989-1994) and prior to that, a founding partner of Wofsey, Certilman, Haft et al. (1966-1988). Mr. Haft is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is a director of numerous public and private corporations, including RVSI, Inc. (OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation (OTC), Viragen, Inc. (OTC), PC Service Source, Inc.
(OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), and Thrift Management, Inc. (OTC). Mr. Haft serves as Treasurer of the Miami City Ballet and as a Trustee of Florida International University.

     John J. McCloy II currently serves as a director of NCT. He served as Chief Executive Officer of NCT from September 1987 to November 1994 and as Chairman of the Board of Directors of NCT from September 1986 to November 1994. In addition, he served as NCT's Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a director of NCT Audio on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is the Chairman of Mondial Ltd. and Unified Waste Services. He is a director of American University in Cairo and the Sound Shore Fund, Inc.

     Sam Oolie currently serves as a director of NCT. Since his appointment on September 4, 1997, Mr. Oolie has also served as a director of NCT Audio. He is Chairman of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. Since July 1985, he has also served as Chairman of Oolie Enterprises, an investment company. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc.

     Irene Lebovics currently serves as a director and President of NCT and President of NCT Hearing. She served as Secretary of NCT from February 1999 until September 2001. On April 25, 2001, the Board of Directors unanimously approved the appointment of Ms. Lebovics as a director of NCT. On January 5, 2000, Ms. Lebovics was elected Acting Chief Marketing Officer and Secretary of Advancel. She joined NCT as Vice President of NCT and President of NCT Medical Systems in July 1989. In January 1993, she was appointed Senior Vice President of NCT. In November 1994, Ms. Lebovics became President of NCT Hearing. In 1999, Ms. Lebovics was appointed as Executive Vice President. In April 2000, she became President of NCT. She has held various positions in product marketing with Bristol-Myers, a consumer products company, and in advertising with McCaffrey and McCall. Ms. Lebovics is the spouse of Irving Lebovics, NCT's Senior Vice President of Global Sales. Ms. Lebovics also serves as director of Distributed Media Corporation, ConnectClearly.com, Inc., NCT Hearing Products, Inc., NCT Video Displays, Inc., DMC New York, Inc., Artera Group International Limited, Midcore Software, Inc., Advancel Logic Corporation, Pro Tech Communications, DMC HealthMedia, Inc. and DMC Cinema, Inc.

     Cy E. Hammond currently serves as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of NCT. He joined NCT as Controller in January 1990 and was appointed a Vice President in February 1994. Mr. Hammond also serves as Acting Chief Financial Officer and Treasurer of NCT Audio, a position to which he was elected on September 4, 1997, and Acting Chief Financial Officer, Treasurer and Assistant Secretary for Advancel, a position to which he was elected on January 5, 2000. During 1989, he was Treasurer and Director of Finance for Alcolac, Inc., a multinational specialty chemical producer. Prior to 1989 and from 1973, Mr. Hammond served in several senior finance positions at the Research Division of W.R. Grace & Co., the last of which included management of the division's worldwide financial operations. Mr. Hammond is also a director of Pro Tech Communications, Inc., NCT Video Displays, Inc., DMC New York, Inc., Artera Group International Limited, Noise Cancellation Technologies (Europe), Inc. and ConnectClearly.com, Inc.

     Mark Melnick currently serves as Vice President, General Counsel & Secretary of NCT Group, Inc., positions he has held since September 2001. He also serves as Secretary of Distributed Media Corporation, DMC Cinema, Inc., DMC HealthMedia, Inc., NCT Audio Products, Inc., NCT Hearing Products, Inc., NCT Medical Systems, Inc., ConnectClearly.com, Inc., Midcore Software, Inc., Artera Group, Inc., Advancel Logic Corporation, NCT Muffler, Inc., Chaplin Patents Holding Company, Inc., NCT Far East, Inc. and NCT Video Displays, Inc. From 1989 to 2000, Mr. Melnick was Counsel, Senior Counsel and then Assistant General Counsel of CBS Cable and its predecessor-in-interest Group W Satellite Communications (a division of Westinghouse Broadcasting Co.), in the cable television field. From 1984 to 1988, he was an associate at the law firm of Stults & Marshall (now known as Balber Pickard Battistoni Maldonado & Van Der
Tuin) in New York, NY. From 1982 to 1984, he was an associate at the law firm of Seyfarth, Shaw, Fairweather & Geraldson in New York, NY.

     Irving M. Lebovics currently serves as Senior Vice President, Global Sales, of NCT. He joined NCT in February 1998 as Vice President, Worldwide Sales. From January 1996 to February 1998, Mr. Lebovics was a principal of Enhanced Signal Processing, which exclusively sold NCT's technologies to large original equipment manufacturers. From 1993 to 1996, Mr. Lebovics served as Vice President of Sales for Kasten Chase Applied Research, a wide area network hardware and software provider to companies such as Dow Jones and the Paris and Madrid stock exchanges. From 1985 to 1993, Mr. Lebovics served as Vice President of Sales for Relay Communications, a provider of PC-to-mainframe communications software and Microcom, Inc. (which acquired Relay Communications), a leading provider of modems and local area network equipment including bridges and routers. Irving M. Lebovics is the spouse of Irene Lebovics, President of NCT.

     Michael A. Hayes, Ph.D. currently serves as Senior Vice President, Chief Technical Officer after joining NCT in 1996. On January 5, 2000, he was appointed Acting Chief Technical Officer of Advancel. During 1995 and 1994, Dr. Hayes served as Deputy Project Director, Research Support for Antarctic Support Associates, with operations in Chile, New Zealand, Australia, and Antarctica. From 1991 to 1994, he served as Deputy Program Manager, Special Payloads, for Martin Marietta Government Services (formerly General Electric Government Services) while directly managing critical spacecraft sub-system and instrument development for Goddard Space Flight Center. Prior to 1991, Dr. Hayes served as a research faculty member at Georgia Institute of Technology, and as a Senior Process Engineer at Texas Instruments.

     Jonathan M. Charry, Ph.D. currently serves as Senior Vice President of Corporate Development, a position he has held since January 2000. Dr. Charry was Chairman and Chief Executive Officer of Digital Power Networks, Inc. from 1992 to 1999 and Chairman and Chief Executive Officer of Environmental Research Information, Inc. from 1984 to 1992. He has held appointments as a Rockefeller Foundation Fellow and Assistant Professor at the Rockefeller University, Adjunct Professor in Applied Social Psychology at New York University, and Senior Research Scientist at the New York Institute of Basic Research. He is a member of the American Psychological Association, The Rockefeller University Chapter of Sigma Xi, the American Association for the Advancement of Science, and the New York Academy of Sciences.

Committees of the Board of Directors

     Our Board of Directors has established an Executive Committee, a Compensation Committee and an Audit Committee.

     The Executive Committee was appointed by the Board of Directors on July 13, 2000 and is comprised of Messrs. Haft and Parrella. If and as may be necessary, the Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of NCT and of exercising all the powers of that office.

     The Compensation Committee, which was appointed by the Board of Directors on July 13, 2000, reviews and determines the compensation policies, programs and procedures of NCT as they relate to NCT's senior management and is presently comprised of Messrs. McCloy and Oolie. The Board of Directors determines, and thereby establishes and provides for the administration of stock option plans, matters relating to the grant or issuance of warrants or options to acquire shares of our common stock and other securities of NCT or rights to acquire other derivative securities of NCT.

     The Audit Committee is responsible for the review of the activities of NCT's independent auditors. The Audit Committee is composed of Messrs. McCloy and Oolie. The NCT Board of Directors has adopted a written charter for the Audit Committee. In addition, the Board of Directors has determined that all of the Audit Committee members are independent.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and greater than 10% shareholders are required by regulations of the SEC to furnish us with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons that no reports were required for those persons, NCT believes that all filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with during the period from January 1, 2000 to December 31, 2000, except that Jonathan Charry did not timely file a report on Form 3 when be became Senior Vice President, Corporate Development, but Dr. Charry subsequently filed a report on Form 5 to report his initial beneficial ownership. In addition, grants of options made in July 2000 under the 1992 Plan to the following executive officers and directors: Messrs. Parrella, Haft, McCloy, Oolie, Hammond, Charry, McManus, Siomkos, Lebovics, Hayes and Ms. Lebovics, were not timely reported on Form 4 as required, but were subsequently reported on Form 5.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Executive Compensation and Summary Compensation Table

     Set forth below is information for the three fiscal years ended December 31, 2000, 1999 and 1998 relating to compensation received by NCT's Chief Executive Officer and the other four most highly compensated officers of NCT whose total annual salary and bonus for the fiscal year ended December 31, 2000 exceeded $100,000 (collectively the "Named Executive Officers").


                                                                                         Securities
                                                                                         Underlying            All
 Name and Principal                                                  Other Annual      Options/Warrants       Other
      Position                         Year   Salary ($)  Bonus ($)  Compensation ($)       SARs (#)       Compensation
------------------------------------- -----  ----------  ---------  ----------------  ----------------   --------------

Michael J. Parrella                    2000   $136,667    $363,000        $20,688         20,664,634 (1)     $ 7,198 (4)
  Chief Executive                      1999    120,000     168,678         22,008          6,812,000 (2)       6,418 (4)
  Officer and                          1998    120,000     205,889         20,615         12,000,000 (3)       5,918 (4)
  Chairman of the Board

Cy E. Hammond                          2000    101,167     133,659         12,000          1,248,742 (6)           -
  Senior Vice President,               1999     94,000      92,941         12,000            175,000 (7)           -
  Chief  Financial Officer,            1998     94,000      42,570         12,000            500,000 (3)           -
  Treasurer and Assistant Secretary

Jonathan M. Charry                     2000    200,000 (8)  34,539 (8)          -          1,378,049 (8)           -
  Senior Vice President,
  Corporate Development

James A. McManus                       2000    197,917           -              -            275,610 (5)           -
  President and Chief                  1999    101,846      59,410 (9)          -            250,000               -
  Executive Officer,
  Distributed  Media Corporation

Paul D. Siomkos (10)                   2000    150,000           -         12,000            169,207 (5)           -
  Senior Vice President,               1999    150,000           -         12,000            150,000               -
  Operations                           1998    105,192 (11) 78,125          8,367          1,000,000 (3)           -


(1) Mr. Parrella served as NCT's President and Chief Executive Officer until April 21, 2000 when he was appointed as Chairman of the Board of Directors and relinquished the position of President. Includes grants subsequently cancelled by the Board of Directors as outlined in Note (5) below.

(2) In addition to a grant under the 1992 Plan for the purchase of 5,000,000 shares, includes replacement grants of warrants and options which would have otherwise expired in 1999. Includes a warrant to purchase 862,500 shares of NCT's common stock and an option granted under the 1987 Plan to purchase 250,000 shares of NCT's common stock as new grants due to the extension of the expiration dates from 1999 to February 1, 2004. In addition, includes various options under the 1992 Plan to acquire 699,500 shares of NCT's common stock as new grants due to the extension of expiration dates from 1999 to February 1, 2004.

(3) On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Hammond, 250,000 shares; and as to Mr. Siomkos, 500,000 shares. Such options had been granted to employees on various dates in 1998 at exercise prices up to $1.0625 per share and were replaced by new grants for the same number of shares on December 4, 1998 at an exercise price of $0.3125 per share, the then fair market value of the stock.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by NCT on behalf of Mr. Parrella.

(5) Includes grants from January 2000 that were forfeited by the grantees on July 13, 2000 as follows: Mr. Parrella, 6,500,000 shares; Mr. Hammond, 250,000 shares; Mr. McManus, 100,000 shares; and Mr. Siomkos, 75,000 shares. These options had been granted in January 2000 at an exercise price of $0.41 per share, subject to shareholder approval of an increase in the number of shares available under the 1992 Plan. On July 13, 2000, the shareholders approved the necessary increase in shares available under the 1992 Plan. On that day, the price of NCT common stock was $0.515. The Board accepted the forfeitures of the January grants and issued new grants at an exercise price of $0.515 per share with the number of new options granted increased to an amount equal to the number of shares under the January 2000 grant times a factor of 1.2561.

(6) In addition to a grant subsequently forfeited as outlined in Note (5) above, includes 184,718 shares under replacement grants of options which would have otherwise expired in 2000.

(7) Includes a warrant to purchase 25,000 shares of NCT's common stock as a new grant due to the extension of the expiration date from 1999 to February 1, 2004.

(8) Dr. Charry, Senior Vice President, Corporate Development, was hired effective January 3, 2000. In accordance with his letter of employment and incentive bonus arrangement, Dr. Charry was granted an initial stock option to acquire 500,000 shares at $0.16 per share. His salary is paid at the rate of $150,000 per annum and a guaranteed draw against future commissions of $50,000. In addition, Dr. Charry is eligible for an incentive bonus based upon specified performance milestones and overrides on various financings and licensing or strategic alliance agreements.

(9) Mr. McManus, President and Chief Executive Officer of our subsidiary, Distributed Media Corporation, was hired effective March 1, 1999. Prior to that and from May 1998, Mr. McManus served as a consultant to DMC. In accordance with his letter of employment, Mr. McManus is paid a salary at the rate of $120,000 per annum and a guaranteed first year bonus of $70,000. His compensation is subject to 5% annual increases thereafter. The amount herein represents payments for the period employed in 1999.

(10) On January 30, 2001, Mr. Siomkos resigned as Senior Vice President, Operations.

(11) Mr. Siomkos was employed by NCT effective March 23, 1998. The 1998 bonus represents the fair market value on the date of award of 100,000 shares of NCT's common stock issued in connection with his offer of employment.

(12) Other annual compensation is comprised of automotive lease payments or automotive allowances paid to the Named Executive Officers.

Stock Options and Warrants

     The following table summarizes the Named Executive Officers' stock option and warrant activity during 2000:
                      Options and Warrants Granted in 2000

                                                                                   Potential Realized Value
                         Shares          Percent of                                  at Assumed Annual
                       Underlying       Total Options                               Rates of Stock Price
                        Options         And Warrants                               Appreciation for Option
                          and            Granted to      Exercise                    and Warrant Term (9)
                        Warrants          Employees       Price      Expiration    ------------------------
   Name                 Granted          in 2000 (6)    Per Shares       Date           5%          10%
--------------------- -------------      ------------   ----------  -------------  -----------  -----------
Michael J. Parrella    6,500,000 (1)       19.3%          $0.410      1/18/07 (1)  $1,084,923   $2,528,331
                       8,164,634 (2)(7)    24.2%           0.515      7/13/07       1,711,770    3,898,153
                       3,000,000 (3)(8)     8.9%           0.220     12/06/07         268,686      626,153
                       3,000,000 (3)(8)     8.9%           0.440     12/06/07         537,373    1,252,307

Cy E. Hammond            250,000 (1)        0.7%           0.410      1/18/07 (1)      41,728       97,244
                         314,024 (2)(7)     0.9%           0.515      7/13/07          65,837      153,429
                         250,000 (3)        0.7%           0.220     12/06/07          22,391       52,179
                         250,000 (3)        0.7%           0.440     12/06/07          44,781      104,359
                         169,718 (4)       54.0% (4)       0.750     10/06/02          20,064       42,132
                          15,000 (4)        4.8% (4)       0.750      7/15/03           2,424        5,221

Jonathan M. Charry       500,000 (5)        1.5%           0.160      1/03/10          50,312      127,499
                         628,049 (2)        1.9%           0.515      7/13/07         131,675      306,858
                         125,000 (3)        0.4%           0.220     12/06/07          11,195       26,090
                         125,000 (3)        0.4%           0.440     12/06/07          22,391       52,179

James A. McManus         100,000 (1)        0.3%           0.410      1/18/07          16,691       38,897
                         125,610 (2)        0.4%           0.515      7/13/07          26,335       61,372
                          50,000 (3)        0.1%           0.220     12/06/07           4,478       10,436

Paul D. Siomkos           75,000 (1)        0.2%           0.410      1/18/07          12,518       29,173
                          94,207 (2)        0.3%           0.515      7/13/07          19,751       46,029
-----------------------------------------------------------------------------------------------------------

(1) These options were granted in January 2000 at an exercise price of $0.41 per share, subject to shareholder approval of an increase in the number of shares available under the 1992 Plan. Shareholder approval was obtained at the Annual Meeting of Shareholders held on July 13, 2000. On that day, the price of NCT common stock was $0.515. The January grants were forfeited by the grantees and the Board of Directors issued new grants at an exercise price of $0.515 per share with the number of new options granted increased to an amount equal to the number of shares under the January 2000 grant times a factor of 1.2561.

(2) Options to acquire these shares were granted pursuant to the 1992 Plan with an exercise price of $0.515 per share, the fair market value of NCT's common stock on the date of grant. These options vest as follows: 40% on the date of grant (July 13, 2000) and 30% on each of the first and second anniversary of the date of grant.

(3) Options to acquire these shares were granted pursuant to the 1992 Plan. Vesting of these grants are as follows: 40% on the date of grant (December 6, 2000) and 30% on each of the first and second anniversary of the date of grant. These options were granted with a $0.22 per share exercise price if the total grant was for less than 99,000 shares. Option grants in excess of 99,000 shares were granted 50% at an exercise price of $0.22 per share, the fair market value of NCT's common stock on the date of grant, and 50% at an exercise price of $0.44.

(4) Represents replacement grants under the 1992 Plan. Expiration dates for re-granted options were extended to expiration dates equal to the lesser of five years from the date re-granted or ten years from the original grant date. These options are vested. In the aggregate, these options represent 58.8% of the options re-granted under the 1992 Plan.

(5) Represents initial grant to Dr. Charry upon his employment on January 3, 2000 at an exercise price of $0.16 per share, the fair market value of NCT's common stock on that day. This option vests as follows: 25% on the date of grant and 25% on each of the first, second and third anniversary of the date of grant.


(6) Percentages for the grants described in (1), (2), (3) and (5) above are based upon the aggregate total granted under the 1992 Plan less amounts granted to consultants and non-employee directors (i.e., directors other than Messrs. Haft and Parrella) and amounts attributable to replacement grants. Percentages for grants attributable to the re-granting of options which would have otherwise expired in 2000 are determined based upon the aggregate total re-granted under the applicable plan less amounts granted to non-employee directors and consultants.

(7) In recognition of the successful acquisition of Theater Radio Network, Midcore Software, Inc. and Pro Tech Communications, Inc. consummated in 2000, the Board of Directors modified the vesting of these grants so that they became 100% vested effective December 6, 2000.

(8) Due to an insufficient number of shares available under the 1992 Plan, the Board of Directors reduced the grant to Mr. Parrella by 2,824,505 shares.

(9) The dollar amounts on these columns are the result of calculations of the respective exercise prices at the assumed 5% and 10% rates of appreciation compounded annually through the applicable expiration date. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of NCT's common stock and overall market conditions.

                2000 Aggregated Option and Warrant Exercises and
                   December 31, 2000 Option and Warrant Values

The following table sets forth information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended December 31, 2000, and the unexercised options and warrants held and the value thereof at that date, by each of the Named Executive Officers.

                                                           Number of Shares
                           Number                             Underlying                 Value of Unexercised
                             of                           Unexercised Options            In-the-Money Options
                           Shares                           and Warrants at                 And Warrants at
                           Acquired                        December 31, 2000               December 31, 2000
                             on          Value    ----------------------------------- ----------------------------
    Name                 Exercise (#)   Realized   Exercisable (#)  Unexercisable (#)  Exercisable   Unexercisable
----------------------  -------------  ---------- ---------------- ------------------ ------------- --------------

Michael J. Parrella              -     $     -       24,696,009       1,881,120        $    -        $       -

Cy E. Hammond                    -           -        1,083,742         450,000             -                -

Jonathan M. Charry               -           -          601,220         776,829             -                -

James A. McManus                 -           -          320,224         105,366             -                -

Paul D. Siomkos                  -           -          597,683         146,524             -                -

Compensation Arrangements with Certain Officers and Directors

     Mr. Parrella's incentive bonus consists of a cash override of 1% of the value received by NCT and its subsidiaries, in cash or otherwise, upon the execution of transactions with unaffiliated parties. Such arrangement has been in effect since the initial award by the Compensation Committee on February 1, 1996 but was modified effective December 1, 2000. Mr. Hammond's incentive bonus is also comprised of a cash override. Cash override refers to NCT's payment in cash to officers and directors of amounts that represent a percentage of the cash received or the transaction's cash equivalent value received by NCT and its subsidiaries.

     Effective January 3, 2000, NCT hired Jonathan Charry as its Senior Vice President, Corporate Development. In connection therewith, NCT entered into a letter of employment which provides for an annual base salary of $150,000 and a $50,000 guaranteed draw against future commissions. Dr. Charry also has an incentive bonus arrangement based on performance milestones and overrides on specified financings and licensing or strategic alliance agreements.

     Effective March 1, 1999, NCT hired James McManus as the President and Chief Executive Officer of the company's subsidiary, Distributed Media Corporation. In conjunction therewith, NCT entered into a letter of employment which provides for a base annual salary of $120,000, annual 5% increases of his base salary, a guaranteed first year bonus of $70,000 and $50 per site installed with DMC's digital broadcasting station system during Mr. McManus' first year of employment. Although Mr. McManus resigned effective November 27, 2001, his compensation will continue through February 2002 at an annual rate of $205,800. In addition, under an employment termination agreement, the company allowed Mr. McManus a cashless exercise of vested options to acquire 357,927 shares of NCT common stock.

     In February 1998, NCT entered into an employment agreement with Paul Siomkos, its then new Senior Vice President of Operations. The term of this employment agreement was four years. Such agreement provides for a base salary of $150,000 and that the amount of any incentive bonus be at the sole discretion of NCT. Mr. Siomkos receives an automobile allowance of $1,000 per month. Although Mr. Siomkos resigned effective January 30, 2001, his compensation will continue through July 2002 at an annual rate of $162,000. As such, NCT took a charge in fiscal 2001 for the remaining compensation due Mr. Siomkos through July 2002.

Compensation of Directors

     None of our directors received fees, as such, for his services as a director during 2000. Messrs. Haft and Parrella and Ms. Lebovics are paid salaries by NCT. See above at "Executive Compensation and Summary Compensation Table."

     During 2000, each director was granted options to acquire shares of NCT's common stock under the 1992 Plan. The shares of common stock underlying options granted in 2000 under the 1992 Plan were 532,012 for each of Messrs. Haft, McCloy and Oolie and were 20,664,634 for Mr. Parrella. Included in these grants were options to acquire 125,000 shares for each of Messrs. Haft, McCloy and Oolie and 6,500,000 shares for Mr. Parrella granted in January 2000 at an exercise price of $0.41 per share, subject to shareholder approval of an increase in the number of shares available under the 1992 Plan. On July 13, 2000, the shareholders approved the necessary increase in shares available under the 1992 Plan. On that day, the price of the NCT common stock was $0.515. The grantees forfeited the January grants and the Board of Directors issued new grants at an exercise price of $0.515 per share with the number of new options granted increased to an amount equal to the number of shares under the January 2000 grant times a factor of 1.2561. A grant made in December 2000 under the 1992 Plan to Mr. Parrella, subject to a sufficient number of shares available, was subsequently reduced as to 2,824,505 shares due to an insufficient number of shares available under the 1992 Plan. Such share award remains an obligation to Mr. Parrella. The vesting for the directors, other than Mr. Parrella, is as follows: such options vest 40% on the dates of grant and 30% upon the first and second anniversary of the dates of grant. The options expire seven years from the dates of grant. The exercise prices range from $0.22 per share to $0.515 per share, the closing bid prices on the dates of grant. The vesting terms of Mr. Parrella's grant are outlined above in notes to the table, "Options and Warrants Granted in 2000."

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 2000, John McCloy and Sam Oolie served as members of the Compensation Committee of NCT's Board of Directors. Each of Messrs. McCloy and Oolie also served as members of the Board of Directors of NCT Audio since their respective appointments in 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of November 30, 2001, information concerning the shares of common stock beneficially owned by (1) each person who, to the knowledge of NCT, is the holder of 5% or more of the common stock of NCT,
(2) each person who presently serves as a director of NCT, (3) the five most highly compensated executive officers of NCT (including the company's Chief Executive Officer) in the last fiscal year, and (4) all executive officers and directors of NCT as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.


                                   Amount and
                                    Nature of           Approximate
                                   Beneficial           Percentage
   Name of Beneficial Owner       Ownership (1)          Of Class
                                                            (1)
--------------------------------  --------------        ------------

Michael J. Parrella                  27,748,910 (2)            6.3%
Jay M. Haft                           2,186,799 (3)               *
John J. McCloy                        2,951,906 (4)               *
Sam Oolie                             1,494,721 (5)               *
Irene Lebovics                        4,196,482 (6)               *
Cy E. Hammond                         1,759,507 (7)               *
Jonathan M. Charry                    1,024,634 (8)               *
James A. McManus                        362,927 (9)               *
Paul D. Siomkos                         625,945 (10)              *
All Executive Officers and
Directors                            43,744,649 (11)           9.6%
   as a Group (12 persons)
Carole Salkind                       82,408,053 (12)          17.1%
Crammer Road LLC                    279,215,068 (13)          41.3%
Alpha Capital
Aktiengesellschaft                   83,223,758 (14)          16.8%

  *   Less than one percent.

(1) Assumes the exercise of currently exercisable options or warrants to purchase shares of common stock. The percentage of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants currently exercisable by that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Mr. Parrella's business address is 20 Ketchum Street, Westport, Connecticut 06880. Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 26,264,629 shares issuable upon the exercise of currently exercisable options and 8,888 shares held in custody for Mr. Parrella's dependent children. Also includes 612,893 shares of common stock held by Mr. Parrella's spouse, shares as to which Mr. Parrella disclaims beneficial ownership.

(3) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 shares from a stock award granted by NCT and 1,928,408 shares issuable upon the exercise of currently exercisable options.

(4) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 5,000 shares from a stock award granted by NCT, 1,504,908 shares issuable upon the exercise of currently exercisable options and 300,000 shares held by the John J. McCloy II Family Trust for which the named person's spouse serves as trustee, shares as to which Mr. McCloy has no voting or investment power.

(5) Includes 25,000 shares from a stock award granted by NCT, 1,154,908 shares issuable upon the exercise of currently exercisable options, 75,000 shares owned by the named person's spouse, as to which Mr. Oolie has no voting or investment power, 20,000 shares owned by Oolie Enterprises, and 44,313 shares held by the Oolie Family Support Foundation.

(6) Includes 201,250 shares issuable upon the exercise of currently exercisable warrants, 3,233,373 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with her spouse. Irene Lebovics is married to Irving Lebovics who is also employed by NCT and serves as its Senior Vice President, Global Sales. Mr. Lebovics holds various options to acquire an aggregate of 1,488,415 shares of NCT common stock, shares as to which Ms. Lebovics disclaims beneficial ownership.

(7) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 1,518,742 shares issuable upon the exercise of currently exercisable options.

(8) Consists of 1,024,634 shares issuable upon the exercise of currently exercisable options.

(9) Includes 357,927 shares, representing vested option shares, issued to Mr. McManus effective November 27, 2001 under an employment termination agreement. Mr. McManus resigned from Distributed Media Corporation effective November 27, 2001.

(10) Consists of 625,945 shares issuable upon the exercise of currently exercisable options. In February 2000, Mr. Siomkos sold 100,000 shares of NCT common stock which had been granted to him by the company as a stock incentive award upon his employment in 1998. Mr. Siomkos resigned from NCT effective January 30, 2001.

(11) Includes 2,169,750 shares issuable to 5 individuals (4 directors and 3 executive officers) of NCT upon the exercise of currently exercisable warrants, 38,996,292 shares issuable to 12 persons upon the exercise of currently exercisable options, and 40,000 shares from stock awards issued by NCT to 3 directors. Excludes options to acquire 9,489,384 shares from NCT which are not presently exercisable but become exercisable over time by the 12 executive officers and directors of the company as a group.

(12) Ms. Salkind's business address is One Riverfront Plaza, Newark, New Jersey 07102. Includes 62,193,283 shares issuable upon the conversion of convertible secured notes, default amounts and interest thereon through maturity aggregating $6,428,404 calculated at a conversion price of $0.093 per share on $4,208,862 of convertible secured notes and a conversion price of $0.12 per share on $1,750,000 of convertible secured notes. Also includes 4,505,952 shares issuable to Ms. Salkind upon the exercise of warrants. Excludes shares beneficially owned by Morton Salkind, Ms. Salkind's husband and a former director of NCT, as to which she has no voting or investment power.

(13) Crammer Road LLC's business address is Corporate Center, West Bay Road, Grand Cayman. David Sims of Navigator Management Ltd. has voting and dispositive control of NCT's shares on behalf of Crammer Road LLC. Includes 233,192,853 shares issuable pursuant to the private equity credit agreement minimum commitment amount of $17 million calculated at $0.10 per share, and assumes NCT commences its puts by January 1, 2002. Also includes 250,000 shares issuable under currently exercisable warrants. Includes 12,195,653 shares issuable pursuant to a convertible note in NCT, calculated based upon a price of $0.10 per share. Also includes 7,999,867 shares that would be issuable pursuant to a reset provision of an exchange agreement between NCT and Crammer Road and 6,229,333 shares due to a late effectiveness provision, calculated at $0.10 per share. Pursuant to a contractual restriction between NCT and Crammer Road, Crammer Road is prohibited from holding in excess of 9.9% of our common stock at any given time.

(14) Alpha Capital Aktiengesellschaft's business address is Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein. Konrad Ackermann, Director, has voting and dispositive control of NCT's shares on behalf of Alpha Capital. Includes 21,540,000 shares issuable upon exchange of Artera Group, Inc. series A preferred stock, 33,849,590 shares issuable upon exchange of various Artera Group, Inc. convertible notes, 6,500,000 shares issuable upon exchange of series B preferred stock of Pro Tech Communications, Inc., and 4,687,500 shares issuable upon conversion of NCT convertible notes and interest thereon dated March 14, 2001 and April 12, 2001, all calculated at $0.10 per share. Pursuant to contractual restrictions between NCT and Alpha Capital Aktiengesellschaft, Alpha Capital is prohibited from holding in excess of 9.99% of our common stock at any given time.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Secured Convertible Notes Issued to Carole Salkind

     On January 26, 1999, Carole Salkind, an accredited investor and spouse of a former director of NCT, subscribed and agreed to purchase secured convertible notes of NCT in an aggregate principal amount of $4.0 million. The initial secured convertible note for $1.0 million was signed and issued to Ms. Salkind on January 26, 1999, and NCT received the proceeds on January 28, 1999. The note matured on January 25, 2001. The note bore interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the note became due and was paid. Ms. Salkind had the right at any time on or prior to the day the note was paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the note into fully paid and non-assessable shares of common stock of NCT at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the note and any future notes, was the lesser of (1) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999, which was $0.172; (2) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five consecutive trading days prior to the date of conversion; or (3) the fixed conversion price of $0.17. In no event would the conversion price be less than $0.12 per share. Prior to the amendment, the fixed conversion price was $0.237 per share and in no event could the conversion price be less than $0.15 per share. The amendment was entered into for the purpose of maintaining good investor relations in a market in which NCT's stock price was declining. Ms. Salkind purchased the remaining $3.0 million principal amount of the secured convertible notes on various dates through March 22, 2000, and NCT issued secured convertible notes with the same terms and conditions of the note described above.

     On January 25, 2001, NCT defaulted on the repayment of the $1.0 million secured convertible note issued to Ms. Salkind on January 26, 1999. The default provisions in the note imposed a penalty, the default amount, of $100,000 (10% of the principal payment in default). Default interest from the date of default is due on the principal in default and the default amount at the rate of prime plus 5%. On May 14, 2001, NCT cured this default by canceling the $1.0 million note and issuing a new four-month convertible note to Ms. Salkind for approximately $1.4 million. At the election of Ms. Salkind, this new note was convertible into shares of our common stock at $0.13 per share, shares of Pro Tech common stock at $0.22 per share, or shares of Artera Group International Ltd. or shares of Distributed Media Corporation International Ltd. at the respective initial offering price.

     NCT defaulted on repayment of this May 14, 2001 note. The default provision in the note imposed a penalty of $136,161 (10% of the principal payment in default). Default interest from the date of default was due on the principal in default and the default amount at the rate of prime plus 5%. Ms. Salkind agreed to fund another $1 million and to roll the amounts due under the note in default into a new note for an aggregate of $2,535,469. This note matures on September 28, 2002 and bears interest at the prime rate as published in The Wall Street Journal. In connection with this new note, we issued Ms. Salkind a warrant to acquire 1,000,000 shares of NCT common stock at an exercise price of $0.115 per share.

     On February 13, 2001, Ms. Salkind and NCT entered into an unsecured, 60-day promissory note in the amount of $0.5 million. The principal amount along with accrued interest was due and payable on April 14, 2001. The promissory note bore interest at the rate of 7% per annum. In connection with this transaction, NCT issued to Ms. Salkind warrants to purchase $0.5 million worth of either, at her election, NCT's common stock at $0.21 per share or Pro Tech's common stock at $0.44 per share. In addition, Ms. Salkind could elect to convert the principal and interest into either NCT's or Pro Tech's common stock at the per share price of the warrants. NCT defaulted on the repayment of this promissory note on April 14, 2001. The default provisions in the promissory note imposed a penalty of 10% of the principal in default, or $50,000. On May 18, 2001, NCT cured this default. Ms. Salkind converted the $0.5 million note into 4,303,425 shares of our common stock at an agreed upon conversion price of $0.13 per share, a price which approximated the market price of our common stock on the conversion date. On May 14, 2001, in conjunction with curing the note defaults as outlined above, we granted Ms. Salkind a warrant for the purchase of 500,000 shares of our common stock at $0.13 per share, a price which reflected the fair market value of NCT's common stock on the date of grant. The warrant expires five years from the date of grant.

     NCT defaulted on repayment of each of its convertible notes due to Ms. Salkind dated June 4, 1999, June 11, 1999, July 2, 1999 and July 23, 1999, representing an aggregate principal balance of $1,250,000. The default provisions in the notes imposed an aggregate penalty of $125,000 (10% of the principal payments in default). Default interest from the date of default was due on the aggregate principal in default and the default amount at the rate of prime plus 5%. On August 22, 2001, we cured these defaults by canceling the notes aggregating $1,250,000 and issuing a new convertible note to Ms. Salkind for $1,673,393 due December 22, 2001. We also granted Ms. Salkind a five-year warrant to purchase 625,000 shares of NCT's common stock at an exercise price of $0.093 per share. The note is convertible, at her election, at any time on or prior to the day the convertible note is paid in full, into shares of NCT common stock at a conversion price of $0.093. The note is also exchangeable for shares of Pro Tech common stock at an exchange price of $0.14 per share or shares of common stock of Artera Group International Limited or of Distributed Media Corporation International Limited at the respective initial offering price. The convertible note accrues interest at the prime rate as published from day to day in The Wall Street Journal.

     On December 21, 2001, we issued to Carole Salkind an 8% $2,014,270 secured convertible note due December 5, 2002 and a five-year warrant to purchase 800,000 shares of our common stock at $0.079 per share. This note includes $1.0 million new funding from Ms. Salkind and the settlement of two previous notes of ours to Ms. Salkind, dated August 25, 1999 and September 19, 1999, respectively, representing an aggregate principal balance of $750,000, which were in default. The default provisions in these notes imposed a default penalty of $75,000 (10% of the principal in default). Default interest from the date of default was due on the principal in default and the default penalty amount at the rate of prime plus 5%. All or any part of the principal amount of the new note is convertible, at Ms. Salkind's election, into shares of NCT common stock at a conversion price of $0.079. The note is also exchangeable for shares of Pro Tech common stock at an exchange price of $0.055 per share or for shares of common stock of Artera Group International Limited or Distributed Media Corporation International Limited at the respective initial public offering prices thereof. In addition, if any other subsidiary of NCT makes a public offering of its common stock, Ms. Salkind has the right to exchange all or any part of the principal amount of the note into that publicly offered common stock at the initial public offering price thereof.

Jonathan Charry

     On various dates in 2000, Jonathan M. Charry, Ph.D., NCT's Senior Vice President, Corporate Development, entered into several short-term promissory notes to borrow funds from NCT in anticipation of cash overrides due him under his incentive compensation arrangement described above in "Compensation Arrangements with Certain Officers and Directors." Effective December 1, 2001, the borrowed funds had not been repaid but had been consolidated with interest into one outstanding promissory note which is due May 1, 2002 for an aggregate principal amount owed to NCT of $105,301. The due date of this note was extended from December 1, 2001 and had been extended several times before December 1, 2001 because Dr. Charry could not afford to pay it but NCT still believes that incentive compensation that will be due him will offset some of the amounts owed. The note bears interest at an annual rate of 6.0%.

Quiet Power Systems, Inc.

     Between 1993 and 1994, NCT entered into five agreements with Quiet Power Systems, Inc. Environmental Research Information, Inc. owns 33% of Quiet Power Systems, and Jay M. Haft, a director of NCT and former Chairman of NCT's Board of Directors, owns another 2% of Quiet Power Systems. Michael J. Parrella, Chief Executive Officer of NCT and Chairman of the Board of Directors of NCT, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. Jonathan M. Charry, NCT's Senior Vice President, Corporate Development, owns 20% of the outstanding capital stock of ERI and 3% of the outstanding capital stock Quiet Power Systems. In March 1995, NCT entered into a master agreement with Quiet Power Systems, which granted Quiet Power Systems an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, NCT and Quiet Power Systems executed four letter agreements, primarily revising payments terms. On December 24, 1999, NCT executed a final agreement with Quiet Power Systems in which NCT agreed to writeoff $0.2 million of indebtedness owned by Quiet Power Systems in exchange for the return by Quiet Power Systems to NCT of its exclusive license to use NCT technology in various quieting products in the utility industry. This amount, originally due on January 1, 1998, had been fully reserved by NCT.


                     CONSOLIDATED FINANCIAL STATEMENT INDEX

                                                                 Page

Independent Auditor's Report                                     F-1

Independent Auditors' Report                                     F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000     F-3

Consolidated   Statements  of  Operations  and   Consolidated    F-4
Statements  of   Comprehensive   Loss  for  the  years  ended
December 31, 1998, 1999 and 2000

Consolidated  Statements  of  Stockholders'  Equity  for  the    F-5
years ended December 31, 1998, 1999 and 2000

Consolidated  Statements  of Cash  Flows for the years  ended    F-6
December 31, 1998, 1999 and 2000

Notes to the Consolidated Financial Statements                   F-7

Condensed  Consolidated  Balance  Sheets as of  December  31,
2000 (audited) and September 30, 2001 (unaudited)                F-47

Condensed   Consolidated   Statements   of   Operations   and
Condensed  Consolidated  Statements of Comprehensive Loss for
the three and nine months ended  September  30, 2000 and 2001    F-48
(unaudited)

Condensed  Consolidated  Statement of Cash Flows for the nine    F-49
months ended September 30, 2000 and 2001 (unaudited)

Notes  to the  Condensed  Consolidated  Financial  Statements    F-50
(unaudited)

Independent Auditor's Report on Schedule II                      F-71

Independent Auditors' Report on Schedule II                      F-72

Schedule II                                                      F-73


INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
NCT Group, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of NCT Group, Inc. and Subsidiaries (the "Company") as of December 31, 2000, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NCT Group, Inc. and Subsidiaries as of December 31, 2000 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and continues to be dependent on public and private financing to support its business efforts. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ GOLDSTEIN GOLUB KESSLER LLP
       GOLDSTEIN GOLUB KESSLER LLP

New York, New York
April 9, 2001


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
NCT Group, Inc.

We have audited the accompanying consolidated balance sheet of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1998 and 1999 financial statements of the Company's foreign subsidiary. This subsidiary accounted for revenues of approximately $28,000 and $4,000 for the years ended December 31, 1998 and 1999, respectively, and assets of approximately $218,000 and $164,000 at December 31, 1998 and 1999, respectively. These statements were audited by other auditors whose report has been furnished to us, and which contained a paragraph on the subsidiary's dependence on NCT Group, Inc. for continued financial support. Our opinion, insofar as it relates to the amounts included for this entity, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 1999 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 1999 in conformity with accounting principals generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception and has a working capital deficiency, it has been and continues to be dependent on equity financing and joint venture arrangements to support its business efforts. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ RICHARD A. EISNER & COMPANY, LLP
    Richard A. Eisner & Company, LLP

New York, New York
February 25, 2000





NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Note 3)
(in thousands of dollars)
                                                            December 31,
                                                         1999        2000
                                                       ----------  ---------
ASSETS
Current assets:
   Cash and cash equivalents (Note 3)                  $   1,126   $  1,167
   Restricted cash                                           667          -
   Accounts receivable, net of reserves (Note 6)             237      5,483
   Inventories, net of reserves (Note 7)                   2,265      2,184
   Other current assets (Note 9)                             152      4,825
                                                       ----------  ---------
     Total current assets                                  4,447     13,659

Property and equipment, net (Note 8)                         449        688
Goodwill, net                                              3,497     11,711
Patent rights and other intangibles, net (Note 3)          2,296      5,330
Other assets (Note 9)                                      2,688      7,994
                                                       ----------  ---------
                                                       $  13,377   $ 39,382
                                                       ==========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $   3,647     $4,144
   Accrued expenses                                        3,253      5,689
   Current maturities of convertible notes (Note 10)           -      3,975
   Deferred income                                             -      5,652
   Other liabilities (Note 11)                               828      3,222
   Notes Payable (Note 10)                                     -        704
                                                       ----------  ---------
     Total current liabilities                             7,728     23,386
                                                       ----------  ---------

Long-term liabilities:
   Deferred income                                             -      1,611
   Royalty payable (Note 11)                                   -      1,150
   Convertible notes  (Note 10)                            4,107      1,000
                                                       ----------  ---------
     Total long-term liabilities                           4,107      3,761
                                                       ----------  ---------

Commitments and contingencies

Common stock subject to resale guarantee (Note 12)         1,592        191
                                                       ----------  ---------

Minority interest in consolidated subsidiaries               317      2,186
                                                       ----------  ---------

Stockholders' equity (deficit) (Note 13):
Preferred stock, $.10 par value, 10,000,000
 shares authorized:
   Series F preferred stock, issued and outstanding,
    4,715 and 0 shares, respectively (redemption
    amount $4,789,407 and $0, respectively)                2,790          -
   Series G preferred stock, issued and outstanding,
    0 and 767 shares, respectively (redemption
    amount $0 and $783,409, respectively)                      -       574
Common stock, $.01 par value, authorized 325,000,000
 and 450,000,000 shares, respectively;
 Issued 268,770,739 and 334,149,669 shares, respectively   2,688      3,341
Additional paid-in-capital                               130,865    154,838
Unearned portion of compensatory stock, warrants and
 and options                                                 (55)       (37)
Accumulated other comprehensive income/(loss)                 65     (3,321)
Expenses to be paid with common stock                     (1,282)      (562)
Accumulated deficit                                     (131,475)  (141,799)
Stock subscriptions receivable                            (1,000)      (213)
Treasury stock, at cost,  6,078,065 shares of common
 common stock                                             (2,963)    (2,963)
                                                       ----------  ---------
     Total stockholders' equity (deficit)                   (367)     9,858
                                                       ----------  ---------
                                                       $  13,377   $ 39,382
                                                       ==========  =========
The accompanying notes are an integral part of the consolidated financial statements.



NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Note 3)
(In thousands, except per share amounts)

                                                      For the Years Ended
                                                           December 31,
                                                  -----------------------------
REVENUES:                                            1998      1999      2000
                                                  --------- --------- ---------
  Technology licensing fees and royalties         $    802  $  3,552  $  9,928
  Product sales, net                                 2,097     2,208     2,001
  Advertising/media revenue                              -         -       828
  Engineering and development services                 425     1,303        83
                                                  --------- --------- ---------
Total revenues                                       3,324     7,063    12,840
                                                  --------- --------- ---------

COSTS, EXPENSES AND OTHER  INCOME:
  Cost of product sales                              2,235     2,767     1,839
  Royalty expense                                        -         -       288
  Cost of advertising/media revenue                      -         -       814
  Cost of engineering and development services         275     2,216        55
  Selling, general and administrative               11,238    11,801    11,383
  Research and development                           7,220     6,223     4,412
  Provision for doubtful accounts                      232        77        25
  Reserve for promissory notes and
    preacquisition costs                                 -     1,788         -
  Impairment of goodwill                                 -     3,125     3,073
  Write down of investment in                            -     2,385         -
  unconsolidated  affiliate (Note 9)
 Interest expense (includes $204
  and $1,000 of discounts on
  beneficial conversion feature on convertible
  debt in 1999 and 2000, respectively)                   9       578     1,880
 Interest income                                      (438)      (26)      (31)
  Other operating income                              (193)     (353)     (620)
  Other operating expense                              173       253        46
                                                  --------- --------- ---------
Total operating costs, expenses and other income    20,751    30,834    23,164
                                                  --------- --------- ---------
Non-operating income:
 Gain on sale of securities                         (3,244)        -         -
                                                  --------- --------- ---------
NET (LOSS)                                         (14,183)  (23,771)  (10,324)
                                                  --------- --------- ---------

  Preferred stock beneficial feature                 3,200    10,567     4,673
     Preferred stock dividends                         485       494       113
                                                  --------- --------- ---------

NET (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS    $(17,868) $(34,832) $(15,110)
                                                  ========= ========= =========

Basic and diluted net (loss) per share            $  (0.12) $  (0.18) $  (0.05)
                                                  ========= ========= =========
Weighted-average common shares
 outstanding -  basic and diluted                  143,855   190,384   292,758
                                                  ========= ========= =========

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS
(in thousands)

                                                      For the Years Ended
                                                           December 31,
                                                  -----------------------------
                                                     1998      1999      2000
                                                  --------- --------- ---------
NET (LOSS)                                        $(14,183) $(23,771) $(10,324)
Other comprehensive income/(loss):
   Currency translation adjustment                     (74)       20        (7)
   Unrealized loss on marketable securities              -        -     (3,379)
                                                  --------- --------- ---------
COMPREHENSIVE (LOSS)                              $(14,257) $(23,751) $(13,710)
                                                  ========= ========= =========

The accompanying notes are an integral part of the consolidated financial statements.



NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Note 1)
(in thousands)

                                                                 Convertible Preferred Stock
                                       ---------------------------------------------------------------------
                                          Series C     Series D       Series E      Series F      Series G      Common Stock
                                       -------------- ------------- ------------- ------------- ------------- -----------------
                                       Shares Amount  Shares Amount Shares Amount Shares Amount Shares Amount  Shares  Amount
                                       -------------- ------------- ------------- ------------- ------------- -----------------
Balance at December 31, 1997            13  $ 10,458     -  $    -     - $     -     -  $    -     -  $    -   133,161 $ 1,332

Shares issued in consideration for
 patent rights                           -         -     -       -     -       -     -       -     -       -     1,250      12
Return of shares for subscription
 receivable                              -         -     -       -     -       -     -       -     -       -         -       -
Conversion of Series C preferred
 stock, less expenses of $53           (12)  (11,726)    -       -     2   1,577     -       -     -       -    20,665     207
Sale of preferred stock                  -         -     6   5,138     9   4,735     -       -     -       -         -       -
Accretion and amortization of
 discount on beneficial conversion
 price to preferred shareholders         -     1,970     -     775     -     165     -       -     -       -         -       -
Discount on beneficial conversion
 price to preferred shareholders         -         -     -    (673)    -  (3,179)    -       -     -       -         -       -
Offering of Series A preferred
 stock in subsidiary                     -         -     -       -     -       -     -       -     -       -         -       -
   Discount on beneficial
    conversion price to
    preferred shareholders               -         -     -       -     -       -     -       -     -       -         -       -
   Accretion and amortization of
    discount on beneficial
    conversion price to
    preferred shareholders               -         -     -       -     -       -     -       -     -       -         -       -
Exchange of subsidiary common
 stock for parent common stock           -         -     -       -     -       -     -       -     -       -     1,135      11
Payment of stock subscription
 receivable                              -         -     -       -     -       -     -       -     -       -         -       -
Repurchase of common shares              -         -     -       -     -       -     -       -     -       -         -       -
Acquisition of Advancel,
 less expenses of $24                    -         -     -       -     -       -     -       -     -       -         -       -
Other                                    -         -     -       -     -       -     -       -     -       -         1       -
Net Loss                                 -         -     -       -     -       -     -       -     -       -         -       -
Currency translation adjustment          -         -     -       -     -       -     -       -     -       -         -       -
Restricted shares issued
 for compensation                        -         -     -       -     -       -     -       -     -       -       125       1
Compensatory stock options
 and warrants                            -         -     -       -    -        -     -       -     -       -         -       -
                                       -------------- ------------- ------------- ------------- ------------- -----------------
Balance at December 31, 1998             1  $    702     6 $ 5,240   11  $ 3,298     -  $    -     -  $    -   156,337 $ 1,563

Sale of common stock,
 less expenses of $17                    -         -     -       -    -        -     -       -     -       -     4,135      41
Common stock
 subject to reset provision              -         -     -       -    -        -     -       -     -       -         -       -
Conversion of preferred stock           (1)     (730)   (6) (5,273)  (4)  (2,443)   (3) (1,652)    -       -    65,701     657
Accretion and amortization
 of discount on beneficial
 conversion price to
 preferred shareholders                  -        28     -      33    -    5,929     -   5,004     -       -         -       -
Discount on beneficial
 conversion price to
 preferred shareholders                  -         -     -       -    -   (2,666)    -  (4,884)    -       -         -       -
Exchange of preferred stock
 for license fees                        -         -     -       -   (9)  (3,631)   (1)   (574)
Exchange of Series A
 preferred stock in subsidiary           -         -     -       -    -        -     -       -     -       -    11,700     117
   Accretion and amortization
    of discount on beneficial
    conversion price to
    preferred shareholders               -         -     -       -    -        -     -       -     -       -         -       -
Sale of preferred stock                  -         -     -       -    2     (487)    9   4,896     -       -         -       -
Exchange of subsidiary
 common stock for
 parent common stock                     -         -     -       -    -        -     -       -     -       -    17,738     178
Shares issued in consideration
 for patent rights                       -         -     -       -    -        -     -       -     -       -         -       -
Shares issued for settlement
 obligations/prepayments                 -         -     -       -    -        -     -       -     -       -    13,155     132
Expenses to be paid with
 common stock                            -         -     -       -    -        -     -       -     -       -         -       -
Warrant issued in conjunction
 with convertible debt                   -         -     -       -    -        -     -       -     -       -         -       -
Beneficial conversion feature
 on convertible note                     -         -     -       -    -        -     -       -     -       -         -       -
Net loss                                 -         -     -       -    -        -     -       -     -       -         -       -

                                      F-5

Currency translation adjustment          -         -     -       -    -        -     -       -     -       -         -       -
Shares issued upon exercise of
 warrants & options                      -         -     -       -    -        -     -       -     -       -         5       -
Compensatory stock options
 and warrants                            -         -     -       -    -        -     -       -     -       -         -       -
                                       -------------- ------------- ------------- ------------- ------------- -----------------
Balance at December 31, 1999             -  $      -     - $     -    -  $     -     5 $ 2,790     - $     -   268,771 $ 2,688

Sale of common stock,
 less expenses of $49                    -         -     -       -    -        -     -       -     -       -     2,467      25
Common stock subject
 to reset provision                      -         -     -       -    -        -     -       -     -       -
Sale of preferred stock                                                              -      (5)    2   1,698
Conversion of preferred stock            -         -     -       -    -        -    (5) (2,865)   (1) (1,159)   28,376     284
Accretion and amortization of
 discount on beneficial
 conversion price to
 preferred shareholders                  -         -     -       -    -        -     -      80     -     762         -       -
Discount on beneficial
 conversion price to
 preferred shareholders                                                              -       -     -    (727)        -       -
Exchange of Series A preferred
 stock in subsidiary                     -         -     -       -    -        -     -       -     -       -       635       6
Exchange of subsidiary
 common stock for
 parent common stock                     -         -     -       -    -        -     -       -     -       -         -       -
Sale of excess exchange shares of
 common stock net of commissions
 of $156                                 -         -     -       -    -        -     -       -     -       -         -       -
Shares issued for settlement
 obligations/prepayments                 -         -     -       -    -        -     -       -     -       -     1,528      15
Expenses to be paid with
 common stock                            -         -     -       -    -        -     -       -     -       -
Shares issued as deposit
 for acquisition                         -         -     -       -    -        -     -       -     -       -       245       2
Shares issued for acquisition
 of subsidiaries                         -         -     -       -    -        -     -       -     -       -    21,319     213
Shares issued for prepaid R&E costs      -         -     -       -    -        -     -       -     -       -     9,524      95
Sale of subsidiary stock in
 excess of net book value                -         -     -       -    -        -     -       -     -       -         -       -
Liability for make up of value
 on shares issued to ITC                 -         -     -       -    -        -     -       -     -       -         -       -
Beneficial conversion feature
 on convertible note                     -         -     -       -    -        -     -       -     -       -         -       -
Net loss                                 -         -     -       -    -        -     -       -     -       -         -       -
Currency translation adjustment          -         -     -       -    -        -     -       -     -       -         -       -
Shares issued upon exercise of
 warrants & options                      -         -     -       -    -        -     -       -     -       -     1,285      13
Valuation of Available for Sale
 Marketable Securities                   -         -     -       -    -        -     -       -     -       -         -       -
Compensatory stock options
 and warrants                            -         -     -       -    -        -     -       -     -       -         -       -
                                       -------------- ------------- ------------- ------------- ------------- -----------------
Balance at December 31, 2000             -  $      -     - $     -    -  $     -     -  $    -     1 $   574   334,150 $ 3,341
                                       ============== ============= ============= ============= ============= =================
The accompanying notes are an integral part of the consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY (Note 1)
(in thousands)

                                                                                      Unearned
                                                                                      Portion  Expenses
                                                                                        of      to be
                                                              Accumulated    Stock    Compen-   Paid
                                        Additional   Accumu       Other     Subscrip-  satory    with   Treasury Stock
                                          Paid-in    lated    Comprehensive   tion     Option/  Common  ----------------
                                         Capital     Deficit  Income/(Loss) Receivable Warrant   Stock  Shares  Amount    Total
                                        ---------- ---------- ------------- ---------- -------- ------- ---------------- ----------
Balance at December 31, 1997            $  96,379  $ (93,521) $     119     $   (390)  $     -  $    -       - $      -  $  14,377

Shares issued in consideration for
 patent rights                                494          -          -            -         -       -       -        -        506
Return of shares for subscription
 receivable                                     -          -          -           64         -       -     158      (64)         -
Conversion of Series C preferred
 stock, less expenses of $53                9,889          -          -            -         -       -       -        -        (53)
Sale of preferred stock                         -          -          -       (4,000)        -       -   2,100     (735)     5,138
Accretion and amortization of
 discount on beneficial conversion
 price to preferred shareholders           (2,910)         -          -            -         -       -       -        -          -
Discount on beneficial conversion
 price to preferred shareholderrs           3,852                     -            -         -       -       -        -
Offering of Series A preferred
 stock in subsidiary                         (862)         -          -            -         -       -       -        -       (862)
   Discount on beneficial
    conversion price to
    preferred shareholders                    673          -          -            -         -       -       -        -        673
   Accretion and amortization of
    discount on beneficial
    conversion price to
    preferred shareholders                   (775)         -          -            -         -       -       -        -       (775)
Exchange of subsidiary common
 stock for parent common stock                545          -          -            -         -       -       -        -        556
Payment of stock subscription
 receivable                                     -          -          -          326         -       -       -        -        326
Repurchase of common shares                     -          -          -            -         -       -   5,607   (3,292)    (3,292)
Acquisition of Advancel,
 less expenses of $24                        (151)         -          -            -       (94)      -  (1,787)   1,128        883
Other                                         (48)         -          -            -         -       -       -        -        (48)
Net Loss                                        -    (14,183)         -            -         -       -       -        -    (14,183)
Currency translation adjustment                 -          -        (74)           -         -       -       -        -        (74)
Restricted shares issued
 for compensation                              96          -          -            -         -       -       -        -         97
Compensatory stock options
 and warrants                                 301          -          -            -      (144)      -       -        -        157
                                        ---------- ---------- ------------- ---------- -------- ------- ---------------- ----------
Balance at December 31, 1998            $ 107,483  $(107,704)        45     $ (4,000)  $  (238) $    -   6,078  $(2,963) $   3,426

Sale of common stock,
 less expenses of $17                         442          -          -            -         -       -       -        -        483
Common stock
 subject to reset provision                  (600)         -          -            -         -       -       -        -       (600)
Conversion of preferred stock               9,441          -          -            -         -       -       -        -          -
Accretion and amortization
 of discount on beneficial
 conversion price to
 preferred shareholders                   (10,994)         -          -            -         -       -       -        -          -
Discount on beneficial
 conversion price to
 preferred shareholders                     7,550                     -            -         -       -       -        -          -
Exchange of preferred stock
 for license fees                           3,355                     -            -         -       -       -        -       (850)
Exchange of Series A
 preferred stock in subsidiary              9,189          -          -            -         -       -       -        -      9,306
   Accretion and amortization
    of discount on beneficial
    conversion price to
    preferred shareholders                   (68)          -          -            -         -       -       -        -        (68)
Sale of preferred stock                        -           -          -        3,000         -       -       -        -      7,409
Exchange of subsidiary
 common stock for
 parent common stock                        2,454          -          -            -         -       -       -        -      2,632
Shares issued in consideration
 for patent rights                             88          -          -            -         -       -       -        -         88
Shares issued for settlement
 obligations/prepayments                    2,371          -          -            -         -  (2,503)      -        -          -
Expenses to be paid with
 common stock                                (537)         -          -            -         -   1,221       -        -        684
Warrant issued in conjunction
 with convertible debt                        446          -          -            -         -       -       -        -        446
Beneficial conversion feature
 on convertible note                          204          -          -            -         -       -       -        -        204
Net loss                                        -    (23,771)         -            -         -       -       -        -    (23,771)

                                   F-5

Currency translation adjustment                 -          -         20            -         -       -       -        -         20
Shares issued upon exercise of
 warrants & options                             -          -          -            -         -       -       -        -          -
Compensatory stock options
 and warrants                                  41          -          -            -       183       -       -        -        224
                                        ---------- ---------- ------------- ---------- -------- ------- ---------------- ----------
Balance at December 31, 1999            $ 130,865  $(131,475) $      65     $ (1,000)  $   (55)$(1,282)  6,078 $ (2,963) $    (367)

Sale of common stock,
 less expenses of $49                         426          -          -            -         -       -       -        -        451
Common stock subject
 to reset provision                           600          -          -            -         -       -       -        -        600
Sale of preferred stock                                               -        1,000         -       -       -        -      2,693
Conversion of preferred stock               3,740          -          -            -         -       -       -        -          -
Accretion and amortization of
 discount on beneficial
 conversion price to
 preferred shareholders                      (842)         -          -            -         -       -       -        -          -
Discount on beneficial
 conversion price to
 preferred shareholders                       727          -          -            -         -       -       -        -          -
Exchange of Series A preferred
 stock in subsidiary                          311          -          -            -         -       -       -        -        317
Exchange of subsidiary
 common stock for
 parent common stock                        3,124          -          -            -         -       -       -        -      3,124
Sale of excess shares of
 common stock net
 of commissions of $156                     2,275          -          -            -         -       -       -        -      2,275
Shares issued for settlement
 obligations/prepayments                    2,068          -          -            -         -    (547)      -        -        986
Expenses to be paid with common stock                                 -            -         -   1,267       -        -      1,267
Shares issued as deposit
 for acquisition                              123          -          -            -         -       -       -        -        125
Shares issued for acquisition
 of subsidiaries                            9,460          -          -         (213)        -       -       -        -      7,105
Shares issued for prepaid R&E costs         2,905          -          -            -         -       -       -        -      3,000
Sale of subsidiary stock in
 excess of net book value                     950          -          -            -         -       -       -        -        950
Liability for make up of value
 on shares issued to ITC                     (812)         -                                         -       -        -       (812)
Beneficial conversion feature
 on convertible note                        1,000          -          -            -         -       -       -        -      1,000
Net loss                                        -    (10,324)         -            -         -       -       -        -    (10,324)
Currency translation adjustment                            -         (7)           -         -       -       -        -         (7)
Shares issued upon exercise of
 warrants & options                           735          -          -            -         -       -       -        -        748
Valuation of Available for Sale
 Marketable Securities                          -          -     (3,379)           -         -       -       -        -     (3,379)
Compensatory stock options
 and warrants                                  88          -          -            -        18       -       -        -        106
                                        ---------- ---------- ------------- ---------- -------- ------- ---------------- ----------
Balance at December 31, 2000            $ 154,838  $(141,779) $  (3,321)    $   (213)  $   (37) $ (562)  6,078 $ (2,963) $   9,858
                                        ========== ========== ============= ========== ======== ======= ================ ==========
The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
                                                            For the Years Ended
                                                                December 31,
                                                         -----------------------------
                                                            1998      1999     2000
                                                         --------- --------- ---------
Cash flows from operating activities:
Net Loss                                                 $(14,183) $(23,771) $(10,324)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
   Depreciation and amortization                            1,030     1,970     2,014
   Common stock, options and warrants issued as
    consideration for:
     Compensation                                             301       224       106
     Operating expenses                                         -       401       497
      Costs incurred related to convertible debt                -       102         -
      Provision for tooling costs                             151       180         -
      Provision for inventory                                   -       199       100
      Provision for doubtful accounts                         232        77       803
      (Gain) loss on disposition of fixed assets               34         -       (12)
      Gain on sale of investment                           (3,244)        -         -
      Write-down of investment in unconsolidated affiliate      -     2,385         -
      Preferred stock received for license fees                 -      (850)        -
      Impairment of goodwill                                    -     3,125     3,073
      Reserve for promissory note and pre-acquisition costs     -     1,788        -
      Beneficial conversion feature on convertible note         -       204     1,000
      Common stock received for license fee                     -         -    (6,000)
      Common stock and warrants to be received for
       license fee                                              -         -      (384)
      Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable           (193)      209    (4,624)
        (Increase) decrease in license fees receivable          8       192         -
        (Increase) decrease in inventories, net            (1,986)      858       636
        Increase in other assets                              (12)   (1,168)   (2,072)
        Increase (decrease) in accounts payable and
         accrued expenses                                   1,816     2,851      (886)
        Increase in other liabilities                          48       427     5,562
                                                         --------- --------- ---------
Net cash used in operating activities                    $(15,998) $(10,597) $(10,511)
                                                         --------- --------- ---------
Cash flows from investing activities:
  Capital expenditures                                   $   (548) $    (51) $   (322)
  Proceeds from sale of investment - NXT shares             7,445         -         -
  Exercise of NXT option                                   (4,201)        -         -
  Decrease in restricted cash                                   -      (667)      667
  Acquisition of patent rights                               (822)        -         -
  Acquisition of Advancel (net of $100 cash acquired)          40         -         -
  Sale of capital equipment                                    46         -        26
  Cash and cash equivalents received from acquisitions          -         -        88
                                                         --------- --------- ---------
  Acquisition and advances, including $135 of costs        (5,134)        -         -
                                                         --------- --------- ---------
Net cash provided by (used in) investing activities      $ (3,174) $   (718) $    459
                                                         --------- --------- ---------
Cash flows from financing activities:
  Proceeds from:
   Convertible notes, net                                $      -  $  4,000  $    989
   Notes payable                                                -         -     1,955
   Sale of preferred stock, net                             5,085     7,409     1,963
   Sale of subsidiary Series A preferred stock (net)        5,138         -     1,500
   Sale of subsidiary common stock                            (21)        -     1,000
   Sale of common stock, net                                  (51)      483       500
   Sale of excess exchange shares, net                          -         -     2,275
   Collection of subscription receivable                      326         -       995
   Purchase of treasury stock                              (3,292)        -         -
   Exercise of stock options, net                               -         -       748
           Repayment of notes                                   -         -    (1,825)
                                                         --------- --------- ---------
             Net cash provided by financing activities   $  7,185  $ 11,892  $ 10,100
Effect of exchange rate changes on cash                       (88)       20        (7)
                                                         --------- --------- ---------
Net increase (decrease) in cash and cash equivalents     $(12,075) $    597  $     41
Cash and cash equivalents - beginning of year              12,604       529     1,126
                                                         --------- --------- ---------
Cash and cash equivalents -  end of year                 $    529  $  1,126  $  1,167
                                                         ========= ========= =========
The  accompanying  notes  are  an  integral  part  of the  consolidated  financial statements.

                        NCT GROUP, INC. AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   Background:

     NCT Group, Inc. (the "company") is a technology developer with a portfolio of problem solving methods and a wide variety of product offerings for consumer, commercial and industrial applications. The company specializes in the utilization of sound and signal waves to reduce noise, improve and enhance signal and sound quality. The company develops its technologies for integration into a wide range of products for applications serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The company designs some of its applications so that other firms can integrate them with their own inventions and technologies to develop such technology into commercial applications, to integrate the applications into existing products and to distribute such technologies and products into various industrial, commercial and consumer markets. The company also markets its technologies through licensing to third parties for fees and royalties. Commercial application of our technologies is comprised of a number of product offerings, including NoiseBuster(R) consumer and communications active noise reduction, also known as ANR headsets; ProActive(R) active noise reduction industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products. The company, through it's wholly-owned subsidiary Distributed Media Corporation ("DMC"), a microbroadcasting media company, delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of place-based microbroadcasting stations, called Sight & Sound(TM). The Sight & Sound(TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards.

     The company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $141.8 million on a cumulative basis through December 31, 2000. These losses, which include the cost for development of products for commercial use, have been funded primarily from
(1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) technology licensing fees, (4) royalties, (5) product sales, (6) engineering and development funds received from strategic partners and customers and (7) advertising/media revenue.

     Cash and cash equivalents amounted to $1.2 million at December 31, 2000. In addition, the company had $9.7 million negative working capital at December 31, 2000. Management believes that currently available funds will not be sufficient to sustain the company at present levels for the next 12 months. The company's ability to continue as a going concern is dependent on funding from several sources, including available cash, cash from the exercise of warrants and options, and cash inflows generated from the company's revenue sources: technology licensing fees and royalties, product sales, and engineering and development services. The level of realization of funding from the company's revenue sources is presently uncertain. In the event that anticipated technology licensing fees and royalties, product sales, and engineering and development services do not generate sufficient cash, management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

     In the event that funding from internal sources is insufficient, the company would have to substantially cut back its level of spending which could substantially curtail the company's operations. These reductions could have an adverse effect on the company's relations with its strategic partners and customers. Uncertainty exists about the adequacy of current funds to support the company's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of financing from other sources to fund any cash deficiencies. (see Note 13).

     The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 2000 about the company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

2.   Acquisitions:

     On August 18, 2000, the company acquired 100% of the outstanding capital stock of Theater Radio Network, Inc. ("TRN"), a provider of entertainment audio programming in multiplex cinemas nationwide, through a merger with DMC Cinema, Inc. ("Cinema"), a newly formed subsidiary of the company's wholly- owned subsidiary, DMC. The acquisition included the company's issuance of restricted shares of its common stock based upon a trailing market price and a 7.5% equity interest in Cinema. The acquisition was accounted for using the purchase method and resulted in goodwill of approximately $2.8 million. Amounts allocated to goodwill are amortized over 20 years on a straight-line basis. The purchase agreement provided that a specified amount ($2,395,000) in shares of NCT common stock would be issued to the selling shareholders as a group. NCT had an obligation to register the shares represented by this specified amount. In the event that NCT's trailing twenty-day closing bid price declined before NCT requested effectiveness of its registration statement from the SEC, NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this provision as the "fill-up" provision. We initially issued 7,405,214 shares of NCT common stock based upon a trailing twenty-day closing bid price of $0.3376. Of such shares, 311,019 shares of NCT common stock were issued to the placement agent for services rendered in the transaction aggregating $105,000. The placement agent's shares were not subject to the fill-up provision. Due to the fill-up provision, in February 2001, we issued 2,455,248 additional shares of NCT common stock to the selling shareholders based upon a trailing twenty-day closing bid price of $0.2508 to make-up for the diminished value. The issuance of the additional shares did not affect the cost of the acquired company.

     Additional NCT shares may be required to be issued based upon future cumulative revenue of TRN (now DMC Cinema) pursuant to the earn-out provision. The selling shareholders have demand registration rights for these additional shares. The earn-out provides as follows: if DMC Cinema has accrued revenue of at least $3,300,000 between August 1, 2000 and December 31, 2001, a number of shares of NCT common stock having a value of $1,220,000, based upon the trailing twenty-day closing bid price on December 31, 2001, will be issued to the selling shareholders. If the accrued revenue for such period is less than $3,300,000, then the number of shares of NCT common stock to be issued would be pro rated to the number (based upon the trailing twenty-day closing bid price on December 31, 2001) equal to the product of $1,250,000 multiplied by a fraction which is the actual accrued revenue for such period divided by $3,300,000. Further, if DMC Cinema has accrued revenue of at least $4,700,000 between August 1, 2000 and June 30, 2002, an additional number of shares of NCT common stock having a value of $1,225,000, based upon the trailing twenty-day closing bid price on June 30, 2002, will be issued. If DMC Cinema's accrued revenue for such period is less than $4,700,000, then the number of shares to be issued will be pro rated to that number of shares of NCT common stock having a value (based upon the trailing twenty-day closing bid price on June 30, 2002) equal to the product of $1,250,000 multiplied by a fraction which is the actual accrued revenue for such period divided by $4,700,000. The issuance of additional NCT shares of common stock pursuant to the earn out provision would increase our cost of the acquisition, and an increase in the cost of the acquired assets would be amortized over the remaining life of the assets.

     On August 29, 2000, the company acquired 100% of the outstanding capital stock of Midcore Software, Inc. ("MSI"), provider of Internet infrastructure software for business networks, through a merger with Midcore Software, Inc. ("Midcore") (formerly known as NCT Midcore, Inc.), a newly formed, wholly-owned subsidiary of the company. In connection therewith, the company initially issued 13,913,355 restricted shares of its common stock based upon a 10-day volume-weighted average closing bid price of $0.34626 per share, for an aggregate value of $4.8 million. In addition, the purchase consideration includes a fixed dollar amount of $1.7 million to be paid by the company in cash over 36 months based upon earned royalties, comprised of a percentage of the Midcore product revenue. If, after 36 months, the total royalty has not been earned or, if earned, not paid, then the recipients are entitled to elect upon written notice to the company, either to continue to receive payment of the royalties in cash as the royalty is earned or receive the unpaid balance in the form of the company's common stock, calculated at the average volume-weighted closing bid price for the ten-day period ending August 29, 2003. The acquisition was accounted for using the purchase method, and the resulting goodwill of approximately $6.4 million. Amounts allocated to goodwill are amortized over 20 years on a straight-line basis.

     The merger agreement provided that at closing, a specified amount ($2,467,639) in shares of NCT common stock would be issued to the MSI selling shareholders as a group, shares for which NCT had an obligation to register with the SEC. In the event that NCT's volume-weighted, average trailing ten-day closing bid price declined before NCT requested effectiveness of its registration statement, NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this price guaranty provision as the fill-up provision. Of the shares initially issued, 7,126,548 shares of NCT common stock were to be registered based upon a volume-weighted, average trailing ten-day closing bid price of $0.34626. Due to the fill-up provision, we issued 2,863,894 additional shares of NCT common stock to the selling shareholders in February 2001 based upon the closing bid price of $0.2470 to make-up for the diminished value. The issuance of the additional shares did not affect the cost of the acquired company.

     On September 12, 2000, the company's wholly-owned subsidiary, NCT Hearing Products, Inc. ("NCT Hearing") granted an exclusive license to Pro Tech Communications, Inc. ("Pro Tech") for rights to specified NCT technologies for use in light weight cellular, multimedia and telephony headsets. In consideration for this license, NCT Hearing received 23.7 million shares of Pro Tech's common stock representing approximately 83% of the common shares issued and outstanding. The company recognized approximately $2.5 million of license fee revenue with respect to this transaction. Such amount represents the license fee revenue applicable to the minority interest shareholders. As a condition precedent to the transaction, NCT Hearing had identified investors for $1.5 million in equity financing for Pro Tech in the form of convertible preferred stock of Pro Tech. Such convertible preferred stock is convertible into shares of Pro Tech's common stock or exchangeable for shares of NCT's common stock, at the investors' election. The acquisition was accounted for using the purchase method, resulting in negative goodwill of approximately $0.1 million. The purchase price, determined by the market value of the shares of Pro Tech common stock received by NCT Hearing, was approximately $2.6 million. Amounts allocated to goodwill are amortized over 20 years on a straight-line basis.

     The results of operations of the acquired entities are included in the company's consolidated results of operations from the respective dates of acquisition. The pro forma results listed below are unaudited and reflect purchase accounting adjustments assuming the acquisitions occurred at the beginning of each fiscal year presented. For years ended 1999 and 2000, pro forma adjustments include additional amortization expense of $1.5 million and $0.9 million, respectively. The pro forma results are presented for informational purposes only and are not necessarily indicative of the future results of operations of the company or the results of operations of the company had the acquisitions occurred on January 1, 1999 and January 1, 2000 (in thousands, except per share data):

                                               Year Ended          Year Ended
                                            December 31, 1999  December 31, 2000
                                            -----------------  -----------------
Net revenues                                   $   10,386          $    15,834
Net Loss                                       $  (25,776)         $   (11,431)
 Net loss attributable to common shareholders  $  (40,841)         $   (16,262)
 Net loss per common share--basic              $    (0.19)         $     (0.05)
 Net loss per common share--diluted            $    (0.19)         $     (0.05)

     A summary of the assets and liabilities acquired, at estimated fair market value was as follows:

     Assets acquired and liabilities assumed:

            Current assets                          $  1,484
            Property, plant and equipment                272
            Goodwill                                   9,100
            Other assets                               2,750
            Current liabilities                       (2,726)
            Long-term liabilities                     (1,350)
                                                    -----------
            Fair market value of acquired entities  $  9,530
                                                    ===========

     On September 4, 1998, the company acquired the issued and outstanding common stock of Advancel, a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the company, Advancel and various shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 million shares of the company's common stock together with future payments, payable in cash or in common stock of the company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization, as defined in the Stock Purchase Agreement, for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). On April 25, 2000, the Advancel shareholders and NCT effectively amended the stock purchase agreement, eliminating all of NCT's earnout payment obligations. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of Advancel from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values as follows:

      Current Assets                                   $   368,109
      Property and equipment                                 4,095
      Goodwill                                           1,018,290
      Other assets                                          13,486
      Current liabilities                                 (485,040)
      Unearned portion of compensatory stock               141,251
                                                       ------------
      Cost of acquisition (including expense $60,191)  $ 1,060,191
                                                       ============

3.   Summary of Significant Accounting Policies:

Basis of Presentation:

     The consolidated financial statements include the accounts of the company and its majority-owned subsidiaries after elimination of all significant intercompany transactions and accounts. Investments in less than majority-owned affiliates over which we exercise significant influence are accounted for under the equity method. All other investments in affiliates are carried at cost.

Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements. Actual results could differ from those estimates.

Reclassifications:

     Some amounts in prior period financial statements have been reclassified to conform to the current year's presentation.

Income Taxes:

     Deferred income taxes are provided for the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

Cash and cash equivalents:

     Cash and cash equivalents include all highly liquid investments with original maturities of three months or less. Restricted cash consists of the balance of an escrow account established in conjunction with the issuance of a convertible promissory note (see Note 10).

Deferred Charges:

     Deferred charges, included on the consolidated balance sheet in other assets, represent costs related to the installation of digital broadcast station systems at customer locations. Such installation costs consist of labor costs attributable to contractor installation and outside management fees and benefit the future. The company amortizes such deferred charges over the lesser of the estimated useful life or the five-year life of the site agreement. In the event a site is de-installed, the unamortized deferred charges relating to that site are then expensed in full. In 2000, the company amortized approximately $0.1 million of deferred charges and wrote off unamortized charges relating to de-installs of approximately $0.2 million.

Revenue Recognition:

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101), which we adopted effective January 1, 2000. The adoption of SAB 101 did not have a material effect on the company's financial statements, and therefore, no cumulative effect of a change in accounting principle has been recorded. SAB 101 addresses, among other items, when revenue relating to various license fees should be recognized. The company performs a detailed analysis of its license fee revenues and records deferred revenues and associated expenses accordingly. These deferred amounts are recognized over the life of each specific license.

     Revenue, other than license fee revenue accounted for under SAB 101, is recognized when earned. Revenue from product sales is recognized when the product is shipped. Revenue from advertising sales is recognized when the advertisements are aired and displayed. Revenue from engineering and development services is generally recognized and billed as the services are performed. However, for some engineering and development services contracts, revenue is recognized using the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship of actual costs incurred to total estimated costs at completion. Estimated losses are recorded when identified. Revenues recognized under the percentage of completion method amounted to $0.1 million, $1.3 million and zero for the years ended December 31, 1998, 1999 and 2000, respectively.

     For technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria is met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.

Marketable Securities:

     Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value, with the change in fair value during the period included in the statement of operations.

     Marketable debt securities that NCT has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value, with the change in fair value during the period excluded from the statement of operations and recorded net of income taxes as a separate component of stockholders' equity. At December 31, 2000, all of the company's marketable securities have been deemed available-for-sale securities. These marketable securities are included in other assets at December 31, 2000. The company had no marketable securities at December 31, 1999.

Inventories:

     Inventories are stated at the lower of cost or market. Cost is determined on an average cost basis. The company assesses the realizability of inventories by periodically conducting a complete physical inventory and reviewing the movement of inventory on an item-by-item basis to determine the value of items which are slow moving and obsolete. The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves. At December 31, 1999 and 2000, the company's inventory reserves were $0.5 million and $0.1 million, respectively.

Property and Equipment:

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful lives or the related lease term.

Software Costs:

     It is our policy to capitalize costs incurred in connection with developing or obtaining internal use software. Capitalized software costs are included in property and equipment and are being amortized over three years. During the year ended December 31, 2000, $0.1 million was capitalized.

Goodwill, Patent Rights and Other Intangible Assets:

     The excess of the consideration paid over the fair value of net assets acquired in business combinations is recorded as goodwill. Goodwill is also recorded by the company on the acquisition of minority interests of a subsidiary of the company for shares of the company's common stock. Goodwill is amortized using the straight-line method, over periods generally ranging from five to twenty years. Goodwill amortization expense was $0.1 million, $1.0 million and $1.0 million for 1998, 1999 and 2000, respectively. Accumulated goodwill amortization was $4.2 million and $5.3 million at December 31, 1999 and 2000, respectively.

     Patent rights and other intangible assets, which includes the cost to acquire rights to patents and other rights under licenses, are stated at cost and are amortized using the straight-line method, over the remaining useful lives, ranging from one to fifteen years. Amortization expense was $0.5 million, $0.6 million and $0.7 million for 1998, 1999 and 2000, respectively. Accumulated amortization was $2.9 million and $3.5 million at December 31, 1999 and 2000, respectively.

     At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that effect the continuity of the business.

     The company recognized an impairment loss from goodwill of $3.1 million in each of 1999 and 2000. No other events have been identified that would indicate an impairment of the value of material intangible assets recorded in the accompanying consolidated financial statements.

Advertising:

     Advertising costs include commissions paid to advertising representatives and agencies and are expensed as incurred. Advertising expense for years ended December 31, 1998, 1999 and 2000 was $1.7 million, $1.2 million and $0.3 million, respectively.

Foreign Currency Translation:

     Local currencies are generally considered the functional currency for our share of foreign investments. The company translates it's share of foreign assets and liabilities at exchange rates in effect at the balance sheet dates. Revenues and expenses are translated using average rates for the year. The resulting foreign currency translation adjustments are included in other accumulated comprehensive income/(loss) as a component of stockholders' equity. The currency transaction gains and losses are included in the consolidated statements of operations and were not material for any periods presented.

Loss per Common Share:

     The company reports loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Generally, the per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock have not been included, as the effect would be antidilutive (see Notes 12, 13 and 14).

     However, when preferred stock will be convertible to common stock at a conversion rate that is at a discount from the common stock market price at the time of issuance, the discounted amount is an assured incremental yield, the "preferred stock dividend requirement," to the preferred shareholders and is accounted for as an embedded dividend to preferred shareholders. In addition, when warrants are issued, the fair value of warrants is determined by applying the Black-Scholes valuation model using the factors in accordance with FAS No.
128. In accordance with EITF 96-13, as codified in EITF 00-19, these warrants are considered permanent equity instruments since they may only be physically settled with the issuance of the company's stock. The fair value is deemed to be a "preferred stock beneficial conversion" feature and is in essence accounted for as a component of additional paid-in capital.

     The company has reflected such beneficial conversion feature and preferred stock dividend requirement as a preferred stock dividend and as an adjustment to the net loss attributable to common stockholders.

Concentrations of Credit Risk:

     Financial instruments, which potentially subject the company to concentration of credit risk, consist of cash and cash equivalents and trade receivables. The company maintains cash and cash equivalents in accounts with various financial institutions in amounts which, at times, may be in excess of the FDIC insurance limit. The company has not experienced any losses on such accounts and does not believe it is exposed to any significant risk with respect to cash and cash equivalents.

     The company sells its products and services to distributors and end users in various industries worldwide. The company regularly assesses the realizability of accounts receivable and takes into consideration the value of past due receivables and the collectibility of such receivables, based on credit worthiness. The company does not require collateral or other security to support customer receivables.

Major Customers:

     The company derived a significant portion of its revenues from two major customers during 1999 and three major customers during 2000. For the year ending 1999 and 2000, the company recorded revenue of approximately $3.0 million and $8.0 million, respectively from these customers. As of December 31, 1999 and 2000, the company had approximately $32,000 and $2.0 million of accounts receivable resulting from revenue derived from these customers.

Fair Value of Financial Instruments:

     The company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, other receivables, accounts payable, accrued expenses, notes payable and other liabilities. At December 31, 1999 and 2000, the fair value of these instruments approximated their carrying value. With respect to notes payable, because the interest rates adjust with changes in the prime rate, the fair value of notes payable is equal to the carrying amount.

Stock-Based Compensation:

     The company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans (see Note 14).

Comprehensive Loss:

     The company reports comprehensive loss in accordance with SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"). The provisions for SFAS 130 require the company to report the changes in stockholders' equity from all sources
during  the  period  other  than  those   resulting  from   investments  by  and
distributions to shareholders. Accordingly, the consolidated statements of comprehensive loss are presented, while accumulated other comprehensive loss is included on the balance sheet as a component of stockholders' equity. Due to availability of net operating losses, there is no tax effect associated with any component of other comprehensive loss. Comprehensive loss includes gains and losses on foreign currency translation adjustments and unrealized losses on marketable securities.

4.   Recent Accounting Pronouncements:

     In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138 ("SFAS 138"), Accounting for Certain Derivative Instruments - an Amendment of FAS 133. SFAS 138 establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts (collectively referred to as derivatives). SFAS 138 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Because any derivatives upon adoption and at each reporting date must be reported at the then fair value, SFAS 138 may have an impact on the company's consolidated financial statements.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB 25 ("FIN 44"). This interpretation clarifies various issues relating to stock compensation. FIN 44 is effective July 1, 2000; however, some conclusions in this interpretation cover specific events that occurred prior to July 1, 2000. FIN 44 did not have an impact on the company's consolidated financial statements.

     In September 2000, the FASB issued SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS 125. This statement replaced SFAS 125 and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 is effective for recognition and disclosures of securitization transactions for fiscal years ending after December 15, 2000. As of December 31, 2000, the company had no such transactions. The company does not expect FAS 140 will have a significant impact on the company's consolidated financial statements.

5.   Joint Ventures and Other Strategic Alliances:

     NCT and its subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its technologies and products containing such technologies. These agreements generally provide that the company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding often includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other parties generally receive a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an interest factor in some instances) is recovered. At December 31, 2000, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

     Some of the joint ventures become suppliers to the company and to other of the joint ventures and transfer products to the related entities based upon pricing formulas established in the agreements. Such formulas are generally based upon fully burdened cost, as defined in the agreements.

     Technology licensing fees and engineering and development services paid by joint ventures to the company are recorded as revenue consistent with the company's revenue recognition policy. Total revenues recorded by the company relating to the joint ventures and alliances, or their principals, for technology licensing fees and royalties, engineering and development services and product sales were as follows (in thousands):



                                                Years ended December 31,
                                          --------------------------------------
      Joint Venture/Alliance                   1998           1999       2000
----------------------------------------  ------------   ------------  ---------
Walker Noise Cancellation Technologies     $        -     $        -   $       -
Ultra Electronics, Ltd.                            68             40          49
Siemens Medical Systems, Inc.                     102             14           -
AB Electrolux                                       -              -           -
Oki Electric Industry Co., Ltd.                     8             80         269
VLSI Technology, Inc.                             285              -           -
STMicroelectronics S.A. &                         246          2,156           -
    STMicroelectronics S.r.l
Lernout & Hauspie Speech Products N.V.              -            800           -
Infinite Technology Corporation                     -              -       3,550
New Transducers Ltd.                                -            500          -
                                          ------------   ------------  ---------
                 Total                     $      709     $    3,590   $   3,868
                                          ============   ============  =========

     Outlined below is a summary of the nature and terms of selected joint ventures and other strategic alliances:

     Ultra Electronics Ltd. ("Ultra") (formerly Dowty Maritime Limited) and the company entered into a teaming agreement in May 1993 and subsequently amended such agreement and entered into a licensing and royalty agreement commencing in 1998. Such teaming agreement calls for the collaboration on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra. Such licensing and royalty agreement, among other things, included a future royalty of 1.5% of sales commencing in 1998. Under the agreement, Ultra also acquired the company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed some of the company's employees. The company recognized $68,000, $40,000 and $49,000 in royalty revenue in 1998, 1999 and 2000, respectively.

     New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc (formerly, Verity Group plc) and the company executed a cross-licensing agreement (the "Cross-License") on March 28, 1997. Under the terms of the Cross-License, the company licensed patents and patents pending which relate to FPTTM technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the company. The company also executed a security deed (the "Security Deed") in favor of NXT granting NXT a conditional assignment in the patents and patents pending licensed to NXT under the Cross-License in the event a default in a specified payment to be made by the company under the Cross-License continued beyond fifteen days. Concurrently with the Cross-License, the company and NXT plc executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified number of shares of common stock of the other, subject to some conditions and restrictions. With respect to the company's option to NXT plc (the "NXT plc Option"), 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the company were covered by such option and the company executed a registration rights agreement (the "Registration Rights Agreement") covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of NXT plc were covered by the option granted by NXT plc to the company. The exercise price under each option was the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, NXT plc, NXT and the company executed several agreements and other documents (the "New Agreements") terminating the Cross-License, the Security Deed, the NXT plc Option and the Registration Rights Agreement and replacing them with new agreements (respectively, the "New Cross-License," the "New Security Deed," the "New NXT plc Option" and the "New Registration Rights Agreement"). The material changes effected by the New Agreements were the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT; providing that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock; and reducing the exercise price under the option granted to NXT plc to purchase shares of the company's common stock to $0.30 per share. The subject license fee was paid to the company in ordinary shares of NXT plc stock which were subsequently sold by the company. On September 27, 1997, NXT plc, NXT, NCT Audio and the company executed several agreements and other documents, terminating the New Cross-License and the New Security Deed and replacing them with other agreements (respectively, the "Cross-License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by these replacement agreements were an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT, an increase in the royalties payable on future licensing and product revenues, cancellation of the New Security Deed covering the patents licensed by the company, and the acceleration of the date on which the parties could exercise their respective stock purchase option to September 27, 1997.

     On April 30, 1998, the company completed the sale of five million ordinary shares of NXT plc acquired upon the company's exercise on April 7, 1998 of the option (described above) it held to purchase such shares at a price of 50 pence per share. The company realized a $3.2 million gain from the exercise and sale of the shares under such option.

     On February 9, 1999, NCT Audio and NXT expanded the Cross-License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a one time minimum royalty payment of $160,000. NCT Audio recorded royalty expense of $160,000 in 1999, and a liability of $64,000 ($160,000 royalty expense less patent expense reimbursement of $96,000) at December 31, 1999. The liability balance outstanding as of December 31, 2000 was $64 (see Note 21).

     VLSI Technology, Inc. ("VLSI"). On February 5, 1998, the company entered into a license, engineering and royalty agreement with VLSI. Under the terms of the agreement, the company has granted a non-exclusive license to VLSI for specified patents and patents pending which relate to the company's ClearSpeech(R) technologies. In 1998, the company recorded $0.3 million in related engineering services. The company will recognize royalties on future products sold by VLSI incorporating the ClearSpeech(R) technology. The company recognized no royalty revenue in 1999 and 2000.

     STMicroelectronics SA & STMicroelectronics S.r.l ("ST"). On November 16, 1998, Advancel Logic Corporation ("Advancel"), a majority-owned subsidiary acquired by the company in September 1998, and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny2J(TM) for Java(TM) ("t2J-Processor Core") to combine it with its proven secure architecture and advanced nonvolatile memory technology. Advancel recorded a $0.2 million license fee in 1998. In 1999, Advancel recorded an additional $0.2 million license fee, $0.9 million non-refundable royalty and $1.1 million engineering and development services funding. The company recorded no license, royalty or engineering revenue for 2000.

     Lernout & Hauspie Speech Products N.V. ("L&H"). On March 31, 1999, the company signed a license agreement with L&H. The agreement provides the company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. The company recorded a prepaid royalty of $0.9 million. On April 12, 1999, the company granted a worldwide non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's present and future noise and echo cancellation algorithms for use in L&H's technology. In consideration of the company's grant of a license to L&H, the company recognized a non-refundable royalty fee of $0.8 million. During 1999, the company and L&H agreed to offset the balances owed each other. Consequently, the company's balance due L&H at December 31, 1999 and 2000 is $0.1 million.

     Oki Electric Industry Co., Ltd. ("Oki"). In October 1997, the company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The company recognized $0.1 million and $0.3 million in royalty revenue in 1999 and 2000, respectively.

     Infinite Technology Corporation ("ITC"). In 2000, Advancel entered into license agreement with ITC. Under the agreement, Advancel, a majority owned subsidiary of the company, granted ITC exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology. Advancel also granted ITC non-exclusive rights to Advancel's Java(TM) smartcard core. In consideration for this license, the company received 1.2 million shares of ITC's common stock valued at $6.0 million determined using the quoted price of the stock on the date the shares were received and on-going unit royalties. With the exception of specific rights granted to ST Microelectronics in 1998, the license granted ITC an exclusive irrevocable worldwide license to design, make, use, transfer, market and sell products and intellectual property incorporating or based upon Advancel's TJ and T2J technology. The license agreement between the company and ITC expires on May 7, 2004.

     In conjunction with this license agreement the company, Advancel and ITC entered into a Strategic Alliance and Technology Development Amendment pursuant to which the company will fund specific product application research and engineering development related to microprocessor and semiconductor chips for which the company will pay ITC $2.5 million. The company issued 9,523,810 shares of its common stock having a market value of $3.0 million to ITC as prepaid research and engineering costs. In the event ITC does not receive $2.5 million in proceeds from the sale of the company shares, the company is required to make up any shortfall in cash or return to ITC a sufficient number of ITC shares of common stock received by the company as outlined above. Conversely, if ITC receives $2.5 million in proceeds from the sale of the company shares and there are company shares remaining, ITC must return the unsold share excess to the company. At December 31, 2000, the shortfall based upon the current market value of the company's common stock amounted to $812,000 which was recorded as a liability. Though the aforementioned license agreement and the Strategic Alliance and Technology Development Amendment, both with ITC, are separate and unrelated it has been determined that they should be accounted for as a single transaction, thereby, both agreements are combined for financial reporting purposes. Prepaid research and engineering costs will be recognized in expense as these services are performed by ITC. These costs will be billed by ITC based on the number of hours spent by ITC personnel developing this chip during each period. In addition, the company will recognize license fee revenue, up to an additional $2.4 million, in amounts to match the research and engineering expense recognized. For the year ended December 31, 2000, the company recognized $3.6 million of license fee revenue which represents the net of the two transactions. The Strategic Alliance and Technology Development Amendment does not have a definitive expiration date. The parties anticipate that the research and engineering work ITC will perform will be completed within 24 months.

6.   Accounts Receivable:

     Accounts receivable comprise the following (in thousands):

                                                      December 31,
                                               ----------------------------
                                                   1999            2000
                                               --------------   -----------
  Technology license fees and royalties        $        -        $   4,597
  Joint ventures and affiliates                        33               76
  Other trade receivables                             287              880
                                               --------------   -----------
                                               $      320        $   5,553
  Allowance for doubtful accounts                     (83)             (70)
                                               --------------   -----------
  Accounts receivable, net                     $      237        $   5,483
                                               ==============   ===========

     On March 7, 2000, DMC entered into a license agreement with Eagle Assets Limited to develop a portion of the DMC affiliate network in the New York City region. Eagle licensed the use of Digital Broadcasting Station Software systems and related technology in two station areas in the New York geographic territory. At December 31, 2000, the amount remaining in accounts receivable totaled $1.5 million.

     On March 30, 2000, the company and DMC signed an agreement to license the use of DBSS systems and related technology in Israel to Brookepark Limited. The amount of the license fee was $2.0 million of which approximately $1.5 million has been deferred at December 31, 2000. At December 31, 2000, the amount remaining in accounts receivable totaled $1.0 million.

     On September 29, 2000, the company and DMC signed separate agreements to license the use of specified technology for $1.0 million each with Vidikron of America, Inc., known as Vidikron. The total amount of the license fees were $2.0 million and is included in accounts receivable at December 31, 2000.

7.   Inventories:

     Inventories comprise the following (in thousands):
                                                      December 31,
                                               -------------------------
                                                   1999         2000
                                               ------------  -----------
  Components                                   $     360     $    603
  Finished goods                                   2,434        1,681
                                               ------------  -----------
                                               $   2,794     $  2,284
  Reserve for obsolete & slow moving inventory      (529)        (100)
                                               ------------  -----------
  Inventories, net of reserves                 $   2,265     $  2,184
                                               ============  ===========

8.   Property and Equipment:

     Property and equipment comprise the following (in thousands):

                                      Estimated
                                     Useful Life       December 31,
                                                   ----------------------
                                       (Years)       1999        2000
                                    -------------- ----------  ----------

        Machinery and equipment          3-5       $   1,965   $   2,018
        Furniture and fixtures           3-5           1,070       1,257
        Leasehold improvements          7-10           1,038       1,139
        Tooling                          1-3               -         462
        Other                           5-10              60         164
                                                   ----------  ----------
                                                   $   4,133   $   5,040
        Accumulated depreciation                      (3,684)     (4,352)
                                                   ----------  ----------
        Property and equipment, net                $     449   $     688
                                                   ==========  ==========

     Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was $ 0.5 million, $0.4 million and $0.3 million, respectively.

9.   Other Assets - current and long-term:

                                                                          December 31,
                                                                --------------------------------
                                                                      1999             2000
                                                                ---------------  ---------------
Other current assets comprise the following (in thousands):
Investment in warrant                                            $       -          $    3,089
Due from unaffiliated company                                            -                 743
Other                                                                  152                 993
                                                                ---------------  ---------------
         Total other current assets                              $     152          $    4,825
                                                                ===============  ===============
Other assets (long-term) comprise the following (in thousands):

Marketable securities                                            $       -          $    5,100
Investment in unconsolidated subsidiaries                            1,500               1,500
Advances and deposits                                                  908                 663
Deferred charges                                                       208                 534
Other                                                                   72                 197
                                                                ---------------  ---------------
          Total other assets (long-term)                         $   2,688          $    7,994
                                                                ===============  ===============

     Other assets primarily comprise the company's investment in affiliates and notes receivable and interest thereon, as described herein.

     On August 14, 1998, NCT Audio, a majority-owned subsidiary, agreed to acquire substantially all of the assets of Top Source Automotive, Inc., known as TSA, an automotive audio system supplier. The total purchase price was $10.0 million and up to an additional $6.0 million in possible future cash contingent payments. NCT Audio paid Top Source Technologies, Inc., known as TST, $3.5 million. NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $0.4 million, consisting of $20,685 in cash, $0.1 million of NCT Audio's minority interest in TSA earnings, and a $0.2 million note payable due April 16, 1999. Due to the non-payment of the note by April 30, 1999, (a) the note began to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; (b) the $20,685 and $0.1 million portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing; and (c) the $0.2 million portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $0.1 million of NCT Audio's preferred stock. Since NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio has forfeited its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA. As a result, NCT Audio now has a 15% minority interest in TSA. On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted-penalties, and recorded a $2.4 million charge in the quarter ended June
30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and defined assets of TST used in TSA's operations. NCT Audio is claiming and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the company, TST and TSA (see Note 17).

     On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC, known as Precision Power, Inc. or PPI, a supplier of custom-made automotive audio systems. NCT Audio intended to acquire such interest in exchange for shares of its common stock having an aggregate value of $2.0 million. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio needed to obtain adequate financing before the transaction could be completed. NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $0.5 million, evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%). As noted, the transaction was contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remained willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio had not obtained the financing in a timely manner. The company was not able to obtain the financing to consummate this transaction, and PPI experienced significant organizational changes which has resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the company fully reserved the $1.5 million due from PPI plus interest and pre-acquisition costs thereon amounting to $0.3 million. The company continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended its acquisition strategy.

     In May 2000, the company entered into a license agreement with Infinite Technology Corporation known as ITC. Under the agreement, Advancel, a majority-owned subsidiary, granted ITC exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology. Advancel also granted ITC nonexclusive rights to Advancel's Java(TM) smartcard core. In consideration for this license, the company received 1.2 million shares of ITC's common stock valued at $6.0 million determined using the quoted price of the stock on the date the shares were received and on-going unit royalties. With the exception of specific rights granted to STMicroelectronics in 1998, the license granted ITC an exclusive irrevocable worldwide license to design, make, use, transfer, market and sell products and intellectual property incorporating or based upon Advancel's TJ and T2J technology. The company is accounting for its investment in ITC's common stock as available-for-sale securities valued at fair value, with unrealized gains and losses excluded from earnings but reported in a separate component of stockholders' equity until they are sold. At the time of sale, any gains or losses calculated by the specific identification method will be recognized as a component of operating results. The securities had a fair value of $5.1 million. At December 31, 2000 the company recorded an unrealized loss of $0.9 million included on the consolidated balance sheet as part of accumulated other comprehensive income/(loss).

     On May 5, 2000, TRN, a company DMC Cinema, a majority-owned subsidiary, acquired in August 2000 (see Note 2), entered into an advertising agreement with Insiderstreet.com, Inc., known as the advertiser. The advertising agreement calls for, among other things, TRN to play the advertiser's commercials in a minimum of 8,500 theater screens at a cost of $20.58 per theater screen per month, as further described in the agreement. The term of the agreement is for two years commencing on June 19, 2000. At date of acquisition of TRN by Cinema, TRN had remaining 475,595 shares of the originally issued 575,595 shares of the advertiser which were valued at $2.5 million. Such value reflects a discount of approximately 35% against the gross market value of the shares because the shares of the advertiser were unregistered on the date of acquisition of DMC Cinema. If the value of the original shares issued is less than $2.0 million on May 10, 2001, the advertiser agrees to deliver additional compensating shares of the advertiser to TRN on or before May 31, 2001 to increase the total value of the transaction to $2.0 million at that time. It was determined by both parties that the airtime purchased by the advertiser had an actual value of $4.2 million. The agreement also calls for the advertiser shares issued to TRN to be registered on or before April 30, 2001. The company recorded a deferred liability of $2.9 million at the time of the transaction and is recognizing revenue over a two-year period. For the year ended December 31, 2000, the company recognized $0.5 million in advertising/media revenue with respect to this transaction. The company has been accounting for its investment in the advertiser's common stock as available-for-sale securities valued at fair value, with unrealized gains and losses excluded from earnings but reported in a separate component of stockholders' equity until they are sold. At December 31, 2000, the company recorded an unrealized loss of $2.5 million included on the consolidated balance sheet as part of accumulated other comprehensive income/(loss). The market price per share of the advertiser shares on August 18, 2000 was $8.125, at December 31, 2000, the market price had decreased to $0.13 per share. At December 31, 2000, the company considered whether this decline in the value of its available-for-sale marketable securities was temporary or other than temporary and concluded that the loss on the advertiser shares was temporary at December 31, 2000 based on information available at that time.

     On September 29, 2000,  NCT Video  Displays,  Inc.,  known as NCT Video,  a newly formed, wholly-owned subsidiary of the company, entered into a product development and license agreement with Advanced Display Technologies, LLP, known as ADT. Under the agreement, NCT Video is granted by ADT exclusive right and license to make, have made, use, sell, lease, license, or otherwise commercially dispose of all Licensed Products and Components, as defined in the agreement. Such Licensed Products are defined as ViewBeam(TM) Display(s), which employ the Licensed Technology, as defined in the agreement. Such license is valued at $0.9 million, representing our cost for ADT's completion of this product development and resultant license rights, and is being amortized over 9 years, the earliest date of patent expiration. At December 31, 2000, the company recorded amortization expense of approximately $35,000. In addition, as part of this agreement, NCT Video and ADT have entered into a product development arrangement whereby work is to be performed by ADT in developing the Prototype and production design for the Licensed Products. In return, NCT Video agreed to pay a "development fee" of $0.9 million for performing such development work. At December 31, 2000, such $0.8 million was included in other current liabilities. (see Note 11).

     On October 26, 2000 Midcore, a wholly-owned subsidiary acquired in 2000, executed a license agreement with Teltran. The license agreement expires when patent or other rights expire under applicable law unless terminated earlier by written agreement. As consideration for such license, Teltran agreed to issue Midcore 2.8 million shares of Teltran common stock and a warrant to purchase 6.0 million shares of Teltran common stock for $0.125 per share as a non-refundable up-front license fee. These shares represent approximately 12% ownership interest in Teltran. The shares underlying the warrant represent beneficial ownership of approximately 23%. The warrant was valued using the Black-Scholes valuation method resulting in an aggregate fair value of $3.1 million. The shares were valued at market based upon the October 26, 2000 agreement date, an aggregate value of $1.5 million. Teltran agreed to register such issued common stock and the common stock underlying the warrant within eight months of the execution of the license agreement. Teltran is also required to pay an ongoing, per unit royalty. Upon adoption of SFAS 138 in January 1, 2001, the carrying value of this warrant will be adjusted to fair value at each reporting period date with any gains or losses reported in the company's statement of operations. At December 31, 2000, the company recorded a bad debt expense of $0.8 million with respect to the reduction in market value of the 2.8 million shares on that date. At December 31, 2000, the value of the 2.8 million common shares to be received and the original fair value of the warrant amounted to $3.8 million and was included in other current assets. At December 31, 2000, the company had $4.2 million recorded as deferred income and for the year then ended, recognized $0.4 million in technology licensing fee revenue. Effective January 10, 2001, the date the 2.8 million common shares were issued, the company will account for its investment in Teltran's common stock, in accordance with FAS 115, Accounting for Certain Investments in Debt and Equity Securities, as available-for-sale securities valued at fair value, with unrealized gains and losses excluded from the statement of operations but reported in a separate component of stockholders' equity until they are sold. At the time of sale, any gains or losses calculated by the specific identification method will be recognized as a component of operating results.

10.  Convertible Notes and Notes Payable:

     Convertible notes and notes payable consisted of the following at December 31, 2000 (in thousands):

      Salkind secured convertible notes          $  4,000
      PRG convertible note                            875
      L&H                                             100
                                                 ---------
                                                    4,975
      Less:  amount classified as long term         1,000
                                                 ---------
      Current maturities of convertible notes    $  3,975
                                                 =========


       Pro Tech note payable                     $    150
       Advancel note payable                          100
       NCT Audio note payable                         204
       NCT note payable                               250
                                                 ---------
       Notes payable                             $    704
                                                 =========

     During 2000, the company received $2.0 million for short-term notes payable and repaid $1.8 million on its notes payable. During 2000, the company received $1.0 million for secured convertible notes as described below.

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed to and agreed to purchase secured convertible notes of the company in an aggregate principal amount of $4.0 million. The company entered into secured convertible notes (the "Notes") for $4.0 million between January 26, 1999 and March 27, 2000. The Notes mature two years from their respective inception dates and earn interest at the prime rate as published from day to day in The Wall Street Journal. The secured convertible notes are collateralized by substantially all of the company's assets owned or hereafter acquired. The Holder shall have the right at any time on or prior to the day the Notes are paid in full to convert at any time all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the company at the conversion price as defined in the notes. At December 31, 2000, $3.0 million was included in current maturities of convertible notes with the balance of $1.0 million, due in 2002, included as part of the long-term portion of convertible notes. The company recorded a beneficial conversion feature of $1.0 million in connection with the March 27, 2000 convertible note recorded during the first quarter of 2000, classified as interest expense. On each of June 4, 1999, June 11, 1999, July 2, 1999, July 23, 1999, August 25, 1999 and September 19, 1999,
the  Company  received  proceeds  of  $250,000,  $250,000,  $500,000,  $250,000,
$500,000 and $250,000, respectively, from the Holder for other secured convertible notes with the same terms and conditions of the Note described above. The company recorded a beneficial conversion feature of $0.2 million in connection with the convertible notes in 1999.

     On January 25, 2001, NCT defaulted on the repayment of $1.0 million of the Notes. The default provisions in the note imposed a penalty, the default amount, of $100,000 (10% of the principal payment in default). Default interest from the date of default is due on the principal in default and the default amount at the rate of prime plus 5%. We registered 1,034,972 shares of common stock that we may be obligated to issue pursuant to the default provisions in the note.

     On February 13, 2001, the company issued a 60-day, $0.5 million promissory note bearing interest at 7% per annum, to the holder of the Notes together with a warrant to purchase either $500,000 of our common stock at $0.21 or Pro Tech's common stock at $0.44. The company valued the warrant using the Black-Scholes option pricing model and credited additional paid-in-capital for $0.5 million. This amount is amortized over the life of the promissory note. At March 31, 2001, the company has recognized interest expense in the amount of $0.4 million with respect to this warrant. On April 14, 2001 NCT defaulted on the repayment of the $0.5 million promissory note.

     On July 19, 1999, DMC entered into a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. Of the $1.0 million note, $0.8 million was deposited into an escrow account restricted in its use to pay rental and installation costs of DBSS systems. Further, DMC had the right to draw an additional $0.1 million provided that PRG continued to have a good faith belief that the Systems were functioning properly and that DMC had obtained at least one network-wide advertising client providing annual advertising revenues of at least $0.3 million. The balance in the escrow account, classified as restricted cash, was $0.7 million and zero at December 31, 1999 and 2000, respectively. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part at its election into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date. In connection with the PRG Note, PRG was granted a common stock warrant the terms of which are described in Note 14. In accordance with SFAS 123, "Accounting for Stock-Based Compensation", the company estimated the fair value of this warrant to be $0.8 million using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 5.61%, volatility of 1%, and a term of three years. Such amount is being amortized to interest expense over the two-year period of the related promissory note. Amortization amounted to $0.1 million and $0.2 million for the years ended December 31, 1999 and 2000, respectively. Unamortized discount of $0.3 million and $0.1 million has been reflected as a reduction of the notes payable amount in the accompanying December 31, 1999 and 2000 financial statements. Such note payable balance included as part of the current portion of convertible notes was $0.8 million and $0.9 million at December 31, 1999 and 2000, respectively (see Note 21).

11.  Other Liabilities:

      Other liabilities consist of the following (in thousands):


                                              December 31,
                                   -------------------------------
                                         1999            2000
                                   --------------  ---------------
Due to ITC on NCT stock shortfall  $        -       $     812
Development fee payable                     -             800
Royalty payable                                           575
Loan advance to NCT Video                                 500
Due to IPI on stock settlement            455             455
Due to former employee                    176               -
Customer advances                         121               -
Other                                      76              80
                                   --------------  ---------------
Total other liabilities            $      828       $   3,222
                                   ==============  ===============

     On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the company granting the company a license to, and an option to purchase a joint ownership interest in, patents and patents pending which relate to IPI's speech recognition technologies, speech compression technologies and speech identification and verification technology. The aggregate value of the patented technology is $1.3 million, which was paid by a $0.2 million cash payment and delivery of 1.3 million shares of the company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the proceeds from the sale of shares are less than the $1.1 million, the company will record a liability representing the cash payment due. On July 5, 1998, the company paid IPI $50,000, which was held in escrow as security for the fulfillment of the company's obligations, toward the liability. The company recorded a liability representing the difference between the company's payment obligations and the IPI net proceeds from its sale of shares of the company's common stock. Such liability was $0.5 million at December 31, 1999 and 2000.

     As described in Note 2, the company had an earnout obligation under the Advancel Stock Purchase Agreement. While each earnout payment may not be less than $0.3 million in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. In connection therewith, the company's liabilities include an earnout obligation of $0.1 million and $0.2 million at December 31, 1998 and 1999, respectively, representing the minimum amounts of the earnout for the period. Due to a settlement between NCT and the Advancel shareholders (see Note 17, no earnout payments were or will be required to be paid). In addition, the company's liabilities include a $0.1 million note payable to a former employee of Advancel at December 31, 1999 and 2000 (see Note 10). The note bears interest at a rate of 8.25%, compounded annually and was due in two equal installments on December 1, 1998 and March 1, 1999. The note has not been paid.

     In connection with the company's acquisition of 100% of the outstanding capital stock of MSI, the company initially issued 13,913,355 restricted shares of its common stock based upon a 10-day weighted-average closing bid price of $0.34626 per share, for an aggregate value of $4.8 million. In addition, the purchase consideration includes $1.7 million to be paid by the company in cash based upon earned royalties, as defined in the merger agreement, over 36 months. If after 36 months, the total royalty has not been earned, then the parties have the right to collect the remaining unpaid balance through the issuance of the company's common stock. At December 31, 2000 other current liabilities includes $0.6 million and other long-term liabilities includes $1.2 million with respect to this contingent liability.

12.  Common Stock Subject to Resale Guarantee:

Vendor and Consultant Shares:

     On September 24, 1999, the company issued 12,005,847 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.5 million. On October 27, 1999, the company issued an additional 1,148,973 shares of common stock to suppliers and consultants to settle obligations of $0.2 million. During the fourth quarter of 1999, suppliers and vendors sold $1.5 million of such shares and as a result the company recorded $1.0 million common stock subject to resale guarantee. During the year ended December 31, 2000, suppliers and vendors sold $0.9 million and surrendered 776,316 previously issued shares.

     During 2000, the company issued 2,304,571 shares of common stock to various consultants and suppliers to settle current obligations of $0.4 million and future or anticipated obligations of $0.4 million due to them by the company.

     Common stock subject to resale guarantee was $0.2 million at December 31, 2000, which represented the 2,258,272 outstanding shares of common stock valued at the date of issuance to suppliers and vendors. The offset to the common stock subject to resale guarantee is additional paid-in-capital. Common stock subject to resale guarantee was $1.6 million at December 31, 1999, which represented the outstanding shares of common stock valued at the date of issuance to suppliers and consultants ($1.0 million) and the purchase price plus guaranteed return on investment related to the Purchase Agreement ($0.6 million).

Private Placement Shares:

     The company had some contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the company, Austost Anstalt Schaan ("Austost"), Balmore S.A. ("Balmore") and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. In addition, the company issued 288,461 shares of its common stock to the placement agent for the transaction. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price was subject to decrease upon the application of a reset provision contained in the Purchase Agreement. Due to the provision, the company recorded the purchase price ($500,000) plus the guaranteed return on investment of 20% ($100,000) as common stock subject to resale. At December 31, 2000 the shares were no longer subject to a resale guarantee provision.

     Under a reset provision contained in the Purchase Agreement, on June 26, 2000, and again on September 25, 2000, the company might have been required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of specific items on those dates was less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items were: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the company would have been obligated to issue in such case would have been a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. The 20% of the total purchase price paid ($100,000) was deemed a preferred return over the initial reset period. At both June 26 and September 25, 2000, no additional shares were required to be issued in accordance with such reset provision and the 20% of the total purchase price paid ($100,000) is no longer considered a preferred return.

13.  Capital Stock:

Private Placements and Stock Issuances:

     On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet, the Series G Convertible Preferred Stock ("Series G Preferred Stock"). The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, as amended March 10, 2000, the company and an accredited investor entered into an agreement under which the company sold an aggregate stated value of $2.0 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act of 1933 (the "Securities Act") for an aggregate of $1.750 million. The company received proceeds, net of expenses, of $1.7 million. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof; or (ii) the fixed conversion price of $0.71925. The company filed a registration statement on April 20, 2000 (amended on June 13, 2000) to register such shares of common stock for the conversion of the Series G Preferred Stock and the related warrant. In connection with the Series G Preferred Stock transaction, on March 6, 2000, the company granted a warrant for 150,000 shares of the company's common stock with an expiration date of March 31, 2005 and an exercise price of $0.71925. In accordance with SFAS No. 123, the company estimated the fair market value of this warrant to be $0.1 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 6.14%, volatility of 1, and a term of three years. Such amount is included in the preferred stock dividend requirement for the year ended December 31, 2000. During the year ended December 31, 2000, the company issued 4,906,595 shares of the company's common stock in connection with the conversion of 1,237 shares of the company's Series G Preferred Stock.

     During the year ended December 31, 2000, the company issued 23,470,081 shares of the company's common stock in connection with the conversion of 4,715 shares of the company's Series F Convertible Preferred Stock ("Series F Preferred Stock") which had been issued in the third quarter of 1999 in a private placement exempt from registration pursuant to Regulation D of the Securities Act. At December 31, 2000 all Series F Preferred Stock have been converted to common shares of the company.

     In March 2000, 3 shares of NCT Audio Series A Convertible Preferred Stock, which had been issued in the third quarter of 1998 in a private placement exempt from registration pursuant to Regulation D of the Securities Act, were exchanged for 3,000 shares of the company's Series D Preferred Stock, which were converted into 634,915 shares of the company's common stock. Subsequently, the company recorded a one-time, non-cash charge of $0.2 million for the impairment of goodwill based on the valuation of NCT Audio.

     On March 7, 2000, the company, Balmore and Austost agreed to amend some of the terms and conditions of the exchange agreement. Under the exchange agreement, Austost and Balmore were obligated to return to the company 13,671,362 shares of NCT common stock ("Excess Exchange Shares"). This amendment was agreed to in order to (1) allow Austost and Balmore to retain 3,611,111 Excess Exchange Shares in exchange for an additional 533 shares of NCT Audio common stock from a third party investor (the "Third Party Shares"), which Austost and Balmore would deliver to NCT, and (2) substitute cash payments by Austost and Balmore to the company in lieu of Austost's and Balmore's obligation to return the remaining Excess Exchange Shares to the company pursuant to the exchange agreement. Austost and Balmore would agree to pay the company up to $10,000,000 in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such remaining Excess Exchange Shares. Balmore and Austost would realize a 10% commission on the proceeds from the sale of shares. Subsequently, the company recorded a one-time, non-cash charge of $2.9 million for the impairment of goodwill based on the valuation of NCT Audio. During the year ended December 31, 2000, the company received proceeds, net of commissions, of $2.3 million for the sale of approximately 10 million Excess Exchange Shares sold by Austost and Balmore, which funds were used to repay notes payable ($0.8 million) and for working capital purposes.

     In connection with the above exchange of 533 NCT Audio shares, the 1999 exchange of 559 shares of NCT Audio common stock and the 1998 exchange of 296 shares of NCT Audio common stock into 17.7 million and 1.1 million shares of NCT common stock, the company recorded goodwill of $0.6 million, $6.1 million, and $2.9 million during 1998, 1999 and 2000, respectively. The NCT share exchanges were accounted for as step acquisition of NCT Audio. The share exchanges were valued based on the five-day average closing stock price of NCT for the five-day period preceding the exchange less a discount of 20% available to investors upon exchange. Based on the change in business strategy to suspend the acquisition effort and the valuation of NCT Audio, the company recorded a non-cash charge of $3.1 million in each of 1999 and 2000 for the impairment of goodwill.

     On July 13, 2000 at the company's annual meeting of shareholders, the stockholders approved an amendment to increase the number of shares of common stock the company is authorized to issue from 325 million to 450 million. Such amendment became effective on July 18, 2000 when the company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

     On August 10, 2000, the company entered into an agreement with three accredited investors for the financing of its subsidiary, Connect Clearly.com, Inc. ("CCC"). In connection with the initial funding of CCC, the company issued 1,000 shares of CCC common stock to these investors in consideration for $0.5 million in cash and conversion of promissory notes payable, due to two of the investors, totaling $0.5 million. These CCC common shares are exchangeable for shares of NCT common stock any time on or after the 180th day following issuance of the CCC common stock at 80% of the five-day, closing bid average of the NCT common stock immediately preceding the exchange date. During the year ended December 31, 2000, no shares of CCC were exchanged for shares of NCT common stock.

     On August 18, 2000, the company acquired 100% of the outstanding capital stock of TRN, through a merger with Cinema. In connection with this acquisition, the company issued 7,405,214 restricted shares of its common stock based upon a trailing market price (as defined in the stock purchase agreement) of $0.3376 per share, for a total value of $2.5 million and a 7.5% equity interest in Cinema. In February 2001, due to a decline in the trailing market price prior to the effective registration of shares of common stock, an additional 2,455,248 shares were issued for the acquisition pursuant to a fill-up provision (see Note
2).

     On August 29, 2000, the company acquired all of the outstanding capital stock of MSI through a merger with Midcore. In connection therewith, the company issued 13,913,355 restricted shares of its common stock. In February 2001 due to a decline in the closing bid price of the company's common stock prior to the effective registration of the stock, an additional 2,863,894 shares were issued pursuant to a fill-up provision (see Note 2).

     On September 7, 2000, the company issued 9,523,810 shares of its common stock having a market value of $3.0 million to ITC with respect to the Strategic Alliance and Technology Development Amendment with ITC (see Note 5).

     As described in Note 2, NCT Hearing had arranged $1.5 million in equity financing for Pro Tech in the form of convertible preferred stock. Such convertible preferred stock is convertible into shares of Pro Tech's common stock or exchangeable for shares of NCT's common stock at the investors' election.

     On September 26, 2000, the company's Board of Directors approved an amendment to the Series G Certificate of Designations, Rights and Preferences to increase the maximum share issuance amounts thereunder from 10 million shares to 24 million shares. This action was considered in the best interest of the company and its investor relationships. The amendment became effective on September 27, 2000 when the company filed it with the Office of the Secretary of State of Delaware.

     On September 27, 2000, the company entered into a private equity line with Crammer Road LLC, pursuant to which the company may issue its common stock to be sold by Crammer Road and Crammer Road would retain a portion of the proceeds received for NCT common stock sold. In conjunction with this transaction, the company issued Crammer Road a warrant for 250,000 shares of the company's common stock. In accordance with SFAS No. 123, the company estimated the fair value of this warrant to be $0.1 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 6.03%, volatility of 1, and a term of three years. The accounting for the fair value of this warrant do no impact the consolidated statements of Equity at December 31, 2000. The company and Crammer Road are currently in renegotiations regarding amendments to various details of the Private Equity Credit Agreement.

     On September 29, 2000, Pro Tech entered into a Securities Purchase and Supplemental Exchange Rights Agreement with the company, Austost, Balmore and Zakeni Limited (Austost, Balmore and Zakeni Limited collectively the "Pro Tech Investors") to consummate the $1.5 million financing arranged by the company for Pro Tech in connection with its sale of 1,500 shares of Pro Tech Series A Convertible Preferred Stock ("Pro Tech Preferred") to the Pro Tech Investors. The Pro Tech Preferred consists of 1,500 designated shares, par value $0.01 per share and a stated value of one thousand dollars ($1,000) per share with an accretion rate of four percent (4%) per annum on the stated value. Each share of such stock is exchangeable for shares of the company's common stock based upon the lowest average of the average closing bid price for a share of our common stock for any consecutive five-day period out of fifteen trading days preceding the date of exchange, less a discount of 20%. In addition, each share of this preferred stock is convertible into fully paid and nonassessable shares of the Pro Tech's common stock at a conversion price which is the lesser of $0.50 or the lowest average of the average closing bid price for a share of Pro Tech's common stock for any consecutive five-day period out of fifteen trading days preceding the date of conversion, less a discount of 20%. In connection with the execution of the Securities Purchase and Supplemental Exchange Rights Agreement, Pro Tech issued warrants to the Pro Tech Investors to acquire 4.5 million shares of Pro Tech's common stock. Such warrants are exercisable at $0.50 per share and expire on October 28, 2003. In addition, Pro Tech has the right to require the warrant holders to exercise upon a call from Pro Tech. In accordance with SFAS No. 123, Pro Tech estimated the fair value of this warrant to be $3.6 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 5.97%, volatility of 1, and a term of three years. In addition, the excess of the quoted market value of the common stock assumed to be converted over the net proceeds received for issuance of convertible preferred shares of $0.4 million is considered a preferred dividend with this difference being accreted over the period beginning with the issuance of the preferred stock to the date the shares are eligible for conversion. The aggregate of $4.0 million is included in the calculation of loss attributable to common stockholders on the consolidated statement of operations at December 31, 2000.

     Pursuant to a consulting agreement dated as of March 15, 1999, as amended as of June 1, 1999, and as modified as of July 29, 1999, between Pro Tech and Union Atlantic LC ("UALC"), Pro Tech would be obligated to issue two percent (2%) of its outstanding common stock to UALC upon the consummation of the Pro Tech transaction with NCT Hearing. In order to comply with the consulting agreement, Pro Tech agreed to issue 279,688 shares and NCT Hearing agreed to transfer 279,687 shares of Pro Tech's common stock to UALC, totaling an aggregate of 559,375 shares in full settlement of all obligations under the consulting agreement between Pro Tech and UALC. The shares were valued at the closing bid price as of the date of issue. Pro Tech treated this as a charge against the stock issued and NCT Hearing recorded a reduction in its investment in Pro Tech.

     On November 27, 2000 the company sold 2.5 million shares, in the aggregate, of its common stock at a price of $0.202 per share in a private placement that provided net proceeds to the company of $0.5 million.

     At the annual meeting of stockholders of the company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the company is authorized to issue from 255 million to 325 million. This amendment became effective on July 29, 1999, when the company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware.

     On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the company's common stock to be used to settle some obligations of the company. In 1999, the company issued 13,154,820 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.7 million.

     On August 10, 1999, the company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer (the "1999 Series F Preferred Stock Private Placement"). On August 10, 1999, the company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the company's election, the investors may invest up to an additional $4.0 million in cash or in kind at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and non-assessable shares of the company's common stock, subject to specified limitations. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the company as determined in accordance with a formula (the "Series F Conversion Formula"), as defined in the agreement. The conversion terms of the Series F Preferred Stock also provide that in no event shall the company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of up to 12,500 shares of Series F Preferred Stock. In the interest of investor relations of the company, the maximum number of conversion shares was increased to 77 million shares of the company's common stock. The company is also obligated to pay a 4% per annum accretion on the stated value of Series F Preferred Stock in either cash or common stock, at the company's election. The company registered an aggregate of 25,744,000 shares of common stock issuable upon conversion and payment for accretion. In connection with the Series F Preferred Stock, the company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the company. On September 10, 1999, the company received $4.0 million for four DMC network affiliate licenses from four accredited investors. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, the company has treated the additional $4.0 million for the DMC licenses as additional consideration for the Series F Preferred Stock. On December 15, 1999, 974 shares of the company's Series F Preferred Stock, together with 5,026 shares of the company's Series E Preferred Stock, were returned to the company as consideration for eight DMC network affiliate licenses. As of December 31, 2000, 7,526 shares of Series F Preferred Stock had been converted into 48,776,638 shares of the company's common stock.

     The company had contingent obligations under a securities exchange agreement, dated as of October 9, 1999 (the "Exchange Agreement"), among the company, Austost and Balmore. Pursuant to the Exchange Agreement, on October 26, 1999 the company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the company's common stock as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price was subject to increase upon the application of an exchange ratio adjustment provision contained in the Exchange Agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and was subject to decrease upon the application of a reset provision contained in the Exchange Agreement. Under the exchange ratio adjustment provision and the reset provision, NCT could have received shares back or had an obligation to issue additional shares if the value of the shares issued to Austost and Balmore on the measurement dates differed from $2.6 million. No adjustment to the number of shares was required. As outlined above, on March 7, 2000, some terms and conditions of the exchange agreement were amended.

     As described in Note 12, the company had some had contingent obligation under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the company, Austost, Balmore and Nesher, Inc. Based on an offer as of November 9, 1999, the company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. In addition, the company issued 288,461 shares of its common stock to the placement agent for the transaction.

     On July 27, 1998, the company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the company's Series D Convertible Preferred Stock ("Series D Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement"). $5.2 million net proceeds were received by the company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and non-assessable shares of the company's common stock subject to specific limitations. The Series D registration statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the company as determined in accordance with the Series D Conversion Formula as set forth in the agreement. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock had been converted into 12,273,685 shares of NCT common stock.

     On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Convertible Preferred Stock ("NCT Audio Series A Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and non-assessable shares of NCT Audio's common stock subject to limitations. Each share of Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the Series A Conversion Formula as set forth in the agreement. On March 30, 1999, holders of 57 shares of NCT Audio Series A Preferred Stock exercised this election and converted their shares into 11,699,857 shares of the company's common stock. At December 31, 1999, 3 shares of NCT Audio Series A Preferred Stock were outstanding. On January 10, 2000, the remaining 3 shares of NCT Audio Series A Preferred Stock were converted into 634,915 shares of the company's common stock.

     During 1998, the Board of Directors authorized the issuance of a total of 125,000 shares of the company's common stock to an employee, two directors and a consultant in connection with their services to the company. The company valued these shares at $97,000, representing the fair value on the date of issuance.

     On July 29, 1998, the company initiated a plan to repurchase from time to time up to 10 million shares of the company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the company had repurchased 5,607,100 shares of the company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

     On September 4, 1998, the company issued 1,786,991 shares of its common stock as its initial payment of $1.0 million to the Advancel Shareholders for the common stock of Advancel (see Note 2).

     At the annual meeting of stockholders held on October 20, 1998, the stockholders approved an amendment to NCT's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 185 million to 255 million shares. Such action was deemed by the Board of Directors to be in the best interest of the company to make additional shares of the company's common stock available for an increase in the number of shares of common stock covered by the 1992 Plan (see Note 14) pursuant to an amendment of the 1992 Plan approved by the stockholders at such annual meeting, and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible to common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

     On  November  24,  1998,   the  company  paid  $1,000   consideration   for
incorporation of DMC which was formed to develop, install and provide an audio/visual advertising medium within commercial/professional settings.

     On December 30, 1998, the company entered into a series of subscription agreements (the "Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Convertible Preferred Stock (the "
Series E Preferred Stock") in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement"). The $4.0 million subscription receivable at December 31, 1998 represents a receivable due from the Series E Subscription Agreements. In addition to the above noted Series E Subscription Agreements, the company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the company's Series C Preferred Stock held by the three accredited investors. The company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the company's common stock held by the four accredited investors and received net proceeds of $1.8 million. On April 13, 1999, the company entered into a subscription agreement to sell 1,874 shares of Series E Preferred Stock, with a stated value of up to $1.9 million in consideration of $1.9 million to four accredited investors through one dealer. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and non-assessable shares of the company's common stock subject to limitations. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the company as determined in accordance with the Series E Conversion Formula as set forth in the agreement. During 1999, holders of 3,828 shares of Series E Preferred Stock elected to convert their shares into 26,608,942 shares of common stock of the company. On March 31, 1999, the company signed a license agreement to return 3,600 shares of Series E Preferred Stock as consideration for four DMC network affiliate licenses. During the three months ended March 31, 1999, the company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Convertible Preferred Stock. Subsequently, during the three months ended June 30, 1999, the company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period. On December 15, 1999, holders of the remaining 5,026 shares of the company's Series E Preferred Stock and holders of 974 shares of the company's Series F Preferred Stock (see below), an aggregate stated value of $6 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock were outstanding at December 31, 1999 and 2000.

     Between October 28, 1997 and December 11, 1997, the company entered into a series of subscription agreements (the "Series C Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Series C Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Series C Preferred Stock Private Placement"). The total 1997 Series C Preferred Stock Private Placement was completed on December 11, 1997. The aggregate net proceeds to the company of the 1997 Series C Preferred Stock Private Placement were $11.9 million. Each share of the Series C Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. convertible into a number of shares of common stock of the company as determined in accordance with the Series D Conversion Formula as set forth in the agreement. On December 30, 1998, 1,700 shares of the Series C Preferred Stock were exchanged for the company's Series E Preferred Stock. At December 31, 1998, 10,850 shares of Series C Preferred Stock had been converted into 20,665,000 shares of NCT common stock. The 700 remaining Series C Preferred Stock shares were subject to mandatory conversion as of November 30, 1999. As such, on November 30, 1999, these 700 shares were converted to 1,512,000 shares of common stock of the company. At December 31, 1999 and 2000, there were no outstanding shares of Series C Preferred Stock.

Common shares available for common stock options, warrants and convertible securities:

     At December 31, 2000, the number of shares required to be reserved for the exercise of options and warrants was 67.7 million. The aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants granted was 67.4 million shares, of which options and warrants to purchase 52.6 million shares were currently exercisable. These aggregate reserves exclude the PRG Warrant for 6,666,667 shares (see Note
14). Some of the company's required reserves are a function of the price of the company's common stock. The following reserve requirements have been calculated at an assumed $0.25 common stock price or the discount therefrom as allowed under the exchange or conversion agreements. The aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of Series G Preferred Stock was 3.8 million. The company has reserved 7.1 million shares of common stock for issuance to holders of NCT Audio common stock upon exchange of their shares of NCT Audio common stock for shares of the company's common stock. The company also reserved 27.1 million shares of common stock for issuance upon conversion of the notes and accrued interest thereon. The reserve requirement for exchange of outstanding shares of common stock of ConnectClearly was 5.8 million NCT shares and for exchange of Pro Tech convertible preferred stock was 7.6 million NCT shares. Pursuant to stock purchase agreements, the company had a contingent fill-up obligation to the former shareholders of the Theater Radio Network and Midcore Software (see Note
2). Common shares issued and required to be reserved for issuance exceeded the number of shares authorized at December 31, 2000 at the actual year-end common stock price of $0.172.

14.  Common Stock Options and Warrants:

     The company applies APB 25 in accounting for its various employee stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the market price of the underlying common stock and the exercise price of the option on the date of grant. The effect of applying SFAS No. 123 on 1998, 1999 and 2000 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (i) the vesting period of the stock options, and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with SFAS No. 123, the company's net loss would have been $19.0 million, $27.4 million and $17.7 million, or $(0.16), $(0.20) and $(0.8) per share in 1998, 1999 and 2000, respectively. The fair value of the options and warrants granted in 1998, 1999 and 2000 are estimated in the range of $0.24 to $0.81, $0.26 to $0.64, and $0.16 to $1.28 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%; volatility of 1.307, 1.0 and 1.0 to 1.29 in 1998, 1999 and 2000, respectively; risk free interest rates in the range of 5.28% to 5.55%, 4.56% to 6.14%, and 4.56% to 6.56% for 1998, 1999 and 2000, respectively; and expected life of 3 years. The weighted average fair value of options and warrants granted during 1998, 1999 and 2000 are estimated in the range of $0.53, $0.28 to $0.48, and $0.22 to $0.27 per share, respectively, also using the Black-Scholes option-pricing model.

     The company values all options and warrants using the Black-Scholes valuation model and accounts for all options and warrants issued to parties that are not employees or members of the Board of Directors as follows: The fair value of options and warrants issued for general consultants are recorded as selling, general and administrative expenses. The fair value of options and warrants issued in connection with notes payable or convertible debt are amortized as interest expense over the term of the related note. The fair value of options and warrants issued in connection with preferred stock are accreted as an increase in loss attributable to common stockholders in the earnings per share computation over the vesting period of the related options or warrant. The fair value of options and warrants issued in connection with an acquisition are recorded as additional purchase price.

Stock Options:

     The company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4 million shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors. Options granted under the 1987 Plan generally vest 20% upon grant and 20% per annum thereafter as determined by the Board of Directors.

     1987 Plan activity is summarized as follows:


                                                      Years Ended December 31,
                                       ------------------------------------------------------------
                                              1998                1999                 2000
                                       ------------------- -------------------  -------------------
                                                  Weighted           Weighted             Weighted
                                                  Average            Average              Average
                                                  Exercise           Exercise              Exercise
                                        Shares     Price    Shares    Price     Shares     Price
                                       ---------- -------- --------- ---------  ---------  --------
Outstanding at beginning of year       1,350,000  $  0.51  1,350,000  $  0.51   1,350,000   $  0.51
Options granted                                -        -  1,350,000  $  0.51           -   $     -
Options exercised                              -        -          -        -           -         -
Options canceled, expired or forfeited         -        - (1,350,000) $  0.51           -         -
                                       ----------         -----------           ---------
Outstanding at end of  year            1,350,000  $  0.51  1,350,000  $  0.51   1,350,000   $  0.51
                                       ==========         ===========           =========

Options exercisable at year-end        1,350,000  $  0.51  1,350,000  $  0.51   1,350,000   $  0.51
                                       ==========         ===========           =========

     In February 1999, the Board of Directors granted new options under the 1987 Plan aggregating 1,350,000 shares. The exercise price of the new grant was the same as options expiring in 1999, a price which exceeded the February 1, 1999 stock price, and therefore, there was no financial statement impact. These new options have an expiration date of the shorter of five years from February 1, 1999 or ten years from the grant date of the expiring options.

     In 2000, the Board determined that no future grants of options for the purchase of shares would be made under the 1987 Plan. Thus, as of December 31, 2000, no options for the purchase of shares were available for future grant under the 1987 Plan.

     The company's non-plan options are granted from time to time at the discretion of the Board of Directors. The exercise price of all non-plan options generally must be at least equal to the fair market value of such shares on the date of grant and generally are exercisable over a five to ten year period as determined by the Board of Directors. Vesting of non-plan options varies from
(i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

     Non-plan stock option activity is summarized as follows:

                                                      Years Ended December 31,
                                       ------------------------------------------------------------
                                              1998                1999                 2000
                                       ------------------- -------------------  -------------------
                                                  Weighted           Weighted             Weighted
                                                  Average            Average              Average
                                                  Exercise           Exercise              Exercise
                                        Shares     Price    Shares    Price     Shares     Price
                                       ---------- -------- --------- ---------  ---------  --------
Outstanding at beginning of year       4,319,449  $  0.36  4,319,449  $  0.36   4,284,000  $   0.33
Options granted                                -        -          -        -           -         -
Options exercised                              -        -          -        -           -         -
Options canceled, expired or forfeited         -        -    (35,449) $  4.86    (259,000) $   0.70
                                       ----------          ---------            ---------
Outstanding at end of year             4,319,449  $  0.36  4,284,000  $  0.33   4,025,000  $   0.30
                                       ==========          =========            =========
Options exercisable at year-end        4,319,449  $  0.36  4,284,000  $  0.33   4,025,000  $   0.30
                                       ==========          =========            =========

     On October 6, 1992, the company adopted a stock option plan (as amended, the "1992 Plan") for the granting of options to purchase up to 10,000,000 shares of common stock to officers, employees, consultants and directors. The exercise price of all 1992 Plan options must be at least equal to the fair market value of such shares on the date of the grant and 1992 Plan options are generally exercisable over a five to ten year period as determined by the Board of Directors. Vesting of 1992 Plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock reserved for grants of restricted stock and grants of options to purchase shares of common stock to 30,000,000 shares. The 1992 Plan was also amended to eliminate the automatic grant of 75,000 shares of the company's common stock upon a new director's initial election to the Board of Directors and to eliminate the automatic grant of 5,000 shares of the company's common stock to each non-employee director for services as a director of the company for each subsequent election. On January 19, 2000, the Board of Directors amended the 1992 Plan, subject to stockholder approval, to increase the aggregate number of shares of the company's common stock reserved for issuance upon the exercise of stock options granted under the 1992 Plan from 30,000,000 shares to 50,000,000 shares. Such amendment was approved by the stockholders at the company's annual meeting on July 13, 2000.

     In February 1999, the Board of Directors granted new options under the 1992 Plan aggregating 798,538 shares. The new grant was the same as for options expiring in 1999 (which exceeded the February 1, 1999 price). These new options have an expiration date of the shorter of five years from February 1, 1999 or ten years from the grant date of the expiring options.

     In January 2000, the Board of Directors granted options to purchase shares of the company's common stock to officers and employees, new employees and some consultants of the company for services rendered to the company, subject to the approval by the company's stockholders of an increase in the number of shares authorized and subject to the approval by the company's stockholders of an increase in the number of shares covered by the 1992 Plan. Such options were granted at or above the fair market value of the company's common stock on the date of grant. The fair value of the option granted to consultants amounted to $0.1 million and is included in selling, general and administrative expenses on the consolidated statements of operations at December 31, 2000.

     On April 21, 2000, the Board of Directors approved the re-granting of replacement grants for forfeit options that would otherwise expire in 2000. Such replacement grants under the 1992 Plan totaled approximately 315,000 options. The price on these new grants was materially the same as the exercise price of the replaced grants, and therefore, there was no financial statement impact with respect to the these new options.

     In July 2000, the Board of Directors cancelled 9.9 million options it had granted in January 2000. The Board granted 12.4 million new options at the then fair market value of the common stock, a higher exercise price than had been in effect in January 2000. There was no financial statement impact with respect to the re-granting of these options.

     In December 2000, the Board of Directors granted options to directors and employees to acquire 11,325,000 shares of common stock subject to sufficient remaining shares under the 1992 Plan and subject to shareholder approval. These grants exceeded the number of shares available under the 1992 Plan by 2,824,505. As such, the grant to the company's Chief Executive Officer and Chairman of the Board of Directors was reduced by this amount, but this award remains an obligation pending future availability under the 1992 Plan or adoption of a new stock option plan.

     1992 Plan activity is summarized as follows:

                                                        Years Ended December 31,
                                         ------------------------------------------------------------
                                               1998                1999                 2000
                                         ------------------- -------------------  -------------------
                                                    Weighted           Weighted             Weighted
                                                    Average            Average              Average
                                                    Exercise           Exercise              Exercise
                                          Shares     Price    Shares    Price     Shares     Price
                                         ---------- -------- --------- ---------  ---------  --------
Outstanding at beginning of year         9,029,936  $  0.72  19,831,821  $ 0.52   28,024,237  $  0.47
Options granted                         21,989,000  $  0.69   9,398,538  $ 0.43   35,377,071  $  0.42
Options exercised                           (1,561) $  0.27      (5,000) $ 0.27   (1,284,907) $  0.58
Options canceled, expired or forfeited (11,185,554) $  1.03  (1,201,122) $ 0.60  (12,234,206  $  0.49
Board action                                     -  $     -           -  $    -   (2,824,505) $  0.33
                                        ----------           ----------           ----------
Outstanding at end of year              19,831,821  $  0.52  28,024,237  $ 0.47   47,057,690  $  0.43
                                        ==========           ==========           ==========

Options exercisable at year-end         12,053,571  $  0.60  14,751,044  $ 0.55   32,330,873  $  0.47
                                        ==========           ==========           ==========

     As of December 31, 2000, no options for the purchase of shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

     On November 15, 1994, the Board of Directors adopted the NCT Group, Inc. Option Plan for Certain Directors (as amended, the "Directors Plan"). Under the Directors Plan, 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the common stock on the grant dates and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

     Directors Plan activity is summarized as follows:


                                                      Years Ended December 31,
                                       ------------------------------------------------------------
                                              1998                1999                 2000
                                       ------------------- -------------------  -------------------
                                                  Weighted           Weighted             Weighted
                                                  Average            Average              Average
                                                  Exercise           Exercise              Exercise
                                        Shares     Price    Shares    Price     Shares     Price
                                       ---------- -------- --------- ---------  ---------  --------
Outstanding at beginning of year          746,000  $  0.73   746,000   $ 0.73     538,000  $  0.73
Options granted                                 -        -   538,500   $ 0.73           -  $     -
Options exercised                               -        -         -        -           -        -
Options canceled, expired or forfeited          -        -  (746,000)  $ 0.73           -  $     -
                                       ----------           ---------           ---------
Outstanding at end of year                746,000  $  0.73   538,500   $ 0.73     538,500  $  0.73
                                       ==========           =========           =========
Options exercisable at year-end           746,000  $  0.73   538,500   $ 0.73     538,500  $  0.73
                                       ==========           =========           =========


     As of December 31, 2000, there were 282,500 options for the purchase of shares available for future grants under the Directors Plan.

     The following summarizes information about the Company's stock options outstanding and exercisable at December 31, 2000:


                                              Options Outstanding                Options  Exercisable
                                   -----------------------------------------  --------------------------
                                                    Weighted
                                                     Average
                                                    Remaining      Weighted                     Weighted
                                                   Contractual     Average                     Average
                   Range of             Number        Life         Exercise       Number       Exercise
      Plan         Exercise Price    Outstanding    (In Years)       Price      Exercisable      Price
----------------- ---------------  -------------  ------------  ------------  -------------  -----------
1987 Plan         $0.50 to $0.63     1,350,000         3.09      $  0.51        1,350,000      $  0.51
                                   =============                              =============
Non-Plan          $0.27 to $0.50     4,025,000         1.28      $  0.30        4,025,000      $  0.30
                                   =============                              =============
1992 Plan         $0.16 to $0.27     6,373,678         5.89      $  0.22        3,228,118      $  0.23
                  $0.31 to $0.44    22,576,542         7.79      $  0.38       13,236,274      $  0.37
                  $0.50 to $2.88    18,107,470         2.75      $  0.58       15,866,481      $  0.59
                                   -------------                              -------------
Total 1992 Plan                     47,057,690                                 32,330,873
                                   =============                              =============
Director's Plan   $0.66 to $0.75       538,500         3.09      $  0.73          538,500      $  0.73
                                   =============                              =============

Warrants:

     The company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of all warrants generally must be at least equal to the fair market value of such shares on the date of grant. Generally, warrants are exercisable over a three to seven year period as determined by the Board of Directors and vest on the grant date.

     In February 1999, the Board of Directors granted new warrants aggregating 2,169,750 shares. The exercise price of the new grants was the same as for the warrants expiring in 1999, which exceeded the February 1, 1999 stock price, and therefore, there was no financial statement impact with respect to these new warrant grants. The new warrants have an expiration date of the shorter of five years from February 1, 1999 or ten years from the grant date of the expiring warrants.

     In July 1999, in connection with the PRG Note, PRG was granted a common stock warrant equal to either (i) the number of shares of the company's common stock (6,666,667) which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999 or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) had closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale had not closed on or before December 31, 1999, at an aggregate price of $1,250,000. Such warrant expires (1) eighteen months after the date of the DMC qualified sale or (2) in all other cases on July 19, 2004.

     During 2000, warrants were issued to the principals of a placement agency that had assisted in financing transactions for NCT Audio in 1997. These warrants replaced warrants that had been issued to and canceled by the placement agent. Warrants to acquire 167,500 shares were issued in connection with the Series G Preferred Stock transaction (see Note 13). In connection with an installation arrangement with a third-party, we issued a warrant to acquire 300,000 shares of common stock. In accordance with SFAS No 123, we estimated the fair value of this warrant to be $0.1 million. Such amount is being amortized to interest expense over the related two year term of the installation agreement. Warrants to acquire 100,000 shares of common stock were issued to an outside consultant in 2000. In September 2000, the company issued warrants for 10 million shares of common stock to the placement agent for some of the company's recent equity transactions. Since these warrants were in connection with equity financings, the fair value of this warrant did not impact the consolidated statement of stockholders' equity. Effective January 11, 2001, the holder has agreed to stand down his right to such shares subject to an increase in authorized common shares approved by the company's shareholders.

     On September 27, 2000, in connection with the execution of a private equity credit agreement the company issued a warrant for 250,000 shares of the company's common stock. Since these warrants were in connection with the private equity credit agreement, the fair value of this warrant did not impact the consolidated statements of stockholders' equity at December 31, 2000. The company is currently in renegotiations regarding amendments to various details of the Private Equity Credit Agreement.

     Warrant activity is summarized as follows:


                                                                    Years Ended December 31,
                                        ----------------------------------------------------------------------------
                                                  1998                      1999                       2000
                                        ------------------------ -------------------------  ------------------------
                                                       Weighted                  Weighted                  Weighted
                                                        Average                  Average                    Average
                                                        Exercise                 Exercise                   Exercise
                                           Shares        Price       Shares        Price       Shares        Price
                                        ------------   --------- -------------   ---------  -------------  ---------
Outstanding at beginning of year         3,146,920     $  0.81      4,372,684    $  0.82       3,735,414   $  0.77
Warrants granted                         1,588,164     $  0.92      2,587,875    $  0.75      10,979,875   $  0.34
Warrants exercised                               -           -              -          -               -         -
Warrants canceled, expired or forfeited   (362,400)    $  1.16     (3,225,145)   $  0.82        (333,625)  $  0.89
                                        ------------             -------------              -------------
Outstanding at end of year               4,372,684     $  0.82      3,735,414    $  0.77      14,381,664   $  0.44
                                        ============             =============              =============
Warrants exercisable at year-end         4,172,684     $  0.86      3,735,414    $  0.77      14,381,664   $  0.44
                                        ============             =============              =============

     The following table summarizes information about warrants outstanding at December 31, 2000 except the PRG Warrant described above:

                                 Warrants Outstanding              Warrants Exercisable
                      -----------------------------------------  --------------------------
                                     Weighted
                                     Average
                                     Remaining      Weighted                     Weighted
                                    Contractual     Average                     Average
      Range of          Number        Life         Exercise       Number       Exercise
   Exercise Price    Outstanding    (In Years)       Price      Exercisable      Price
   ---------------  -------------  ------------  ------------  -------------  -----------
   $0.32 to $0.34    10,250,000        2.68       $  0.32        10,250,000     $  0.32
   $0.46 to $1.66     4,131,664        3.23       $  0.74         4,131,664     $  0.74

15.  Related Parties:

     Between 1993 and 1994, the company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI and Jay M. Haft, a director of the company and former Chairman of the Board of Directors, owns another 2% of QSI. Michael J. Parrella, Chief Executive Officer of the company and Chairman of the Board of Directors, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. Jonathan M. Charry, the company's Senior Vice President, Corporate Development, hired in January 2000, owns 20% of the outstanding capital stock of ERI and 3% of the outstanding capital stock of QSI. In March 1995, the company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the company executed a final agreement with QSI in which the company agreed to write-off $0.2 million of indebtedness owed by QSI in exchange for the return by QSI to the company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the company.

     The company's former Chairman of the Board of Directors, who has continued as a director, received cash compensation from the company in 1998, 1999 and 2000 of $96,000, $85,000 and $64,500, respectively.

     The company's Chief Executive Officer, who, at December 31, 2000, holds options and warrants for the right to acquire an aggregate of 26,577,129 shares of the company's common stock, received an incentive bonus equal to a 1% cash override on all the cash and cash equivalents received by the company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. For the year ended December 31, 1998, 1999 and 2000, approximately $206,000, $169,000 and $363,000 was paid by the company in connection with this arrangement.

     The  company's  Senior  Vice  President  Chief  Financial  Officer,  who at
December 31, 2000 holds options and warrants for the right to acquire an aggregate of 1,533,742 shares of the company's common stock, through

November 30, 2000 had an incentive bonus arrangement equal to 1/2% cash override on cash received from various transactions entered into by the company, with unaffiliated parties, in which the Chief Financial Officer was directly involved. Effective December 1, 2000, such bonus arrangement was modified to include all cash and cash equivalent transactions entered into by the company with unaffiliated parties. Under this arrangement, the company paid approximately $134,000 for the year ended December 31, 2000.

     The company's Senior Vice President, Corporate Development, who at December 31, 2000 holds options for the right to acquire an aggregate of 1,378,049 shares of the company's common stock, has an incentive bonus arrangement under which he receives cash compensation for completion of specified events and receives a cash override equal to 1% of the value of specific subsidiary financing transactions and 1/2% of the value of licensing agreements and joint venture alliances in which he was directly involved. Under this arrangement, the company paid $35,000 in the year ended December 31, 2000.

     On various dates in 2000, the company's Senior Vice President, Corporate Development, entered into several short-term promissory notes to borrow funds from the company in anticipation of cash overrides due under the incentive compensation arrangement described above. As of December 31, 2000, three promissory notes were outstanding for an aggregate principal amount owed to the company of $69,379. The notes bear interest at the prime lending rate as published in The Wall Street Journal on the date of issuance of the notes plus one percent, or an annual rate of 10.5% for the notes outstanding at December 31, 2000.

     During 1998, 1999 and 2000, the company purchased $0.2 million, zero and zero, respectively, of products from its various manufacturing joint venture entities.

16.  Income Taxes:

     The company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the company determines that it is more likely than not that a deferred tax asset will not be realized. The company's temporary differences primarily result from depreciation related to machinery and equipment and compensation expense related to warrants, options and reserves.

     The company files consolidated federal tax returns and separate state tax returns. At December 31, 2000, the company had available net operating loss carry forwards of approximately $104.8 million and research and development credit carryforwards of $2.0 million for federal income tax purposes of which $10.5 million will expire within the five years ended December 31, 2005 and $94.3 million expire at various dates December 31, 2006 through December 31, 2020. These net operating losses include $6.6 million of net operating losses of NCT Audio Products, Inc. during a period of time when NCT Audio Products, Inc. was not part of the consolidated group for tax purposes. The Company's ability to unitize its net operating loss carryforwards may be subject to an annual limitation.

     In addition, the net operating losses of acquired companies prior to their related acquisitions by the company have not been included above. These net operating losses would be limited under Section 382 of the Internal Revenue Code.

     The difference between the statutory tax rate of 34% and the company's effective tax rate of 0% is due to the increase in the valuation allowance of $1.4 million and $3.3 million in 1998 and 1999, respectively. In 2000, the difference is as follows:


     Statutory rate                             (34.0)%
     State tax net of federal effect             (5.6)
     Permanent Differences                       15.9
     Effect of adjustments to prior year net
        operating loss carryforwards            (35.5)
     Other                                        2.0
     Increase in valuation allowances            57.2
                                             -----------
                                                    - %
                                             ===========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                   December 31,
                                             -------------------------
                                                1999          2000
                                             -----------    ----------
   Accounts receivable                       $     13       $     24
   Inventory                                      180             34
   Property and equipment                          82             68
   Accrued expenses                                58            170
   Stock compensation                           2,924          3,129
   Other                                          414            541
                                             -----------    ----------
      Total temporary differences            $  3,671       $  3,996
   Federal net operating losses                30,285         35,639
   Federal research and development credits     1,747          2,006
                                             -----------    ----------
                                             $ 35,703       $ 41,611
   Less: Valuation allowance                  (35,703)       (41,611)
                                             -----------    ----------
      Deferred taxes                         $      -       $      -
                                             ===========    ==========

17.  Litigation:

     On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. Mr. Valerio alleged that (1) the Company is guilty of breach of contract; (2) amounts and commissions are allegedly owed to him; and (3) he had suffered damage to his image and reputation among other injuries alleged. The Company retained an Italian law firm specializing in litigation and, through its counsel, filed a reply brief responding to Mr. Valerio's allegations. The Company argued that even if the Tribunal were the appropriate forum for the suit, Mr. Valerio's claim is groundless because a valid contract was never formed. Further, the Company argued that Mr. Valerio is not enrolled in the official Register of Agents and, thus, under applicable Italian law is not entitled to any compensation. The Tribunal of Milan, sitting in full bench, heard the case on September 22, 1998. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $6,000.

     By a letter dated September 9, 1997, counsel to competitor Andrea Electronics Corporation ("Andrea") informed the company that Andrea believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by Andrea Representatives of existing and/or potential customers also have informed the company that Andrea has made statements claiming that the company's manufacture and/or sale of specified in-flight entertainment system products infringe a patent owned by the competitor. The company received a notice dated March 24, 1998 from Andrea's intellectual property counsel notifying the company of its concerns but did not confirm any intention to file suit against NCT. The company, through special outside counsel, exchanged correspondence with Andrea but the parties could not come to any resolution. The company was informed by representatives of existing and/or potential customers that Andrea was continuing to infer that the company was infringing.

     On October 9, 1998, the company's Board of Directors authorized litigation against Andrea On November 17, 1998, the company and NCT Hearing filed a complaint against Andrea in the U.S. District Court, Eastern District of New York. The complaint requested that the court enter judgment in our favor as follows: (1) declare that the two Andrea patents at issue are invalid and unenforceable and that the company's products do not infringe upon them; (2) declare that the two Andrea patents at issue are unenforceable due to misuse by Andrea; (3) award the company compensatory damages of no less than $5 million and punitive damages of $50 million for Andrea's tortious interference with the company's prospective contractual advantages; (4) enjoin Andrea from stating or inferring that the company's products or their use are infringing any
Andrea-owned   patents;   and  (5)  award  any  other  relief  the  court  deems
appropriate.

     On or about December 30, 1998, Andrea filed its answer to the company's complaint. Andrea generally denied the above allegations and brought counterclaims against the Company. These include claims that the company has: infringed the two Andrea patents at issue and the "ANR Ready" trademark; violated the Lanham Act through NCT's use of the trademark, and unfairly, competed with Andrea by using the trademark.

     The company and NCT Hearing have since filed a Reply and requested that the court dismiss the counterclaims and enter judgment in favor of the company and NCT Hearing. The company also argued that Andrea is prevented from recovering under various equitable theories and defenses. Discovery in this suit commenced in mid-1999 and is continuing, although a trial date has not yet been set. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the company, said judgment could have a material effect on quarterly or annual operating results.

     On June 10, 1998, Schwebel Capital Investments, Inc. ("Schwebel Capital") filed suit in a Maryland state court against the company and Michael J. Parrella, its Chief Executive Officer and Director. The complaint alleges that the company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the company and Schwebel Capital. Schwebel
Capital claims that under the contract, the company agreed to pay Schwebel Capital commissions when NCT received capital from its investors. The complaint further alleged that Schwebel Capital is due commissions totaling $1.5 million because the company refused to honor Schwebel Capital's right of first refusal. Schwebel Capital seeks $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys' fees from the company. Schwebel Capital also seeks $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys' fees from Mr. Parrella. The company has filed and the court has granted two motions to strike or dismiss some of the plaintiff's claims. The company has filed for dismissal of case with prejudice due to plaintiff's failure to respond to request of production of documents. On April 2, 2001 the court ruled in favor of the plaintiff setting aside the company's motion to dismiss with prejudice. Management believes it has many meritorious defenses and intends to conduct a vigorous defense. In the event the case results in a substantial judgment against the company, however, the judgment could have a severe material effect on quarterly or annual operating results.

     On June 25, 1998, Mellon Bank FSB ("Mellon") filed suit against Alexander Wescott & Co., Inc. ("AWC") and the company in a district court in the Southern District of New York. Mellon alleged that either the company or AWC owe it $326,000, a sum Mellon purportedly paid to both entities when it acted as escrow agent for the company in a private placement of securities with various institutional investors. The company retained counsel and on or about July 27, 1998, AWC filed its answer, counterclaim and cross-claim against Mellon and NCT. AWC specifically requested that the court: (1) dismiss Mellon's amended complaint against AWC; (2) grant AWC commissions totaling $688,000 owed to AWC by the company; (3) order the company to issue 784,905 shares of its common stock; (4) declare that AWC is entitled to keep the $326,000 sought by Mellon; and (5) order the delivery of a warrant to purchase 461.13 shares of the common stock of NCT Audio. In March 2000, all parties reached a resolution of no material financial or other consequence to the company, which has been subsequently approved by the court, in which all matters have been resolved.

     On December 15, 1998, Balmore Funds, S.A. ("Balmore") and Austost Anstalt Schaan ("Austost") filed suit against the company's subsidiary, NCT Audio, and the company in the Supreme Court of the State of New York, County of New York. On October 9, 1999, the company, NCT Audio, Balmore, Austost and LH Financial agreed, in principle, to settle all legal charges, claims and counterclaims which have individually or jointly been asserted against the parties. In April 2000, all parties reached a resolution of no financial or other consequence to the company which has been subsequently approved by the court, in which all matters have been resolved.

     On September 16, 1999, some former shareholders and optionees (the "Claimants") of Advancel, a majority-owned subsidiary of the company, filed a Demand for Arbitration against the company with the American Arbitration Association in San Francisco, California. On April 25, 2000, both parties reached a resolution of the matter. All parties withdrew all charges and claims with exception to the following. Regarding the Stock Purchase Agreement, NCT and Advancel did not release the Claimants from any claims arising out of or relating to Claimants' use, misuse, destruction or theft of NCT and/or Advancel's property, confidential information, trade secrets or intellectual property or any claims arising out of or relating to the Proprietary Information and Invention Agreements. Also, NCT and Advancel did not release Claimants from any of their obligations under the Non-compete Covenants. NCT has no further obligations to the Claimants under the Stock Purchase Agreement as a result of the resolution of this matter which was of no financial or other consequence to the company.

     On September 16, 1999, NCT Audio filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against TST and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duty as a majority shareholder owed to NCT Audio which holds 15% of the outstanding stock of TSA, and breach of obligation of good faith and fair dealing. NCT Audio seeks recision of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, NCT Audio commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by NCT Audio. On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements; (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) some legal expenses incurred by Respondents.

     The company believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on financial position and results of operations of the company.

18.  Commitments and Contingencies:

     Leases:

     The company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices, warehouse space and laboratory space, expiring through March 2010 with various renewal options, as follows (in thousands):


                     Year Ending
                      December 31,,        Amount
                -----------------------  -----------
                         2001             $  1,138
                         2002                1,147
                         2003                1,002
                         2004                  739
                         2005                  747
                      Thereafter             3,341
                                         -----------
                        Total             $  8,114
                                         ===========


     Rent expense (net of sublease income) was $0.6 million, $0.6 million and $1.1 million for the years ended December 31, 1998, 1999 and 2000, respectively.

     Benefit Plan Liability:

     In April 1996, the company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, various health care benefits to employees and directors of the company's United States operations. The company administers this modified self-insured Benefit Plan through a commercial third-party administrative health care provider. The company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million, while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $40,000. Benefit claims in excess of these individual or maximum aggregate stop loss limits are covered by a commercial insurance provider to which the company pays a nominal premium for such stop loss coverage. The company records benefit claim expense in the period in which the benefit claim is incurred. As of April 9, 2001, the company was not aware of any material benefit claim liability.

     Employment Contracts:

     In connection with the acquisition of MIS by Midcore, the company entered into employment agreements (the "agreements") with Jerry Metcoff, David Wilson and Barry Marshall-Johnson, the principal shareholders of MSI. The agreements are each for a term of three years. Compensation and benefits called for in the agreements for Jerry Metcoff and David Wilson are an annual base salary of $100,000, an annual bonus of at least $50,000, subject to the achievement of specified bonus criteria and at the discretion of the board of directors of NCT, granting of incentive stock options to purchase common shares of NCT. Compensation and benefits called for in the agreement for Barry Marshall-Johnson include an annual base salary of (pound) 52,236, commissions of 5% of the face amount of purchase orders for Midcore's or affiliates' products or services derived from a predetermined territory and at the discretion of the board of directors of NCT, and granting of incentive stock options to purchase common shares of NCT.

     In connection with the acquisition of TRN, on August 24, 2000, the company entered into separate employment agreements (the "TRN agreements") with Allan Martin, former CEO and shareholder of TRN, as CEO of DMC Cinema, Inc. and Robert Crisp, former President and shareholder of TRN, as President of DMC Cinema and Executive V.P. Sales of DMC and subsidiaries. The TRN agreements shall have a term expiring on June 30, 2003. For Mr. Martin, compensation called for in the TRN agreements is an annual base salary of $135,000, with an incentive cash award of up to 75% of his salary based upon the satisfaction of targets established by management and approved by the DMC board of directors on or before January 31 of each year for such year. For Mr. Crisp, compensation called for in the TRN agreements is an annual base salary of $120,000, with an incentive cash award to be further negotiated during the second quarter of 2001. Mr. Crisp shall also receive as additional compensation, sales commissions on gross advertising revenue as follows; (a) 5% of the gross amount of all advertising procured by Mr. Crisp and (b) 3% of the gross amount of all other advertising sales with respect to the business of DMC and subsidiaries. In addition, in exchange for industry knowledge, DMC granted "Founder's" stock equal to 4 1/16% of DMC Cinema's fully paid and non-assessable voting common stock to each. Benefits granted to each include medical benefits in accordance with NCT corporate policy, a monthly automobile allowance of $450.00 and four
(4) weeks, paid vacation, accrued in accordance with the provisions of the TRN agreements. The TRN agreements also state that DMC stock options shall be granted at the discretion of the board of directors of DMC to purchase common shares of DMC.

     Minimum Royalty Commitments:

     As of December 31, 2000, the company is obligated under various agreements for minimum royalty payments of $60,000 for each of the years ended December 31, 2001, 2002, 2003 and 2004.

     Contingency:

     The company may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of its common stock to satisfy payment obligations to some of its service providers, vendors and other third parties (each, a "Vendor"). Should a court determine that a violation of Section 5 has occurred, each Vendor may have a right for a period of one year from the date of the purchase to obtain recovery of the consideration given in connection with their purchase of common shares offered in violation of the Securities Act or, if they have already sold the stock, to sue the company for damages resulting from their purchase of common shares to the extent the net proceeds they received were insufficient to cover the company's obligations to them.

19.  Business Segment Information:

     Management views the company as being organized into three operating business segments: Media, Communications and Technology. Reportable segment data for the years ended December 31, 1998, 1999 and 2000 is provided in the table below. Information about our business segments is found following the table.

     The Other data is used to reconcile the reportable segment data to the consolidated financial statements and is segregated into two categories, Other-corporate and Other-consolidating. Other-corporate consists of items maintained at the company's corporate headquarters and not allocated to the segments. This includes most of the company's debt and related cash, cash equivalents and related net interest expense, litigation liabilities and non-operating fixed assets. Also included in the components of revenues attributed to corporate are license fees and royalty revenues from subsidiaries which are offset (eliminated) in the other-consolidating column. Other-consolidating consists of items eliminated in consolidation such as intercompany revenues.

     No geographic information for revenues from external customers or for long-lived assets has been disclosed as our primary market and capital investments were concentrated in the United States.


                                                                           (In thousands of dollars)
                                                                                      Segment
                                             ---------------------------------------------------------------------------------------
                                             ---------------------------------------------------------------------------------------
                                                                                     Reportable   ------------ Other ------  Grand
                                              Media     Communications  Technology    Segments    Corporate  Consolidating   Total
                                             ---------------------------------------------------------------------------------------
                                             ---------------------------------------------------------------------------------------
   For the year ended December 31, 2000:
   Net Sales - External                      $   1,145    $     1,767    $       -   $    2,912   $       -   $        -   $  2,912
   Net Sales - Other Operating
     Segments                                      331            887            -        1,218           -       (1,218)         -
   License Fees and Royalties                    2,065          3,257        3,550        8,872       6,331       (5,275)     9,928
   Interest Income/(Expense), net                 (286)           (52)         (27)        (365)     (1,484)           -     (1,849)
   Depreciation/Amortization                       203            277           50          530       1,489           (5)     2,014
   Operating Income (Loss)                      (3,333)        (6,002)       2,952       (6,383)       (503)      (3,438)   (10,324)
   Segment Assets                               12,786         20,355        6,610       39,751       7,381       (7,750)    39,382
   Capital Expenditures                             27             75            -          102         220            -        322

   For the year ended December 31, 1999:
   Net Sales - External                      $     852    $     1,585    $   1,074   $    3,511   $       -   $        -   $  3,511
   Net Sales - Other Operating
     Segments                                        4            866            -          870           -         (870)         -
   License Fees and Royalties                    1,356          1,062        1,100        3,518       4,093       (4,059)     3,552
   Interest Income, net                            167              1            -          168        (142)           -         26
   Depreciation/Amortization                        14             43           16           73       1,897            -      1,970
   Operating Income (Loss)                     (13,418)        (5,971)      (1,956)     (21,345)      1,103       (3,529)   (23,771)
   Segment Assets                                3,191          2,852          767        6,810       6,902         (335)    13,377
   Capital Expenditures                             26              5            3           34          17             -        51

   For the year ended December 31, 1998:
   Net Sales - External                      $     383    $     1,286    $      69   $    1,738   $     858   $      (74)  $  2,522
   Net Sales - Other Operating
     Segments                                        2          1,142            -        1,144      (1,144)           -          -
   License Fees and Royalties                      350             65          200          615       3,219       (3,032)       802
   Interest Income, net                            110             15            -          125         313            -        438
   Depreciation/Amortization                         5             38            8           51         979                   1,030
   Operating Income (Loss)                      (4,534)        (6,425)      (1,100)     (12,059)       (527)      (1,597)   (14,183)
   Segment Assets                                6,752          3,064        1,003       10,819       3,795          851     15,465
   Capital Expenditures                             33            131           34          198         350            -        548

MEDIA:

     NCT Audio:

     NCT Audio is engaged in the design, development and marketing of products, which utilize innovative flat panel transducer technology. The products available from NCT Audio include the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in other markets, including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets and multimedia markets. The principal customers are DMC, end-users, automotive original equipment manufacturers ("OEMs") and manufacturers of integrated cabin management systems.

     DMC:

     DMC provides place-based broadcast and billboard advertising through a microbroadcasting network of Sight & Sound(TM) systems within commercial/professional settings. The Sight & Sound(TM) systems consist of flat panel transducer-based speakers (provided by NCT Audio), a personal computer containing DMC's Sight & Sound DBSS software, telephone access to the Internet, amplifiers and related components. The DBSS software schedules advertisers' customized broadcast messages, which are downloaded via the Internet, with the respective music genre choice to the commercial/professional establishments. DMC will develop private networks for large customers with multiple outlets such as large fast-food chains and retail chains.

     Cinema:

     Cinema provides entertainment audio programming in multiplex cinemas nationwide All programming now being delivered to each theater will be converted to the Sight & Sound system which allows for remote delivery of programming and advertising to all sites, improving efficiency and enabling the quick execution of programming changes. The Sight & Sound system also continually adjusts volume based on background noise so that the audio is always maintained at a foreground level.

COMMUNICATIONS:

     NCT Hearing:

     NCT Hearing designs, develops and markets active noise reduction ("ANR") headset products to the communications headset market and the telephony headset market. The product lines include the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems; and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

     Pro Tech:

     The principal activity of Pro Tech is the design, development and manufacture of light-weight telecommunications headsets and new audio technologies for applications in fast-food, telephone and other commercial applications. It currently has marketing agreements with major companies in the fast-food industry and catalog and Internet site distributors of telephone equipment, primarily in North America.

     Europe:

     The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the company. NCT Europe provides research and engineering to NCT Audio, NCT Hearing, DMC and other business units as needed. NCT Europe also provides a marketing and sales support service to the company for European sales.

     Midcore:

     The principal activity of Midcore is as a developer of innovative software based solutions that address the multitude of challenges facing businesses implementing Internet strategies. Midcore is the provider of MidPoint Internet infrastructure software that allows multiple users to share one Internet connection without degrading efficiency and provides on-demand connections, a software router, a high-performance shared cache, content control, scheduled retrieval of information and e-mail and usage accounting. Midcore sales are derived from North America and Europe.

     ConnectClearly:

     CCC was established for the purpose of focusing on the telecommunications market and in particular the hands-free market. The technology includes ClearSpeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression and Turbo Compression and ClearSpeech(R) Adaptive Speech Filter(R). ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intra- and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games and playback devices. CCC products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of CCC's sales are in North America. Principal markets for CCC are the telecommunications industries and principal customers are OEMs, system integrators and end-users.

TECHNOLOGY:

     Advancel Logic Corporation:

     Advancel is a participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java(TM) bytecode and C/C++ significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices.

20. Geographical Information (by country of origin) - Total Segments (in thousands):
                                Years ended December 31, and as of
                                           December 31,
                              -----------------------------------------
                                 1998          1999           2000
                              ------------  ------------  -------------
     Revenues
        United States            $  3,209      $  3,174        $11,322
        Europe                         71         3,755          1,250
        Far East                       44           134            268
                              ------------  ------------  -------------
             Total               $  3,324      $  7,063        $12,840
                              ============  ============  =============
     Net (Income) Loss
        United States            $ 13,728      $ 23,353        $10,133
        Europe                         12          (86)          (117)
        Far East                      443           504            308
                              ------------  ------------  -------------
           Total                 $ 14,183      $ 23,771        $10,324
                              ============  ============  =============
     Identifiable Assets
         United States           $ 15,166      $ 13,174        $39,237
         Europe                       218           164            145
         Far East                      81            39              -
                              ------------  ------------  -------------
             Total               $ 15,465      $ 13,377        $39,382
                              ============  ============  =============

21.      Supplemental Cash Flow Disclosures

                                                                                       Years ended December 31,
                                                                                       1998     1999     2000
                                                                                     -------- -------- ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                                             $     9  $     4  $      3
                                                                                     ======== ======== =========
Supplemental disclosures of non-cash investing and financing activities:
   Unrealized holding loss on available-for-sale securities                          $     -  $     -  $ (3,379)
                                                                                     ======== ======== =========
  Issuance of common stock for acquisition of Advancel Logic Corp.                   $ 1,000  $     -  $      -
                                                                                     ======== ======== =========
  Issuances of common stock for acquisition of MidCore Software, Inc.                $     -  $     -  $  4,818
                                                                                     ======== ======== =========
  Issuances of common stock for acquisition of Theater Radio Network                 $     -  $     -  $  2,500
                                                                                     ======== ======== =========
  Issuance of common stock in exchange for prepaid research and Engineering expenses $     -  $     -  $  3,000
                                                                                     ======== ======== =========
  Issuance of common stock to suppliers and consultants                              $     -  $ 2,503  $    547
                                                                                     ======== ======== =========
  Receipt of Pro Tech shares for payment of license                                  $     -  $     -  $  2,430
                                                                                     ======== ======== =========
   Common stock for patent rights                                                    $   506  $    88  $      -
                                                                                     ======== ======== =========
  Exchange of subsidiary common stock for NCT common stock                           $   556  $ 2,632  $  3,124
                                                                                     ======== ======== =========
  Conversion of NCT preferred stock for NCT common stock                             $10,096  $ 3,853  $  4,024
                                                                                     ======== ======== =========
  Conversion of subsidiary preferred stock for NCT common stock                      $     -  $ 9,306  $    317
                                                                                     ======== ======== =========
  Preferred stock exchanged for license                                              $     -  $ 9,600  $      -
                                                                                     ======== ======== =========

22.      Subsequent Events (unaudited):

     On January 9, 2001, our subsidiary, Artera Group, Inc., formerly known as NCT Networks, Inc., entered into a subscription agreement with six accredited investors pursuant to a private placement of $5.0 million of its convertible notes. Artera plans to use the proceeds from the issuance of the notes for working capital purposes. The consideration from investors for the convertible notes aggregated approximately $2.5 million and consisted of $1.0 million in cash, $1.0 million in nonrecourse notes secured by Teltran common stock and 1,190,476 shares of Pro Tech common stock to which we attribute a value of $0.5 million based upon the average closing bid and ask stock prices on the day preceding the execution of the subscription agreement. The Artera convertible notes mature January 9, 2002 and bear interest at 6% per annum, payable at maturity. The difference between the amount received and the face value of the notes has been recorded as a discount. This debt discount is being amortized as interest expense resulting in an effective interest rate of 112%. Such convertible notes are convertible into shares of Artera common stock by dividing the principal to be converted by 100% of the average of the three lowest closing bid prices for the Artera common stock on the principal market or exchange where the Artera common stock is listed or traded for the 10 trading days prior to the conversion. Pursuant to an exchange rights agreement entered into by NCT and the holders of the Artera convertible notes, such notes are exchangeable for shares of NCT common stock from and after May 9, 2001 at an exchange price per share of 100% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. NCT registered 20 million shares of common stock that NCT may be obligated to issue upon the exchange of the Artera convertible notes.

     On January 23, 2001, Artera entered into an agreement with Teltran to acquire all of the capital stock of Teltran's subsidiary, the Web Factory, Limited, a U.K. based company involved in Internet-based communications for small companies, and specified other assets. Artera agreed to pay Teltran and its investors up to $0.4 million in cash and up to 4,940,000 stated value in pounds sterling of Artera's Series A Convertible Preferred Stock and agreed to assume Teltran's obligation owed to a previous owner of the Web Factory in the amount of approximately 1.5 million British pounds sterling. Artera completed its acquisition of the Web Factory in March 2001. The Artera preferred stock is convertible into shares of Artera common stock at 100% of the average final trading price for the five consecutive days immediately preceding the date of conversion. This conversion right is available any time following the earlier of
(1) the second anniversary date of issuance or (2) ten days after Artera's common stock becomes publicly tradable on the London Stock Exchange Alternative Investment Market or any other principal trading market. A summary of the assets acquired and liabilities assumed, at estimated fair market value, is as follows (in thousands):

            Current assets                       $      484
            Property, plant and equipment               467
            Goodwill                                 10,095
            Current liabilities                      (4,031)
            Long-term liabilities                       (45)
                                                    -----------
                                                    $   6,970

     On January 25, 2001, NCT defaulted on the repayment of $1.0 million of secured convertible notes. Under the terms of default provision of the note the company may be obligated to issue 1,034,972 shares of common stock (see Note
10).

     On April 14, 2001, NCT defaulted on the repayment of the $0.5 million promissory note entered into on February 13, 2001 (see Note 10).

     On January 11, 2001, the company, DMC and PRG entered into a resolution agreement, known as the Agreement, to exercise the NCT warrant issued pursuant to the warrant agreement as modified, and to exchange common stock in NCT ("Warrant Stock") in exchange therefore: (i) the terms under which NCT will register the stock received upon the exercise of such warrant for sale, (ii) the terms under which PRG will purchase 4% of the common stock of DMC for the consideration provided herein, (iii) the terms under which the parties will settle specified invoices and (iv) the terms under which NCT will purchase the equipment covered by the lease agreement. NCT will file to register the Warrant Stock as provided in the agreement and PRG or the escrow agent will sell such stock with proceeds to be distributed as provided (1) DMC shall pay PRG on or before May 31, 2001 $0.9 million in satisfaction of the Promissory Note dated November 30, 2000. (2) DMC shall pay PRG $0.1 million for the documented invoices ("invoices") in excess of the $0.9 million satisfied in (1) above. DMC shall pay PRG $0.8 million for the purchase of 105 DBS Systems and 680 speakers currently under lease. Provided that PRG receives at least one-third of the total amount payable no later than each of January 31, 2001, March 31, 2001 and May 31, 2001 lease payments will continue through January 31, 2001, at the current rates provided under the lease agreement and will terminate at such time. Such payments will be applied first to the equipment purchase, next to the lease payments through January 31, 2001 (or subsequent thereto if NCT defaults on its obligation hereunder) next to the payment of invoices, next to the payment of interest and principal on the convertible note. Finally, to the amount, if any, due with respect to the warrant shares residual value. Upon satisfaction of all the terms of the resolution agreement, PRG releases NCT and DMC from any and all obligations including but not limited to exclusivity of service and source requirements and all agreements between the parties will be terminated. Upon completion of payments provided within the agreement, the warrant stock shall be deemed to be cancelled and PRG's rights thereunder shall have no further effect. The company has not paid the January 31, 2001 and March 31, 2001 installments and is currently in default of the Agreement.

     On February 5, 2001, a former shareholder of TRN filed suit against TRN's former Chief Executive Officer and President and TRN in the Circuit Court of the Sixth Judicial District for Pinellas County, Florida. The plaintiff's complaint alleges that TRN breached an alleged oral escrow agreement arising out of the sale of TRN stock to Cinema by TRN's shareholders to the plaintiff and seeks unspecified damages. On March 7, 2001, TRN filed a motion to provide additional time to respond to the complaint through April 6, 2001, which was granted by the court on March 13, 2001. On April 4, 2001 the company filed for dismissal of care with prejudice due to the plaintiff's failure to state a claim upon which relief may be granted. TRN denies the material allegations of the complaint and intends to vigorously defend the action.

     On January 29, 2001, NCT Video received formal written notice of default from ADT of a material obligation with respect to the product development and license agreement, known as the agreement, entered into on September 28, 2000, by the two companies. Upon receipt of this notice of default, NCT Video has sixty (60) days to cure its default as described in the agreement. In the event NCT Video fails to cure the default, the agreement and the letter addendum thereto will automatically terminate upon the conclusion of the sixtieth (60) day, and ADT shall have no further obligations thereunder. As part of the company's effort to cure the default, on February 20, 2001 the company agreed to issue 187,500 shares of Pro Tech common stock in payment of $75,000. Such amount represents one-half of the initial installment of the development fee due to ADT.

     On March 30, 2001, NCT and NXT plc ("NXT"), a fully listed company on the London Stock Exchange, entered into an agreement to reorganize the existing cross-license agreements between the two companies. The agreements, that began in 1997, relate to flat panel speaker technology. Under the new agreements, NCT will receive 2 million ordinary NXT shares in consideration for the cancellation of the 6% royalty payable by NXT to NCT Audio Products. The NXT shares to be issued have a value of approximately $9.2 million. Additionally, ownership of specified intellectual property, the rights to which were previously granted NXT, has been transferred to NXT. NXT has licensed NCT and its subsidiaries with various NXT and all NCT developed intellectual property. NXT will design a low-cost flat panel speaker for use by Distributed Media Corporation International Ltd. (DMCI), a wholly-owned subsidiary of DMC formed in 2001. Also under the new agreements, NXT will transfer its 4.8% equity holding in NCT Audio to NCT in settlement of the exercise price otherwise payable on the exercise of the option NXT has on 3.9 million shares of NCT's common stock (see Note 5).

     On April 12, 2001, the company entered into agreements with Crammer Road. The private equity credit agreement and associated warrant dated September 27, 2000 (see Note 13), were cancelled and replaced by a private equity credit agreement and warrant with terms similar to those of the September 27, 2000 agreement. The company's obligation to issue its common stock under the new private equity credit agreement is subject to stockholder approval of an increase in the number of authorized shares of the company's common stock issuable. The company also entered into (1) an exchange agreement and a securities purchase agreement to acquire from Crammer Road $4.0 million in the common stock of DMC New York, Inc., known as DMC NY, in exchange for $1.0 million in cash, 13,333,333 shares of the company's common stock, and a $1.0 million convertible note payable to Crammer Road, and (2) two registration rights agreements, one relating to the private equity credit agreement and the other relating to the exchange agreement and the shares of the company's common stock which may be issued in payment of the above mentioned convertible note. The company has also agreed to acquire from Crammer Road in July 2001 and additional $1.0 million of common stock of DMC NY for $1.0 million in cash or other marketable securities. Under the new private equity credit agreement, the company will acquire the remaining shares of DMC NY for shares of our common stock of approximately $14 million plus a discount. There is no independent valuation to support the fair market value of DMC NY. The company's Board of Directors has made a determination that the agreed upon price for DMC NY is fair. The company's acquisition of DMC NY is summarized as follows:

Date       Consideration     Shares Acquired   % Interest    Expected Fair Value
-------   -----------------  ---------------   ----------    -------------------
4/12/01   $1.0 million cash        1,000          6.25%        $1.0 million
4/12/01   $1.0 million note        1,000          6.25%        $1.0 million
4/12/01   13.3 million shares      2,000          12.5%        $2.0 million

     On April 12, 2001, NCT Video Displays, Inc. issued a $0.5 million note payable to Crammer Road in consideration of $0.5 million in cash previously received from Crammer Road. The NCT Video note is convertible into the common stock of NCT Video or exchangeable into the company's common stock pursuant to the provisions of the note and a related exchange rights agreement.

23.  Selected Quarterly Financial Data (Unaudited):

     The following tables contain selected quarterly financial data for each quarter of 1999 and 2000. The company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future periods.


                                                                                   Year Ended December 31, 2000
                                                                     1st Quarter  2nd Quarter  3rd Quarter  4th Quarter    Total
                                                                     ----------- ------------ ------------ ------------- ----------
Net revenue                                                          $     568    $    835     $   8,009    $  3,428     $  12,840
Gross profit (loss)                                                        (55)        467         7,127       2,305         9,844
Net loss attributable to common stockholders                            (7,211)     (3,284)        (319)      (4,296)      (15,110)
Loss attributable to common stockholders per basic/diluted share     $   (0.03)   $  (0.01)    $  (0.00)    $  (0.01)    $   (0.05)


                                                                                 Year Ended December 31, 1999
                                                                     1st Quarter 2nd Quarter  3rd Quarter  4th Quarter    Total
                                                                     ----------- ------------ ------------ ------------- ----------
Net revenue                                                          $   4,183    $   1,721    $     710    $    449     $   7,063
Gross profit (loss)                                                      3,241          677         (685)     (1,153)        2,080
Net loss attributable to common stockholders                            (7,256)      (6,461)     (12,413)     (8,702)      (34,832)
Loss attributable to common stockholders per basic/diluted share     $   (0.05)   $   (0.04)   $   (0.06)   $  (0.03)    $   (0.18)

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Note 1)

                                                                                         (in thousands)
                                                                                 December 31,      September 30,
                                                                                     2000               2001
                                                                                ---------------   -----------------
ASSETS                                                                                              (Unaudited)
Current assets:
     Cash and cash equivalents (Note 1)                                          $       1,167     $           964
     Investment in marketable securities (Note 6)                                            -                 922
     Accounts receivable, net of reserves (Note 6)                                       5,483               1,150
     Inventories, net of reserves (Note 6)                                               2,184               2,175
     Other current assets (Note 6)                                                       4,825               2,941
                                                                                ---------------   -----------------
                     Total current assets                                               13,659               8,152

Property and equipment, net (Note 6)                                                       688               3,550
Goodwill, net (Note 2)                                                                  11,711              22,311
Patent rights and other intangibles, net                                                 5,330               4,496
Other assets (Note 6)                                                                    7,994               3,521
                                                                                ---------------   -----------------
                                                                                 $      39,382     $        42,030
                                                                                ===============   =================
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued expenses                                       $       9,833     $        12,167
     Current maturities of convertible notes (Note 8)                                    3,975              11,757
     Deferred revenue (Note 11)                                                          5,652               6,401
     Other current liabilities (Note 6)                                                  3,222               3,575
     Notes payable (Note 2)                                                                704               3,193
                                                                                ---------------   -----------------
                     Total current liabilities                                          23,386              37,093
                                                                                ---------------   -----------------

Long term liabilities:
     Deferred revenue (Note 11)                                                          1,611               6,153
     Royalty payable                                                                     1,150               1,102
     Convertible notes  (Note 8)                                                         1,000                   -
                                                                                ---------------   -----------------
                     Total long term liabilities                                         3,761               7,255
                                                                                ---------------   -----------------

Commitments and contingencies (Note 12)

Common stock subject to resale guarantee (Note 10)                                         191                 266
                                                                                ---------------   -----------------

Minority interest in consolidated subsidiaries                                           2,186               8,602
                                                                                ---------------   -----------------

Stockholders' equity (deficit) (Notes 7, 10 and 11):
Preferred stock, $.10 par value, 10,000,000 shares authorized:
    Series G preferred stock, issued and outstanding, 767 and 0 shares,
      respectively (redemption amount $783,409 and $0, respectively)                       574                   -
Common stock, $.01 par value, authorized 450,000,000 and 645,000,000 shares,
   respectively:  issued 334,149,669 and 404,014,435 shares, respectively                3,341               4,040
Additional paid-in capital                                                             154,838             160,024
Unearned portion of compensatory stock, warrants and options                               (37)                (23)
Accumulated other comprehensive loss                                                    (3,321)             (5,237)
Expenses to be paid with common stock                                                     (562)               (271)
Accumulated deficit                                                                   (141,799)           (166,756)
Stock subscriptions receivable                                                            (213)                  -
Treasury stock, 6,078,065 shares of common stock                                        (2,963)             (2,963)
                                                                                ---------------   -----------------
                     Total stockholders' equity (deficit)                                9,858             (11,186)
                                                                                ---------------   -----------------
                                                                                 $      39,382     $        42,030
                                                                                ===============   =================

The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Note 1)
(Unaudited)

                                                                  (in thousands, except per share amounts)
                                                       Three months ended September 30,   Nine months ended September 30,
                                                       --------------------------------  --------------------------------
                                                             2000            2001              2000             2001
                                                       --------------- ----------------  ---------------- ---------------
REVENUES:
   Technology licensing fees and royalties              $      7,316    $       1,759     $       7,906    $     5,710
   Product sales, net                                            422            1,209             1,205          3,522
   Advertising/media revenue                                     242               22               242          1,025
   Engineering and development services                           29               75                59            115
                                                       --------------- ----------------  ---------------- ---------------
          Total revenues                                $      8,009    $       3,065     $       9,412    $    10,372
                                                       --------------- ----------------  ---------------- ---------------

COSTS AND EXPENSES:
   Cost of product sales                                $        445    $         771     $       1,408    $     1,817
   Cost of advertising/media sales                               410             (128)              410            210
   Cost of engineering and development services                   27                -                54              1
   Selling, general and administrative                         2,705            5,026             5,380         14,187
   Research and development                                      720            1,251             3,351          5,256
   Other (income) expense, net (Note 6)                         (222)           2,712             2,920          7,931
   Interest expense, net                                         284            1,491             1,655          4,345
                                                       --------------- ----------------  ---------------- ---------------
          Total costs and expenses                      $      4,369    $      11,123     $      15,178    $    33,747
                                                       --------------- ----------------  ---------------- ---------------

NET INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                           $      3,640    $      (8,058)    $      (5,766)   $   (23,375)
  Cumulative effect of accounting change                           -                -                 -         (1,582)
                                                       --------------- ----------------  ---------------- ---------------

NET INCOME (LOSS)                                       $      3,640    $      (8,058)    $      (5,766)   $   (24,957)

Preferred stock beneficial conversion feature                  3,569              105             3,569            355
Preferred stock dividends                                        390               88             1,191            503
                                                       --------------- ----------------  ---------------- ---------------

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS                                     $       (319)   $      (8,251)    $     (10,526)   $   (25,815)
                                                       =============== ================  ================ ===============

Loss per share -
   Loss before cumulative effect of change
     in accounting principle                            $      (0.00)   $       (0.02)    $       (0.04)   $     (0.06)
   Cumulative effect of change in accounting principle             -                -                 -          (0.01)
                                                       --------------- ----------------  ---------------- ---------------
   Basic and diluted                                    $      (0.00)   $       (0.02)    $       (0.04)   $     (0.07)
                                                       =============== ================  ================ ===============

Weighted average common shares outstanding -
   basic and diluted                                         296,377          397,761           281,815        371,855
                                                       =============== ================  ================ ===============



NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Note 5)
(Unaudited)
                                                                                  (in thousands)
                                                       Three months ended September 30,   Nine months ended September 30,
                                                       --------------------------------  --------------------------------
                                                             2000            2001              2000             2001
                                                       --------------- ----------------  ---------------- ---------------
NET INCOME (LOSS)                                       $      3,640    $      (8,058)    $      (5,766)   $   (24,957)
Other comprehensive income (loss):
   Currency translation adjustment                                28             (160)                3            (63)
   Unrealized loss on marketable securities                     (397)          (3,912)             (397)        (1,853)
                                                       --------------- ----------------  ---------------- ---------------
COMPREHENSIVE INCOME (LOSS)                             $      3,271    $     (12,130)    $      (6,160)   $   (26,873)
                                                       =============== ================  ================ ===============

The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Notes 1 and 6)
(Unaudited)

                                                                                                (in thousands)
                                                                                     Nine months ended September 30,
                                                                                      ----------------------------
                                                                                          2000          2001
                                                                                      -------------  -------------
Cash flows from operating activities:
    Net loss                                                                          $    (5,766)   $   (24,957)
    Adjustments to reconcile net loss to net cash (used in) operating activities:
     Depreciation and amortization                                                          1,323          2,202
     Common stock options and warrants issued as consideration for:
        Compensation                                                                           14             14
        Operating expenses                                                                     75            580
     Provision for doubtful accounts                                                          (10)            18
     Impairment of goodwill (Note 11)                                                       3,073          1,494
     Discount on beneficial conversion feature on convertible note (Note 8)                 1,000            383
     Common stock received for license fee                                                 (6,030)             -
     Convertible note default interest                                                          -            411
     Convertible note interest rollover                                                         -            393
     Convertible note induced conversion expense                                                -            190
     Non-cash expense on issuance of warrants                                                   -            536
     Realized loss on available-for-sale securities                                             -          3,067
     Realized loss on fair value of warrant                                                     -          1,216
     Cumulative effect of accounting change                                                     -          1,582
     Loss on sale of NXT ordinary shares (Note 11)                                              -          2,301
     Forgiveness of debt                                                                        -           (404)
     Amortization of debt discount                                                              -          2,074
     Adjustment upon receipt of shares in lieu of cash                                          -            468
     Minority interest loss                                                                     -           (298)
     Loss (gain) on disposition of fixed assets                                                31             (6)
     Changes in operating assets and liabilities, net of acquisitions:
       (Increase) decrease in accounts receivable                                            (345)            51
       (Increase) decrease in license fee receivable                                       (4,633)         3,247
       Decrease in inventories                                                                512              9
       (Increase) decrease in other assets                                                    177         (1,413)
       Increase (decrease) in accounts payable and accrued expenses                        (2,448)         2,119
       Increase (decrease) in other liabilities and deferred revenue                        5,728         (4,130)
                                                                                      -------------  -------------
     Net cash used in operating activities                                            $    (7,299)   $    (8,853)
                                                                                      -------------  -------------
Cash flows from investing activities:
    Capital expenditures                                                                     (108)        (1,498)
     Net cash paid for Web Factory acquisition                                                  -           (100)
     Decrease  in restricted cash                                                             667              -
     Deferred charges                                                                        (411)             -
     Payment for shares of DMC New York                                                         -         (1,000)
     Proceeds from sale of NXT ordinary shares                                                  -          6,858
                                                                                      -------------  -------------
     Net cash provided by investing activities                                        $       148    $     4,260
                                                                                      -------------  -------------
Cash flows from financing activities:
    Proceeds from:
     Convertible notes and notes payable (net) (Note 8)                                     2,250          3,781
     Sale of preferred stock (net)                                                          2,004            457
     Sale of subsidiary common stock                                                        1,000              -
     Sale of exchange shares                                                                    -            164
     Sale of common stock subject to resale                                                   620              -
     Sale of common stock                                                                       -            186
     Collection of subscription receivable                                                  1,000            213
     Exercise of stock options, net                                                           748              -
     Repayment of notes                                                                    (1,325)          (348)
                                                                                      -------------  -------------
     Net cash provided by financing activities                                        $     6,297    $     4,453
                                                                                      -------------  -------------
Effect of exchange rate changes on cash                                               $         7    $       (63)
                                                                                      -------------  -------------
Net decrease in cash and cash equivalents                                                    (847)          (203)
Cash and cash equivalents received from acquisitions                                           88              -
Cash and cash equivalents - beginning of period                                             1,126          1,167
                                                                                      -------------  -------------
Cash and cash equivalents - end of period                                             $       367    $       964
                                                                                      =============  =============
The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   Basis of Presentation:

     Throughout this document, NCT Group, Inc. and its subsidiaries are referred to as the "company," "we," "our," "us" or "NCT." The accompanying condensed consolidated financial statements are unaudited but, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the consolidated financial position and the results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles applicable to interim periods. The results of operations for the three and nine months ended September 30, 2001 and cash flows for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for any other interim period or the full year. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2000.

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. We have reclassified some amounts in prior period financial statements to conform to the current period's presentation.

     NCT has incurred substantial losses from operations since its inception, which have been recurring and amounted to $166.8 million on a cumulative basis through September 30, 2001. These losses, which include the cost for development of products for commercial use, have been funded primarily from: (1) the sale of common stock, including the exercise of warrants or options to purchase common stock; (2) the sale of preferred stock convertible into common stock; (3) convertible debt; (4) technology licensing fees and royalties; (4)
advertising/media revenues; (5) product sales; and (6) engineering and development funds received from licensees and customers.

     Cash and cash equivalents amounted to $1.0 million at September 30, 2001, decreasing from $1.2 million at December 31, 2000. Management believes that currently available funds will not be sufficient to sustain NCT at present levels through the first quarter of 2002. NCT's ability to continue as a going concern is dependent on funding from several internally generated sources, including available cash, cash from the exercise of warrants and options, and cash inflows generated from NCT's revenue sources: technology licensing fees and royalties, product sales, advertising/media revenues, and engineering and development services. The level of realization of funding from our revenue sources is presently uncertain. In the event that anticipated technology licensing fees and royalties, product sales, advertising/media revenues and engineering and development services do not generate sufficient cash, management believes additional working capital financing must be obtained. There is no assurance any of the financing is or would become available.

     In the event that funding from internal sources is insufficient, we would have to substantially cut back our level of spending which could substantially curtail our operations. Such reductions could have an adverse effect on our relationships with licensees and customers. Uncertainty exists about the adequacy of current funds to support NCT's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of financing from other sources to fund any cash deficiencies. See Note 8 - Convertible Notes and Note 11 - Capital Stock with respect to recent financing.

     NCT's consolidated financial statements have been prepared assuming that NCT will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financing and other funding sources to meet our obligations. The uncertainties described above raise substantial doubt at September 30, 2001 about NCT's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

2.   Acquisitions:

     On March 2, 2001, our wholly-owned subsidiary, Artera Group, Inc., known as Artera, formerly known as NCT Networks, Inc., acquired (i) 100% of the outstanding capital stock of Teltran Web Factory Limited, known as the Web Factory, a U.K.-based company involved in Internet-based communications for small companies and a wholly-owned subsidiary of Teltran International Group Limited, known as Teltran, and (ii) the communication equipment assets of Teltran's subsidiary Internet Protocols Ltd. Artera agreed to pay Teltran and its investors up to $350,000 in cash and up to 4,940,000 stated value in British pounds sterling of Artera series A convertible preferred shares, known as Artera preferred stock-A (see Note 11 - Capital Stock for further details). The purchase price, which includes $7.8 million of Artera preferred stock-A and is net of $1.2 million due back from Teltran due to limits on the amount of liabilities to be assumed under the agreement governing the acquisition, amounted to $7.0 million. Artera has changed the Web Factory's name to Artera Group International Limited, known as Artera International. As part of the acquisition, Artera International agreed to assume Teltran's obligation owed to a previous owner of the Web Factory in the amount of approximately 1,500,000 in British pounds sterling. We are negotiating with that former owner in an effort to have that obligation be discharged via the issuance by Artera International of its series A convertible preferred stock, when created, having a stated value equal to the amount owed, with rights to convert to Artera International common stock at a 20% discount to the initial public listing price of that common stock. Under this arrangement, if Artera International does not undertake a public listing, the previous owner would have the right to exchange the Artera International preferred stock for NCT's common stock at a 20% discount to market. The acquisition was accounted for using the purchase method, resulting in goodwill of approximately $10.1 million. This goodwill is being amortized over 20 years on a straight-line basis.

     A summary of the assets acquired and liabilities assumed, at estimated fair market value, is as follows (in thousands):

            Current assets                          $    484
            Property, plant and equipment                467
            Goodwill                                  10,095
            Current liabilities                       (4,031)
            Long-term liabilities                        (45)
                                                    ----------
            Fair market value of acquired entity    $  6,970
                                                    ==========

     On April 12, 2001, NCT acquired a 25% interest in DMC New York, Inc., known as DMC NY, for $4.0 million. The consideration consisted of a $1.0 million convertible note issued to Crammer Road LLC, known as Crammer Road (see Note 8 - Convertible Notes), $1.0 million cash and $2.0 million of our common stock (see
Note 11 - Capital Stock). We intend to acquire the remaining 75% interest in DMC NY pursuant to the Crammer Road private equity credit agreement (see Note 12 - Commitments and Contingencies).

3.   Loss Per Share:

     We report loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock have not been included, as the effect would be antidilutive.

4.   Recent Accounting Pronouncements:

     In July 2001, the Financial Accounting Standards Board, known as the FASB, issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. Under SFAS 142, we will be required to reassess the goodwill and other intangible assets previously recorded in connection with prior acquisitions, as well as their useful lives. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually and whenever there is an impairment indicator. All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting. Effective January 1, 2002, goodwill will no longer be subject to amortization. Intangible assets with definite useful lives will continue to be amortized over their respective estimated useful lives. The company has adopted the provisions of SFAS No. 141 effective July 1, 2001 and plans to adopt SFAS No. 142 effective January 1, 2002. The adoption of SFAS No. 142 may improve our financial position and results of operations on an ongoing basis due to the elimination of amortization of goodwill. Conversely, the adoption of SFAS No. 142 may weaken our financial position and results of operations upon adoption because of a possible finding of impaired goodwill. We are in the process of evaluating existing acquired goodwill and other intangible assets, but we are unable to report the effect the adoption of SFAS No. 142 will have on our financial position and results of operations. At September 30, 2001, we had $22.3 million of goodwill, net of amortization and $4.5 million of patent rights and other intangibles, net of amortization. For the three and nine months ended September 30, 2001, we had $0.4 and $1.2 million of goodwill amortization expense, respectively, and $0.2 and $0.5 million of other intangible asset amortization expense, respectively.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments - an Amendment of SFAS 133." SFAS 138 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as Derivatives). SFAS 138 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires us to recognize all Derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the Derivative is a hedge, depending on the nature of the hedge, changes in the fair value of Derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a Derivative's change in fair value will be immediately recognized in earnings. Effective January 1, 2001, the company adopted SFAS 138. Upon adoption, the reduction in the fair value of Derivatives, which consists of a warrant to purchase common stock of a licensee, has been reported as a cumulative effect of a change in accounting principle of approximately $1.6 million. If SFAS 138 had been applied for all periods presented, there would have been no effect in the three and nine months ended September 30, 2000. For the three and nine months ended September 30, 2001, we realized a $0.2 million and $1.2 million loss, respectively, in the fair value of this warrant, which we included in other income (expense), net, in the consolidated statement of operations.

     In March 2000, the FASB issued Interpretation No. ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB 25." This interpretation clarifies various issues relating to stock compensation. FIN 44 became effective July 1, 2000; however, some conclusions in this interpretation cover specific events that occurred prior to July 1, 2000. The adoption of FIN 44 did not have a material impact on our consolidated financial statements.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a Replacement of FASB Statement No. 125." SFAS 140 revises the criteria for accounting for securitizations and other transfers of financial assets and collateral. In addition, SFAS 140 requires additional disclosures. Except for the new disclosure provisions, which were effective for the year ended December 31, 2000, SFAS 140 is effective for the transfer of financial assets occurring after March 31, 2001. The adoption of SFAS 140 has not had a significant effect on our consolidated financial statements.

     During the year ended December 31, 2000, we adopted Securities and Exchange Commission Staff Accounting Bulletin No. ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies various existing accounting principles for the timing of revenue recognition and the classification of revenues in financial statements. Since our existing revenue recognition policies were consistent with the provisions of SAB 101, the result of applying its provisions did not have a material effect on the company's revenues and costs during the year ended December 31, 2000.

5.   Comprehensive Income (Loss):

     Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income. Other comprehensive income includes certain changes in stockholders' equity that are excluded from net income including unrealized gains and losses on our available-for-sale securities and foreign currency translation adjustments.

6.   Other Financial Data:

Balance Sheet Items:

     Investments in marketable securities include available-for-sale securities at fair value. These securities were included in other current assets during the year ended December 31, 2000 and in short-term investments in marketable securities at September 30, 2001. The following table displays the fair value, cost basis, and realized/unrealized gain (loss) of the company's available-for-sale securities (in thousands):



                                    December 31, 2000                  September 30, 2001
                          --------------------------------- -------------------------------------------
                            Cost      Unrealized     Fair    Cost     Realized    Unrealized    Fair
                           Basis      Gain/(Loss)   Value    Basis   Gain/(Loss)  Gain/(Loss)   Value
                          --------------------------------- -------------------------------------------
Available-for-sale:
   ITC                    $ 6,000     $   (900)    $ 5,100  $ 6,000   $      -    $ (5,232)   $ 768
   Teltran                      -            -           -      743       (589)          -      154
   InsiderStreet.com       2,478       (2,478)          -    2,478     (2,478)          -        -
                          --------------------------------- -------------------------------------------
     Totals               $ 8,478     $ (3,378)    $ 5,100  $ 9,221   $ (3,067)   $ (5,232)   $ 922
                          ================================= ============================================

     The company reviews declines in the value of its investment portfolio when general market conditions change or specific information pertaining to an industry or an individual company becomes available. The company considers all available evidence to evaluate the realizable value of its investments and to determine whether the decline in realizable value may be other-than-temporary. For the three- and nine-month periods ended September 30, 2001, the company recorded impairment charges of approximately $0.3 and $5.9 million, respectively, representing other-than-temporary declines in value of its investment portfolio consisting of marketable securities and a warrant included in other current assets. The $5.9 million impairment charge includes the cumulative effect upon adoption of SFAS 138 of approximately $1.6 million related to the revaluation of the warrant at fair value which is reflected in our consolidated statements of operations. See Other (income) expense, net below and Note 4 - Recent Accounting Pronouncements for further details.

     Accounts receivable comprise the following (in thousands):


                                         December 31,    September 30,
                                             2000            2001
                                         --------------  --------------
   Technology license fees and royalties  $   4,597       $       -
   Joint ventures and affiliates                 76              76
   Other trade receivables                      880           1,162
                                         --------------  --------------
   Gross accounts receivable              $   5,553       $   1,238
   Allowance for doubtful accounts              (70)            (88)
                                         --------------  --------------
    Accounts receivable, net of reserves  $   5,483       $   1,150
                                         ==============  ==============

     Inventories comprise the following (in thousands):


                                                 December 31,    September 30,
                                                     2000            2001
                                                --------------  --------------
   Components                                    $     603       $       486
   Finished goods                                    1,681             1,789
                                                --------------  --------------
   Gross inventories                             $   2,284       $     2,275
   Reserve for obsolete & slow moving inventory       (100)             (100)
                                                --------------  --------------
       Inventories, net of reserves              $   2,184       $     2,175
                                                ==============  ==============

     Other current assets comprise the following (in thousands):

                                         December 31,    September 30,
                                             2000            2001
                                        --------------  --------------
   Investment in warrant                 $    3,089      $       291
   Notes receivable                               -            1,314
   Due from unaffiliated company                743                -
   Prepaid royalties                              -              625
   Prepaid financing charges                      -              191
   Other                                        993              520
                                        --------------  --------------
         Other current assets            $    4,825      $     2,941
                                        ==============  ==============

         Other assets (long term) comprise the following (in thousands):

                                                 December 31,    September 30,
                                                      2000            2001
                                                 --------------  --------------
   Marketable securities                          $    5,100      $       -
   Investment in unconsolidated subsidiaries           1,500          1,514
   Advances and deposits                                 663            808
   Deferred charges                                      534          1,128
   Other                                                 197             71
                                                 --------------  --------------
         Other assets                             $    7,994      $   3,521
                                                 ==============  ==============

     Marketable securities were reclassified and are included in investment in marketable securities at September 30, 2001.

     Property and equipment comprise the following (in thousands):

                                 Estimated
                                 Useful Life  December 31,  September 30,
                                  (Years)        2000           2001
                                 -----------  ------------  -------------
   Machinery and equipment          3-5       $   2,018      $    2,869
   Software costs                   3-5              64            405
   Furniture and fixtures           3-5           1,257          1,344
   Leasehold improvements           7-10          1,139          1,965
   Tooling                          1-3             462          2,197
   Projects under construction      3-5               -            991
   Other                            5-10            100            111
                                              ------------  -------------
   Gross property and equipment               $   5,040      $   9,882
   Accumulated depreciation                      (4,352)        (6,332)
                                              ------------  -------------
      Property and equipment, net             $     688      $   3,550
                                              ============  =============

     Other current liabilities comprise the following (in thousands):

                                         December 31,    September 30,
                                             2000            2001
                                         --------------  --------------
   Due to IPI on stock settlement        $       455     $        -
   Due to ITC on NCT stock shortfall             812          1,355
   Product development fee                       800            800
   Loan advance                                  500              -
   Royalty payable                               575          1,223
   Other                                          80            197
                                         --------------  --------------
         Other current liabilities       $     3,222     $    3,575
                                         ==============  ==============

Statement of Operations Information:

     Other (income) expense, net is comprised of the following (in thousands):

                                                    Three Months           Nine Months
                                                 Ended September 30,    Ended September 30,
                                                ---------------------  -----------------------
                                                    2000       2001       2000       2001
                                                    ----       ----       ----       ----
Realized loss on available-for-sale securities    $    -     $  121      $    -     $ 3,067
Unrealized gain on trading securities                  -       (482)          -           -
Realized loss on fair value of warrant                 -        199           -       1,216
Realized loss on sale of trading securities            -      2,874           -       2,302
Impairment of goodwill                                 -          -       3,073       1,494
Other                                               (222)         -        (153)       (148)
                                                ---------------------  -----------------------
     Total other (income) expense, net            $ (222)    $2,712      $2,920     $ 7,931
                                                =====================  =======================

Supplemental Cash Flow Disclosures:

                                                                                                             (in thousands)
                                                                                                    Nine months ended September 30,
                                                                                                     -----------------------------
                                                                                                         2000            2001
                                                                                                     -------------  --------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                                           $       -      $           -
                                                                                                     =============  ==============
Supplemental disclosures of non-cash investing and financing activities:
  Unrealized holding loss on available-for-sale securities                                           $    (398)     $      (1,853)
                                                                                                     ============   ==============
  Issuance of 13.3 million shares of common stock as consideration for shares in DMC New York, Inc.  $       -      $       2,000
                                                                                                     ============   ==============
  Issuance of 4.3 million shares of common stock upon conversion of  promissory note default         $       -      $         500
                                                                                                     ============   ==============
  Issuance of common stock for acquisition of Midcore Software, Inc.                                 $   4,817      $           -
                                                                                                     ============   ==============
  Issuance of common stock for acquisition of DMC Cinema, Inc.                                       $   2,500      $           -
                                                                                                     ============   ==============
  Issuance of common stock in exchange for common stock of subsidiary                                $       -      $         984
                                                                                                     ============   ==============
  Issuance of common stock in exchange for prepaid research and engineering expenses                 $   3,000      $           -
                                                                                                     ============   ==============
  Receipt of Pro Tech common shares in lieu of cash to settle accounts receivable                    $       -      $       1,350
                                                                                                     ============   ==============
  Issuance of preferred stock of subsidiary, Artera Group, Inc.                                      $       -      $       8,299
                                                                                                     ============   ==============
  Issuance of notes for placement services rendered                                                  $       -      $         527
                                                                                                     ============   ==============
  Issuance of notes for convertible notes as partial consideration for shares in DMC New York, Inc.  $       -      $       1,000
                                                                                                     ============   ==============
  Issuance of common stock for services                                                              $       -      $         435
                                                                                                     ============   ==============
  Issuance of options and warrants for services                                                      $       -      $         438
                                                                                                     ============   ==============
  Issuance of common stock in exchange for convertible note of subsidiary                            $       -      $       2,477
                                                                                                     ============   ==============
  Issuance of common stock in exchange for preferred stock of subsidiary                             $       -      $         261
                                                                                                     ============   ==============
  Property and equipment financed through capitalized leases                                         $       -      $         356
                                                                                                     ============   ==============
  Receipt of non-recourse notes as partial consideration for convertible note of subsidiary          $       -      $       1,000
                                                                                                     ============   ==============
  Receipt of Pro Tech common shares as partial consideration for convertible note subsidiary         $       -      $         500
                                                                                                     ============   ==============

7.   Stockholders' Equity (Deficit):

     The changes in stockholders' equity (deficit) during the nine months ended September 30, 2001 were as follows (in thousands):

                                                                                                                   Accum-
                                                                                       Unearned         Expenses   ulated
                                                   Accretion      Net                  Compen-         To be paid  Other
                           Balance    Exchange/   Dividend of Issuance of     Stock    satory            with      Compre-   Balance
                             at     Conversion of  Preferred    Common    Subscription Options/  Net    Common     hensive     At
                          12/31/00 Preferred Stock   Stock      Stock     Receivable   Warrants  Loss    Stock      Loss    9/30/01
                          -------- --------------- ---------- ----------- ------------ -------- ------ ---------- --------- --------
Series G Preferred Stock:
    Shares                       1             (1)         -           -            -        -       -         -        -         -
    Amount               $     574           (864)       290           -            -        -       -         -        - $       -

Common Stock:
    Shares                 334,150          7,218          -      62,646            -        -       -         -        -   404,014
    Amount               $   3,341             73          -         626            -        -       -         -        - $   4,040

Treasury Stock:
    Shares                   6,078              -          -           -            -        -       -         -        -     6,078
    Amount               $  (2,963)             -          -           -            -        -       -         -        - $  (2,963)

Additional
Paid-in Capital          $ 154,838            793       (290)      4,683            -        -       -         -        - $ 160,024

Accumulated
(Deficit)                $(141,799)             -          -           -            -        - (24,957)        -        - $(166,756)

Accumulated
Other Comprehensive
Loss                     $  (3,321)             -          -           -            -        -       -         -   (1,916)$  (5,237)

Stock
Subscription
Receivable               $    (213)             -          -           -          213        -       -         -        - $       -

Expenses to be
Paid with
Common Stock             $    (562)             -          -           -            -        -       -       291        - $    (271)

Unearned
Compensatory
Stock Option             $     (37)             -          -           -            -       14       -         -        - $     (23)


8.   Convertible Notes:

NCT Group, Inc. Convertible Notes Issued to Carole Salkind

     As of September 30, 2001, NCT is in default on repayment of its secured convertible notes dated August 25, 1999 and September 19, 1999, representing an aggregate convertible note principal balance of $0.75 million due Carole Salkind, spouse of a former NCT director and an accredited investor. The default provisions in these notes imposed a default penalty of $75,000 (10% of the principal payments in default). Default interest from the date of default was due on the aggregate principal in default and the default penalty amount at the rate of prime plus 5%. The company is negotiating a cure for these defaults.

     On September 14, 2001, NCT defaulted on the repayment of a $1.4 million secured convertible note held by Carole Salkind. The default provision in the note imposed a penalty, the default amount, of $0.1 million (10% of the principal payment in default). Default interest from the date of default was due on the principal in default and the default amount at the rate of prime plus 5%. On September 28, 2001, Ms. Salkind agreed to fund another $1.0 million and to roll the $1.4 million and default penalty due under the note in default into a new note for an aggregate of $2.5 million. This note matures on September 28, 2002 and bears interest at 2% above the prime rate as published in The Wall Street Journal. In connection with this new note, we issued Ms. Salkind a warrant to acquire 1.0 million shares of NCT common stock at an exercise price of $0.115 per share. Ms. Salkind has the right to convert any part of the outstanding and unpaid amount of the note into common stock of (a) the company at the lower of (i) the average closing bid price for the five trading days prior to the conversion or (ii) $.093 per share, or (b) Artera International or
(c) Distributed Media Corporation International Ltd., known as DMCI (a wholly-owned subsidiary of NCT), in the case of (b) and (c) at the respective conversion prices described in the note. In accordance with The FASB Emerging Issues Task Force Issue No. ("EITF") 98-5, as codified in EITF 00-27, we recorded a beneficial conversion feature of $0.7 million in connection with the September 28, 2001 convertible note recorded during the third quarter of 2001. The discount is deemed to be a "beneficial conversion" feature and is accounted for as a discount to the note and is allocated to a component of additional paid-in capital. The discount is to be recognized as interest expense through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized interest expense in the amount of $5,794 with respect to this discount. The company valued the warrant using the Black-Scholes option pricing model and recorded a discount to the note and, credited additional paid-in capital for $0.1 million. The discount is to be recognized as interest expense through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized interest expense in the amount of $864 with respect to this warrant.

     On August 22, 2001, we cured defaults on repayment of notes dated June 4, 1999, June 11, 1999, July 2, 1999 and July 23, 1999, representing an aggregate convertible note principal balance of $1.25 million due Carole Salkind. (See discussion of notes relating to Carole Salkind's January 26, 1999 subscription, below.) The default provisions in these notes imposed an aggregate default penalty of $125,000 (10% of the principal payments in default). Default interest from the date of default was due on the aggregate principal in default and the default penalty amount at the rate of prime plus 5%. NCT cancelled the notes aggregating $1.2 million and issued a new convertible note to Ms. Salkind for $1.7 million due December 22, 2001. We also granted Ms. Salkind a five-year warrant to purchase 625,000 shares of NCT's common stock at an exercise price of $0.093 per share. The new note is (1) convertible into shares of NCT common stock at $0.093 per share, (2) exchangeable for shares of common stock of Pro Tech at an exercise price of $0.14 per share (3) exchangeable for shares of common stock of Artera International at Artera International's initial public offering price or (4) exchangeable for shares of common stock of DMCI at DMCI's initial offering price. The convertible note earns interest at the prime rate. In accordance with EITF 98-5, as codified in EITF 00-27, we recorded a beneficial conversion feature of $239,149 in connection with the August 22, 2001 convertible note recorded during the third quarter of 2001. The discount is deemed to be a "beneficial conversion" feature and is accounted for as a discount to the note and is allocated to a component of additional paid-in capital. The discount is to be recognized as interest expense through the maturity date of the debt. For the nine months ended September 30, 2001, the company has recognized interest expense in the amount of $78,409 with respect to this discount. The company valued the warrant using the Black-Scholes option pricing model and recorded a discount to the note and credited additional paid-in capital for $0.1 million. The discount is being amortized through the maturity date of the debt. For the nine months ended September 30, 2001, the company has recognized interest expense in the amount of $19,414 with respect to this warrant.

     On May 14, 2001, the company cured a January 25, 2001 default on the repayment of a $1.0 million secured convertible note held by Carole Salkind. The default provisions in the note imposed a default penalty of $0.1 million (10% of the principal payment in default). Default interest from the date of default was due on the principal in default and the default penalty amount at the rate of prime plus 5%. NCT cancelled the $1.0 million note and issued a new four-month convertible note to Ms. Salkind in the amount of $1.4 million and granted her a five year warrant to purchase 0.5 million shares of NCT's common stock at an exercise price of $0.13 per share. The convertible note earns interest at the prime rate. Under the note, Ms. Salkind has the right to convert the note into shares of common stock of the company, to exchange the note for shares of common stock of Artera International or to exchange the note for shares of common stock of DMCI, at conversion or exchange prices, respectively, set forth in the note. In accordance with EITF 98-5 as codified in EITF 00-27, we recorded a beneficial conversion feature of $57,690 in connection with the May 14, 2001 convertible note recorded during the second quarter of 2001. The beneficial conversion feature is accounted for as a discount to the note and is allocated to a component of additional paid-in capital. For the nine months ended September 30, 2001, the company recognized $57,690 of interest expense in its consolidated statements of operations. The company valued the warrant using the Black-Scholes option pricing model and recorded a discount to the note and credited additional paid-in capital for $0.1 million. The discount was recognized as interest expense through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized the $57,690 with respect to this warrant.

     On February 13, 2001, the company issued a 60-day, $0.5 million convertible note bearing interest at 7% per annum to Carole Salkind, together with a warrant for Ms. Salkind to purchase either $0.5 million of the common stock of NCT at $0.21 per share or the common stock of NCT's subsidiary Pro Tech Communications, Inc., known as Pro Tech, at $0.44 per share. The consideration consisted of $0.5 million cash which NCT used for working capital purposes. The company valued the warrant using the Black-Scholes option pricing model and recorded a discount to the note and credited additional paid in capital for $0.5 million. The discount was recognized as interest expense through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized $458,531 of interest expense with respect to this warrant. In accordance with EITF 98-5, as codified in EITF 00-27, we recorded a beneficial conversion feature of $41,469 in connection with the February 13, 2001 convertible note recorded during the first quarter of 2001. This beneficial conversion feature was limited to the carrying value of the note less the discount related to fair value of the warrant. This beneficial conversion feature is accounted for as a discount to the note and allocated to a component of additional paid-in capital. The discount was recognized as interest expense through the maturity date of the debt. On April 14, 2001, NCT defaulted on the repayment of the February 13, 2001 note held by Carole Salkind. As a result, a penalty of 10% of the principal in default, or $50,000, became due. On May 18, 2001, the company cured this default. Ms. Salkind agreed to convert the amounts due into 4,303,425 shares of our common stock at an agreed upon conversion price of $0.13 per share, a price which approximated the market price of our common stock on the conversion date. During the nine months ended September 30, 2001, we recorded $0.2 million as debt conversion expense included in interest expense, net on the consolidated statement of operations. Such amount represents an induced conversion calculated as the difference between the conversion price per share of $0.21, as per the original note, and the agreed upon $0.13 per share used to convert the note on May 18, 2001.

     On January 26, 1999, Carole Salkind subscribed to purchase secured convertible notes of the company in an aggregate principal amount of $4.0 million. The company entered into secured convertible notes for $4.0 million between January 26, 1999 and March 27, 2000. The secured convertible notes mature two years from their respective issue dates and earn interest at the prime rate. The secured convertible notes are collateralized by substantially all of the company's assets owned or thereafter acquired. Ms. Salkind has the right to convert any part of the outstanding amount of the notes into shares of common stock of the company at the respective conversion prices described in the notes. The company recorded a beneficial conversion feature of $1.0 million in connection with the March 27, 2000 convertible note recorded during the first quarter of 2000, classified as interest expense. On each of June 4, 1999, June 11, 1999, July 2, 1999, July 23, 1999, August 25, 1999 and September 19, 1999,
the  company  received  proceeds  of  $250,000,  $250,000,  $500,000,  $250,000,
$500,000 and $250,000, respectively, from the holder for the secured convertible notes.

Other NCT Group, Inc. Convertible Notes

     On April 12, 2001, pursuant to the exchange agreement as discussed in Note 12 - Commitments and Contingencies, with Crammer Road, NCT issued Crammer Road a convertible note of $1.0 million. The consideration from Crammer Road consisted of 1,000 shares of DMC NY common stock. Such convertible note matures on December 31, 2001 and bears interest at 2% per month accruing from May 27, 2001. The note is convertible into shares of NCT common stock at a conversion price per share equal to 93.75% of the average closing bid price of NCT common stock for the five consecutive trading days prior to conversion. We are obligated to register the shares of our common stock that may be issued upon the conversion of the note. In accordance with EITF 98-5, as codified in EITF 00-27, we recorded a beneficial conversion feature of $66,667 in connection with the April 12, 2001 convertible note recorded during the second quarter of 2001. The beneficial conversion feature is accounted for as a discount to the note and is allocated to a component of additional paid-in capital. The discount is to be recognized as interest expense through the maturity date of the debt.

     On April 12, 2001, NCT entered into a subscription agreement with an accredited investor, Alpha Capital Aktiengesellschaft, known as Alpha Capital, pursuant to a private placement of a $125,000 convertible note to the investor. We also issued to Libra Finance S.A., a third party, a $8,750 convertible note as finder's compensation. The consideration from the investor consisted of $125,000 cash, which NCT used for working capital purposes. These notes mature on April 12, 2002 and bear simple interest at 8% per annum, payable at maturity. The notes are convertible into shares of NCT common stock at a conversion price per share equal to 80% of the lowest closing bid price of NCT common stock for the five trading days prior to conversion. We are obligated to register the shares of our common stock that may be issued upon conversion of these notes. In accordance with EITF 98-5, as codified in EITF 00-27, we recorded a beneficial conversion feature of $33,438 in connection with the April 12, 2001 convertible notes during the second quarter of 2001. The beneficial conversion feature is accounted for as a discount to the note and is allocated to a component of additional paid-in capital. The discount is to be recognized as interest expense through the maturity date of the debt.

     On March 14, 2001, NCT entered into a subscription agreement with Alpha Capital pursuant to a private placement of a $0.3 million convertible note to the investor. We also issued to Libra Finance S.A., a third party, a $17,500 convertible note as finder's compensation. The consideration from the investor consisted of $250,000 cash, which NCT used for working capital purposes. These notes mature on March 14, 2002 and bear interest at 8% per annum, payable at maturity. The notes are convertible into shares of NCT common stock at a conversion price per share equal to 80% of the lowest closing bid price of NCT common stock for the five trading days prior to conversion. We are obligated to register the shares of our common stock that may be issued upon conversion of these notes. In accordance with EITF 98-5, as codified in EITF 00-27, we recorded a beneficial conversion feature of $66,875 in connection with the March 14, 2001 convertible notes recorded during the first quarter of 2001. The beneficial conversion feature is accounted for as a discount to the note and is allocated to a component of additional paid-in capital. The discount is to be recognized as interest expense through the maturity date of the debt.

Artera Group, Inc. Convertible Notes

     On June 29, 2001, Artera entered into a subscription agreement with six accredited investors pursuant to a private placement of $1.25 million of its convertible notes. Artera used the proceeds from the issuance of the notes for working capital purposes. The consideration from the investors for the convertible notes aggregated $1.0 million, net of expenses paid for a third party finder's fee and legal expenses. The difference between the face value of the notes and the cash received resulted in a $0.25 million original issue discount ("OID"). This OID is included in the accompanying consolidated balance sheet as a direct deduction from the face amount of the notes with the resulting OID being amortized through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized $62,502 of interest expense in its consolidated statements of operations. This interest expense is a non-cash item. These Artera convertible notes mature June 29, 2002 and bear simple interest at 6% per annum, payable at maturity. Due to the OID, the effective interest rate on these notes is approximately 32.5%. Such notes are convertible into shares of Artera common stock by dividing the principal to be converted by 100% of the average of the three lowest closing bid prices for the Artera common stock on the principal market or exchange where the Artera common stock is listed or traded for the ten trading days prior to the conversion. We are undertaking a public listing of Artera's common stock on the Alternative Investment Market of the London Stock Exchange, which we hope to complete by the end of the 2001. Because Artera's common stock is not publicly tradable, NCT and the six investors entered into an exchange rights agreement whereby the Artera notes are exchangeable for shares of NCT common stock from and after November 30, 2001 at an exchange price per share of 100% of the average closing bid price of NCT's common stock for the five trading days prior to the exchange. NCT is obligated to register shares of its common stock for the exchange of these Artera notes.

     On May 25, 2001, Artera entered into a subscription agreement with two accredited investors pursuant to a private placement of $0.4 million of its convertible notes. Artera used the proceeds from the issuance of the notes for working capital purposes. The consideration from the investors for the convertible notes aggregated $0.3 million, net of expenses, and consisted of cash. The difference between the face value of the notes and the cash received resulted in a $0.1 million OID. This OID is included in the accompanying consolidated balance sheet as a direct deduction from the face amount of the notes with the resulting OID being amortized through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized $26,042 of interest expense in its consolidated statements of operations. This interest expense is a non-cash item. These Artera convertible notes mature May 25, 2002 and bear simple interest at 6% per annum, payable at maturity. Due to the OID, the effective interest rate on these notes is approximately 32.5%. Such notes are convertible into shares of Artera common stock by dividing the principal to be converted by 100% of the average of the three lowest closing bid prices for the Artera common stock on the principal market or exchange where the Artera common stock is listed or traded for the ten trading days prior to the conversion. Pursuant to an exchange rights agreement dated May 25, 2001, entered into by NCT and the holders of these Artera convertible notes, these notes are exchangeable for shares of NCT common stock at an exchange price per share of 100% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. NCT is obligated to register shares of its common stock for resale for the exchange of these Artera notes.

     On April 4, 2001, Artera entered into a subscription agreement with two accredited investors pursuant to a private placement of $0.9 million of its convertible notes. The consideration from the investors for the convertible notes aggregated $0.7 million, net of expenses, and consisted of cash. Artera used the proceeds from the issuance of the notes for working capital purposes. The difference between the face value of the notes and the cash received resulted in a $0.3 million OID. This OID is included in the accompanying consolidated balance sheet as a direct deduction from the face amount of the notes with the resulting OID being amortized through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized $86,040 of interest expense in its consolidated statements of operations. This interest expense is a non-cash item. These Artera convertible notes mature April 4, 2002 and bear simple interest at 6% per annum, payable at maturity. Due to the OID, the effective interest rate on these notes is approximately 32.5%. Such notes are convertible into shares of Artera common stock by dividing the principal to be converted by 100% of the average of the three lowest closing bid prices for the Artera common stock on the principal market or exchange where the Artera common stock is listed or traded for the ten trading days prior to the conversion. Pursuant to an exchange rights agreement dated April 4, 2001, entered into by NCT and the holders of these Artera convertible notes, these notes are exchangeable for shares of NCT common stock at an exchange price per share of 100% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. NCT is obligated to register its shares of common stock for the exchange of these Artera notes.

     On January 9, 2001, Artera entered into a subscription agreement with six accredited investors pursuant to a private placement of its convertible notes having a stated value of $5.0 million. Artera used the proceeds from the issuance of the notes for working capital purposes. Consideration for the convertible notes aggregated approximately $2.5 million and consisted of $1.0 million in cash, $1.0 million in nonrecourse notes secured by Teltran common stock and 1,190,476 shares of Pro Tech common stock valued at $0.5 million. The difference between the face value of the notes and the cash received resulted in a $2.5 million OID. This OID is included in the accompanying consolidated balance sheets as a direct deduction from the face amount of the notes with the resulting OID being amortized through the maturity date of the debt. For the nine months ended September 30, 2001, the company recognized $1.9 million of interest expense in its consolidated statements of operations. This interest expense is a non-cash item. The Artera convertible notes mature January 9, 2002 and bear simple interest at 6% per annum, payable at maturity. Due to the OID, the effective interest rate on these notes is approximately 112%. The notes are convertible into shares of Artera common stock by dividing the principal to be converted by 100% of the average of the three lowest closing bid prices for the Artera common stock on the principal market or exchange where the Artera common stock is listed or traded for the ten trading days prior to the conversion. We are undertaking a public listing of Artera's common stock on the Alternative Investment Market of the London Stock Exchange. Because the Artera common stock is not publicly tradable, NCT and the investors entered into an exchange rights agreement whereby the Artera notes are exchangeable for shares of NCT common stock at an exchange price per share of 100% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. We registered 20 million shares of common stock that NCT will be obligated to issue upon the exchange of these Artera convertible notes under Registration Statement No. 333-47084, effective February 12, 2001. We are obligated to register additional shares for the exchange of the Artera convertible notes. During the nine months ended September 30, 2001, $2.5 million of convertible note principal, plus interest, were exchanged into 19,271,163 shares of NCT's common stock.

NCT Video Displays, Inc. Convertible Note

     On April 12, 2001, NCT Video Displays, Inc., known as NCT Video, our subsidiary, entered into a subscription agreement with Crammer Road whereby NCT Video issued a $0.5 million convertible note to Crammer Road for $0.5 million in cash. The NCT Video note matures on December 31, 2001 and bears interest at 8% per annum, payable at maturity. Such convertible note is convertible into shares of NCT Video common stock by dividing the principal to be converted by 93.75% of the average of the lowest closing bid prices for the NCT Video common stock on the principal market or exchange where the NCT Video common stock is listed or traded for the five trading days prior to the conversion. Because NCT Video's common stock is not publicly tradable on any market or exchange, NCT and Crammer Road entered into an exchange rights agreement whereby the NCT Video note is exchangeable for shares of NCT common stock at an exchange price per share of 93.75% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. We are obligated to register shares of our common stock for the exchange of the NCT Video convertible note. In accordance with EITF 98-5, as codified in EITF 00-27, we recorded a beneficial conversion feature of $33,333 in connection with the April 12, 2001 convertible note during the second quarter of 2001. The beneficial conversion feature is accounted for as a discount to the note and is allocated to a component of additional paid-in capital. The discount is to be recognized as interest expense through the maturity date of the debt.

9.   Litigation:

     On June 6, 2001, Production Resource Group began legal proceedings against NCT and our subsidiary Distributed Media Corporation, known as DMC, in the
Superior Court for the Judicial District of Fairfield County, Connecticut. Production Resource Group's complaint alleges that NCT and DMC breached the terms of a July 19, 1999 lease, promissory note and warrant entered into in connection with the lease of some DMC Sight & Sound(TM) equipment. The complaint also alleges that NCT and DMC breached a January 11, 2001 resolution agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions, that we breached a May 11, 2001 agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions and the January 11, 2001 resolution agreement, and that we engaged in misrepresentations and fraud in connection with these matters. The plaintiff filed an application for pre-judgment remedy seeking to attach or garnish $2.25 million of our assets. On July 26, 2001, the court returned an order for pre-judgment remedy having found probable cause to sustain the validity of Production Resource Group's claim and gave Production Resource Group the right to attach or garnish up to $2.1 million of specified assets of NCT and Distributed Media Corporation. As of November 14, 2001, approximately $60,000 in NCT's cash or cash equivalent assets have actually been attached or garnished. On October 4, 2001, we filed an answer to the plaintiff's complaint, generally denying the plaintiff's allegations, seeking dismissal of the complaint and counterclaiming for breach of Production Resource Group's obligation to deliver equipment. On December 20, 2001, NCT and DMC accepted an Offer of Judgment from Production Resource Group in the amount of $2 million. The parties are currently negotiating the form, manner and timing of that payment. To the extent that the payment is in cash, such payment could be material to NCT's cash position. NCT has recorded all anticipated liability related to this matter. NCT expects no material impact on its or DMC's ongoing operations as a result of the resolution of this litigation.

     On December 6, 2000, our subsidiary DMC Cinema (formerly known as Theater Radio Network) filed suit against InsiderStreet.com, Inc. in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida. The complaint alleges that InsiderStreet breached a May 5, 2000 Advertising
Agreement with Theater Radio Network and seeks a declaratory judgment and specific performance of the agreement. The agreement provided that, in exchange for advertising services performed by Theater Radio Network, InsiderStreet would deliver to Theater Radio Network $3.0 million in common stock of InsiderStreet, with an adjustment in the number of shares to ensure that the total stock delivered was worth at least $2.0 million on May 10, 2001 and with registration of all stock delivered. InsiderStreet has to date made only a partial delivery of shares and has not registered any of the shares delivered. Discovery in this litigation has recently begun. On October 23, 2001, Theater Radio Network terminated its representation by outside counsel in this action due to a possible conflict of interest. Theater Radio Network expects to retain new counsel shortly to continue this action.

     On February 5, 2001, Steven Esrick, a former shareholder of Theater Radio Network, filed suit against DMC Cinema (formerly known as Theater Radio Network) and Theater Radio Network's former Chief Executive Officer and President in the Circuit Court of the Sixth Judicial Circuit for Pinellas County, Florida. The plaintiff claims that Theater Radio Network breached an alleged oral escrow agreement with the plaintiff arising out of the sale of Theater Radio Network stock to DMC Cinema by Theater Radio Network's shareholders and seeks unspecified damages. On March 7, 2001, DMC Cinema filed a motion to provide additional time to respond to the complaint through April 6, 2001, which was granted by the court on March 13, 2001. On April 4, 2001, DMC Cinema filed for dismissal of the case against it, with prejudice, due to the plaintiff's failure to state a claim upon which relief may be granted. On November 8, 2001, while DMC Cinema's motion to dismiss was pending, Esrick amended his complaint, substituting for his original claim the claim that DMC Cinema breached an alleged agreement to deliver to him 50,000 registered shares of stock of InsiderStreet.com, Inc. On December 13, 2001, DMC Cinema filed an Answer to the amended complaint in which it denied the material allegations of the amended complaint. DMC Cinema intends to vigorously defend the action. Currently, the parties are conducting discovery.

     Reference is made to the company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000, for a discussion of the following matters:

     On June 10, 1998, Schwebel Capital Investments, Inc. filed suit in a Maryland state court against NCT and Michael J. Parrella, our Chief Executive Officer and Director. The complaint alleges that NCT breached, and Mr. Parrella interfered with, a purported contract entered into in 1996 between NCT and Schwebel Capital. Schwebel Capital claims that under the contract, NCT agreed to pay Schwebel Capital commissions when NCT received capital from its investors. The complaint further alleges that Schwebel Capital is due commissions totaling $1.5 million because NCT refused to honor Schwebel Capital's right of first refusal. Schwebel Capital's complaint sought $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys' fees from NCT, as well as $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys' fees from Mr. Parrella. Subsequently, the court granted a motion to dismiss the claims against Mr. Parrella. On August 8, 2001, NCT entered into a settlement agreement with Schwebel Capital. NCT paid a nominal amount to settle all remaining claims of Schwebel Capital against NCT. The settlement terminating the litigation was approved by the court on or about September 7, 2001.

     On November 17, 1998, the company and NCT Hearing filed suit against Andrea Electronics Corporation in the United States District Court, Eastern District of New York. There were no material developments in this matter during the period covered by this report.

     On September 16, 1999, NCT Audio filed a demand for arbitration before the American Arbitration Association in Wilmington, Delaware, against Top Source Technologies and Top Source Automotive, known as TSA, alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duties to a shareholder, NCT Audio holds 15% of the outstanding stock of TSA, and breach of the obligations of good faith and fair dealing. On July 17, 2000, NCT Audio filed a revised demand for arbitration, which elaborated on the claims, arguments and requests for relief of the original demand for arbitration. On November 27, 2001, NCT Audio filed an amended arbitration claim, which further expanded on the claims, arguments and requests for relief of the original and revised demands for arbitration and which added a claim for breach by TST and TSA of a confidentiality agreement entered into with NCT Audio in connection with their August 14, 1998 asset purchase agreement. The parties to the arbitration are currently engaging in discovery. The evidentiary hearing is scheduled to begin on January 21, 2002. On or about December 18, 2001, TST and TSA filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware.

     The company believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on the financial position and results of operations.

10.  Common Stock Subject to Resale Guarantee:

     During the nine months ended September 30, 2001, NCT has issued 1,013,868 shares of its common stock, with a resale guarantee feature, to suppliers and consultants to satisfy current obligations totaling $604,683. Of these shares, 445,098 with an aggregate value of approximately $0.1 million, were issued to discharge outstanding accounts payable claims aggregating approximately $0.6 million. In connection with this discharge, we recognized miscellaneous income of approximately $0.5 million, which has been included in other (income) expense, net on the consolidated statements of operations. During 2001, suppliers and vendors sold common stock, valued at time of issuance at $0.4 million and realized $0.2 million in proceeds. In connection with the sale of these shares, a $0.2 million liability for the shortfall due to the resale guarantee feature is included in the company's consolidated balance sheet at September 30, 2001.

11.  Capital Stock:

     On or about August 23, 2001, 2.0 million shares of NCT common stock issued with a restrictive legend were sold in a private placement, at current market value. The proceeds consisted of approximately $0.2 million in cash.

     On July 30, 2001, Pro Tech entered into an agreement with Alpha Capital to issue 500 shares of Pro Tech series B convertible preferred stock (Pro Tech preferred stock-B) having an aggregate stated value of $0.5 million. Pro Tech received approximately $457,000 in cash, net of expenses and fees, in exchange for the Pro Tech preferred stock-B, which will be used for working capital purposes. The rate at which the Pro Tech preferred stock-B is convertible into Pro Tech common stock is the lesser of: (i) the then lowest average of the average closing bid price for a share of Pro Tech common stock for any consecutive five-day period out of 15 trading days preceding the date of such conversion, less a discount of 20%, subject to certain adjustments set forth in the Articles of Incorporation, as amended, of Pro Tech; or (ii) $0.25. NCT and Alpha Capital entered into an exchange rights agreement under which the Pro Tech preferred stock-B is exchangeable for shares of NCT common stock as to 50% from and after six months, and as to 100% from and after one year, from the Pro Tech preferred stock-B issue date. The rate at which the Pro Tech preferred stock-B is exchangeable into NCT common stock is the lowest average of the average closing bid price for a share of NCT common stock for any consecutive five trading days out of the 15 trading days preceding the date of such conversion, less a discount of 20%. In accordance with EITF 98-5, as codified in EITF 00-27, Pro Tech recorded a beneficial conversion feature of $125,000 in connection with the Pro Tech preferred stock-B issuance which resulted in a reduction to the outstanding balance of the preferred stock and an increase to additional paid-in capital. The beneficial conversion feature is to be recognized as an increase to preferred stock and a decrease to additional paid-in capital over the period from the date of issuance (July 30, 2001) to the date of earliest conversion (January 30, 2002). At September 30, 2001, $42,568 of the beneficial conversion feature was recognized. In addition, under the agreement, Pro Tech issued a warrant to purchase 1 million shares of its common stock. The warrant is exercisable at $0.13 per share and expires on July 30, 2004. The $0.5 million proceeds were recorded, by Pro Tech, as $0.3 million for the preferred shares, $0.1 million for the warrants, and $0.1 million for the beneficial conversion feature, based on their relative fair values. The company valued the warrant, using the Black-Scholes option pricing model, at $63,000. The $63,000 is included in the calculation of income/(loss) attributable to common stockholders on the condensed consolidated statements of operations for the three and nine months ended September 30, 2001.

     On June 29, 2001, NCT entered into an exchange rights agreement with ten accredited investors who hold $4,276,000 in aggregate stated value of Artera preferred stock-A. Each of the ten holders of Artera preferred stock-A is entitled to exchange the Artera preferred stock-A for shares of NCT common stock from and after November 30, 2001 at an exchange price per share of 100% of the average closing bid price of NCT's common stock for the five trading days prior to the exchange date. NCT is obligated to register shares of its common stock for the exchange of Artera preferred stock-A. Pursuant to the exchange rights agreement, NCT has the option at any time to redeem any outstanding Artera preferred stock-A by paying the holder cash equal to the aggregate stated value of the number of shares of Artera preferred stock-A being redeemed (together with accrued and unpaid dividends thereon). See Note 2 - Acquisitions for further details.

     On April 12, 2001, NCT and Crammer Road finalized a new equity credit agreement and cancelled their private equity credit agreement dated September 27, 2000. Under the new private equity credit agreement, we are required to put $17 million of our common stock to Crammer Road in exchange for 12,000 shares of DMC NY and cash in the amount of approximately $3.0 million pursuant to monthly notices. Our monthly put notices were required to commence no later than October 1, 2001; however, we have not delivered any put notices to date. See Note 12 - Commitments and Contingencies for further details.

     On April 12, 2001, the company entered into an exchange agreement with Crammer Road. Pursuant to the exchange agreement, the company issued to Crammer Road 13,333,333 shares of NCT common stock in exchange for 2,000 shares of common stock of DMC NY for an aggregate value of $2.0 million. According to the terms of the exchange agreement, NCT is also obligated to issue Crammer Road additional shares, known as the Reset Shares, of NCT common stock if the closing bid price of the NCT common stock for the five business days prior to the day before we request acceleration of the effectiveness of the registration statement (referred to below) is less than $0.16 per share. We are obligated to register these issued shares of common stock and the shares of common stock that may be needed in order to provide the Reset Shares under a registration statement with the Securities and Exchange Commission.

     NCT also agreed to acquire from Crammer Road in July 2001 an additional 1,000 shares of DMC NY common stock for $1.0 million in cash or other marketable securities. To date, we have not acquired the additional 1,000 shares of DMC NY but are negotiating the terms of such acquisition with Crammer Road. We paid $100,000 to Crammer Road in September 2001.

     On March 30, 2001, NCT and NXT plc, known as NXT, entered into agreements, known as the new NXT agreements, to reorganize the existing cross-license agreements between the companies. The cross-license agreements, dating from 1997, relate to flat panel speaker technology. In April 2001, under the new NXT agreements, NCT received 2.0 million ordinary NXT shares in consideration of the cancellation of the 6% royalty payable by NXT to NCT Audio Products, Inc., known as NCT Audio, a subsidiary of NCT. The NXT shares, upon issuance, had a value of approximately $9.2 million. In addition, ownership of specified intellectual property, the rights to which were previously granted to NXT, was transferred to NXT. NXT licensed to NCT and its subsidiaries some of the NXT intellectual property and all of the applicable NCT-developed intellectual property. NXT will design a low-cost flat panel speaker for use by DMCI. Under a separate agreement, NCT guaranteed payment of $0.6 million as a design fee and minimum royalty. Also under the new NXT agreements, NXT transferred its 4.8% equity holding in NCT Audio to NCT in payment of the exercise price for an option held by NXT to purchase 3,850,000 shares of NCT's common stock. These NCT shares were issued to NXT on March 30, 2001. At March 31, 2001, the company recorded the receipt of the $9.2 million of NXT ordinary shares as an investment in marketable securities and classified these ordinary shares as trading securities. Though this reorganization of the existing cross-license agreements consists of separate and unrelated agreements, the company and its auditors determined that these agreements should be accounted for as a single transaction. The amended cross-license agreement and design and minimum royalty agreements are combined for financial reporting purposes. At March 31, 2001, the company recorded $8.6 million as deferred revenue and is recognizing this revenue over a 48-month period commencing April 1, 2001. For the nine months ended September 30, 2001, the company recognized $1.1 million of license fee revenue with respect to this transaction. At September 30, 2001, deferred revenue included $7.5 million related to the NXT transaction of which $2.1 million was classified as a current liability.

     During the nine months ended September 30, 2001, the company received $6.9 million in cash proceeds from the sale of 2.0 million NXT ordinary shares, net of fees and expenses. Under the new NXT agreements, the company has a requirement to apply at least 66% of the proceeds received from the sale of these shares to the development of the business of Distributed Media Corporation. The company realized a loss of approximately $2.3 million from the sale of the NXT ordinary shares, which is included in other (income) expense, net in the company's consolidated statements of operations for the nine-month period ended September 30, 2001.

     During the nine months ended September 30, 2001, the company issued warrants for 3.1 million shares of its common stock to several outside consultants to the company with exercise prices ranging from $0.093 to $0.59 per share. The company valued the warrants using the Black-Scholes option pricing model and credited additional paid-in capital and recorded a charge for consulting services for $0.4 million at September 30, 2001 and the period then ended in the accompanying consolidated financial statements.

     During the nine months ended September 30, 2001, the company issued five-year warrants to Carole Salkind to acquire an aggregate of 4.5 million shares of NCT common stock at prices ranging from $0.093 to $0.21 per share. The company valued the warrants using the Black-Scholes option pricing model and credited additional paid-in capital for $0.7 million and recorded a charge to interest expense for the amortized portion of $0.6 million in the accompanying consolidated financial statements for the nine months ended September 30, 2001. These warrants were in conjunction with new loans to NCT by Ms. Salkind. See
Note 8 - Convertible Notes for further details.

     During the nine months ended September 30, 2001, NCT issued an aggregate of 3,165,495 shares of its common stock to suppliers and consultants. See Note 10 - Common Stock Subject to Resale Guarantee for a discussion of 1,013,868 of these shares issued with a resale guarantee feature. The remaining 2,151,627 of these shares were issued without a resale guarantee feature, of which 171,429 were for future obligations totaling $60,000 and 1,980,198 were for current obligations totaling $200,000.

     During the nine months ended September 30, 2001, NCT issued 7,218,150 shares of its common stock in connection with the conversion of 767 shares of NCT's series G convertible preferred stock ("series G preferred stock") which had been issued in the first quarter of 2000. At September 30, 2001, there were no shares of series G preferred stock outstanding.

     During the nine months ended September 30, 2001, NCT issued 2,499,576 shares of its common stock in connection with the exchange of 254 shares of Pro Tech's series A convertible preferred stock, which had been issued in September 2000. In connection with the issuance, NCT recorded a decrease in the minority interest in subsidiary and an increase to additional paid-in capital of approximately $0.2 million. At September 30, 2001, there were 84 shares of Pro Tech's series A convertible preferred stock outstanding.

     During the nine months ended September 30, 2001, 597 shares of NCT Audio common stock were exchanged for 4,824,068 shares of NCT's common stock, including the 3,850,000 shares issued to NXT noted above. In connection with the exchange, the company recorded a non-cash charge of $1.5 million for the impairment of goodwill based on the valuation of NCT Audio, which is included in other (income) expense, net.

     During the nine months ended September 30, 2001, $2.5 million of Artera convertible debt principal, plus interest, was exchanged for 19,271,163 shares of NCT's common stock. At September 30, 2001, $5.1 million of convertible debt principal remained that could be either converted into Artera common stock or exchanged for NCT common stock.

     At September 30, 2001, the aggregate number of shares of NCT common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants granted was 89.2 million shares. NCT is also obligated to reserve shares of its common stock for various purposes, including for issuance upon conversion of convertible preferred stock and convertible debt of NCT as well as upon exchange of common stock and debt instruments of NCT subsidiaries. An increase of 195,000,000 shares of our authorized common stock was approved at our 2001 annual meeting of shareholders on July 10, 2001. NCT has committed to issue more shares of common stock than it is authorized to issue at September 30, 2001.

     On August 10, 2000, the company's subsidiary, ConnectClearly.com, Inc., known as CCC, entered into an agreement with three accredited investors calling for the issuance of 1,000 shares of CCC common stock in consideration for $0.5 million in cash and the cancellation of promissory notes payable to two of the investors in the aggregate principal amount of $0.5 million. These CCC common shares are exchangeable for shares of NCT common stock. In the first nine months of 2001, 937 shares of CCC common stock were exchanged for 7,831,908 shares of NCT's common stock. In connection with this issuance of NCT common stock, we recorded an increase to our goodwill in CCC and an increase to our additional paid-in capital of $0.9 million.

     On February 9, 2001, in accordance with a "fill-up" provision of the agreement by which DMC Cinema acquired Theatre Radio Network, Inc., known as TRN, NCT issued an additional 2,455,248 shares of its common stock due to a decline in the trailing market price prior to the effective date of the registration of shares of our common stock issued to the TRN shareholders. The additional shares issued to the selling shareholders with respect to the fill-up provision were based upon a trailing 20-day closing bid price of $0.2508 to make up for the diminished value. The issuance of the additional shares did not affect the cost of the acquired company.

     Additional NCT shares may be required to be issued based upon future cumulative revenue of DMC Cinema pursuant to an earn-out provision of the agreement by which TRN was acquired. The TRN selling shareholders have registration rights for these additional shares. The earn-out provides as follows: if DMC Cinema has accrued revenue of at least $3.3 million between August 1, 2000 and December 31, 2001, a number of shares of NCT common stock having a value of $1.22 million based upon the trailing 20-day closing bid price on December 31, 2001 will be issued to the selling shareholders. If the accrued revenue for the period is less than $3.3 million, then the number of shares of NCT common stock to be issued would be prorated to the number (based upon the trailing 20-day closing bid price on December 31, 2001) equal to the product of $1.25 million multiplied by a fraction which is the actual accrued revenue for the period divided by $3.3 million. Further, if DMC Cinema has accrued revenue of at least $4.7 million between August 1, 2000 and June 30, 2002, an additional number of shares of NCT common stock having a value of $1.225 million based upon the trailing 20-day closing bid price on June 30, 2002 will be issued. If DMC Cinema's accrued revenue for the period is less than $4.7 million, then the number of shares to be issued will be prorated to that number of shares of NCT common stock having a value (based upon the trailing 20-day closing bid price on June 30, 2002) equal to the product of $1.25 million multiplied by a fraction which is the actual accrued revenue for the period divided by $4.7 million. The issuance of additional NCT shares of common stock pursuant to the earn-out provision would increase our cost of the acquisition, and an increase in the cost of the acquired assets would be amortized over the remaining life of the assets.

     On February 9, 2001, we issued an additional 2,863,894 shares of our common stock to the selling shareholders of Midcore Software, Inc. The number of additional shares issued to the selling shareholders was determined under a contractual fill-up provision and was based upon the closing bid price of $0.2470 to makeup for the diminished value. The issuance of the additional shares did not affect the cost of the acquired company.

12.  Commitments and Contingencies:

     NCT may have a contingent  liability arising out of a possible violation of
Section 5 of the Securities Act of 1933, as amended, known as the Securities Act, in connection with the issuance of shares of its common stock to satisfy payment obligations to some of its service providers, vendors and other third parties (each, a "Vendor"). Should a court determine that a violation of Section 5 has occurred, each Vendor may have a right for a period of one year from the date of the purchase to obtain recovery of the consideration given in connection with the purchase of common shares offered in violation of the Securities Act or, if it has already sold the stock, to sue the company for damages resulting from the purchase of common shares to the extent the net proceeds received were insufficient to cover the company's obligations to the Vendor.

     On April 12, 2001, NCT and Crammer Road cancelled the private equity credit agreement dated September 27, 2000 and finalized a new equity credit agreement. Under the September 27, 2000 credit agreement, we received $0.5 million from Crammer Road and issued Crammer Road 2.8 million shares of our common stock. The new credit agreement provides that shares of up to $50 million of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The terms of the credit agreement obligate the company to put $17 million of our common stock, known as the minimum commitment amount, to Crammer Road. The minimum commitment amount provides for the sale of NCT's common stock to Crammer Road at an accelerating discount to the market price of our common stock on the first $12 million of puts and a fixed discount to market of 10% for the remaining $5 million of committed puts by us. We estimate that the accelerating discount to the market price of our common stock on the first $12 million of puts may be up to 35% because after the initial discount of 12.5%, the discount increases each month after May 27, 2001 by 2% and our required monthly put amount may vary based upon trading volume of our common stock. In exchange for the first $17 million of our shares under the minimum commitment amount, Crammer Road is obliged to deliver to us 12,000 shares of common stock of DMC NY and cash in the aggregate amount of $3.0 million. There is no independent valuation to support the fair market value of DMC NY. The company's Board of Directors has made a determination that the agreed upon price for DMC NY is fair. Monthly put notices were required to have been delivered commencing October 1, 2001, although NCT has made no such deliveries to date. Each monthly put notice up to the $17 million shall specify a put amount equal to the lesser of $2.5 million or 150% of the weighted average volume for the common stock for the 20 trading days preceding the put notice. The terms of the new credit line further provide that we may elect to put up to an additional $33 million of our common stock to Crammer Road (at a fixed discount to market of 10%) for cash to finance our working capital needs. Each put notice which we elect to deliver to Crammer Road beyond the minimum commitment amount shall specify a put amount equal to the lesser of $2.0 million or 150% of the weighted average volume for the common stock for the 20 trading days preceding the put notice. The issuance and sale of our shares of common stock under this credit agreement will have an immediate dilutive effect on existing holders of our common stock. We issued a warrant to Crammer Road for 250,000 shares of our common stock with an exercise price of $0.14 per share. The warrant for 250,000 shares (with an exercise price of $0.34 per share) issued to Crammer Road under the September 27, 2000 credit agreement was cancelled. Furthermore, for each $0.1 million of our common stock sold under the new credit line, Crammer Road is entitled to an additional warrant for 1,000 shares of our common stock at an exercise price per share equal to 100% of the average of the closing prices of our common stock for 20 trading days prior to issuance of the warrant. To date, the company has not sold any shares of its common stock under this agreement. We are required to file a registration statement on Form S-1 registering for resale no less than 125% of the number of shares of our common stock that are issuable pursuant to the minimum commitment amount under the credit line. The resale registration statement covering these credit line shares was required to have been effective by September 15, 2001. However, because no put notices have yet been delivered by NCT to Crammer Road, NCT has not incurred any liability as a result of the passage of that date. Additionally, if we fail to issue and deliver shares for the minimum commitment amount during the commitment period, which terminates 18 months after the commitment period begins, NCT is obligated to pay Crammer Road in immediately available funds an amount equal to the product of (i) the minimum commitment amount, less the aggregate value of shares of our common stock actually delivered to Crammer Road under the credit line and
(ii) the then applicable discount.

     On May 4, 2001, NCT Video and ViewBeam Technology, L.L.C., formerly known as Advanced Display Technologies, L.L.C., entered into a Product Development and Licensing Agreement, known as the Agreement, that modifies the September 28, 2000 Product Development and License Agreement, known as the Previous Agreement, entered into between the parties. Some of the provisions of the Previous
Agreement remain in effect. The Agreement does not materially modify or change the "development fee" to be paid by NCT Video but does modify the specifications of the product design and the field of use to which the September 28, 2000 exclusive license was granted.

     In May 2001, we signed a letter of intent to acquire one half of the capital stock of Digital Compact Classics, Inc., known as DCC, in exchange for a license to DCC to offer Sight & Sound(TM) distributed media service in the Los Angeles area. Under the letter of intent, Wells Investment Group plans to lead a group of investors to contribute $12 million to DCC to develop the Los Angeles area for DMC in exchange for 40% of DCC's equity. The structure of this transaction is being negotiated. We hope to close on this transaction late in the fourth quarter of 2001.

     On February 28, 2001, Artera entered into a letter of intent with CompuHelp Technologies, Inc., a national Internet service provider (ISP) based in the New York metropolitan area. By the terms of the letter of intent, Artera would acquire CompuHelp by purchasing from CompuHelp's two sole shareholders all of the outstanding capital stock of CompuHelp in consideration for $0.5 million in cash and $1.0 million in aggregate stated value of Artera series A convertible preferred stock. Artera would also agree to assume up to $0.1 million of CompuHelp's bank debt. In addition, if CompuHelp's ISP business reached revenue and gross margin targets in the eight quarters following closing, up to an additional $2.0 million of Artera series A convertible preferred stock would be issuable to CompuHelp's two selling shareholders. The letter of intent remained exclusive until April 30, 2001. On July 12, 2001, the letter of intent to acquire CompuHelp expired.

13.  Business Segment Information:

     Management views the company as being organized into three business operating segments: Media, Communications and Technology. The Other operating segment is used to reconcile the reportable segment data to the consolidated financial statements and is segregated into two categories, Other-corporate and Other-consolidating.

     Other-corporate consists of items maintained at the company's corporate headquarters and not allocated to the segments. This includes most of the company's debt and related cash and equivalents and related net interest expense, some litigation liabilities and non-operating fixed assets. Also included in the components of revenues attributed to Other-corporate are license fees and royalty revenues from subsidiaries which are offset (eliminated) in the other-consolidating column. Other-consolidating consists of items eliminated in consolidation, such as intercompany revenues.

     During the nine months ended September 30, 2001, no geographic information for revenues from external customers or for long-lived assets is disclosed as our primary market and capital investments, were concentrated in the United States.

     Reportable segment data for the three and nine-month period ended September 30, 2001 and September 30, 2000, is as follows (in thousands):

                                                                                     Segment
                                                 -----------------------------------------------------------------------------------
                                                                                    Reportable -------- Other -------------  Grand
                                                  Media   Communications Technology  Segments  Corporate      Consolidating  Total
                                                 -----------------------------------------------------------------------------------
   For the three months ended September 30, 2001:
   License Fees and Royalties                    $   868  $        685   $     173  $   1,726  $     38       $         (5) $ 1,759
   Other Revenue - External                           32         1,274           -      1,306         -                  -    1,306
   Other Revenue - Other Operating
     Segments                                         38           184           -        222         -               (222)       -
   (Loss) Income before cumulative effect of
     accounting change                            (4,186)       (3,625)       (172)    (7,983)     (540)               465   (8,058)
   Cumulative effect of accounting change               -            -           -          -         -                  -        -
   Net (Loss) Income                              (4,186)       (3,625)       (172)    (7,983)     (540)               465   (8,058)

   For the three months ended September 30, 2000:
   License Fees and Royalties                    $ 1,333  $      2,791   $   3,550  $   7,674  $  4,870       $     (5,228) $ 7,316
   Other Revenue - External                          484           336           -        820         -               (127)     693
   Other Revenue - Other Operating
     Segments                                        105            11           -        116         -               (116)       -
   (Loss) Income before cumulative effect of
     accounting change                              (128)       (2,473)      3,563        962     7,116             (4,438)   3,640
   Cumulative effect of accounting change              -             -           -          -         -                  -        -
   Net (Loss) Income                                (128)       (2,473)      3,563        962     7,116             (4,438)   3,640



                                                                                     Segment
                                                 -----------------------------------------------------------------------------------
                                                                                    Reportable -------- Other -------------  Grand
                                                  Media   Communications Technology  Segments  Corporate      Consolidating  Total
                                                 -----------------------------------------------------------------------------------
   For the nine months ended September 30, 2001:
   License Fees and Royalties                    $ 2,076  $      1,894   $   1,656  $   5,626  $ 10,111       $    (10,027) $ 5,710
   Other Revenue - External                        1,076         3,586           -      4,662         -                  -    4,662
   Other Revenue - Other Operating
     Segments                                        441           605           -      1,046         -             (1,046)       -
   (Loss) Income before cumulative effect of
     accounting change                            (8,619)      (10,591)       (356)   (19,566)    5,244             (9,053) (23,375)
   Cumulative effect of accounting change              -        (1,582)          -     (1,582)        -                  -   (1,582)
   Net (Loss) Income                              (8,619)      (12,173)       (356)   (21,148)    5,244             (9,053) (24,957)
   Segment Assets                                 38,080        29,833       1,687     69,600    17,255            (44,825)  42,030

   For the nine months ended September 30, 2000:
   License Fees and Royalties                    $ 1,724  $      2,825   $   3,550  $   8,099  $  5,853       $     (6,046) $ 7,906
   Other Revenue - External                          696           961           -      1,657         -               (151)   1,506
   Other Revenue - Other Operating
     Segments                                        131           434           -        565         -               (565)       -
   (Loss) Income before cumulative effect of
     accounting change                            (4,025)       (3,086)      3,349     (3,762)    2,305             (4,309)  (5,766)
   Cumulative effect of accounting change              -             -           -          -         -                  -        -
   Net (Loss) Income                              (4,025)       (3,086)      3,349     (3,762)    2,305             (4,309)  (5,766)
   Segment Assets                                 15,225        29,246       6,645     51,116     6,322            (19,502)  37,936

     MEDIA:

     NCT Audio Products, Inc.:

     NCT Audio is engaged in the design, development and marketing of products, which utilize innovative flat panel transducer technology. The products offered by NCT Audio include the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in other markets, including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets and multimedia markets. The principal customers include Distributed Media Corporation, end-users, automotive original equipment manufacturers and manufacturers of integrated aircraft cabin management systems.

     Distributed Media Corporation International Ltd.:

     DMCI utilizes advanced information and communications technologies to manage a worldwide network of place-based Sight & Sound(TM) microbroadcasting systems used in the delivery of audio and billboard advertising along with high-quality ambient music to a variety of retail and professional venues. This global network is controlled from one central location in the U.S.

     Distributed Media Corporation:

     DMC provides place-based broadcast and billboard advertising through a microbroadcasting network of Sight & Sound(TM) systems within commercial/professional settings. The Sight & Sound(TM) systems consist of flat panel transducer-based speakers (provided by NCT Audio), a personal computer containing DMC's Sight & Sound(TM) DBSS software, telephone access to the Internet, amplifiers and related components. The DBSS software schedules advertisers' customized broadcast messages, which are downloaded via the Internet, with the respective music genre choice to the commercial/professional establishments. DMC will develop private networks for large customers with multiple outlets such as large fast food chains and retail chains. Systems are currently being deployed to retail environments.

     DMC Cinema, Inc.:

     DMC Cinema provides entertainment audio programming in multiplex cinemas nationwide. We produce content that includes a mix of music, trivia, public service announcements and audio advertisements (radio type advertisements). DMC Cinema is dependent on advertising placements to achieve revenues. Theaters do not pay for advertising or the CDs presently used; rather, advertisers pay. We have employees who write script, organize music and place the advertisements in a radio type format. The audio programming is sent to the theaters via CD mailings on a periodic basis. All programming now being delivered to theaters will be converted to the Sight & Sound(TM) system which allows for remote delivery of programming and advertising to all sites, improving efficiency and enabling the quick execution of programming changes. The Sight & Sound(TM) system also continuously adjusts audio volume based on background noise so that the audio is maintained at a foreground level.

     DMC HealthMedia, Inc.:

     DMC HealthMedia is targeting the installation of Sight & Sound(TM) systems to hospital waiting rooms, cafeterias and doctors' lounges.

     COMMUNICATIONS:

     NCT Hearing Products, Inc.:

     NCT Hearing designs, develops and markets active noise reduction headset products to the communications headset and telephony headset markets. Its product lines include the NoiseBuster(R) and ProActive(R) product lines. The NoiseBuster products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems; and communications headsets for cellular, multimedia and telephony functions. The ProActive products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, original equipment manufacturers and the airline industry.

     Pro Tech Communications, Inc.:

     Pro Tech Communications, Inc., an 82%-owned subsidiary of NCT Hearing Products, Inc. acquired in September 2000, is a provider of telemarketing services and proprietary products and services to call centers. The principal activity of Pro Tech is the design, development and manufacture of lightweight telecommunications headsets and new audio technologies for applications in fast-food, telephone and other commercial settings. It currently has marketing agreements with major companies in the fast-food industry and with catalog and Internet site distributors of telephone equipment, primarily in North America. Pro Tech is comprised of three business units. Pro Tech's call center operation runs a full service call center utilizing the latest customer relationship management technology, and is focused on healthcare applications. Its telecommunication system integration segment sells and installs analog, digital and Internet protocol phone systems to call centers as well as to small and medium-sized businesses. The headset products segment develops, manufactures and distributes headsets and other communications products to the call center market and fast-food markets. Pro Tech received an exclusive license from NCT Hearing for active noise reduction technology as well as ClearSpeech noise and echo cancellation technologies for use in lightweight cellular, multimedia and telephony headsets. This technology will provide differentiation for Pro Tech products.

     Noise Cancellation Technologies (Europe) Ltd.:

     The principal activity of Noise Cancellation Technologies (Europe) Ltd. is the provision of research and engineering services to the company in the field of active sound control technology. NCT Europe provides research and engineering to NCT Audio, NCT Hearing, DMC and other NCT business units as needed. NCT Europe also provides a marketing and sales support service to the company for European sales.

     Midcore Software, Inc.:

     Midcore Software, Inc., a wholly-owned subsidiary of NCT, is a developer of innovative software-based solutions that address the multitude of challenges facing businesses implementing Internet strategies. Midcore is the provider of MidPoint Internet infrastructure software which allows multiple users to share one Internet connection without degrading efficiency and provides on-demand connections, a software router, a high-performance shared cache, content control, scheduled retrieval of information and e-mail and usage accounting. Midcore sales are derived from North America and Europe. Midcore sells the MidPoint product through a network of resellers as well as on the Internet. The latest version of the product, MidPoint 5.0, became available in June 2001. MidPoint 5.0 has been enhanced with an integrated ultra-secure firewall, SoftHost(TM) distributed web hosting, major additions to its integrated e-mail server and management features, improved support for broadband connections, failed line detection with automatic backup, support for Microsoft's virtual private network, enhanced connection management for digital, analog, cable, T1 and E1 lines, enhanced content control/site blocking and many more useful features. MidPoint is available for a one-time license fee with prices starting at $79 or as a subscription service with monthly fees as low as $9.99.

     ConnectClearly.com, Inc.:

     ConnectClearly was established for the purpose of developing technology for the telecommunications market and in particular the hands-free market. The technology includes ClearSpeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression and Turbo Compression and ClearSpeech(R) Adaptive Speech Filter(R). ClearSpeech-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming and voice recognition. ClearSpeech-Compression maximizes bandwidth efficiency in wireless, satellite and intranet and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and Internet telephony, audio and video conferencing, personal computer voice and music, telephone answering devices, real-time multimedia multitasking, toys and games and playback devices. ConnectClearly products include the ClearSpeech-Microphone and the ClearSpeech-Speaker. The majority of ConnectClearly's sales are in North America. Principal markets for ConnectClearly are the telecommunications industries and principal customers are original equipment manufacturers, system integrators and end-users.

     Communications Division:

     The  Communications   division  within  NCT  Group,  Inc.  focuses  on  the
telecommunications market and in particular the hands-free market. The Communications technology include Clearspeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression. Clearspeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intranet and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and Internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games and playback devices. The Communications products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of Communications' sales are in North America. Principal markets for Communications are the telecommunications industries and principal customers are original equipment manufacturers, system integrators and end-users.

     Artera Group, Inc.:

     Artera Group provides small and medium-sized enterprises, as well as remote workers and branch locations of large corporations, with a comprehensive range of highly-reliable and scalable global Internet access and networking services including backbone connection services, high-speed broadband access, virtual private networks, web hosting and design, server collocation, e-commerce, Voice over IP and other enhanced services. Artera is accomplishing this by acquiring ISP companies in strategic geographic areas and by making cooperative arrangements in other countries. Artera's new broadband communications technology, known as Artera Turbo, improves the effective performance of communication lines. By offering faster effective speeds, management believes the Artera Turbo technology will provide a competitive advantage over other service providers. As a result, we believe that this will have a positive impact on our Internet service provider and network services business.

     Each Artera cooperative partner is to be connected and capable of delivering data and voice on a fast overnet backbone while allowing complete access to the Internet when necessary. This strategy eliminates the time delays often associated with the Internet and reduces the costs for establishing secure office-to-office connectivity.

     TECHNOLOGY:

     Advancel Logic Corporation:

     Advancel is a participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java(TM) bytecode and C/C++ significantly enhancing the rate of instruction execution, which opens up many new applications. Potential applications consist of the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices.

     NCT Video Displays, Inc.:

     NCT Video develops commercial video and sound applications for sublicensing to other NCT subsidiaries. NCT Video recently acquired the rights to breakthrough low cost flat panel video display technology. DMCI will use this technology to cost effectively deliver both moving and static images as part of its Sight & Sound(TM) microbroadcasting system.

14.  Subsequent Events:

     On October 25, 2001, NCT reduced the exercise price of an October 26, 2000 warrant issued to Libra Finance S.A. as to 5.0 million shares of our common stock from $0.32 to $0.08 per share. On or about October 25, 2001, Libra Finance paid us $400,000 for the exercise of these 5.0 million warrant shares. Additionally, Libra Finance was issued a warrant to purchase up to 20.0 million shares of our common stock at $0.09 per share. We are obligated to register the shares of common stock underlying the October 25, 2001 warrant.

     On November 14, 2001, NCT reduced the exercise price on the remaining 5.0 million shares under the October 26, 2000 Libra Finance warrant from $0.32 to $0.08. Exercise as to all or some of those 5.0 million shares is expected soon.

     On December 20, 2001, NCT issued to Carole Salkind an 8% $2,014,270 secured convertible note due December 20, 2002 and a five-year warrant to purchase 1,250,000 shares of NCT common stock at an exercise price of $.071. All or any part of the principal of the note may be converted to common stock of NCT at $.071 per share, exchanged for common stock of Pro Tech Communications, Inc. at $.06 per share or exchanged for common stock of any other subsidiary of NCT that make a public offering of its common stock, at the respective initial offering prices thereof. Also on December 20, 2001, NCT reduced the warrant exercise prices for the acquisition by Carole Salkind of NCT's common stock under existing warrants from $.13 to $.071 (May 14, 2001 warrant for 500,000 shares), from $.093 to $.071 (August 22, 2001 warrant for 625,000 shares) and from $.115 to $.071 (September 28, 2001 warrant for 1,000,000 shares). In addition, on December 20, 2001, NCT reduced the warrant exercise prices for the acquisition by Carole Salkind of $500,000 worth of shares of common stock of NCT from $.21 to $.071 and for the acquisition by Ms. Salkind of $500,000 worth of shares of common stock of Pro Tech Communications, Inc. from $.44 to $.06, both under a warrant to Ms. Salkind dated February 13, 2001.


INDEPENDENT AUDITOR'S REPORT ON SCHEDULE II

Board of Directors
NCT Group, Inc.

We have audited the basic consolidated financial statements of NCT Group, Inc. and Subsidiaries for the year ended December 31, 2000. Our audit was conducted for the purpose of forming an opinion on those financial statements taken as a whole. The information included on Schedule II is the responsibility of management, and although not considered necessary for a fair presentation of financial position, results of operations, and cash flows is presented for additional analysis and has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements. In our opinion, the information included on Schedule II relating to the year ended December 31, 2000 is fairly stated in all material respects, in relation to the basic consolidated financial statements taken as a whole. Also, such schedule presents fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.


/s/ GOLDSTEIN GOLUB KESSLER LLP
Goldstein Golub Kessler LLP

New York, New York
April 9, 2001

INDEPENDENT AUDITORS' REPORT ON SCHEDULE II
Board of Directors and Stockholders of
NCT Group, Inc.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements of NCT Group, Inc. as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999 taken as a whole. The information included on Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ RICHARD A. EISNER & COMPANY, LLP
Richard A. Eisner & Company, LLP

New York, New York
February 25, 2000



                                            F-73


                                  SCHEDULE II

NCT GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(In thousands of
dollars)

-----------------------------------------------------------------------------------------------------------
        Column A                      Column B            Column C               Column D      Column E
-----------------------------------------------------------------------------------------------------------
                                                   Charged     Charged to
                                       Balance at   in costs     other                           Balance at
                                      beginning       and      accounts-         Deductions-     end of
       Description                    of period    expenses   describe          describe        period
------------------------------------  -----------  ---------  -------------     ------------   ------------
Year ended December 31, 1998          $    38     $  232      $   (42)     (2)   $     -       $   228
Year ended December 31, 1999              228         77          (83)     (2)      (139)           83
Year ended December 31, 2000              102(7)     803         (800)     (2)       (35) (3)       70
Allowance for doubtful accounts

Year ended December 31, 1998          $   472     $  365      $  (329)     (1)   $     -       $   508
Year ended December 31, 1999              508         21            -      (1)         -           529
Year ended December 31, 2000              529        100         (529)     (6)         -           100
Allowance for inventory obsolescence

Year ended December 31, 1998          $ 3,447     $  482      $     -            $  (655) (4)  $ 3,274
Year ended December 31, 1999            3,274        410            -                  -         3,684
Year ended December 31, 2000            4,042(7)     334            -                (24) (8)    4,352
Accumulated depreciation

Year ended December 31, 1998          $     -     $   68      $     -            $     -       $    68
Year ended December 31, 1999               68        970        3,125      (5)         -         4,163
Year ended December 31, 2000            4,163      1,019            -                  -         5,182
Accumulated Amortization of goodwill

Year ended December 31, 1998          $ 1,813     $  480      $     -            $     -       $ 2,293
Year ended December 31, 1999            2,293        585            -                  -         2,878
Year ended December 31, 2000            2,878        658            -                  -         3,536
Accumulated Amortization of patents

Attention is directed to the foregoing accountants' reports and to the accompanying Notes to Financial Statements.

(1)  To write off reserves applied to prior year-end inventory.

(2)  To write off fully reserved accounts receivable deemed uncollectible.

(3)  To reduce reserve for accounts collected.

(4)  To write off tooling against reserve.

(5)  To write down goodwill to estimated fair value.

(6)  To apply to specific prior year-end inventory items.

(7)  Increase from year-end due to acquisitions.

(8)  To write off fixed asset dispositions against reserve.

                                     F-72


                  OTHER INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The  following  table  sets  forth the  estimated  expenses  payable by the
registrant  with  respect  to  the  offering   described  in  this  registration
statement:

          Securities and Exchange Commission
              Registration fee                     $    1,546
          Legal Fees and expenses                     100,000*
          Accounting fees and expenses                150,000*
          Miscellaneous expenses                        8,454*
                                                  ------------
                                         Total     $  260,000*
                                                  ============
* Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article VIII of NCT's Second Restated Certificate of Incorporation provides as follows:

     (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


Recent Sales of Unregistered Securities

     The table below identifies the unregistered sales of our securities to purchasers during the previous three years, as well as the amount and nature of the consideration paid by each purchaser. The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as a sale by an issuer not involving a public offering.


                          RECENT SALES OF UNREGISTERED SECURITIES
                          BY NCT GROUP, INC. AND ITS SUBSIDIARIES
                              July 1, 1998 - December 21, 2001

--------------------------------------------------------------------------------------------
                 SECURITY SOLD                        PURCHASER(S)          CONSIDERATION

--------------------------------------------------------------------------------------------
Date of             Amount and Type            Name of Person/Entity to   Aggregate Amount
  Sale                                         whom securities were sold      and Type
--------------------------------------------------------------------------------------------
7/7/98    7,044,899 shares of NCT common stock Black Sea Investments,    3,458 shares of
-12/1/98                                       Ltd.;                     NCT Series C
                                               Excalibur Limited         Convertible
                                               Partnerships;             Preferred Stock
                                               National Utility
                                               Services, (Canada) Ltd.;
                                               Fernhill Holding Ltd.;
                                               Jay Smith; JeFrob
                                               Glorich Ltd.; Ronald
                                               Frisch; Tricaster
                                               Management, Inc; 1176697
                                               Ontario Limited; The
                                               Second Cup, Ltd.;
                                               Tiebing Guaan, Primecap
                                               Management Group;
                                               Dominion Capital Fund,
                                               Ltd.; Sovereign
                                               Partners, LP; Atlantis
                                               Capital Fund, Ltd.;
                                               Canadian Advantage
                                               Limited Partnership;
                                               Selday Investments Ltd.;
                                               First Empire
                                               Corporation; Thomson &
                                               Kernaghan & Co, Ltd.;
                                               Aldo Nenzi, Zooley
                                               Services Limited; Sage
                                               Capital Investments
                                               Limited; Arab Commerce
                                               Bank Ltd.; Optimum Fund;
                                               Karen D. Seeman, BarAub
                                               Corp.; Faisal Finance
                                               (Switzerland) SA;
                                               Seagrove, Inc.; Philip
                                               Santo Sirianni, TTEE;
                                               Rossmore Enterprises
                                               Money; Silenus Limited.
--------------------------------------------------------------------------------------------
7/27/98   4,375 shares of NCT Series D         Advantage Bermuda Fund,   $3,784,375 cash,
          Convertible Preferred Stock          Ltd.; Atlantis Capital    net of expenses
                                               Fund, Ltd.; Canadian
                                               Advantage Limited
                                               Partnership; Dominion
                                               Capital Fund, Ltd.;
                                               Endeavour Capital Fund,
                                               S.A.,  Sovereign
                                               Partners, LP.
--------------------------------------------------------------------------------------------
8/98 -    882 shares of NCT Audio Products,    Sage Capital Investments  5,429,819 shares
10/00     Inc. common stock                    Limited; Edward J. Frey,  of NCT common
                                               Jr.; Silenus Limited;     stock
                                               The Endeavour Capital
                                               Fund, S.A.
--------------------------------------------------------------------------------------------
8/6/98    1,625 shares of NCT Series D         Atlantis Capital Fund,    $1,405,625 cash,
          Convertible Preferred Stock          Ltd.; Dominion Capital    net of expenses
                                               Fund, Ltd.; Sovereign
                                               Partners, LP.
--------------------------------------------------------------------------------------------
12/30/98  1,700 shares of NCT Series E         Dominion Capital Fund,    1,700 shares of
          Preferred Stock issued in exchange   Ltd.                      NCT Series C
          for Series C Preferred Stock                                   Preferred Stock
--------------------------------------------------------------------------------------------
12/30/98  735 shares of NCT Series E           Atlantis Capital Fund,    2,100,000 shares
          Preferred Stock issued in exchange   Ltd.; Canadian Advantage  of NCT common
          for NCT common stock                 Limited Partnership;      stock
                                               Dominion Capital Fund,
                                               Ltd.; Sovereign
                                               Partners, LP
--------------------------------------------------------------------------------------------
12/30/98  3,129 shares of NCT Series E         Atlantis Capital Fund,    $1,799,800 cash
          Preferred Stock                      Ltd.; Canadian Advantage  net of expenses
                                               Limited Partnership;
                                               Dominion Capital Fund,
                                               Ltd.; Sovereign
                                               Partners, LP
--------------------------------------------------------------------------------------------
1/8/99 -  12,273,685 shares of NCT common      Advantage Bermuda Fund,   6,000 shares of
3/12/99   stock                                Ltd.; Atlantis Capital    Series D
                                               Fund, Ltd.; Canadian      Convertible
                                               Advantage Limited         Preferred Stock
                                               Partnership; Dominion
                                               Capital Fund, Ltd.;
                                               Endeavour Capital Fund,
                                               S.A.; Sovereign
                                               Partners, LP.
--------------------------------------------------------------------------------------------
1/8/99 -  6,890 shares of Series E Preferred   Advantage Bermuda Fund,   $1,733,450 cash
4/13/99   Stock                                Ltd.; Atlantis Capital    net of expenses
                                               Fund, Ltd.; Canadian
                                               Advantage Limited
                                               Partnership; Dominion
                                               Capital Fund, Ltd.;
                                               Endeavour Capital Fund,
                                               S.A.; Sovereign
                                               Partners, LP.
--------------------------------------------------------------------------------------------
1/26/99   $1,000,000 NCT Convertible Note      Carole Salkind            $1,000,000 cash
--------------------------------------------------------------------------------------------
3/30/99   4 DMC Licenses valued at $1 million  Atlantis Capital Fund,    3,600 shares of
          each                                 Ltd.; Canadian Advantage  Series E
                                               Limited Partnership;      Preferred Stock
                                               Dominion Capital Fund,
                                               Ltd.; Endeavour Capital
                                               Fund, S.A.; Sovereign
                                               Partners, LP.
--------------------------------------------------------------------------------------------
6/4/99    $250,000 NCT Convertible Note        Carole Salkind            $250,000 cash
--------------------------------------------------------------------------------------------
6/11/99   $250,000 NCT Convertible Note        Carole Salkind            $250,000 cash
--------------------------------------------------------------------------------------------
7/2/99    $500,000 NCT Convertible Note        Carole Salkind            $500,000 cash
--------------------------------------------------------------------------------------------
7/17/99   26,608,942 shares of NCT common      Holders of Series E       3,828 shares of
-         stock                                Preferred Stock:          Series E
10/21/99                                       Advantage Bermuda Fund,   Preferred Stock
                                               Ltd.; Atlantis Capital
                                               Fund, Ltd.; Canadian
                                               Advantage Limited
                                               Partnership; Dominion
                                               Capital Fund, Ltd.;
                                               Endeavour Capital Fund,
                                               S.A.; Sovereign
                                               Partners, LP.
--------------------------------------------------------------------------------------------
7/19/99   Distributed Media Corporation        Production Resource       Cash
          Convertible Note ($1.0 million       Group
          principal amount)
--------------------------------------------------------------------------------------------
7/19/99   Distributed Media Corporation/NCT    Production Resource       Exercisable for
          warrant (exercisable for shares of   Group                     cash
          Distributed Media Corporation
          common stock or 6,666,667 shares of
          NCT common stock)
--------------------------------------------------------------------------------------------
7/23/99   $250,000 NCT Convertible Note        Carole Salkind            $250,000 cash
--------------------------------------------------------------------------------------------
8/10/99   8,500 shares of NCT Series F                                   $925,000 cash,
          Preferred Stock                      Atlantis Capital Fund,    net of expenses
                                               Ltd.; Canadian Advantage
                                               Limited Partnership;
                                               Dominion Capital Fund
                                               Limited; The Endeavour
                                               Capital Fund, S.A.;
                                               Sovereign Partners, LP
--------------------------------------------------------------------------------------------
8/25/99   $500,000 NCT Convertible Note        Carole Salkind            $500,000 cash
--------------------------------------------------------------------------------------------
9/19/99   $250,000 NCT Convertible Note        Carole Salkind            $250,000 cash
--------------------------------------------------------------------------------------------
9/24/99   12,005,847 shares of NCT common      Vendors, suppliers,       Supplies and
          stock                                creditors and consultants services
--------------------------------------------------------------------------------------------
10/9/99   17,333,334 shares of NCT common      Austost Anstalt Schaan;   532 shares of NCT
          stock                                Balmore S.A.              Audio Products,
                                                                         Inc. common stock
--------------------------------------------------------------------------------------------
10/27/99  1,148,973 shares of NCT common stock Vendors, suppliers,       Supplies and
                                               creditors and consultants services
--------------------------------------------------------------------------------------------
11/12/99  25,306,557 shares of NCT common      Series F Preferred        2,811 shares of
-         stock                                Holders:  Atlantis        NCT Series F
12/22/99                                       Capital Fund, Ltd.;       Preferred Stock
                                               Canadian Advantage
                                               Limited Partnership;
                                               Dominion Capital Fund
                                               Limited; Sovereign
                                               Partners, LP
--------------------------------------------------------------------------------------------
12/15/99  2 DMC licenses valued at $1 million  Holders of Series F       974 shares of
          each                                 Preferred Stock:          Series F
                                               Atlantis Capital Fund,    Preferred Stock
                                               Ltd.; Canadian Advantage
                                               Limited Partnership;
                                               Dominion Capital Fund
                                               Limited; Sovereign
                                               Partners, LP
--------------------------------------------------------------------------------------------
12/15/99  6 DMC licenses valued at $1 million  Holders of Series E       5,026 shares of
          each                                 Preferred Stock:          Series E
                                               Atlantis Capital Fund,    Preferred Stock
                                               Ltd.; Canadian Advantage
                                               Limited Partnership;
                                               Dominion Capital Fund
                                               Limited; Sovereign
                                               Partners, LP
--------------------------------------------------------------------------------------------
12/28/99  4,134,616 shares of NCT common       Austost Anstalt Schaan;   $500,000 cash
          stock (3,846,155 shares to           Balmore S.A.;
          investors + 288,462 shares to        Nesher, Inc.;
          placement agent)                     LH Financial
--------------------------------------------------------------------------------------------
1/4/00 -  23,470,081 shares of NCT common      Series F Preferred        4,715 shares of
8/21/00   stock                                Holders:  Atlantis        NCT Series F
                                               Capital Fund Ltd.;        Preferred Stock
                                               Canadian Advantage
                                               Limited Partnership;
                                               Dominion Capital Fund
                                               Limited; The Endeavour
                                               Capital Fund, S.A.;
                                               Sovereign Partners, LP
--------------------------------------------------------------------------------------------
3/10/00   1,254 shares of NCT Series G         Endeavour Capital Fund,   $1,000,000 Cash
          Preferred Stock                      S.A.
--------------------------------------------------------------------------------------------
3/10/00   NCT warrants to acquire 167,500      Endeavour Management,     Exercisable for
          shares                               Inc.;                     cash
                                               Ronald Nussbaum;
                                               Samuel Krieger
--------------------------------------------------------------------------------------------
3/27/00   $1,000,000 NCT Convertible Note      Carole Salkind            $1,000,000 cash
--------------------------------------------------------------------------------------------
6/2/00    Distributed Media Corporation        Roth Bros., Inc.          Services rendered
          Convertible Note ($800,000                                     (installation
          principal amount; matures 6/3/02)                              costs of DBSS
                                                                         system for
                                                                         Distributed Media
                                                                         Corporation)
--------------------------------------------------------------------------------------------
6/2/00    NCT warrant for 300,000 shares of    Roth Bros., Inc.          Exercisable for
          NCT common stock                                               cash
--------------------------------------------------------------------------------------------
6/22/00   750 shares of Series G Preferred     Endeavour Capital Fund,   $750,000 cash
          Stock                                S.A.
--------------------------------------------------------------------------------------------
7/11/00   4,906,595 shares of NCT common stock Endeavour Capital Fund,   1,237 shares of
- 11/2/00                                      S.A.                      Series G
                                                                         Preferred Stock
--------------------------------------------------------------------------------------------
8/10/00   1,000 shares of ConnectClearly.com,  Austost Anstalt Schaan;   $1,000,000 Cash
          Inc. common stock                    Balmore Funds, S.A.;
                                               Zakeni Limited
--------------------------------------------------------------------------------------------
8/18/00   7,405,214 shares of NCT common stock 5 shareholders of TRN     Common stock of
                                               (TRN acquisition)         TRN
--------------------------------------------------------------------------------------------
8/18/00   7.5% of common stock of DMC Cinema,  5 shareholders of TRN     Common stock of
          Inc.                                 (TRN acquisition)         TRN
--------------------------------------------------------------------------------------------
8/29/00   13,913,355 shares of NCT common      15 shareholders of        Common stock of
          stock                                Midcore Software, Inc.    Midcore Software,
                                               (Midcore acquisition)     Inc.
--------------------------------------------------------------------------------------------
9/7/00    9,523,810 shares of NCT common stock Infinite Technology       Development
                                               Corporation               Services
--------------------------------------------------------------------------------------------
9/27/00   NCT warrant for 250,000 shares of    Crammer Road LLC          Exercisable at
          NCT common stock (cancelled 4/12/01)                           $0.34 per share
--------------------------------------------------------------------------------------------
9/29/00   559,375 shares of Pro Tech           Union Atlantic LC         Services rendered
          Communications, Inc. common stock
          (issued to Union Atlantic LC by NCT
          Hearing Products, Inc. and Pro Tech
          Communications, Inc.)
--------------------------------------------------------------------------------------------
9/29/00   1,500 shares of Pro Tech             Austost Anstalt Schaan;   $1,500,000 cash
          Communications, Inc. Series A        Balmore Funds, S.A.;
          Preferred Stock                      Zakeni Limited
                                               (as a condition to the
                                               Pro Tech Communications,
                                               Inc. acquisition)
--------------------------------------------------------------------------------------------
9/29/00   Pro Tech Communications, Inc.        Austost Anstalt Schaan;   Exercisable at
          warrant for 4,500,000 shares of Pro  Balmore Funds, S.A.;      $0.50 per share
          Tech Communications, Inc. common     Zakeni Limited
          stock
--------------------------------------------------------------------------------------------
10/26/00  NCT warrant for 10,000,000 shares    Libra Finance, S.A.       Exercisable at
          of NCT common stock                                            $0.32 per share
                                                                         as to 5 million
                                                                         shares;
                                                                         exercisable at
                                                                         $0.08 per share
                                                                         as to 5 million
                                                                         shares, per
                                                                         10/25/01 amendment
--------------------------------------------------------------------------------------------
11/27/00  2,810,304 shares of NCT common       Crammer Road LLC          $500,000 cash
          stock (issued under old 9/27/01
          credit line - now terminated)
--------------------------------------------------------------------------------------------
12/00     4,171,098 shares of NCT common       Trade Creditors           Supplies and
          stock (issued at various times in                              services
          2000 and 2001; authorized by Board
          in Dec. 2000)
--------------------------------------------------------------------------------------------
1/9/01    NCT Networks, Inc. Convertible       Austost Anstalt Schaan;   $1,000,000 cash;
          Notes ($5,040,000 principal amount)  Balmore, S.A.             $1,000,000
                                               Amro International, S.A.; non-recourse
                                               Nesher Ltd.;              notes; 1,190,000
                                               Talbiya Investments,      shares of Pro
                                               Ltd.;                     Tech
                                               The Gross Foundation,     Communications,
                                               Inc.;                     Inc. common stock
                                               Libra Finance (as finder)
--------------------------------------------------------------------------------------------
2/9/01    2,863,894 shares of NCT common stock 15 shareholders of        Fill-up provision
                                               Midcore Software, Inc.
                                               (Midcore acquisition)
--------------------------------------------------------------------------------------------
2/9/01    2,455,248 shares of NCT common stock 5 shareholders of TRN     Fill-up provision
                                               (TRN acquisition)
--------------------------------------------------------------------------------------------
2/13/01   NCT Convertible Note ($500,000       Carole Salkind            $500,000 cash
          principal amount); matured 4/14/01
--------------------------------------------------------------------------------------------
2/13/01   NCT warrant to acquire $500,000 of   Carole Salkind            Exercisable for
          NCT common stock                                               cash
--------------------------------------------------------------------------------------------
2/22/01   7,831,908 shares of NCT common stock Austost Anstalt Schaan,   937 shares of
- 4/11/01                                      Balmore Funds, S.A.,      ConnectClearly.com,
                                               Zakeni Limited            Inc. common stock
--------------------------------------------------------------------------------------------
2/27/01   8,299 shares of Artera Group, Inc.   Internet Business         Acquisition of
          Series A Preferred Stock             Management Limited;       Teltran Web
                                               Four Pitt, Inc.;          Factory Limited
                                               Teltran International
                                               Group, Ltd.;
                                               Austost Anstalt Schaan;
                                               Amro International,
                                               S.A.;;
                                               Balmore, S.A.;
                                               Berkeley Group, Ltd.;
                                               ICT N.V.;
                                               Leval Trading, Inc.
                                               Nesher, Ltd.;
                                               Talbiya B. Investments
                                               Ltd.;
                                               The Gross Foundation,
                                               Inc.;
                                               United Securities
                                               Services, Inc.;
                                               Libra Finance S.A.;
                                               John Chalfin/Offchurch
                                               Nominees Limited;
                                               John Chalfin/Hillhurst
                                               Investments, Ltd.;
                                               Teltran International Ltd
                                               (Web Factory acquisition)
--------------------------------------------------------------------------------------------
3/14/01   NCT Convertible Notes ($267,500      Alpha Capital             $250,000 cash
          aggregate principal amount)          Aktiengesellschaft;
                                               Libra Finance, S.A. (as
                                               finder)
--------------------------------------------------------------------------------------------
3/16/01   7,218,150 shares of NCT common stock Endeavour Capital Fund,   767 shares of
- 5/25/01                                      S.A.                      Series G
                                                                         Preferred Stock
--------------------------------------------------------------------------------------------
3/30/01   3,850,000 shares of NCT common stock NXT plc                   Surrender of
                                                                         option and 532
                                                                         shares of NCT
                                                                         Audio Products,
                                                                         Inc.
--------------------------------------------------------------------------------------------
4/4/01    Artera Group, Inc. Convertible       Amro International, S.A.; $700,000 cash
          Notes ($875,000 aggregate principal  Alpha Capital
          amount)                              Aktiengesellschaft
--------------------------------------------------------------------------------------------
4/12/01   NCT Convertible Notes ($133,750      Alpha Capital             $125,000 cash
          aggregate principal amount)          Aktiengesellschaft;
                                               Libra Finance, S.A. (as
                                               finder)
--------------------------------------------------------------------------------------------
4/12/01   13,333,333 shares of NCT common      Crammer Road LLC          2,000 shares of
          stock                                                          DMC New York, Inc.
--------------------------------------------------------------------------------------------
4/12/01   NCT Convertible Note ($1 million     Crammer Road LLC          1,000 shares of
          principal amount), maturing 12/31/01                           DMC New York, Inc.
--------------------------------------------------------------------------------------------
4/12/01   NCT Video Displays, Inc.             Crammer Road LLC          $500,000 cash
          Convertible Note ($500,000
          principal amount), maturing 12/31/01
--------------------------------------------------------------------------------------------
4/12/01   $50,000,000 NCT common stock         Crammer Road LLC          Cash and shares
          issuable under credit line;                                    of DMC New York,
          $17,000,000 minimum commitment                                 Inc. common stock
          amount
--------------------------------------------------------------------------------------------
4/12/01   NCT warrant for 250,000 shares of    Crammer Road LLC          Exercisable for
          NCT common stock                                               cash
--------------------------------------------------------------------------------------------
4/17/01-7/15,340,680 shares of NCT common      Austost Anstalt Schaan;   $2,015,000 Artera
          stock                                Balmore, S.A.             Group, Inc.
                                               Amro International, S.A.; January 9, 2001
                                               Nesher Ltd.;              convertible notes
                                               Talbiya Investments,
                                               Ltd.;
                                               The Gross Foundation,
                                               Inc.;
--------------------------------------------------------------------------------------------
5/2/01    702,045 shares of NCT common stock   Arab Commerce Bank, Ltd.  39 shares of NCT
                                                                         Audio Products,
                                                                         Inc.
--------------------------------------------------------------------------------------------
5/14/01   NCT warrant for 500,000 shares       Carole Salkind            Exercisable for
                                                                         cash
--------------------------------------------------------------------------------------------
5/14/01   NCT Convertible Note ($1,361,615     Carole Salkind            Cancellation and
          principal amount)                                              surrender of
                                                                         $1,000,000 NCT
                                                                         Convertible Note;
                                                                         dated 1/26/99
                                                                         accrued interest;
                                                                         default penalty
--------------------------------------------------------------------------------------------
5/18/01   4,302,425 shares of NCT common stock Carole Salkind            Conversion of NCT
                                                                         Convertible Note
                                                                         ($500,000
                                                                         principal amount
                                                                         issued 2/13/01)
--------------------------------------------------------------------------------------------
5/25/01   Artera Group, Inc. Convertible       Alpha Capital             $300,000 cash
          Notes ($375,000 principal amount),   Aktiengesellschaft;
          maturing 5/25/02                     Amro International, S.A.;
--------------------------------------------------------------------------------------------
6/4/01-7/12,499,576 shares of NCT common stock Zakeni Limited            273 shares of Pro
                                                                         Tech Series A
                                                                         Preferred Stock
--------------------------------------------------------------------------------------------
6/29/01   Artera Group, Inc. Convertible       Alpha Capital             $700,000 cash and
          Notes ($1,250,000 principal          Aktiengesellschaft;       $300,000
          amount), maturing 6/29/02            Amro International,       Subscription
                                               S.A.; The Gross           receivable
                                               Foundation, Inc.; Leval
                                               Trading, Inc.; Nesher
                                               Ltd.; Talbiya B.
                                               Investments Ltd.
--------------------------------------------------------------------------------------------
8/7/01-10/4,510,753 shares of NCT common stock Austost Anstalt Schaan;   $503,500 Artera
                                               Balmore, S.A.             Group, Inc.
                                               Amro International, S.A.; January 9, 2001
                                               Nesher Ltd.;              convertible notes
                                               Talbiya Investments,
                                               Ltd.;
                                               The Gross Foundation,
                                               Inc.;
--------------------------------------------------------------------------------------------
7/30/01   500 shares of Pro Tech               Alpha Capital             $457,000 cash,
          Communications, Inc. Series B        Aktiengesellschaft        net of expenses
          Convertible Preferred Stock
--------------------------------------------------------------------------------------------
7/30/01   Pro Tech Communications, Inc.        Alpha Capital             Exercisable for
          warrant to purchase 1,000,000        Aktiengesellschaft        cash
          shares of common stock
--------------------------------------------------------------------------------------------
8/22/01   NCT Convertible Note ($1,673,393     Carole Salkind            Cancellation and
          principal amount)                                              surrender of
                                                                         $250,000,
                                                                         $250,000,
                                                                         $500,000 and
                                                                         $250,000 NCT
                                                                         Convertible
                                                                         Notes; accrued
                                                                         interest; default
                                                                         penalty
--------------------------------------------------------------------------------------------
8/22/01   NCT warrant for 625,000 shares       Carole Salkind            Exercisable for
                                                                         cash
--------------------------------------------------------------------------------------------
8/22/01   612,893 shares of NCT common stock   Michael J. Parrella       In lieu of
                                                                         employment
                                                                         compensation
--------------------------------------------------------------------------------------------
8/22/01   171,342 shares of NCT common stock   Irene Lebovics            In lieu of
                                                                         employment
                                                                         compensation
--------------------------------------------------------------------------------------------
8/22/01   215,765 shares of NCT common stock   Cy E. Hammond             In lieu of
                                                                         employment
                                                                         compensation
--------------------------------------------------------------------------------------------
8/28/01   568,770 shares of NCT common stock   Interep National Radio    Advertising
                                               Sales                     services
--------------------------------------------------------------------------------------------
9/10/01   1,980,198 shares of NCT common stock Tycon Equity Partners LLC Consulting services
--------------------------------------------------------------------------------------------
9/10/01   1,000,000 shares of NCT common stock Carole Salkind            Cash
--------------------------------------------------------------------------------------------
9/28/01   Warrant for 1,000,000 shares of NCT  Carole Salkind            Exercisable for
          common stock                                                   cash
--------------------------------------------------------------------------------------------
9/28/01   NCT Convertible Note ($2,535,469     Carole Salkind            $1,000,000 cash
          principal amount)                                              and cancellation
                                                                         and surrender of
                                                                         $1,361,615 NCT
                                                                         Convertible Note
                                                                         along with
                                                                         accrued interest
                                                                         and default
                                                                         penalty
--------------------------------------------------------------------------------------------
10/11/01  192,632 shares of NCT common stock   Zakeni Limited            14 shares of Pro
                                                                         Tech
                                                                         Communications,
                                                                         Inc. Series A
                                                                         Preferred Stock
--------------------------------------------------------------------------------------------
10/23/01-16,014,029 shares of NCT common stock Crammer Road              NCT Video Note
                                                                         dated 4/12/01
--------------------------------------------------------------------------------------------
10/25/01  5,000,000 shares of NCT common stock Libra Finance S.A.        $400,000 cash;
                                                                         warrant exercised
                                                                         at $0.08 per share
--------------------------------------------------------------------------------------------
10/25/01  Warrant for 20,000,000 shares of     Libra Finance S.A.        Exercisable for
          NCT common stock                                               cash at $0.09 per
                                                                         share
--------------------------------------------------------------------------------------------
10/30/01  3,275,864 shares of NCT common stock Alpha Capital             $293,750 stated
                                               Aktiengesellschaft        value 5/25/01
                                                                         Artera
                                                                         convertible note
--------------------------------------------------------------------------------------------
11/7/01-11993,642 shares of NCT common stock   Zakeni Limited            70 shares of Pro
                                                                         Tech
                                                                         Communications,
                                                                         Inc. Series A
                                                                         Preferred stock
--------------------------------------------------------------------------------------------
11/27/01  357,927 shares of NCT common stock   James McManus             Employment
                                                                         termination
                                                                         agreement
--------------------------------------------------------------------------------------------
12/21/01  Warrant for 1,250,000 shares of NCT  Carole Salkind            Exercisable for
          Common stock                                                   cash
--------------------------------------------------------------------------------------------
12/21/01  NCT Convertible Note ($2,014,270     Carole Salkind            $1,000,000 cash
          principal amount)                                              and cancellation
                                                                         and surrender of
                                                                         $500,000 and
                                                                         $250,000 NCT
                                                                         Convertible Notes
                                                                         along with
                                                                         accrued interest
                                                                         and default
                                                                         penalty
--------------------------------------------------------------------------------------------

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Item 16(a)(1) Financial Statements. The following financial statements are filed as part of this Registration Statement on Form S-1.

Independent Auditors' Reports

Consolidated Balance Sheets as of December 31, 1999 and December 31, 2000

Consolidated Statements of Operations and Consolidated Statements of Comprehensive Loss for the years ended December 31, 1998, 1999 and 2000

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998, 1999 and 2000

Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000

Notes to the Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of December 31, 2000 (audited) and September 30, 2001 (unaudited)

Condensed Consolidated Statements of Operations and Condensed Consolidated Statement of Comprehensive Loss for the three and nine months ended September 30, 2000 and 2001 (unaudited)

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 2001 (unaudited)

Notes to the Condensed Consolidated Financial Statements (unaudited)

Item 16(a)(2)   Financial Statement Schedules.

Reports of Independent Auditors with Respect to Schedule

Schedule II.  Valuation and Qualifying Accounts

Other financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the consolidated financial statements filed or notes thereto.

Item 16(a)(3)   Exhibits.

The exhibits listed on the accompanying Index to Exhibits are filed as part of this Registration Statement on Form S-1.

                                 NCT Group, Inc.
                                Index to Exhibits

Exhibit
Number            Description of Exhibit

2(a) Stock Purchase Agreement dated August 21, 1998, among the Company, Advancel Logic Corporation and the Holders of the Outstanding Capital Stock of Advancel Logic Corporation, incorporated by reference to
          Exhibit 2 of the Company's Registration Statement on Form S-3 (Registration No. 333-64967) filed on September 30, 1998, as amended by Amendment No. 1 thereto filed on Otober 30, 1998.

3(a) Second Restated Certificate of Incorporation of NCT Group, Inc. filed in the Office of the Secretary of State of the State of Delaware on August 15, 2001.

3(b)      By-laws of NCT Group, Inc., as amended to date.

4(a) Warrant #BW-1-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(b) Warrant #BW-2-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Michael J. Parrella, incorporated herein by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(c) Warrant #BW-4-R to purchase 201,250 shares of common stock of the Company at a purchase price of $.75 per share issued to Irene Lebovics, incorporated herein by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(d) Warrant #BW-9-R and #BW-46-R to purchase 218,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Jay M. Haft, incorporated herein by reference to Exhibit 4(e) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(e) Secretary's Certificate dated February 1, 1999, as to a five (5) year extension of the expiration dates of the Warrants described in 4(a),
          (b), (c) and (d) above.

5         Opinion of Latham & Watkins.

10(a) Patent Assignment Agreement, dated as of June 21, 1989, among George B.B. Chaplin, Sound Alternators Limited, the Company, Active Noise and Vibration Technologies, Inc. and Chaplin Patents Holding Co., Inc., incorporated herein by reference to Exhibit 10(aa) to Amendment No. 2 on Form S-1 to the Company's Registration Statement on Form S-18 (Registration No. 33-19926).

10(b)     Joint Venture and Partnership Agreement, dated as of November 8,
          1989, among the Company, Walker Manufacturing Company, a division of Tenneco, Walker Electronic Mufflers, Inc. and NCT Muffler, Inc., incorporated herein by reference to Exhibit (c)(1) to the Company's Current Report on Form 8-K, dated November 8, 1989, as amended on Form 8, dated January 24, 1990.

10(b)(1)  License Agreement between Chaplin Patents Holding Co., Inc. and
          Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(4) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

10(b)(2) License Agreement between the Company and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(5) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

10(c) Joint Development Cooperation Agreement, dated June 28, 1991, between AB Electrolux and the Company, incorporated herein by reference to
          Exhibit 10(oo) to Amendment No. 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.***

10(c)(1)  Amendments to the Joint Development Cooperation Agreement, dated
          June 28, 1991, between AB Electrolux and the Company as set forth in the First Amendment to Joint Development Cooperation Agreement, dated September 1, 1993, between AB Electrolux and the Company, incorporated herein by reference to Exhibit 10(z)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.***

10(c)(2) Second Amendment to Joint Development Cooperation Agreement, dated January, 1994 between AB Electrolux and the Company, incorporated herein by reference to the Exhibit 10(z)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

**10(d) Noise Cancellation Technologies, Inc. Stock Incentive Plan (as adopted April 14, 1993, and amended through August 16, 1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities & Exchange Commission on August 30, 1996 (Reg. No. 333-11213).

10(e) Asset Purchase Agreement, dated September 16, 1994, between Active Noise and Vibration Technologies, Inc. and the Company, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed September 19, 1994.

**10(f) Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (as adopted November 15, 1994 and amended through August 16,
          1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 30, 1996 (Reg. No. 333-11209).

10(g) Variation of Teaming Agreement between Noise Cancellation Technologies, Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(g)(1) Agreement for Sale and Purchase of Part of the Business and Certain Assets among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(g)(2)  Patent License Agreement among Noise Cancellation Technologies,
          Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(e) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(g)(3)  License Agreement between Chaplin Patents Holding Co., Inc. and
          Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(f) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(g)(4)  Patent Sub-License Agreement among Noise Cancellation
          Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated May 15, 1995, incorporated herein by reference to Exhibit 10(g) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(h) License Agreement dated September 4, 1997, between Noise Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

10(i) License Agreement dated July 15, 1998, between the Company and NCT Hearing Products, Inc., incorporated by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

10(j) License Agreement dated January 25, 1999, between NCT Group, Inc. and DistributedMedia.com, Inc., incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

10(k) Securities Exchange Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(l) Registration Rights Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(m) Securities Purchase Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A. and Nesher, Inc. incorporated by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(n) Registration Rights Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A.. Nesher, Inc. and Libra Finance S.A. incorporated by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(o) Amendment No. 1 to the Securities Exchange Agreement, dated as of March 7, 2000, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A., incorporated by reference to Exhibit 10(ae) of the Company's Annual Report on Form 10-K filed on April 14, 2000.

10(p) Strategic Alliance and Technology License Agreement entered into as of May 8, 2000 among NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated by reference to Exhibit 10(ag) of the Company's Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 filed on June 13, 2000.

10(p)(1) License Agreement Amendment dated effective September 30, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

10(p)(2) Strategic Alliance and Technology Development Amendment dated effective June 20, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10(al) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(q) Agreement and Plan of Merger dated August 29, 2000, among NCT Group, Inc, NCT Midcore, Inc. and Midcore Software, Inc., incorporated herein by reference to Exhibit 2 of the Company's Current Report on Form 8-K filed on September 13, 2000.

10(r) Stock Purchase Agreement dated August 18, 2000 by and between NCT Group, Inc., DistributedMedia.com, Inc., DMC Cinema, Inc. and Jeff Arthur, LaJuanda Barrera, Robert Crisp, Steven Esrick and Alan Martin, incorporated herein by reference to Exhibit 10(aj) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(s) Securities Purchase and Supplemental Exchange Rights Agreement dated August 10, 2000 by and among ConnectClearly.com, Inc. NCT Group, Inc., and Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(ak) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(t) Securities Purchase and Supplemental Exchange Rights Agreement dated September 29, 2000 by and among Pro Tech Communications, Inc., NCT Group, Inc., Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(am) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(u) Stock Purchase Agreement between NCT Hearing Products, Inc. and Pro Tech Communications, Inc. dated as of September 13, 2000, incorporated by reference to Exhibit 10(an) of the Company's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on December 12, 2000.

10(u)(1) License Agreement between NCT Hearing Products, Inc. and Pro Tech Communications, Inc. dated September 12, 2000, incorporated by reference to Exhibit 10(ao) of the Company's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on December 12, 2000.

10(v)     Subscription Agreement between NCT Networks, Inc. and Subscribers:
          Austost Anstalt Schaan; Balmore, S.A.; Amro International, S.A.; Nesher Ltd.; Talbiya B. Investments Ltd.; and The Gross Foundation, Inc. (collectively, Holders of Convertible Notes of NCT Networks, Inc.) dated January 9, 2001, incorporated herein by reference to
          Exhibit 10(ap) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(v)(1) Form of Convertible Note of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(aq) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(v)(2) Exchange Rights Agreement among NCT Group, Inc. and Holders of Convertible Notes of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(ar) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(v)(3) Registration Rights Agreement among NCT Group, Inc. and Holders of Convertible Notes of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(as) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(w) Exchange Agreement dated April 12, 2001 by and between Crammer Road LLC and NCT Group, Inc., incorporated herein by reference to Exhibit 10(at) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(w)(1) NCT Group, Inc. note CR-1 in principal amount of $1,000,000 dated April 12, 2001, incorporated herein by reference to Exhibit 10(au) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(w)(2) Registration Rights Agreement (Exhibit A to Exchange Agreement) by and between NCT Group, Inc. and Crammer Road LLC dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(av) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(x) Subscription Agreement by and between NCT Video Displays, Inc. and Crammer Road LLC dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(ax) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(x)(1) Exchange Rights Agreement dated April 12, 2001 by and between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to
          Exhibit 10(aw) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(x)(2) Convertible Note of NCT Video Displays, Inc. in principal amount of $500,000 dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(ay) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(y) Private Equity Credit Agreement dated as of April 12, 2001 by and between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(az) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(y)(1) Registration Rights Agreement (Exhibit A to Private Equity Credit Agreement) dated as of April 12, 2001 by and between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(ba) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(z) Framework Agreement between NXT plc, New Transducers Limited, NCT Group, Inc. and NCT Audio Products, Inc. relating to the reorganization of certain existing arrangements dated as of March 30, 2001, incorporated herein by reference to Exhibit 10(z) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001..

10(z)(1) Registration Rights Agreement dated as of March 30, 2001 by and among NCT Group, Inc. and NXT plc, incorporated herein by reference to
          Exhibit 10(z)(1) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(z)(2)  IP Sale Agreement dated April 11, 2001 between NCT Group, Inc.,
          NXT plc and New Transducers Limited, incorporated herein by reference to Exhibit 10(z)(2) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(z)(3)  NXT General License between the company and New Transducers
          Limited dated as of April 11, 2001, incorporated herein by reference to Exhibit 10(z)(3) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(z)(4) Letter dated April 11, 2001 amending the NXT General License dated April 11, 2001, incorporated herein by reference to Exhibit 10(z)(4) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(z)(5)  Cancellation letter between the company, NCT Audio Products, Inc.,
          New Transducers Limited and NXT plc dated April 11, 2001 canceling the Master License Agreement dated September 27, 1997 and the New Cross License Agreement dated September 27, 1997, incorporated herein by reference to Exhibit 10(z)(5) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(aa) Subscription Agreement dated March 14, 2001 between the company and Alpha Capital Aktiengesellschaft, incorporated herein by reference to
          Exhibit 10(bh) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(aa)(1) Form of Convertible Note in principal amount of $250,000 dated
          March 14, 2001, incorporated herein by reference to Exhibit 10(bi) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ab) April 4, 2001 Subscription Agreement among Artera Group, Inc., Alpha Capital Aktiengesellschaft and Amro International, S.A., incorporated herein by reference to Exhibit 10(bj) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ab)(1) Form of Note dated April 4, 2001, incorporated herein by reference to Exhibit 10(bk) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ab)(2) Exchange Rights Agreement by and among NCT Group, Inc. and the
          Holders identified on Schedule A thereto dated as of April 4, 2001, incorporated herein by reference to Exhibit 10(ab)(2) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001..

10(ab)(3) Registration Rights Agreement among NCT Group, Inc. and Holders identified on Schedule A thereto dated as of April 4, 2001, incorporated herein by reference to Exhibit 10(ab)(3) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac) Subscription Agreement dated April 12, 2001 between the company and Alpha Capital Aktiengesellschaft, incorporated herein by reference to
          Exhibit 10(bl) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ac)(1) Form of Convertible Note in principal amount of $125,000 dated
          April 12, 2001, incorporated herein by reference to Exhibit 10(bm) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ad) Promissory Note in principal amount of $500,000 dated February 13, 2001, filed as an exhibit to Schedule 13D filed on February 13, 2001.

10(ad)(1) Warrant issued to Carole Salkind for the purchase of shares of common stock dated February 13, 2001, filed as an exhibit to Schedule 13D filed on February 13, 2001.

10(ae) Product Development and Licensing Agreement dated May 4, 2001 between NCT Video Displays, Inc. and ViewBeam Technology, L.L.C., incorporated herein by reference to Exhibit 10(bl) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

10(af) Agreement dated May 11, 2001, by and among NCT Group, Inc., Distributed Media Corporation and Production Resource Group, incorporated herein by reference to Exhibit 10(af) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001..

10(ag)    Stock and Asset Purchase Agreement by and among Teltran
          International Group, Ltd., Internet Protocols Ltd. and NCT Networks, Inc. (now Artera Group, Inc.) dated as of January 23, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ag)(1) Side letter dated February 27, 2001, amending the January 23,
          2001 Stock and Asset Agreement, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ag)(2) Stockholders' Agreement dated February 27, 2001 by and among NCT
          Group, Inc., NCT Networks, Inc. and the holders of Series A Preferred Stock of NCT Networks, Inc, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ah) Secured Convertible Note in principal amount of $1,361,615 dated May 14, 2001, filed as an exhibit to Schedule 13D filed by NCT on behalf of Ms. Salkind on May 18, 2001.

10(ah)(1) Warrant issued to Carole Salkind for the purchase of 500,000 shares of common stock dated May 14, 2001, filed as an exhibit to
          Schedule 13D filed by NCT on behalf of Ms. Salkind on May 18, 2001.

10(ai) Secured Convertible Note in principal amount of $1,673,393 dated August 22, 2001 filed as an exhibit to Schedule 13D filed on behalf of Carole Salkind on September 14, 2001.

10(ai)(1) Warrant issued to Carole Salkind for the purchase of 625,000 shares of common stock dated August 22, 2001, filed as an exhibit to
          Schedule 13D filed
            on behalf of Carole Salkind on September 14, 2001.

10(aj)    Subscription Agreement among Artera Group, Inc. and Subscribers:
          Alpha Capital Aktiengesellschaft and Amro International, S.A. dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(1) Form of Convertible Note dated May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(2) Exchange Rights Agreement by and among NCT Group, Inc. and the
          Holders identified on Schedule A thereto dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(3) Registration Rights Agreement among NCT Group, Inc. and Holders identified on Schedule A thereto dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)    Subscription Agreement among Artera Group, Inc. and Subscribers:
          Alpha Capital Aktiengesellschaft; Amro International, S.A.; The Gross Foundation, Inc.; Leval Trading, Inc.; Nesher Ltd.; and Talbiya B. Investments Ltd. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)(1) Form of Convertible Note dated June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)(2) Exchange Rights Agreement (Notes) by and among NCT Group, Inc.
          and Holders identified on Schedule A thereto dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)(3) Registration Rights Agreement (Notes) among NCT Group, Inc. and
          Holders identified on Schedule A thereto dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(al) Exchange Rights Agreement (Preferred) by and among NCT Group, Inc. and Austost Anstalt Schaan; Amro International, S.A.; Nesher Ltd.; Leval Trading, Inc.; ICT N.V.; Balmore S.A.; The Gross Foundation, Inc.; Talbiya B. Investments Ltd.; United Securities Services, Inc.; and Libra Finance, S.A. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(al)(1) Registration Rights Agreement (Preferred) among NCT Group, Inc.
          and Austost Anstalt Schaan; Amro International, S.A.; Nesher Ltd.; Leval Trading, Inc.; ICT N.V.; Balmore S.A.; The Gross Foundation, Inc.; Talbiya B. Investments Ltd.; United Securities Services, Inc.; and Libra Finance, S.A. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(am) Securities Purchase and Supplemental Exchange Rights Agreement dated July 30, 2001 by and among Pro Tech Communications, Inc., NCT Group, Inc., and Alpha Capital Aktiengesellschaft, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(am)(1) Registration Rights Agreement by and between NCT Group, Inc. and
          Alpha Capital Aktiengesellschaft dated July 30, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(an) Secured Convertible Note in principal amount of $2,535,469 dated September 28, 2001, incorporated herein by reference to Exhibit 10(an) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

10(an)(1) Warrant issued to Carole Salkind for the purchase of 1,000,000 shares of common stock dated September 28, 2001, incorporated herein by reference to Exhibit 10(an)(1) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

10(ao) Letter dated October 25, 2001 amending terms of October 26, 2000 warrant to Libra Finance, S.A., incorporated herein by reference to
          Exhibit 10(ao) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

10(ap) Warrant dated October 25, 2001 issued to Libra Finance S.A. for the purchase of 20,000,000 shares of common stock, incorporated herein by reference to Exhibit 10(ap) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

10(aq) Letter dated November 14, 2001 amending terms of October 26, 2000 warrant to Libra Finance S.A., incorporated herein by reference to
          Exhibit 10(bg) of NCT's Form 8-K filed August 19, 2001.

10(ar) Letter dated November 9, 2001 to each of the Subscribers identified on Schedule A thereto (being the subscribers in Artera convertible notes dated January 9, 2001, April 4, 2001, May 25, 2001, and June 29,
          2001) amending terms of conversion of the Artera convertible notes.

10(as) Letter dated November 9, 2001 to each of the investors identified on Schedule A thereto amending the terms of exchange of shares of Artera's Series A Convertible Preferred Stock.

10(at) Distributed Media Corporation standard form of license agreement conveying rights to the use of Sight & Sound systems.

10(au) Agreement dated May 20, 1999 between Barnes & Noble College Bookstores and Distributed Media Corporation.

10(av) Agreement dated August 4, 1999 between TransWorld Entertainment Corporation and Distributed Media Corporation.

10(aw) Agreement dated October 28, 1999 between Wherehouse Entertainment, Inc. and Distributed Media Corporation.

10(ax) Secured Convertible Note in the principal amount of $2,014,270 dated December 20, 2001.

10(ay) Warrant issued to Carole Salkind for the purchase of 1,250,000 shares of common stock dated December 20, 2001.

10(az) Letter dated December 20, 2001 amending terms of February 13, 2001 warrant to Carole Salkind.

10(ba) Letter dated December 20, 2001 amending terms of May 14, 2001 warrant to Carole Salkind.

10(bb) Letter dated December 20, 2001 amending terms of August 22, 2001 warrant to Carole Salkind.

10(bc) Letter dated December 20, 2001 amending terms of September 28, 2001 warrant to Carole Salkind.

21 Subsidiaries, incorporated by reference to Exhibit 21 of NCT's Annual Report on Form 10-K for its fiscal year ended December 31, 2000.

23(a)     Consent of Goldstein Golub Kessler LLP

23(b)     Consent of Richard A. Eisner & Company, LLP

23(c)     Consent of Peters Elworthy & Moore, Chartered Accountants.

23(d)     Consent of Latham & Watkins is contained in Exhibit 5.

*99(a) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1998 and for the year ended December 31, 1998.

*99(b)    Letter from Peters Elworthy & Moore, Chartered Accountants, to
          Noise Cancellation Technologies, Inc. regarding confirmation that the accounts of the Company's U.K. subsidiaries for the year ended December 31, 1998 were audited under auditing standards substantially similar to US General Accepted Auditing Standards.

99(c) Employment Agreement by and between the Company and Paul D. Siomkos, dated February 26, 1998, incorporated by reference to Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

99(d) Employment Agreement by and between NCT Midcore, Inc. (now Midcore Software, Inc.) and Jerrold Metcoff, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(e) Employment Agreement by and between NCT Midcore, Inc. (now Midcore Software, Inc.) and David Wilson, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(f) Employment Agreement by and between Midcore Software Limited and Barry Marshall-Johnson, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(g) Employment Agreement by and between DMC Cinema, Inc. and Allan Martin dated August 24, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(h) Employment Agreement by and between DMC Cinema, Inc. and Robert Crisp dated August 24, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.
_______________________

     * Filed with the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998.

     **   Pertains to a management contract or compensation plan or arrangement.

     *** Confidential treatment requested for portions of this document. Such portions have been omitted from the document and identified by asterisks. Such portions also have been filed separately with the Commission pursuant to the Company's application for confidential treatment.

UNDERTAKINGS


(a)   Rule 415 Offering.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h)   Request for acceleration of effective date.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut, on this 21st day of December, 2001.

NCT GROUP, INC.

By:   /s/ MICHAEL J. PARRELLA
      Michael J. Parrella, Chairman and
      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                   Capacity          Date
 ----------------------------------------------------------------------------

 /s/ MICHAEL J. PARRELLA      Chairman of the Board of   December 21, 2001
 -----------------------------
      Michael J. Parrella           Directors and
                               Chief Executive Officer
                                (Principal Executive
                                      Officer)

 /s/ CY E. HAMMOND            Senior Vice President and  December 21, 2001
 -----------------------------
      Cy E. Hammond            Chief Financial Officer
                              (Principal Financial and
                                 Accounting Officer)

 /s/ JAY M. HAFT                      Director           December 21, 2001
 -----------------------------
      Jay M. Haft

 /s/ JOHN J. MCCLOY                   Director           December 21, 2001
 -----------------------------
      John J. McCloy II

 /s/ SAMUEL A. OOLIE                  Director           December 21, 2001
 -----------------------------
      Samuel A. Oolie

 /s/ IRENE LEBOVICS                   Director           December 21, 2001
 -----------------------------
      Irene Lebovics



Exhibit 5

                                     December 20, 2001



NCT Group, Inc.
20 Ketchum Street,
Westport, CT  06880

     Re:  NCT Group, Inc. Registration Statement on Form S-1; File No. 333-60574

Ladies and Gentlemen:

     In connection with the registration of 48,889,449 shares (the "Shares") of common stock of the Company, par value $0.01 per share ("Common Stock"), under the Securities Act of 1933, as amended (the "Act"), by NCT Group, Inc., a Delaware corporation (the "Company"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on May 9, 2001 (File No. 333-60574), as amended by Amendment No. 1 filed with the Commission on September 5, 2001, as amended by Amendment No. 2 filed with the Commission on November 7, 2001, as amended by Amendment No. 3 filed with the Commission on or about December 21, 2001 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     The Registration Statement discloses that, of the total number of Shares,
(i) 20,695,682 Shares (the "Outstanding Shares") are issued and outstanding on the date hereof, (ii) 12,949,201 Shares (the "Effectiveness Shares") will be issued on the date the Company requests acceleration of the effective date of the Registration Statement, and (iii) 15,244,566 Shares (the "Conversion Shares") will be issued upon conversion of one of the Company's convertible notes (the "Convertible Note"), as described in the Registration Statement.

     In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the "DGCL"), and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that (1) the Outstanding Shares have been duly authorized and validly issued and have been fully paid and are non-assessable, (2) the Effectiveness Shares have been duly authorized and have been fully paid, and will, upon issuance, be validly issued and nonassessable, and (3) the Conversion Shares have been be duly authorized, and upon issuance, delivery and payment therefor in the manner set forth in the Convertible Note, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Interests of Named Experts and Counsel."

                                    Very truly yours,

                                    /s/ Latham & Watkins

Exhibit 23(a)

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
NCT Group, Inc.

We hereby consent to the use in Amendment No. 3 to the Registration Statement on Form S-1 of our report dated April 9, 2001 on the consolidated financial statements and schedule of NCT Group, Inc. and Subsidiaries as of December 31, 2000 and for the year then ended which appear in such Registration Statement. We also consent to the reference to our Firm under the caption "Interests of Named Experts and Counsel" included in the Registration Statement.


/s/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York

December 19, 2001


Exhibit 23(b)


INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in the Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 of our report dated February 25, 2000 on our audits of the consolidated financial statements and schedule of NCT Group, Inc. as of December 31, 1999 and for each of the years in the two year period ended December 31, 1999, and to the reference to our firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.


/s/ RICHARD A. EISNER & COMPANY, LLP

New York, New York

December 19, 2001


Exhibit 23(c)

                      [Peters Elworthy & Moore letterhead]


NCT Group, Inc.
20 Ketchum Street
Westport                                  Our Ref:    PRC/LCT
Connecticut 06880                         Date: December 19, 2001
USA

Dear Sirs:

We consent to the incorporation by reference in the Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 of our report dated February 17, 2000, on the financial statements and schedule of Noise Cancellation Technologies (Europe) Limited as at December 31, 1999 and for each of the years in the two year period ended December 31, 1999 included in NCT Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 and to the reference to the firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.

Yours faithfully

/s/ PETERS ELWORTHY & MOORE